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Exhibit 99.1

                  [    •    ], 2008

Dear IAC/InterActiveCorp Stockholder:

        I am pleased to inform you that on [    •    ], 2008, the Board of Directors of IAC/InterActiveCorp approved the spin-offs of HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. (each, a "Spinco" and collectively, the "Spincos") via the distribution of all of the outstanding shares of common stock of each Spinco to IAC's stockholders. As a result of the spin-offs, IAC will be separated into five separate, publicly traded companies.

        At the time of the spin-offs, the Spincos will collectively hold all of the assets and liabilities associated with IAC's Retailing, Interval, Ticketmaster, Lending and Real Estate segments. We believe that the separation of these businesses will over time enhance their operating performance, provide each of them with a liquid equity currency linked directly to its businesses, open up strategic alternatives that may otherwise not have been readily available to them and facilitate investor understanding and better target investor demand. We expect the spin-offs of each of the Spincos to occur simultaneously, unless otherwise determined by IAC's board of directors. Immediately after each spin-off, IAC stockholders will own 100% of the common stock of the company being distributed.

        The spin-offs of each of the Spincos will occur on [    •    ], 2008 by way of a pro rata dividend to IAC stockholders, unless otherwise determined by IAC's board of directors. Each IAC stockholder will be entitled to receive [            ] of a share of common stock of HSN, Inc., [            ] of a share of common stock of Interval Leisure Group, Inc., [            ] of a share of common stock of Ticketmaster and [            ] of a share of common stock of Tree.com, Inc. for every share of IAC common stock and/or Class B common stock held by such stockholder at the close of business on [    •    ], 2008, the record date for the spin-offs. IAC will not distribute any fractional shares of common stock of the Spincos to its stockholders, as more fully described in the accompanying information statement. Stockholder approval of the spin-offs is not required, nor are you required to take any action to receive your shares of common stock of the Spincos.

        The enclosed information statement, which is being mailed to all IAC stockholders, describes the spin-offs of the common stock of each of the Spincos in detail and contains important information about each of the Spincos. We urge you to read this information statement carefully.

        I want to thank you for your continued support of IAC, and each of the Spincos looks forward to your support in the future.

Sincerely,
Barry Diller Chairman of the Board and Chief Executive Officer

Preliminary Information Statement

(Subject to Completion, Dated [    •    ], 2008)

Information Statement
Distribution of
HSN, Inc. Common Stock (Par Value $0.01 Per Share)
Interval Leisure Group, Inc. Common Stock (Par Value $0.01 Per Share)
Ticketmaster Common Stock (Par Value $0.01 Per Share)
Tree.com, Inc. Common Stock (Par Value $0.01 Per Share)
by
IAC/InterActiveCorp
to IAC/InterActiveCorp Stockholders

        This information statement is being furnished to you as a stockholder of IAC in connection with the spin-off by IAC/InterActiveCorp to its stockholders of HSN, Inc. ("HSNi"), Interval Leisure Group, Inc. ("ILG"), Ticketmaster and Tree.com, Inc. ("Tree.com") (each, a "Spinco" and collectively, the "Spincos"), each a wholly-owned subsidiary of IAC that at the time of its spin-off will hold directly or indirectly the assets and liabilities associated with the following businesses:

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  HSNi: HSN TV, HSN.com, and the Cornerstone Brands, Inc. portfolio of catalogs, websites and retail locations;

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  ILG: the businesses currently comprising IAC's Interval segment;

  •
  Ticketmaster: Ticketmaster's primary domestic and international operations, as well as certain investments in unconsolidated affiliates;

  •
  Tree.com: the businesses currently comprising IAC's Lending and Real Estate segments.

        To implement the spin-offs, IAC and the Spincos will effect a series of restructuring transactions following which IAC will distribute all of the outstanding shares of common stock of the Spincos on a pro rata basis to the holders of IAC common stock and/or Class B common stock. Each of you, as a holder of IAC common stock and/or Class B common stock, will receive [            ] of a share of common stock of HSNi, [            ] of a share of common stock of ILG, [            ] of a share of common stock of Ticketmaster and [            ] of a share of common stock of Tree.com for every share of IAC common stock and/or Class B common stock that you held at the close of business on [    •    ], 2008, the record date for the spin-offs. The spin-offs will be effective as of [    •    ], 2008, unless otherwise determined by IAC's board of directors. Immediately after the spin-offs are completed, each of the Spincos will be a separate public company. All of the outstanding shares of the common stock of each of the Spincos are currently owned by IAC. Accordingly, there currently is no public trading market for the common stock of any of the Spincos. Each of the Spincos intends to apply to list its common stock under the ticker symbol "[    •    ]," "[    •    ]," "[    •    ]" and "[    •    ]," respectively, on the NASDAQ Stock Market.

        No vote of IAC stockholders is required in connection with the spin-offs. Neither IAC nor the Spincos are asking you for a proxy, and you are not requested to send us a proxy. IAC stockholders will not be required to pay any consideration for the shares of common stock of the Spincos they receive in the spin-offs, and they will not be required to surrender or exchange shares of their IAC common stock and/or Class B common stock or take any other action in connection with the spin-offs.

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page [    •    ] of this information statement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of the securities of any of the Spincos or determined whether this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        The date of this information statement is [    •    ], 2008.

        This information statement was first mailed to IAC stockholders on or about [    •    ], 2008.

i

Business of Ticketmaster	120
Risk Factors Relating to the Business of Ticketmaster Following the Spin-Offs	130
Capitalization	136
Selected Historical Financial Data	137
Unaudited Pro Forma Condensed Combined Financial Statements	138
Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster	142
Quantitative and Qualitative Disclosures about Market Risk	155
Management of Ticketmaster	156
Ticketmaster Executive Compensation	158
Ticketmaster Security Ownership of Certain Beneficial Owners and Management	166
Certain Information with Respect to Tree.com	167
Business of Tree.com	167
Risk Factors Relating to the Business of Tree.com Following the Spin-Offs	177
Capitalization	183
Selected Historical Financial Data	184
Unaudited Pro Forma Condensed Consolidated Financial Statements	185
Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com	189
Quantitative and Qualitative Disclosures about Market Risk	203
Management of Tree.com	204
Tree.com Executive Compensation	206
Tree.com Security Ownership Of Certain Beneficial Owners and Management	215
Description of Capital Stock of the Spincos	217
Certain Relationships and Related Party Transactions	221
Spinco Stock and Annual Incentive Plans	230
Where You Can Find More Information	233
Annex A—HSNi Combined Financial Statements
Annex B—ILG Consolidated Financial Statements
Annex C—Ticketmaster Combined Financial Statements
Annex D—Tree.com Consolidated Financial Statements

ii

        This information statement describes the businesses of the Spincos as though they were the businesses of the Spincos for all historical periods described. However, HSNi, ILG and Tree.com are newly formed entities that have not conducted any operations prior to the spin-offs and instead had such businesses transferred to them prior to the spin-offs. References in this information statement to the historical assets, liabilities, products, businesses or activities of the businesses of the Spincos are intended to refer to the historical assets, liabilities, products, businesses or activities of the relevant businesses as those businesses were conducted as part of IAC prior to the spin-offs. Following the spin-offs, each of the Spincos will be a separate, publicly traded company, and IAC will have no continuing stock ownership in the Spincos. The historical combined financial information of the Spincos as part of IAC contained in this information statement are not necessarily indicative of their future financial position, future results of operations or future cash flows, nor does it reflect what the financial position, results of operations or cash flows of the Spincos would have been had they been operated as stand-alone companies during the periods presented.

        This information statement is being furnished solely to provide information to IAC stockholders who will receive shares of common stock of the Spincos in connection with the spin-offs. It is not provided as an inducement or encouragement to buy or sell any securities. You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither IAC nor any Spinco undertakes any obligation to update the information unless required to do so by law.

SPINCO COMPANY INFORMATION

        HSNi was incorporated in Delaware in May 2008. Its principal offices are located at 1 HSN Drive, St. Petersburg, FL 33729. Its main telephone number is 727-872-1000.

        ILG was incorporated in Delaware in May 2008. Its principal offices are located at 6262 Sunset Drive, Miami, Fl 33143. Its main telephone number is 305-666-1861.

        Ticketmaster was incorporated in Delaware in September 1995. Its principal offices are located at 8800 West Sunset Blvd., West Hollywood, CA 90069. Its main telephone number is 310-360-3300.

        Tree.com was incorporated in Delaware in April 2008. Its principal offices are located at 11115 Rushmore Drive, Charlotte, NC 28277. Its main telephone number is 704-541-5351.

FORWARD-LOOKING STATEMENTS

        Forward-looking statements in this information statement, the public filings or other public statements of each of the Spincos are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Spincos to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. Forward-looking statements include the information regarding future financial performance, business prospects and strategy, including the completion of the spin-offs and the realization of related anticipated benefits, anticipated financial position, liquidity and capital needs and other similar matters, in each case, relating to the Spincos.

        Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

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  adverse changes in economic conditions generally or in any of the markets or industries in which the businesses of a Spinco operate;

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  changes in senior management at a Spinco;

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  adverse changes to, or interruptions in, relationships with third parties;

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  changes affecting the ability of a Spinco to efficiently maintain and grow the market share of its various brands, as well as to extend the reach of these brands through a variety of distribution channels and to attract new (and retain existing) customers;

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  consumer acceptance of new products and services offered by a Spinco;

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  the rates of growth of the internet and the e-commerce industry;

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  changes adversely affecting the ability of a Spinco to adequately expand the reach of its businesses into various international markets, as well as to successfully manage risks specific to international operations and acquisitions, including the successful integration of acquired businesses;

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  future regulatory and legislative actions and conditions affecting a Spinco, including:

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  the promulgation of new, and/or the amendment of existing laws, rules and regulations applicable to a Spinco and their respective businesses; and

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  changes in the application or interpretation of existing laws, rules and regulations in the case of the businesses of a Spinco. In each case, laws, rules and regulations include, among others, those relating to sales, use, value-added and other taxes, software programs, consumer protection and privacy, intellectual property, the internet and e-commerce;

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  competition from other companies;

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  changes adversely affecting the ability of a Spinco and its businesses to adequately protect intellectual property rights, as well as to obtain licenses or other rights with respect to intellectual property in the future, which may or may not be available on favorable terms (if at all);

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  third party claims alleging infringement of intellectual property rights by a Spinco or its businesses, which could result in the expenditure of significant financial and managerial resources, injunctions or the imposition of damages, as well as the need to enter into formal licensing or other similar arrangements with such third parties, which may or may not be available on favorable terms (if at all); and

  •
  natural disasters, acts of terrorism, war or political instability.

        Certain of these factors and other factors, risks and uncertainties are discussed in the "Risk Factors" section of this information statement. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of IAC and the Spincos.

        You should consider the areas of risk described above, as well as those set forth under the heading "Risk Factors," in connection with considering any forward-looking statements that may be made by the Spincos generally. Except for the ongoing obligations of the Spincos to disclose material information under the federal securities laws, the Spincos do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

SUMMARY

        This summary highlights selected information from this information statement and may not contain all the information that may be important to you. Accordingly, you are encouraged to read carefully the entire information statement, its annexes and the documents filed as exhibits to each Spinco's registration statement on Form 10, of which this information statement is a part.

        Except as otherwise indicated or unless the context otherwise requires, (i) "Spinco" refers to any of HSNi, ILG, Ticketmaster and Tree.com and their respective subsidiaries, (ii) "Spincos" refers to all of the foregoing collectively, (iii) "IAC/InterActiveCorp" and "IAC" refer to IAC/InterActiveCorp and its consolidated subsidiaries other than, for all periods following the spin-offs, the Spincos, (iv) "HSNi" refers to HSN, Inc., (v) "ILG" refers to Interval Leisure Group, Inc., (vi) "Tree.com" refers to Tree.com, Inc. and (vii) the "separation," "Spin-Off," "spin-off" and "distributions" or "distribution" refers to the distribution by IAC of the common stock of the Spincos, as more fully described in this information statement.

Business of HSNi

        HSNi owns and operates HSN, a retailer and interactive lifestyle network offering a broad assortment of products through television home shopping programming on the HSN television network and HSN.com. HSN strives to transform the shopping experience by incorporating experts, entertainment, inspiration, solutions, tips and ideas in connection with the sale of products through the HSN television network and HSN.com. HSNi also owns and operates the Cornerstone Brands portfolio of catalogs and related websites, including Frontgate, Ballard Designs, Garnet Hill, Smith+Noble, The Territory Ahead, TravelSmith and Improvements, as well as a limited number of retail stores.

Business of ILG

        ILG is a leading provider of membership services to the vacation ownership industry. ILG's principal business, Interval, makes available vacation ownership membership services to the individual members of its exchange networks, as well as related services to developers of the resorts participating in its exchange networks worldwide. As of December 31, 2007, more than 2,300 resorts located in 79 countries participated in Interval's primary exchange network, the Interval Network, and nearly two million owners of vacation interests were enrolled as members of the Interval Network. ILG's other principal business, ResortQuest Hawaii, was acquired in May 2007 and is a provider of vacation rental and property management services to vacationers and vacation property owners across Hawaii. As of December 31, 2007, RQH provided property management services to 26 resorts and hotels, as well as other more limited management services to an additional 22 properties.

Business of Ticketmaster

        As the world's leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment. Ticketmaster currently operates in 20 countries worldwide, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the internet, and related proprietary internet and mobile channels, approximately 6,700 independent sales outlets and 19 call centers worldwide. Established in 1976, Ticketmaster served more than 10,000 clients in 2007 worldwide across multiple live event categories, providing exclusive ticketing services for leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters. In 2007, Ticketmaster brands and businesses sold approximately 141 million tickets valued at over $8.3 billion.

Business of Tree.com

        Through its various subsidiaries, Tree.com currently operates a lending business (the "Lending Business") and a real estate business (the "Real Estate Business"). The Lending Business consists of online networks, principally LendingTree.com® and GetSmart.com®, as well as call centers, which match consumers with lenders and loan brokers. In addition, the Lending Business originates, processes, approves and funds various types of residential real estate loans under two brand names, LendingTree Loans® and HomeLoanCenter.com®, and offers residential mortgage loan settlement services under the name LendingTree Settlement Services. The Real Estate Business consists primarily of an internet-enabled national residential real estate brokerage that currently operates offices in 14 markets under the brand name "RealEstate.com, REALTORS®." The Real Estate Business also consists of a brokerage that matches residential home buyers interested in newly constructed homes with builders and currently operates under the brand name "iNest."

Overview of the Separation

        On [    •    ], 2008, the Board of Directors of IAC approved a plan to separate IAC into five separate, publicly traded companies via the distribution of all of the outstanding shares of common stock of the Spincos, each a wholly-owned subsidiary of IAC. At the time of the spin-offs, the Spincos will hold directly or indirectly the assets and liabilities associated with the following businesses:

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  HSNi: HSN TV, HSN.com, and the Cornerstone Brands, Inc. portfolio of catalogs, websites and retail locations;

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  ILG: the businesses currently comprising IAC's Interval segment;

  •
  Ticketmaster: Ticketmaster's primary domestic and international operations, as well as certain investments in unconsolidated affiliates; and

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  Tree.com: the businesses currently comprising IAC's Lending and Real Estate segments.

        Unless otherwise indicated or the context otherwise requires, references in this information statement to the businesses of HSNi, ILG, Ticketmaster and Tree.com respectively refer to the businesses described above.

        Following the spin-offs, IAC will consist of the remaining businesses of IAC and its subsidiaries and will include all assets and liabilities primarily related to the business and operations of (i) IAC's Media & Advertising, Match, ServiceMagic and Entertainment segments, (ii) IAC's Shoebuy business, (iii) IAC's ReserveAmerica business and (iv) the businesses currently comprising the IAC's Emerging Businesses group and (v) certain investments in unconsolidated affiliates.

        Prior to the spin-offs, the Spincos will enter into a Separation and Distribution Agreement and several other agreements with IAC and the other Spincos to effect the separation of the Spincos and provide a framework for the relationships of the Spincos with IAC and each other. Immediately following the spin-offs, IAC stockholders will own 100% of the outstanding common stock of each of the Spincos.

QUESTIONS AND ANSWERS ABOUT THE SPINCOS AND THE SPIN-OFFS

Why are the spin-offs structured as dividends?	IAC believes that a tax-free distribution of shares of the Spincos to IAC stockholders is a tax-efficient way to separate HSNi, ILG, Ticketmaster, and Tree.com from the rest of IAC in a manner that will create long-term value for IAC stockholders.
How will the spin-offs occur?
IAC will distribute to its stockholders via dividend all of the outstanding shares of common stock of HSNi, ILG, Ticketmaster and Tree.com owned by IAC, which will be 100% of the common stock of the Spincos outstanding immediately prior to the spin-offs.
How many shares of the Spincos will I receive?
Unless otherwise determined by the IAC Board of Directors prior to the distribution date, for every share of IAC common stock or Class B common stock held by you as of the record date, you will receive [ ] of a share of common stock of HSNi, [ ] of a share of common stock of ILG, [ ] of a share of common stock of Ticketmaster and [ ] of a share of common stock of Tree.com. IAC will not distribute any fractional shares of any Spinco common stock to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the spin-offs. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The number of shares that IAC will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of Spinco common stock.
Can IAC decide not to complete the spin-offs?
Yes. The IAC Board of Directors has reserved the right, in its sole discretion, to amend, modify or abandon the spin-offs and related transactions at any time prior to the distribution date. This means that IAC has the right not to complete the spin-off of any or all of the Spincos if, at any time, the IAC Board of Directors determines, in its sole discretion, that the spin-off is not in the best interests of IAC or its stockholders.
What is the record date for the spin-offs?	The record date for determining stockholders entitled to receive the shares of the Spincos in the spin-offs is the close of business on [ • ], 2008.
What is the distribution date?	The distribution date of the shares of common stock of the Spincos under the spin-offs is [ ], 2008.

What other transactions are occurring with the spin-offs?
IAC currently expects that in connection with the spin-offs, HSNi will transfer to IAC up to approximately $[ ] million in cash or a combination of cash and HSNi's debt securities; an entity that will become a subsidiary of ILG prior to the spin-offs will distribute to IAC up to approximately $[ ] million in cash and Ticketmaster will distribute to IAC up to approximately $[ ] million in cash. The Spincos or their subsidiaries, as applicable, expect to finance the amount distributed to IAC through available cash and borrowings by the applicable Spinco or its subsidiaries. IAC currently expects that the borrowing arrangements will consist of a combination of secured credit facilities and privately-issued debt securities for each of HSNi, ILG and Ticketmaster. The amount to be distributed to IAC, the amount and term of the debt each Spinco will incur, the type of debt and entity that will incur the debt have not been finally determined, but will be determined prior to the spin-offs. A number of factors could affect this final determination, and the amount of debt ultimately incurred could be substantially less than the amount assumed in this information statement. IAC does not expect Tree.com to incur material indebtedness prior to, or in connection with, the spin-offs.
In addition, IAC expects to effect a reverse stock split following the spin-offs, as described under "The Separation—Results of the Separation."
What are the U.S. federal income tax consequences of the spin-offs to IAC stockholders?
IAC expects to receive a private letter ruling from the Internal Revenue Service (the "IRS") and/or an opinion of counsel satisfactory to the IAC board of directors regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the spin-offs so qualify, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Spinco common stock pursuant to the spin-offs, except with respect to any cash received in lieu of a fractional share of Spinco common stock. For more information, see "The Separation—Certain U.S. Federal Income Tax Consequences of the Spin-Offs," included elsewhere in this information statement.

What will the relationships among IAC and each of the Spincos be following the spin-offs?
Prior to the spin-offs, each of the Spincos will enter into a Separation and Distribution Agreement and several other agreements with IAC and the other Spincos to effect the spin-offs and provide a framework for the relationships of each of the Spincos with IAC and the other Spincos. These agreements will govern the relationships between IAC and the Spincos subsequent to the completion of the spin-offs.
Will I receive physical certificates representing shares of common stock of the Spincos following the separation?
No. Following the separation, neither IAC nor any of the Spincos will be issuing physical certificates representing shares of the common stock of the Spincos. Instead, IAC, with the assistance of The Bank of New York, the distribution agent, will electronically issue shares of common stock of the Spincos to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The Bank of New York will mail you a book-entry account statement that reflects your shares of common stock of the Spincos, or your bank or brokerage firm will credit your account for the shares.
What if I want to sell my IAC common stock or my common stock in any of the Spincos?
You should consult with your financial advisors, such as your stockbroker or bank. Neither IAC nor any of the Spincos makes any recommendations on the purchase, retention or sale of shares of IAC common stock or the Spinco common stock to be distributed.

If you decide to sell any shares before the spin-offs, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your IAC shares or Spinco shares you will receive in the spin-offs or both.

Where will I be able to trade shares of the common stock of the Spincos?
There is not currently a public market for the common stock of any of the Spincos. HSNi, ILG, Ticketmaster and Tree.com each intend to apply to list their common stock on the NASDAQ Stock Market, or "NASDAQ," under the symbols " [ • ]," "[ • ]," "[ • ]," and "[ • ]," respectively. Each of the Spincos anticipates that trading in shares of their common stock will begin on a "when-issued" basis prior to the distribution date and will continue up to and including through the distribution date and that "regular-way" trading in shares of common stock of the Spincos will begin on the first trading day following the distribution date. If trading begins on a "when-issued" basis, you may purchase or sell your common stock of any of the Spincos up to and including through the distribution date, but your transaction will not settle until after the distribution date. You will not be required to make any payment, surrender or exchange your shares of IAC common stock and/or Class B common stock or take any other action to receive your shares of common stock of the Spincos.
Will the number of IAC shares I own change as a result of the spin-offs?
No. The number of shares of IAC common stock you own will not change as a result of the spin-offs. However, in connection with the spin-offs, and as described under "The Separation—Results of the Separation," IAC expects to effect a reverse stock split following the spin-offs.
What will happen to the listing of IAC common stock?	Nothing. IAC common stock will continue to be traded on NASDAQ under the symbol "IACI."
Are there risks to owning common stock in any of the Spincos?
Yes. The business of each of the Spincos is subject to both general and specific risks relating to its business, leverage, relationship with IAC and being a separate publicly traded company. The businesses of the Spincos are also subject to risks relating to the separation. These risks are described in the "Risk Factors" section of this information statement beginning on page [ • ] and under "Certain Information With Respect to HSNi—Risk Factors Relating to the Business of HSNi Following the Spin-Offs," "Certain Information With Respect to ILG—Risk Factors Relating to the Business of ILG Following the Spin-Offs," "Certain Information With Respect to Ticketmaster—Risk Factors Relating to the Business of Ticketmaster Following the Spin-Offs" and "Certain Information With Respect to Tree.com—Risk Factors Relating to the Business of Tree.com Following the Spin-Offs." You are encouraged to read those sections carefully.

Where can IAC stockholders get more information?	Before the spin-offs, if you have any questions relating to the spin-offs, you should contact:
IAC Investor Relations 555 West 18th Street New York, NY 10011 Tel: (212) 314-7400 Fax: (212) 314-7379 ir@iac.com
Is Liberty Media Corporation challenging the spin-offs?
No. Liberty Media Corporation and IAC have agreed to a single-tiered voting structure for each of the Spincos and the Spinco governance provisions as set forth under "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

RISK FACTORS

        The following risk factors relate to all of the Spincos. For the particular risk factors relating to businesses of the individual Spincos, see "Certain Information With Respect to HSNi—Risk Factors Relating to the Business of HSNi Following the Spin-Offs," "Certain Information With Respect to ILG—Risk Factors Relating to the Business of ILG Following the Spin-Offs," "Certain Information With Respect to Ticketmaster—Risk Factors Relating to the Business of Ticketmaster Following the Spin-Offs" and "Certain Information With Respect to Tree.com—Risk Factors Relating to the Business of Tree.com Following the Spin-Offs."

After the spin-offs, any or all of the Spincos may be unable to make the changes necessary to operate effectively as separate public entities.

        Following the spin-offs, IAC will have no obligation to provide financial, operational or organizational assistance to the Spincos, other than limited services pursuant to a transition services agreement that IAC and each of the Spincos will enter into in connection with the spin-offs. As a separate public entity, each of the Spincos will be subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC and compliance with NASDAQ's continued listing requirements, as well as generally applicable tax and accounting rules. The Spincos may be unable to implement successfully the changes necessary to operate as independent public entities.

Each of the Spincos expects to incur increased costs relating to operating as an independent company that could cause its cash flow and results of operations to decline.

        Each of the Spincos expects that the obligations of being a public company, including substantial public reporting and investor relations obligations, will require new expenditures, place new demands on its management and will require the hiring of additional personnel. The Spincos may need to implement additional systems that require new expenditures in order to adequately function as public companies. Such expenditures could adversely affect the business, financial condition and results of operations of any Spinco(s).

        In addition, IAC's businesses, by virtue of being under the same corporate structure, currently share economies of scope and scale in costs, human capital, vendor relationships and customer relationships with the businesses that the Spincos will own following the spin-offs. The increased costs resulting from the loss of these benefits could have an adverse effect on the Spincos.

If one or more spin-offs, together with certain related transactions, were to fail to qualify as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, IAC, the Spincos and IAC stockholders may be subject to significant tax liabilities.

        IAC expects to receive a private letter ruling from the IRS and/or an opinion of counsel satisfactory to the IAC Board of Directors regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code. The IRS private letter ruling and the opinion of counsel will be based on, among other things, certain assumptions as well as the accuracy of certain representations and statements that IAC and the Spincos make to the IRS and to counsel. If any of these representations or statements are, or become, inaccurate or incomplete, or if IAC or the Spincos breach any of their respective covenants, the IRS private letter ruling and/or the opinion of counsel may be invalid.

        Moreover, the IRS private letter ruling would not address all the issues that are relevant to determining whether the spin-offs qualify as transactions that are generally tax free for U.S. federal income tax purposes. Notwithstanding the IRS private letter ruling and/or opinion of counsel, the IRS could determine that one or more of the spin-offs should be treated as a taxable distribution if it determines that any of the representations, assumptions or undertakings that were included in the request for the IRS private letter ruling is false or has been violated or if it disagrees with the conclusions in the tax opinion that are not covered by the IRS ruling.

        If one or more spin-offs were to fail to qualify as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, then IAC generally would recognize gain in an amount equal to the excess of (i) the fair market value of the Spinco common stock distributed to the IAC stockholders in such taxable spin-off over (ii) IAC's tax basis in the common stock of such Spinco. In addition, each IAC stockholder who received Spinco common stock in such taxable spin-off generally would be treated as having received a taxable distribution in an amount equal to the fair market value of the Spinco common stock received (including any fractional share sold on behalf of the stockholder) in such spin-off, which would be taxable as a dividend to the extent of the stockholder's ratable share of IAC's current and accumulated earnings and profits (as increased to reflect any current income, including any gain, recognized by IAC on the taxable spin-off). The balance, if any, of the distribution would be treated as a nontaxable return of capital to the extent of the IAC stockholder's tax basis in its IAC stock, with any remaining amount being taxed as capital gain. For more information, see "The Separation—Certain U.S. Federal Income Tax Consequences of the Spin-Offs," included elsewhere in this information statement.

        Under the Tax Sharing Agreement among IAC and the Spincos, each Spinco generally would be required to indemnify IAC and the other Spincos for any taxes resulting from the spin-off of such Spinco (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts resulted from (i) any act or failure to act by such Spinco described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of such Spinco or a member of its group, or (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinion. The ability of IAC or the other Spincos to collect under these indemnity provisions will depend on the financial position of the indemnifying party. See "Certain Relationships and Related Party Transactions—Tax Sharing Agreement."

Certain transactions in IAC or Spinco equity securities could cause one or more of the Spin-Offs to be taxable to IAC and may give rise to indemnification obligations of the Spincos under the Tax Sharing Agreement.

        Current U.S. federal income tax law creates a presumption that the spin-off of a Spinco would be taxable to IAC, but not to its stockholders, if such spin-off is part of a "plan or series of related transactions" pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest (by vote or value) in IAC or such Spinco. Acquisitions that occur during the four-year period that begins two years before the date of a spin-off are presumed to occur pursuant to a plan or series of related transactions, unless it is established that the acquisition is not pursuant to a plan or series of transactions that includes the spin-off. U.S. Treasury regulations currently in effect generally provide that whether an acquisition and a spin-off are part of a plan is determined based on all of the facts and circumstances, including, but not limited to, specific factors described in the Treasury regulations. In addition, the Treasury regulations provide several "safe harbors" for acquisitions that are not considered to be part of a plan.

        These rules will limit the ability of IAC and each of the Spincos (other than Tree.com) during the two-year period following the spin-offs to enter into certain transactions that might be advantageous to them and their respective stockholders, particularly issuing equity securities to satisfy financing needs, repurchasing equity securities, and, under certain limited circumstances, acquiring businesses or assets with equity securities or agreeing to be acquired.

        Under the Tax Sharing Agreement, there are restrictions on the ability of each Spinco (other than Tree.com) to take such actions for a period of 25 months from the day after the spin-off of such Spinco. Moreover, the Tax Sharing Agreement generally provides that each Spinco will have to indemnify IAC and the other Spincos for any taxes resulting from the spin-off of such Spinco (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts result from (i) any act or failure to act by such Spinco described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of such Spinco or a member of its group, and (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinion. In the event IAC or a Spinco is required under applicable law to make a payment in respect of a tax liability of the IAC consolidated federal income tax return group for which IAC or such Spinco is not responsible under the Tax Sharing Agreement and full indemnification cannot be obtained from the party responsible for such payment under the Tax Sharing Agreement, the unindemnified portion of such liability will be allocated among IAC and the Spincos based on a "sharing ratio." See "The Separation—Certain U.S. Federal Income Tax Consequences of the Spin-Offs" and "Certain Relationships and Related Party Transactions—Tax Sharing Agreement."

        In addition to actions of IAC and the Spincos, certain transactions that are outside their control and therefore not subject to the restrictive covenants contained in the Tax Sharing Agreement, such as a sale or disposition of the stock of IAC or the stock of a Spinco by certain persons that own five percent or more of any class of stock of IAC or a Spinco, could have a similar effect on the tax-free status of the spin-offs as transactions to which IAC or a Spinco is a party. As of [            ], Liberty Media Corporation and certain of its affiliates, in the aggregate, owned IAC stock representing approximately [            ]% by vote and [            ]% by value and, assuming no acquisitions or dispositions of IAC stock by Liberty Media Corporation or its affiliates between such date and the date of the spin-offs, are expected to own stock of each Spinco representing approximately [            ]% by vote and value. Accordingly, in evaluating the ability of IAC and the Spincos to engage in certain transactions involving equity securities of IAC or the Spincos, IAC and the Spincos will need to take into account the activities of Liberty Media Corporation and its affiliates.

        As a result of these rules, even if a spin-off otherwise qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, transactions involving equity securities of IAC or the Spincos (including transactions by certain significant stockholders) could cause IAC to recognize taxable gain with respect to the stock of one or more of the Spincos as described above. Although the restrictive covenants and indemnification provisions contained in the Tax Sharing Agreement are intended to minimize the likelihood that such an event will occur, there can be no assurance that one or more of the spin-offs will not become taxable to IAC as a result of transactions in IAC or Spinco equity securities.

The market price and trading volume of Spinco securities may be volatile and may face negative pressure.

        There is currently no trading market for any of the Spinco securities. Investors may decide to dispose of some or all of the Spinco securities that they receive in the spin-offs. The Spinco securities issued in the spin-offs will be trading publicly for the first time. Until, and possibly even after, orderly trading markets develop for these securities, there may be significant fluctuations in price. It is not possible to accurately predict how investors in a Spinco's securities will behave after the spin-offs. The market price for a Spinco's securities following the spin-offs may be more volatile than the market price of IAC securities before the spin-offs. The market price of a Spinco's securities could fluctuate significantly for many reasons, including the risks identified in this information statement or reasons unrelated to each company's performance. These factors may result in short- or long-term negative pressure on the value of the Spincos' securities.

After the spin-offs, the securities of the Spincos may not qualify for placement in investment indices. In addition, Spinco securities may fail to meet the investment guidelines of institutional investors. In either case, these factors may negatively impact the price of Spinco securities and may impair the ability of a Spinco to raise capital through the sale of securities.

        Some of the holders of IAC securities are index funds tied to NASDAQ or other stock or investment indices, or are institutional investors bound by various investment guidelines. Companies are generally selected for investment indices, and in some cases selected by institutional investors, based on factors such as market capitalization, industry, trading liquidity and financial condition. As independent companies, each of the Spincos will initially have a lower market capitalization than IAC has today. As a result, Spinco securities may not qualify for those investment indices. In addition, Spinco securities that are received in the spin-offs may not meet the investment guidelines of some institutional investors. Consequently, these index funds and institutional investors may have to sell some or all of the securities they receive in the spin-offs, and the prices of Spinco securities may fall as a result. Any such decline could impair the ability of a Spinco to raise capital through future sales of securities.

Financing—The Spincos may have future capital needs and may not be able to obtain additional financing on acceptable terms.

        In connection with the spin-offs, each of HSNi, ILG and Ticketmaster is expected to incur indebtedness in amounts that are expected to range from $            to $            in the case of HSNi, from $            to $            in the case of ILG and from $            to $            in the case of Ticketmaster, as well as enter into revolving credit facilities in amounts that are expected to range from $            to $            in the case of HSNi, from $            to $            in the case of ILG and from $            to $            in the case of Ticketmaster. In each case, proceeds from this indebtedness (excluding the revolving credit facilities) will be distributed to IAC. See "Transfer to IAC and Financing."

        These arrangements may limit the ability of HSNi, ILG and Ticketmaster to secure significant, additional financing in the future on favorable terms. Additionally, the current uncertainties surrounding the industries in which Tree.com operates, as well as other factors, may constrain its financing abilities. The ability of each of the Spincos to secure additional financing and satisfy its financial obligations under indebtedness outstanding from time to time will depend upon its future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond its control. The prolonged continuation or worsening of current credit market conditions would have a material adverse affect on the ability of any Spinco to secure financing on favorable terms, if at all.

        No assurances can be provided that any Spinco will be able to secure additional financing or financing on favorable terms or that its operating cash flow will be sufficient to satisfy its financial obligations under indebtedness outstanding from time to time (if any). Furthermore, if financing is not available when needed, or is available on unfavorable terms, the affected Spinco may be unable to develop new or enhance its existing services, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on its business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, Spinco stockholders may experience significant dilution. Also, the ability of any Spinco (other than Tree.com) to engage in significant equity issuances will be limited or restricted after the spin-offs in order to preserve the tax-free nature of the distribution.

Maintenance of Systems and Infrastructure—The success of each Spinco depends, in part, on the integrity of its systems and infrastructures. System interruption and the lack of integration and redundancy in these systems and infrastructures may have an adverse impact on the business, financial conditions and results of operations of the Spincos.

        The success of each Spinco depends, in part, on its ability to maintain the integrity of its systems and infrastructures, including websites, information and related systems, call centers and distribution and fulfillment facilities. System interruption and the lack of integration and redundancy in the information systems and infrastructures of a Spinco may adversely affect the ability of such Spinco from operating websites, processing and fulfilling transactions, responding to customer inquiries and generally maintaining cost-efficient operations. Any Spinco may experience occasional system interruptions that make some or all systems or data unavailable or prevent Spinco businesses from efficiently providing services or fulfilling orders. Each Spinco also relies on affiliate and third party computer systems, broadband and other communications systems and service providers in connection with the provision of services generally, as well as to facilitate, process and fulfill transactions. Any interruptions, outages or delays in the systems and infrastructures of a Spinco, its businesses, its affiliates and/or third parties, or deterioration in the performance of these systems and infrastructures, could impair the ability of the businesses of the affected Spinco to provide services, fulfill orders and/or process transactions. Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God and similar events or disruptions may damage or interrupt computer, broadband or other communications systems and infrastructures at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent Spinco businesses from providing services, fulfilling orders and/or processing transactions. While each of the Spinco businesses has backup systems for certain aspects of their respective operations, these systems are not fully redundant (with the exception of the Ticketmaster System) and disaster recovery planning is not sufficient for all eventualities. In addition, the Spincos may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect the business, financial conditions and results of operations of the affected Spinco.

        In addition, any penetration of network security or other misappropriation or misuse of personal consumer information, particularly in the case of Tree.com, could cause interruptions in the operations of Spinco businesses and subject the affected Spinco to increased costs, litigation and other liabilities. Claims could also be made against the Spincos for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Security breaches could also significantly damage the reputation of the Spincos with consumers and third parties with whom they do business. It is possible that advances in computer capabilities, new discoveries, undetected fraud, inadvertent violations of company policies or procedures or other developments could result in a compromise of information or a breach of the technology and security processes that are used to protect consumer transaction data. No assurances can be provided that current security measures will prevent any or all security breaches. Any Spinco may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. Each Spinco also faces risks associated with security breaches affecting third parties with which they are affiliated or otherwise conduct business online. Consumers are generally concerned with security and privacy of the internet, and any publicized security problems affecting the businesses of a Spinco and/or third parties may discourage consumers from doing business with the affected Spinco, which could have an adverse effect on the business, financial condition and results of operations of the affected Spinco.

Privacy—The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

        In the processing of consumer transactions, the businesses of each of the Spincos receive, transmit and store a large volume of personally identifiable information and other user data, particularly in the case of Tree.com. The sharing, use, disclosure and protection of this information are governed by the respective privacy and data security policies maintained by each Spinco and its businesses. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. Any Spinco, particularly Tree.com, could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect the business, financial condition and results of operations of such Spinco.

        Spinco businesses may also become exposed to potential liabilities as a result of differing views on the privacy of consumer and other user data collected by these businesses. The failure of any Spinco, and/or the various third party vendors and service providers with which it does business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage the reputation of these businesses, discourage potential users from trying the products and services of the affected Spinco and/or result in fines and/or proceedings by governmental agencies and/or consumers, one or all of which could adversely affect the business, financial condition and results of operations of the affected Spinco.

Intellectual Property—Each Spinco may fail to adequately protect their intellectual property rights or may be accused of infringing intellectual property rights of third parties.

        Each Spinco may fail to adequately protect its intellectual property rights or may be accused of infringing intellectual property rights of third parties. Each Spinco regards its intellectual property rights, including patents, service marks, trademarks and domain names, copyrights, trade secrets and similar intellectual property (as applicable), as critical to its success. Spinco businesses also rely heavily upon software codes, informational databases and other components that make up their products and services.

        Each Spinco relies on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secret or copyrighted intellectual property without authorization which, if discovered, might require legal action to correct. In addition, no assurances can be given that third parties will not independently and lawfully develop substantially similar intellectual properties.

        The Spincos have generally registered and continue to apply to register, or secure by contract when appropriate, their respective trademarks and service marks as they are developed and used, and reserve and register domain names as they deem appropriate. The Spincos generally consider the protection of their respective trademarks to be important for purposes of brand maintenance and reputation. While each Spinco vigorously protects its trademarks, service marks and domain names, effective trademark protection may not be available or may not be sought in every country in which products and services are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. The failure of a Spinco to protect its intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names and limit the ability of the affected Spinco to control marketing on or through the internet using its various domain names or otherwise, which could adversely affect the business, financial condition and results of operations of the affected Spinco.

        Some Spinco businesses have been granted patents and/or have patent applications pending with the United States Patent and Trademark Office and/or various foreign patent authorities for various proprietary technologies and other inventions. The Spincos consider applying for patents or for other appropriate statutory protection when they develop valuable new or improved proprietary technologies or inventions are identified, and will continue to consider the appropriateness of filing for patents to protect future proprietary technologies and inventions as circumstances may warrant. The status of any patent involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, no assurances can be given that any patent application filed will result in a patent being issued, or that any existing or future patents will be adjudicated valid by a court or afford adequate protection against competitors with similar technology. In addition, no assurances can be given that third parties will not create new products or methods that achieve similar result without infringing upon patents owned by a Spinco. Likewise, the issuance of a patent to a Spinco provides no assurances that the processes or inventions of the Spinco will not be found to infringe upon patents or other rights previously issued to third parties.

        From time to time, certain of the Spincos are subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce the intellectual property rights of the affected Spinco, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect the business, financial condition and results of operations of the affected Spinco. Patent litigation tends to be particularly protracted and expensive.

THE SEPARATION

General

        On [    •    ], 2008, the IAC Board of Directors approved the separation of IAC into five separate, publicly traded companies: (1) IAC, (2) HSNi, (3) ILG, (4) Ticketmaster and (5) Tree.com. The separation will be accomplished through the distribution by IAC of all of the shares of the common stock of the Spincos held by IAC to holders of IAC common stock on the record date. Immediately following the distributions, IAC stockholders will own 100% of the outstanding common stock of IAC and the Spincos. You will not be required to make any payment, surrender or exchange your shares of IAC common stock and/or Class B common stock or take any other action to receive your shares of common stock of the Spincos.

        The board of directors of IAC has reserved the right to modify, delay or abandon the spin-off of any or all of the Spincos. For a description of factors the board of directors of IAC may consider in taking any such action, see "—Considerations Relating to the Spin-Offs."

The Number of Shares You Will Receive

        For every share of IAC common stock and/or Class B common stock that you owned at the close of business on [    •    ], 2008, the record date, you will receive [            ], [            ] , [            ] and [            ] of a share of common stock of HSNi, ILG, Ticketmaster and Tree.com, respectively, on the distribution date. As described below under "—When and How You Will Receive the Dividend," IAC will not distribute any fractional shares of common stock of any of the Spincos to its stockholders.

When and How You Will Receive the Dividend

        IAC will distribute the shares of common stock of each of the Spincos on [    •    ], 2008, the distribution date. The Bank of New York, which currently serves as the transfer agent and registrar for IAC's common stock, will serve as transfer agent and registrar for the common stock of the Spincos and as distribution agent in connection with the spin-offs.

        If you own IAC common stock and/or Class B common stock as of the close of business on the record date, the shares of Spinco common stock that you are entitled to receive in the spin-offs will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the spin-offs.

        Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of IAC common stock and/or Class B common stock and you are the registered holder of the IAC shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Spinco common stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having shares of common stock of the Spinco registered in book-entry form, you are encouraged to contact The Bank of New York at the address set forth on page [    •    ] of this information statement.

        Most IAC stockholders hold their shares of IAC common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your IAC common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of common stock of the Spincos that you are entitled to receive in the spin-offs. If you have any questions concerning the mechanics of having shares of Spincos common stock held in "street name," you are encouraged to contact your bank or brokerage firm.

        The Bank of New York, as distribution agent, will not deliver any fractional shares of common stock of a Spinco in connection with the spin-offs. Instead, for each Spinco, The Bank of New York will aggregate all fractional shares and sell them on behalf of the holders who otherwise would be entitled to receive fractional shares. If you physically hold IAC common stock certificates and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. The Spincos estimate that it will take approximately [two weeks] from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your IAC stock through a bank or brokerage firm, your bank or brokerage firm will receive on your behalf your pro rata share of the aggregate net cash proceeds of the sales and should electronically credit your account for your share of such proceeds.

Results of the Separation

        After the spin-offs, each of the Spincos will be a separate publicly traded company. Immediately following the spin-offs, based on the number of registered stockholders of IAC common stock and Class B common stock on [    •    ], and without giving effect to "when-issued" trading, each of the Spincos expects to have [            ] stockholders of record.

        The actual number of shares to be distributed will be determined on the record date and will reflect the issuance of IAC common stock in connection with any exercise of IAC options, vesting of restricted share units or conversion of other convertible IAC securities between the date the IAC Board of Directors declares the dividend for the distribution and the record date for the spin-offs.

        The spin-offs will not affect the number of outstanding shares of IAC common stock and/or Class B common stock or any rights of IAC stockholders. However, in connection with the spin-offs, IAC expects to effect a reverse stock split immediately following the spin-offs. Pursuant to the reverse stock split, and as more fully described in IAC's proxy statement under Schedule 14A under the Securities Exchange Act of 1934, as amended, filed on [              ] 2008, IAC stockholders will receive one share of IAC common stock or Class B common stock, as the case may be, for every [            ] shares of IAC common stock and Class B common stock they hold immediately following the spin-offs.

Certain U.S. Federal Income Tax Consequences of the Spin-Offs

        The following section describes certain U.S. federal income tax consequences of the spin-offs to "U.S. holders" (as defined below) of IAC common stock. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary or proposed U.S. Treasury regulations promulgated thereunder, judicial opinions, published positions of the IRS and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of IAC common stock that is, for U.S. federal income tax purposes:

  •
  An individual who is a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity that is treated as a partnership for U.S. federal income tax purposes holds IAC common stock, the tax treatment of a partner in such entity generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding IAC common stock, please consult your tax advisor.

        This discussion only addresses holders of IAC common stock that are U.S. holders and hold such stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder's particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax, holders whose functional currency is not the U.S. dollar, and holders who hold their IAC common stock as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired IAC common stock pursuant to the exercise of employee stock options or otherwise as compensation). This discussion does not address the tax consequences to any person who actually or constructively owns more than 5% of IAC common stock. In addition, no information is provided herein with respect to the tax consequences of the spin-offs under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the federal income tax.

        IAC STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE SPIN-OFFS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

        IAC expects to receive a private letter ruling from the IRS and/or an opinion of counsel satisfactory to the IAC board of directors regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code.

Certain U.S. Federal Income Tax Consequences if each of the Spin-Offs Qualifies as a Transaction that is generally tax free under Sections 355 and/or 368(a)(1)(D) of the Code

        Assuming that each of the spin-offs qualifies as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code:

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  no gain or loss will be recognized by, and no amount will be includible in the income of IAC as a result of the spin-offs, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the spin-offs and with respect to any "excess loss account" or "intercompany transaction" required to be taken into account by IAC under U.S. Treasury regulations relating to consolidated federal income tax returns;

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  an IAC stockholder will not recognize income, gain, or loss as a result of the receipt of Spinco common stock pursuant to the spin-offs, except with respect to any cash received in lieu of fractional shares of Spinco common stock;

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  an IAC stockholder's aggregate tax basis in such stockholder's Spinco common stock received in the spin-offs (including any fractional share interests in Spinco common stock for which cash is received) will equal such stockholder's aggregate tax basis in its IAC common stock immediately before the spin-offs, allocated between the IAC common stock and the common stock of each Spinco (including any fractional share interest of Spinco common stock for which cash is received) in proportion to their relative fair market values on the date of the spin-offs;

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  an IAC stockholder's holding period for Spinco common stock received in the spin-offs (including any fractional share interests of Spinco common stock for which cash is received) will include the holding period for that stockholder's IAC common stock; and

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  an IAC stockholder who receives cash in lieu of a fractional share of Spinco common stock in the spin-offs will be treated as having sold such fractional share for cash, and will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the IAC stockholder's adjusted tax basis in the fractional share of Spinco common stock. Such gain or loss will be long-term capital gain or loss if the stockholder's holding period for its Spinco common stock exceeds one year.

        If an IAC stockholder holds different blocks of IAC common stock (generally, shares of IAC common stock acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Spinco common stock received in the spin-offs in respect of particular blocks of IAC common stock.

        U.S. Treasury regulations require IAC stockholders who receive Spinco common stock in the spin-offs to attach to their U.S. federal income tax returns for the year in which the Spinco stock is received a detailed statement setting forth such data as may be appropriate to demonstrate the applicability of Section 355 of the Code to the spin-offs.

Certain U.S. Federal Income Tax Consequences if one or more of the Spin-Offs Were Taxable

        The IRS private letter ruling and/or the opinion of counsel will be based on, among other things, certain assumptions as well as on the accuracy of certain representations and statements that IAC and the Spincos make to the IRS and to counsel. If any of these representations or statements are, or become, inaccurate or incomplete, or if IAC or the Spincos breach any of their respective covenants, the IRS private letter ruling and/or the opinion of counsel may be invalid.

        Moreover, the IRS private letter ruling would not address all the issues that are relevant to determining whether the spin-offs qualify as transactions that are generally tax free for U.S. federal income tax purposes. Notwithstanding the IRS private letter ruling and/or opinion, the IRS could determine that one or more of the spin-offs should be treated as a taxable distribution if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling is false or has been violated or if it disagrees with the conclusions in the tax opinion that are not covered by the IRS ruling.

        If the IRS were to assert successfully that one or more of the spin-offs were taxable, the above consequences would not apply with respect to such spin-off and both IAC and holders of IAC common stock who received shares of Spinco common stock in such spin-off could be subject to tax, as described below. In addition, certain events that may or may not be within the control of IAC or a Spinco, including extraordinary purchases of IAC common stock or Spinco common stock, could cause one or more of the spin-offs not to qualify as tax free to IAC and/or holders of IAC common stock. Depending on the circumstances, a Spinco may be required to indemnify IAC and the other Spincos for some or all of the taxes and certain related losses resulting from the spin-off of such Spinco not qualifying as tax free under Sections 355 and/or 368(a)(1)(D) of the Code. See "Certain Relationships and Related Party Transactions—Tax Sharing Agreement." If a spin-off were taxable, then:

  •
  IAC would recognize gain in an amount equal to the excess of the fair market value of Spinco common stock on the date of the spin-off distributed to IAC stockholders (including any fractional shares sold on behalf of the stockholder) over IAC's adjusted tax basis in the stock of such Spinco, and IAC may also recognize income or gain with respect to certain restructuring transactions undertaken in connection with such spin-off;

  •
  each IAC stockholder who received Spinco common stock in the taxable spin-off would be treated as having received a taxable distribution in an amount equal to the fair market value of such Spinco stock (including any fractional shares sold on behalf of the stockholder) on the spin-off date. That distribution would be taxable to the stockholder as a dividend to the extent of IAC's current and accumulated earnings and profits. Any amount that exceeded IAC's earnings and profits would be treated first as a non-taxable return of capital to the extent of the IAC stockholder's tax basis in its IAC common stock with any remaining amounts being taxed as capital gain;

  •
  certain stockholders could be subject to additional special rules, such as rules relating to the dividends received deduction and extraordinary dividends; and

  •
  a stockholder's tax basis in Spinco common stock received generally would equal the fair market value of Spinco common stock on the spin-off date, and the holding period for that stock would begin the day after the spin-off date.

        Even if one or more spin-offs otherwise qualify as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, they could be taxable to IAC under Section 355(e) of the Code if one or more persons were to acquire directly or indirectly stock representing a 50% or greater interest, by vote or value, in IAC or one of the Spincos during the four-year period beginning on the date which is two years before the date of the spin-off, as part of a plan or series of related transactions that includes the spin-off. If such an acquisition of IAC stock or Spinco stock were to trigger the application of Section 355(e), IAC would recognize taxable gain as described above, but the spin-offs would be tax free to each IAC stockholder.

        In connection with the spin-offs, IAC and the Spincos will enter into a Tax Sharing Agreement. Under the Tax Sharing Agreement, each Spinco will have to indemnify IAC and the other Spincos for any taxes resulting from the spin-off of such Spinco (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts result from (i) any act or failure to act by such Spinco described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of such Spinco or a member of its group, or (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinion. In the event IAC or a Spinco is required under applicable law to make a payment in respect of a tax liability of the IAC consolidated federal income tax return group for which IAC or such Spinco is not responsible under the Tax Sharing Agreement and full indemnification cannot be obtained from the party responsible for such payment under the Tax Sharing Agreement, the unindemnified portion of such liability will be allocated among IAC and the Spincos based on a "sharing ratio." The ability of IAC or any of the Spincos to collect under these indemnity provisions will depend on the financial position of the indemnifying party. See "Certain Relationships and Related Party Transactions—Tax Sharing Agreement."

        THE FOREGOING IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFFS UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. EACH IAC STOCKHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFFS TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Market for Common Stock of the Spincos

        There is currently no public market for the common stock of any of the Spincos. HSNi intends to apply to list its common stock on NASDAQ under the symbol "[    •    ]." ILG intends to apply to list its common stock on NASDAQ under the symbol "[    •    ]." Ticketmaster intends to apply to list its common stock on NASDAQ under the symbol "[    •    ]." Tree.com intends to apply to list its common stock on NASDAQ under the symbol "[    •    ]."

Trading Before the Distribution Date

        Beginning on or shortly before the record date and continuing through the distribution date, it is expected that there will be two markets in IAC common stock: a "regular-way" market and an "ex-distribution" market. Shares of IAC common stock that trade on the regular way market will trade with an entitlement to shares of the common stock of the Spincos distributed pursuant to the spin-offs. Shares that trade on the ex-distribution market will trade without an entitlement to shares of the common stock of the Spincos distributed pursuant to the spin-offs. Therefore, if you sell shares of IAC common stock in the "regular-way" market up to and including through the distribution date, you will be selling your right to receive shares of the common stock of the Spincos in the spin-offs. If you own shares of IAC common stock at the close of business on the record date and sell those shares on the "ex-distribution" market, up to and including through the distribution date, you will still receive the shares of the common stock of the Spincos that you would be entitled to receive pursuant to your ownership of the shares of IAC common stock.

        Furthermore, beginning shortly before the distribution date and continuing up to and including through the distribution date, it is expected that there will be a "when-issued" market in the common stock of each of the Spincos. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for shares of Spinco common stock that will be distributed to IAC stockholders on the distribution date. If you owned shares of IAC common stock at the close of business on the record date, you would be entitled to shares of Spincos' common stock distributed pursuant to the spin-offs. You may trade this entitlement to shares of common stock of all or any of the Spincos, without the shares of IAC common stock you own, on the "when-issued" market. On the first trading day following the distribution date, "when-issued" trading with respect to Spinco common stock will end and "regular-way" trading will begin.

Considerations Relating to the Spin-offs

        The IAC Board of Directors has reserved the right, in its sole discretion, to amend, modify or abandon the spin-offs and the related transactions at any time prior to the distribution date. This means IAC may cancel or delay the planned distribution of common stock of all or any of the Spincos if at any time the Board of Directors of IAC determines that the distribution of such common stock is not in the best interests of IAC and its stockholders. If IAC's Board of Directors determines to cancel the spin-off of a Spinco, stockholders of IAC will not receive any dividend of common stock of such Spinco and IAC will be under no obligation whatsoever to its stockholders to distribute such shares.

        Absent a determination of IAC's Board of Directors to the contrary, the Spincos expect that the spin-offs will be effective on [    •    ], 2008, the distribution date. In making a determination whether to amend, modify or abandon all or any of the spin-offs and related transactions, the Board of Directors of IAC may consider a variety of factors, which may include, among others, whether:

  •
  all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the spin-offs shall have been received;

  •
  IAC shall have received a private letter ruling and/or an opinion of counsel satisfactory to the IAC Board of Directors regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code;

  •
  the listing of the common stock of each of the Spincos on NASDAQ shall have been approved, subject to official notice of issuance;

  •
  the IAC Board shall have received an opinion to the effect that IAC will be solvent and adequately capitalized immediately after the spin-offs and that IAC has sufficient surplus under Delaware law to declare the dividend of the Spinco common stock;

  •
  all material government approvals and other consents necessary to consummate the distribution shall have been received;

  •
  the debt financing for each of the Spincos as described in this information statement shall have been obtained;

  •
  there has been any material change or development; and

  •
  an order, injunction or decree has been issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the spin-offs or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreements.

Reasons for the Separation

        During the fall of 2007, IAC's management, in reviewing the strategic agendas and prospects of its various businesses, concluded that a separation of IAC into five separately traded public companies would best facilitate growth of the businesses. After discussion with the IAC Board of Directors, the Board agreed. Among the factors considered in arriving at this determination were:

  •
  While the Spincos share common attributes, both with each other and with IAC, they generally face different strategic and competitive challenges. As a result, IAC management and the IAC Board determined that, in IAC's current configuration, when facing strategic and operating issues for a particular business, whether having to do with transactional alternatives, capital investment, new business initiatives, compensation or otherwise, considerations of the other businesses and of the company as a whole had the potential to lead to different decisions than might be made by standalone companies. IAC concluded, therefore, that the current structure may not be the most responsive to the exigencies of each business.

  •
  The lack of a liquid equity currency linked directly to the individual businesses constrained each business' ability to transact in its own industry and to provide equity-based incentive programs for employees that were entirely dependent on the performance of the specific business.

  •
  While efforts were underway to increase the benefits to each business resulting from being a part of IAC, including through cost savings, better talent development and deployment, increased business opportunities, and other initiatives, the common attributes of the Spincos were more limited than initially believed, and there was therefore a limit to the benefits to be realized from such integration and the time horizon for realizing such benefits was substantially longer than IAC had initially believed.

  •
  IAC believed that its stock performance during recent years did not reflect its operating performance or the true value of its businesses. IAC believed that this was in part because of the complexity involved in understanding a variety of businesses represented by a single equity investment, and that increased transparency and clarity into the different businesses of IAC would allow investors to more appropriately value the merits, performance and future prospects of the companies.

        Because IAC concluded that the separation of these businesses would over time enhance their operating performance, open up strategic alternatives that may otherwise not have been readily available to them, and facilitate investor understanding and better target investor demand, IAC believes that following the spin-offs, the common stock of the five publicly traded companies will have a higher aggregate market value than would IAC if it were to remain in its current configuration. The IAC Board of Directors believes that such value increase will further facilitate growth of the separated businesses by reducing the costs of equity compensation and acquisitions undertaken with equity consideration, in each case resulting in a real and substantial benefit for the companies.

        The IAC Board of Directors considered a number of other potentially negative factors in evaluating the separation, including loss of synergies from operating as one company, potential disruptions to the businesses as a result of the separation, the potential impact of the separation on the anticipated credit ratings of the Spincos, risks of being unable to achieve the benefits expected to be achieved by the separation and the reaction of IAC stockholders to the separation, the risk that the plan of execution might not be completed and the one-time and ongoing costs of the separation. The IAC Board of Directors concluded that the anticipated benefits of the spin-offs outweighed these factors.

        In view of the wide variety of factors considered in connection with the evaluation of the separation and the complexity of these matters, the IAC Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered. The individual members of the IAC Board of Directors likely may have given different weights to different factors.

TREATMENT OF OUTSTANDING IAC COMPENSATORY EQUITY-BASED AWARDS

        In November of 2007, IAC's Compensation and Human Resources Committee (the "Committee") made determinations regarding the treatment in the spin-offs of IAC's compensatory equity-based awards granted on or prior to December 31, 2007. The various adjustments the Committee has determined to make are described below:

  (1)
  All unvested IAC restricted stock units ("RSUs") granted prior to August 2005 will vest immediately prior to the spin-offs, with awards thereafter settled, in accordance with applicable law, in shares of common stock of IAC, HSNi, ILG, Ticketmaster and Tree.com, in each case as though the equity holder owned the number of shares of IAC common stock underlying the IAC RSU award immediately prior to the spin-offs;

  (2)
  All unvested IAC RSUs scheduled to vest through February 2009 will vest immediately prior to the spin-offs, with awards thereafter settled, in accordance with applicable law, in shares of common stock of IAC, HSNi, ILG, Ticketmaster and Tree.com, in each case as though the equity holder owned the number of shares of IAC common stock underlying the IAC RSU award immediately prior to the spin-offs;

  (3)
  Performance-based IAC RSUs granted in 2007 will be converted into non-performance-based IAC RSUs based on "target" value with the same vesting schedule and will thereafter be subject to the other adjustment and conversion provisions described below;

  (4)
  With respect to each IAC RSU award that provides for vesting of 100% of the award following passage of a multi-year period (cliff vesting awards), the portion of the unvested IAC RSU award that would have vested through February 2009 if the award had vested on an annual basis will convert into five separate RSU awards with respect to IAC and each of the Spincos, with appropriate adjustments to the number of shares of common stock underlying each such award to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions;

  (5)
  With respect to all other IAC RSUs that do not vest or convert pursuant to paragraphs (1), (2) or (4) above, the IAC RSUs will convert into an RSU award with respect to shares of common stock of the company that continues to employ the equity holder following the spin-offs, with appropriate adjustments to the number of shares of common stock underlying each such award to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions; and

  (6)
  All unexercised option awards, whether vested or unvested, will be split among IAC and each of the Spincos based on relative value at the time of the spin-offs, with appropriate adjustments to the number of shares of common stock underlying each such award and the per share exercise price of each such award to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions.

        With respect to any IAC compensatory equity-based awards granted after December 31, 2007, those awards will convert into awards with respect to shares of common stock of the company that continues to employ the equity holder following the spin-offs, with appropriate adjustments to the number of shares underlying each such award and the per share exercise price of each such award (with respect to options) to maintain pre- and post spin-off values, but otherwise preserving the same vesting terms and other applicable terms and conditions.

        The treatment of IAC compensatory equity-based awards held by persons who will be employed by IAC immediately following the spin-offs is generally similar to that described above, with certain adjustments intended to provide retention incentives for IAC corporate employees.

The principal objective of the Committee in making these adjustments was one of fairness, with some of the particular considerations being:

  •
  A desire to reward service prior to the spin-offs with stock of the companies that made up IAC before the spin-offs, and reward service after the spin-offs with stock of the company for which an employee will work after the spin-offs;

  •
  An interest in eliminating the complexities that would be associated with maintaining the 2007 performance conditions among five separate public companies; and

  •
  Compliance with the terms of the applicable equity plans, tax laws and accounting requirements.

DIVIDEND POLICY

        None of the Spincos currently expects to pay a regular cash dividend. The declaration and payment of future dividends to holders of common stock of a Spinco will be at the discretion of the board of directors of that Spinco and will depend upon many factors, including its financial condition, earnings, capital requirements of its businesses, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors that its board of directors deems relevant.

TRANSFERS TO IAC AND FINANCING

        IAC currently expects that in connection with the spin-offs, HSNi will transfer to IAC up to approximately $[      ]million in cash or a combination of cash and HSNi's debt securities; an entity that will become a subsidiary of ILG prior to the spin-offs will distribute to IAC up to approximately $[      ] million in cash and Ticketmaster will distribute to IAC up to approximately $[      ] million in cash. These Spincos expect to finance the amount distributed to IAC through borrowings by the applicable Spinco or its subsidiaries and cash on hand. IAC currently expects that the borrowing arrangements will consist of a combination of secured credit facilities and privately-issued debt securities for each of HSNi, ILG and Ticketmaster. The amount to be paid to IAC, the amount and terms of the debt each Spinco will incur, the type of debt and the specific entity that will incur the debt have not been finally determined, but will be determined prior to the spin-offs. A number of factors could affect this final determination, and the amount of debt ultimately incurred, and the amount of cash distributed to IAC, could be substantially less than the amount assumed in this information statement. IAC does not expect Tree.com to incur material indebtedness prior to, or in connection with, the spin-offs and instead expects to contribute approximately $[        ] to Tree.com prior to its spin-off.

CERTAIN INFORMATION WITH RESPECT TO HSNi

BUSINESS OF HSNi

        When used with respect to any periods following the spin-offs and unless otherwise indicated, the term "HSNi" refers to HSN, Inc., a Delaware corporation, which was incorporated in connection with the spin-offs in May 2008 to hold IAC's retailing businesses, subsidiaries and investments (excluding Shoebuy and Jupiter Shop Channel and certain other equity investments). The following disclosure regarding HSNi's business assumes completion of the spin-offs.

        For information regarding the results of operations of HSNi on a historical basis, see the Combined Financial Statements of HSNi and the disclosure set forth under the caption "—Management's Discussion and Analysis of Financial Condition and Results of Operations of HSNi." For information regarding the results of operations of HSNi on a pro forma basis to give effect to the completion of the spin-offs, see the Unaudited Pro Forma Condensed Combined Financial Statements for HSNi.

Who We Are

        HSNi owns and operates HSN, a retailer and interactive lifestyle network offering a broad assortment of products through television home shopping programming on the HSN television network and HSN.com ("HSN"). HSN strives to transform the shopping experience by incorporating experts, entertainment, inspiration, solutions, tips and ideas in connection with the sale of products through the HSN television network and HSN.com. HSNi also owns and operates the Cornerstone Brands portfolio of catalogs and related websites, including Frontgate, Ballard Designs, Garnet Hill, Smith+Noble, The Territory Ahead, TravelSmith and Improvements, as well as a limited number of retail stores ("Cornerstone").

History

        HSNi's predecessor company began broadcasting television home shopping programming from its studios in St. Petersburg in 1981, and by 1985, was broadcasting this programming through a national network of cable and local television stations 24 hours a day, seven days a week. The company continued to broaden its national distribution network through a combination of cable, satellite and broadcast systems, and as of December 31, 2007, the HSN television network reached approximately 90.6 million homes in the United States.

        The company acquired Improvements, a catalog featuring thousands of innovative home, patio and outdoor products, in June 2001, and significantly grew its catalogs business through the acquisition of the Cornerstone Brands portfolio of leading print catalogs and related websites in April 2005.

        The company began conducting business online in 1994 and formally launched HSN.com, the online shopping portal for the HSN television network, in 1999. In connection with the spin-offs, the company, together with certain other of IAC's Retailing businesses, subsidiaries and investments, were contributed to HSNi.

What We Do

        HSNi markets and sells a wide range of third party and private label merchandise directly to consumers through HSN, which includes the HSN television network and its related website, HSN.com, as well as through Cornerstone.

        HSNi is committed to providing an evolving variety and mix of quality products at reasonable prices and brands that resonate with its customers. See "—Marketing and Merchandising." Products offered through HSN include electronics and housewares, jewelry, beauty, apparel, health, home fashions, accessories, vitamins and other products. Featured products include HSN-branded (or private label) products and third party-branded products, some of which are produced exclusively for HSN, as well as merchandise generally available through other retailers. Generally, the HSN television network and HSN.com offer the broadest range of products, while the brands and businesses within Cornerstone primarily offer home furnishings, products and accessories, and casual and leisure apparel.

HSN

  Overview

        HSN includes the HSN television network and its related website, HSN.com. The HSN television network broadcasts live, customer interactive television home shopping programming 24 hours a day, seven days a week. This programming is intended to promote sales and customer loyalty through a combination of product quality, value and selection, coupled with product information and entertainment. Programming is divided into separately televised segments, each of which has a host who presents and conveys information regarding featured products, sometimes with the assistance of a representative from the product vendor.

  Reach

        HSN produces live programming for the HSN television network from its studios in St. Petersburg, Florida and distributes this programming by means of satellite uplink facilities, which it owns and operates, to a satellite transponder leased by HSN on a full-time basis through May 2019. HSN has entered into a long-term satellite transponder lease to provide for continued carriage of the HSN television network on a replacement transponder and/or replacement satellite, as applicable, in the event of a failure of the transponder and/or satellite currently carrying the HSN television network. HSN has also designed business continuity and disaster recovery plans to ensure its continued satellite transmission capability on a temporary basis in the event of inclement weather or a natural or other disaster.

        As of December 31, 2006 and 2007, the HSN television network reached approximately 89.0 million and 90.6 million, respectively, of the approximately 111.3 million and 112.8 million homes in the United States with a television set, respectively. Television households reached by the HSN television network as of December 31, 2006 and 2007 primarily include approximately 62.4 million and 62.7 million households capable of receiving cable and/or broadcast transmissions and approximately 26.4 million and 27.8 million direct broadcast satellite system, or DBS, households, respectively.

  Pay Television Distribution

        HSN has entered into multi-year distribution and affiliation agreements with cable television and DBS operators, collectively referred to in this document as pay television operators, in the United States to carry the HSN television network, as well as to promote the network by carrying related commercials and distributing related marketing materials to their respective subscriber bases. In exchange for this carriage and related promotional and other efforts, HSN generally pays these pay television operators a fee, which consists of a per subscriber fee plus commissions, which are based on a percentage of the net merchandise sales to their subscriber bases. In some cases, pay television operators receive additional compensation in the form of advertising insertion time on the HSN television network and commission guarantees in exchange for their commitments to deliver a specified number of subscribers. Distribution and affiliation agreements with major and other pay television operators expire from time to time and renewal and negotiation processes with major pay television operators are typically lengthy. HSN is currently engaged in the renewal and/or negotiation processes with certain major cable pay television operators regarding agreements that expired as early as 2005 and carriage of the HSN television network has continued (and is expected to continue) under short-term extensions pending the conclusion of these processes.

  Broadcast Television Distribution

        As of December 31, 2007, HSN also had affiliation agreements with 71 low power television stations for carriage of the HSN television network with terms ranging from several weeks to several years. In exchange for this carriage, HSN pays the broadcast television stations hourly or monthly fixed rates. IAC owns 27 of the 71 low power television stations that carry the HSN network on a full-time basis. IAC intends to file the appropriate documentation with the Federal Communications Commission ("FCC") to transfer these stations to HSNi, which transfer is subject to the receipt of FCC approval.

  HSN.com

        HSN also includes HSN.com, a transactional e-commerce site that sells merchandise offered on the HSN television network, as well as select merchandise sold exclusively on HSN.com. HSN.com provides customers with additional content to support and enhance HSN television programming. For example, HSN.com provides users with an online program guide, value-added video of product demonstrations, live streaming video of the HSN television network, customer-generated product reviews and additional information about HSN show hosts and guest personalities.

Cornerstone

        Cornerstone consists of a number of branded catalogs and related websites, the primary of which are Frontgate, Ballard Designs, Garnet Hill, Smith+Noble, The Territory Ahead, TravelSmith and Improvements, and 25 retail stores.

        Frontgate features premium, high quality bed, bath and kitchen accessories, as well as outdoor, patio, garden and pool furnishings and accessories. Ballard Designs features European-inspired bed, bath, dining and office furnishings and accessories, as well as rugs, shelving and architectural accents for the home. Garnet Hill offers bed and bath furnishings and soft goods, as well as apparel and accessories for women and children, and Smith+Noble offers custom home furnishings and window treatments. The Territory Ahead offers casual apparel for men and women and TravelSmith offers travel wear for men and women and related accessories. Improvements features thousands of innovative home, patio and outdoor products.

        The various brands within Cornerstone generally incorporate on-site photography and real-life settings, coupled with related editorial content describing the merchandise and depicting situations in which it may be used. Branded catalogs are designed and produced in house, which enables each individual brand to control the production process and reduces the amount of lead time required to produce a given catalog.

        New editions of full-color catalogs are mailed to customers several times each year, with a total annual circulation in 2007 of approximately 400 million catalogs. The timing and frequency of catalog circulation varies by brand and depends upon a number of factors, including the timing of the introduction of new products, marketing campaigns and promotions and inventory levels, among other factors.

        Cornerstone also operates Frontgate.com, BallardDesigns.com, GarnetHill.com, SmithandNoble.com, TheTerritoryAhead.com, TravelSmith.com and Improvements.com, among other branded websites. These websites serve as additional, alternative storefronts for products featured in corresponding print catalogs, as well as provide customers with additional content to support and enhance their shopping experience. Additional content provided by these websites, which differs across the various websites, includes decorating tips and measuring and installation information, a feature that allows customers to browse the corresponding catalog on line and online design centers, gift registries and travel centers.

Supply

        HSN and Cornerstone purchase products by way of short- and long-term contracts and purchase orders, including products made to their respective specifications, as well as name brand merchandise and lines from third party vendors, typically under certain exclusive rights. The terms of these contracts and purchase orders vary depending upon the underlying products, the retail channel in which the products will ultimately be sold and the method of sale. In some cases, these contracts provide for the payment of additional amounts to vendors in the form of commissions, the amount of which is based upon the achievement of agreed upon sales targets, among other milestones. In addition, in the case of some purchases, HSNi businesses may have certain return, extended payment and/or termination rights. The mix and source of products generally depends upon a variety of factors, including price and availability, and HSNi manages inventory levels through periodic, ongoing analyses of anticipated and current sales. No single vendor accounted for more than 5% of HSNi's combined net sales in 2007, 2006 or 2005.

Marketing and Merchandising

        HSN continuously works to bring customers a broad assortment of new and existing products in a compelling, informative and entertaining format. For example, HSN frequently collaborates with experts in a variety of fields to present special events on the HSN television network featuring HSN products and relevant expert content. In most cases, these events are staged at HSN's television studios, and to a lesser extent, staged at venues associated with featured products. Online versions of certain special events are also featured on HSN.com for a limited time period following their broadcast on the HSN television network.

        In an effort to promote its own differentiated brand, HSN seeks to provide its customers with unique products that can only be purchased through HSN. HSN frequently partners with leading personalities and brands to develop product lines exclusive to HSN and believes that these affiliations enhance the awareness of the HSN brand among consumers generally, as well as increase the extent to which HSN and/or products sold through HSN are featured in the media. In some cases, vendors have agreed to market their HSN affiliation to their existing customers (i.e., by way of e-mail notifying customers when their products will be featured on the HSN television network).

        HSN also engages in co-promotional partnerships with major media companies to secure print advertising in national fashion, style and/or lifestyle publications to market HSN to prospective customers in its target demographic, as well as search engine marketing and targeted offline advertising around the holidays and other key promotional periods.

        The Cornerstone brands differentiate themselves by offering customers an assortment of innovative proprietary and branded apparel and home products. In many cases, Cornerstone, seeks to secure exclusive distribution rights for certain products. In addition, Cornerstone employs in-house designers or partners with leading manufacturers to develop exclusive new technology, such as wrinkle free fabrications. The various Cornerstone brands use their respective websites to promote special sales events and e-mail marketing to promote special offers, including cross-promotions for other Cornerstone brands. In addition, Cornerstone partners with third parties to offer promotional events such as sweepstakes and/or other advertising agreements. HSNi believes that these affiliations enhance the awareness of the Cornerstone brands among consumers as well as strengthen its various brands overall.

Order Entry, Fulfillment and Customer Service

        HSNi provides customers with convenient options in connection with the purchase, payment and shipment of merchandise, some of which vary by brand, business or product. Products may be purchased online or through sales and service centers, and, in the case of Cornerstone only, by way of traditional catalog sales order form submissions. In addition, in the case of HSN only, products may be purchased by phone through an automated attendant system or, in limited markets, by remote control through pay television set-top boxes.

        In addition to traditional payment options, such as credit and debit cards, payment options include private label credit cards and, in the case of HSN only, Flexpay, pursuant to which customers may pay for select merchandise in two to six interest-free, monthly credit or debit card payments. See "Risk Factors Relating to the Business of HSNi Following the Spin-Offs—Flexpay Program." HSN also offers its customers the convenience of ordering products under the Autoship program, pursuant to which customers may arrange to have products automatically shipped and billed at scheduled intervals. Standard and express shipping options are available and customers may generally return most merchandise for a full refund or exchange in accordance with applicable return policies (which vary by brand and business), subject to restocking fees for custom merchandise in the case of products sold through Cornerstone. Returns generally must be received within specified time periods after purchase, ranging from a minimum of thirty days to a maximum of one year, depending upon the applicable policy.

        HSNi seeks to fulfill customer orders and process returns quickly and accurately from a network of fulfillment centers located, for HSN, in Tennessee, California and Virginia, and for Cornerstone, in Ohio. HSNi contracts with several third party carriers and other fulfillment partners to ensure the reliable and timely delivery of products to its customers and processing of returns.

        Customers can also generally track the status of their orders through HSN.com and the various websites operated by Cornerstone, confirm information regarding shipping and, in some cases, confirm the availability of inventory and establish and manage personal accounts. Customers may communicate directly with customer service via e-mail or by telephone, with call center representatives available seven days a week.

Competition

        HSNi brands and businesses operate in a highly competitive environment. These brands and businesses are in direct competition for consumers with traditional offline and online retailers (both television and internet retailers), ranging from large department stores to specialty shops, electronic retailers, direct marketing retailers, mail order and catalog companies, infomercial retailers, wholesale clubs and discount retailers. In addition, the HSN television network competes for access to customers and audience share with other conventional forms of entertainment and content. The price and availability of programming for pay television systems affect the availability of distribution for HSN television programming and the compensation that must be paid to pay television operators for related carriage and competition for channel capacity and placement continues to increase. Principal competitive factors for HSNi brands and businesses include (i) brand recognition, (ii) value, quality and selection of merchandise, (iii) customer experience, including customer service and reliability of fulfillment and delivery services and (iv) convenience and accessibility of sales channels.

Employees

        As of December 31, 2007, HSNi employed approximately 5,500 full-time employees and approximately 1,100 part-time employees. No HSNi employees are represented by unions or other similar organizations and HSNi considers its relations with its employees to be good.

Properties

        HSNi owns its corporate headquarters in St. Petersburg, Florida, which consist of approximately 600,000 square feet of office space and include television studios, showrooms, broadcast facilities and administrative offices for HSN, as well as an HSN fulfillment center in Piney Flats, Tennessee. HSNi leases two additional HSN fulfillment centers in Fontana, California and Roanoke, Virginia pursuant to long-term leases that expire in 2011 and 2015, as well as other properties in various locations in the United States for executive and administrative offices and data centers. Cornerstone leases substantially all of its properties, consisting of administrative offices, retail outlets and fulfillment centers in West Chester, Ohio, as well as 25 retail stores and outlets in various locations throughout the United States, all pursuant to long-term leases with expiration date ranging from 2008 to 2018.

        All leases with HSNi brands and businesses are at prevailing market rates. HSNi believes that the duration of each lease is adequate and does not anticipate any future problems renewing or obtaining suitable leases for its principal properties. HSNi believes that its principal properties, whether owned or leased, are currently adequate for the purposes for which they are used and are suitably maintained for these purposes. From time to time HSNi considers various alternatives related to its long term facilities needs. While HSNi management believes existing facilities are adequate to meet its short term needs, it may become necessary to lease or acquire additional or alternative space to accommodate future growth.

HSNi Legal Proceedings

        In the ordinary course of business, HSNi and its subsidiaries are parties to litigation involving property, personal injury, contract, intellectual property and other claims. The amounts that may be recovered in such matters may be subject to insurance coverage or, where the claim arises from a product sold by HSNi's businesses, indemnity from the manufacturer. HSNi does not believe that such ordinary course litigation will have a material effect on its business, financial condition or results of operations.

        Rules of the Securities and Exchange Commission require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damage claims for amounts (exclusive of interest and costs) not exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. In the judgment of management, none of the pending litigation matters which HSNi and its subsidiaries are defending, including those described below, involves or is likely to involve amounts of that magnitude. However, the pending litigation matter described below could involve substantial amounts, which could have an adverse effect of HSNi's business, financial condition and results of operations.

FACTA Class Action Litigation against Cornerstone

        On January 9, 2008, George Morat filed this putative class action against Cornerstone Brands, Inc. ("CBI") and its affiliates in the United States District Court for the Middle District of Florida (Morat v. IAC/InterActiveCorp, et al., Case No. 3:08 CV-00032 (U.S. Dist. Ct., M.D. Fla.). Plaintiff claims that on or about November 17, 2007, he made a purchase on a CBI-affiliated website and that the website's order summary page electronically displayed the expiration date of his credit card. Plaintiff asserts that CBI violated the federal Fair and Accurate Credit Transactions Act ("FACTA"), 15 U.S.C. § 1681c(g), which provides, among other things, that "no person that accepts credit cards or debit cards for the transaction of business shall print more than the last five digits of the card number or the expiration date upon any receipt provided to the cardholder at the point of sale or transaction."

        FACTA permits a credit or debit cardholder to recover actual damages for negligent violations of the statute. For "willful" violations of the statute, FACTA authorizes an award of statutory damages between $100 and $1,000 for each violation, as well as the recovery of punitive damages and attorneys' fees. In this case, Plaintiff claims that CBI willfully violated FACTA and seeks actual damages, statutory damages, punitive damages, attorneys' fees and injunctive relief. Plaintiff purports to represent a nationwide class of consumers who, since December 4, 2006, have received from CBI or its affiliates an electronically printed credit or debit card receipt that contained more than the last five digits of the card number and/or expiration date.

        The parties disagree, among other things, as to whether the display of cardholder information on a computer screen constitutes a "receipt" that was "printed" and "provided to the cardholder" under FACTA. The parties agree, however, that this threshold issue should be determined by the court before the parties engage in discovery or complete briefing on Plaintiff's class certification motion. The parties filed a joint stipulation of undisputed facts and joint motion to set a briefing and discovery schedule for motions for summary judgment and class certification. The parties' joint motion was granted by the court.

        HSNi believes that the claims in this putative class action lack merit and will continue to vigorously defend against it.

        In addition to the matter discussed above, HSNi and its businesses are subject to various legal proceedings and claims and governmental investigation that arise in the ordinary course of business. HSNi currently believes that the resolution of such matters, including the matter discussed above, will not have a material adverse effect on its business, financial condition or results of operations.

RISK FACTORS RELATING TO THE BUSINESS OF HSNi FOLLOWING THE SPIN-OFFS

        HSNi's business, financial condition and results of operations are subject to certain risks that are described below and in the section "Risk Factors" beginning on page [    ]. You should carefully consider these risks and uncertainties. The risks and uncertainties described below and elsewhere in this information statement are not the only ones facing HSNi and its businesses.

Third Party Pay Television Relationships—HSNi depends on relationships with pay television operators and any adverse changes in these relationships could adversely affect its business, financial condition and results of operations.

        HSNi is dependent upon the pay television operators with whom it enters into distribution and affiliation agreements to carry the HSN television network. Distribution and affiliation agreements with major pay television operators expire from time to time and in some cases, renewals are not agreed upon prior to the expiration of a given agreement and the HSN television network continues to be carried by the relevant pay television operator without an effective affiliation agreement in place. Renewal and negotiation processes with pay television operators are typically lengthy and HSNi is currently engaged in the renewal and/or negotiation processes with certain major cable pay television operators regarding agreements that expired as early as 2005, with carriage of the HSN network continuing under short-term extensions pending the conclusion of these processes. No assurances can be given that HSNi will be able to successfully pursue the renewal, or negotiate new, distribution and affiliation agreements with these or other providers to carry the HSN television network on acceptable terms, if at all.

        The cessation of carriage of the HSN television network by a major pay television operator or a significant number of smaller pay television operators for a prolonged period of time could adversely affect HSNi's business, financial condition and results of operations. While HSNi believes that it will be able to continue to successfully manage the distribution process in the future, certain changes in distribution levels, as well as increases in commission rates and/or other fees payable for carriage, could occur notwithstanding these efforts.

Third Party Vendor and Other Relationships—HSNi depends on relationships with vendors, manufacturers and other third parties, and any adverse changes in these relationships could adversely affect its business, financial condition and results of operations.

        HSNi businesses purchase merchandise from a wide variety of third party vendors, manufacturers and other sources pursuant to short- and long-term contracts and purchase orders. The ability of HSNi businesses to indentify and establish relationships with these parties, as well as access quality merchandise in a timely and efficient manner on acceptable terms and cost, can be challenging. In particular, HSNi businesses purchase a significant amount of merchandise from vendors and manufacturers abroad, and have experienced (and expect to continue to experience) increased costs for goods sourced in these markets, particularly in China. HSNi depends on the ability of vendors and manufacturers in the U.S. and abroad to produce and deliver goods that meet applicable quality standards, which is impacted by a number of factors not within the control of these parties, such as political or financial instability, trade restrictions, tariffs, currency exchange rates and transport capacity and costs, among others. In particular, Cornerstone is dependent, in significant part, upon independent, third party manufacturers to produce private label merchandise.

        Late delivery of merchandise or delivery of merchandise that does not meet applicable quality standards could cause HSNi businesses to miss customer delivery dates or delay scheduled promotions, which would result in the failure to meet customer expectations and could cause customers to cancel orders or cause HSNi businesses to be unable to source merchandise in sufficient quantities, which could result in lost sales. The failure of HSNi businesses to identify new vendors and manufacturers, maintain relationships with a significant number of existing vendors and manufacturers and/or access quality merchandise in a timely and efficient manner on acceptable terms and cost, could adversely affect HSNi's business, financial condition and results of operations.

Channel Capacity and Placement for the HSN Television Network—The failure to secure suitable placement for the HSN television network would adversely affect HSNi's business, financial condition and results of operations.

        HSNi is dependent upon the continued ability of HSN to compete for television viewers. Effectively competing for television viewers is dependent, in substantial part, on the ability of HSN to secure suitable placement, in other words, the placement of the HSN television network within a suitable programming tier at a low channel position placement. The advent of digital compression technologies and the adoption of digital cable has resulted in increased channel capacity, which together with other changing laws, rules and regulations regarding cable television ownership, impacts the ability of HSN to secure suitable channel placement. While increased channel capacity could provide a means through which the HSN television network could be more widely distributed, it could also adversely affect the ability to attract television viewers to the HSN television network to the extent it results in:

  •
  higher channel position placement for the HSN television network;

  •
  placement of the HSN television network in digital programming tiers, which generally have lower levels of television viewer penetration than basic or expanded basic programming tiers;

  •
  competitors entering the marketplace;

  •
  or more programming options being available to the viewing public in the form of new television networks and time-shifted viewing (e.g., personal video recorders, video-on-demand, interactive television and streaming video over broadband internet connections).

        If the HSN television network is carried exclusively in a system on a digital programming tier, HSN will experience a reduction in revenue to the extent that the digital programming tier has less television viewer penetration than the basic or expanded basic programming tier. In addition, HSN may experience a further reduction in revenue due to increased television viewing audience fragmentation and to the extent that not all televisions sets within a digital cable home are equipped to receive television programming in a digital format. HSNi's future success will also depend, in part, on the ability of HSN to anticipate and adapt to technological changes and to offer elements of the HSN television network via new technologies in a cost-effective manner that meet customer demands and evolving industry standards.

Marketing—HSNi may not attract and retain customers in a cost-effective manner, which could adversely affect its business, financial condition and results of operations.

        HSNi's long-term success, in large part, depends on the continued ability of HSNi businesses to attract new and retain existing customers. In an effort to do so, HSNi and its businesses engage in various marketing and merchandising initiatives, which involve the expenditure of considerable money and resources, particularly in the case of the production and distribution of HSN television programming and catalogs, and to a lesser but increasing extent, online advertising. HSNi and its businesses have spent, and expect to continue to spend, increasing amounts of money on, and devote greater resources to, certain of these initiatives, particularly in connection with the growth and maintenance of HSNi brands generally, as well as in the continuing efforts of HSNi businesses to increasingly engage customers through online channels. No assurances can be provided that these initiatives will resonate with existing customers or consumers generally, or if so, that they will be cost-effective. In addition, HSNi believes that costs associated with the production and distribution of

HSN television programming, paper and printing costs for catalogs and costs associated with online marketing, including search engine marketing (primarily the purchase of relevant keywords) are likely to increase in the foreseeable future, and if significant, could have an adverse effect on HSNi's business, financial condition and results of operations to the extent that they do not result in corresponding increases in sales.

Customer Preferences and Trends—HSNi businesses may not be able to accurately predict and/or respond in a timely manner to evolving customer preferences and trends and industry standards, which could adversely affect HSNi's business, financial condition and results of operations.

        HSNi's success depends, in significant part, on the ability of HSNi businesses to accurately predict, and respond in a timely manner to, changes in customer preferences and fashion, lifestyle and other trends and industry standards. While product mix and price points are continuously monitored and adjusted in an attempt to satisfy consumer demand and respond to changing economic and business conditions, no assurances can be provided that HSNi businesses will be successful in these efforts, and any sustained failure to do so could result in excess inventory and related markdowns, which if significant, would have a material adverse affect on HSNi's business, financial conditions and results of operations.

        In addition, sales by HSNi businesses through online channels are continuing to increase and these businesses continue to increasingly attempt to engage customers through online channels. The e-commerce industry is characterized by evolving industry standards, frequent new service and product introductions and enhancements, as well as changing customer demands, to which HSNi businesses may not be able to adapt quickly enough and/or in a cost-effective manner, and the failure to do so could have an adverse effect on HSNi's business, financial condition and results of operations.

Adverse Events and Trends—Adverse economic and business conditions could adversely affect HSNi's business, financial condition and results of operations.

        Retailers generally are particularly sensitive to adverse global economic and business conditions, which could result in a loss of consumer confidence and related decreases in consumer expenditures, particularly discretionary expenditures. These and any other adverse economic and business conditions could result in a decrease in sales, which would have an adverse impact on HSNi's business, financial condition and result of operations, which could be material to the extent that any such conditions were to continue on a prolonged basis.

Flexpay Program—Unplanned losses experienced in connection with the Flexpay program could adversely affect HSNi's business, financial condition and results of operations.

        HSN offers Flexpay, pursuant to which customers may pay for certain merchandise in two to six interest-free, monthly credit or debit card payments. HSNi maintains allowances for doubtful accounts of estimated losses resulting from the inability of customers to make required payments. While actual losses due to the inability of customers to make required payments have historically been within estimates, no assurances can be provided that HSNi will continue to experience these losses at the same rate as it has historically or that actual losses in any given period will not exceed related estimates. HSN has continued to offer more products through Flexpay and customers have increasingly used Flexpay to pay for purchases. As Flexpay balances grow, HSNi expects that it will continue to experience these losses at greater rates, which will require HSNi to maintain greater allowances for doubtful accounts of estimated losses than it has historically. A significant increase in losses of this nature could adversely affect HSNi's business, financial condition and results of operations.

Delivery Costs—Increased delivery costs could adversely affect HSNi's business, financial condition and results of operations.

        HSNi businesses are impacted by increases in shipping rates charged by various shipping vendors relating to the procurement of merchandise from vendors and manufacturers, the shipment of merchandise to customers and the mailing of catalogs, which over the past few years have increased significantly in comparison to historical levels. HSNi currently expects that shipping and postal rates will continue to increase. In the case of deliveries to customers, HSNi has negotiated favorable shipping rates, which increase at agreed upon levels over time, with one independent, third party shipping company pursuant to a long-term contract. If this relationship were to terminate or if the shipping company was unable to fulfill its obligations under the contract for any reason, HSNi would have to work with other shipping companies to deliver merchandise to customers, which would most likely be at less favorable rates. Any increase in shipping rates and related fuel and other surcharges passed on to HSNi by this or any other shipping company would adversely impact profits, given that HSNi may not be able to pass these increased costs directly to customers or offset them by increasing prices without a detrimental effect on customer demand.

Ability to Broadcast the HSN Television Network—The continued or permanent inability to broadcast the HSN television network would adversely affect HSNi's business, financial condition and results of operations.

        HSNi's success is dependent upon the continued ability of HSN to transmit the HSN television network to broadcast and pay television operators from its satellite uplink facilities. HSN has entered into a long-term satellite transponder lease to provide for continued carriage of the HSN television network on a replacement transponder and/or replacement satellite, as applicable, in the event of a failure of the transponder and/or satellite currently carrying the HSN television network. Although HSNi believes that every reasonable measure is being taken to ensure continued satellite transmission capability, no assurances can be provided that termination or interruption of satellite transmissions will not occur. HSNi has designed business continuity and disaster recovery plans to ensure continued satellite transmission capability on a temporary basis in the event of inclement weather or a natural or other disaster.

        HSN broadcasts its television programming pursuant to a broadcast license from the Federal Communications Commission (the "FCC"). In addition, HSN is affiliated with a number of low power television broadcast station licensees (collectively, the "Low Power Licensees") that also broadcast programming pursuant to broadcast licenses from the FCC. The HSN television network and the Low Power Licensees are subject to regulation by the FCC under the Communications Act of 1934, as amended, which prohibits the operation of broadcast television stations except in accordance with a license issued by the FCC and empowers the FCC to issue, revoke, modify and renew broadcast television licenses, approve the transfer of control of any entity holding such licenses, determine the location of stations, regulate the equipment used by stations, adopt necessary regulations and impose penalties for related violations. The failure of HSN to comply with the terms of its broadcast license could result in the inability to broadcast the HSN television network, as well as penalties. The prolonged or permanent interruption of satellite transmission capability or other inability to broadcast the HSN television network for any reason, as well as related costs incurred, would have a material adverse effect on HSNi's business, financial condition and results of operations.

Potential Product Liability Claims—HSNi businesses may be subject to claims for representations made in connection with the sale and promotion of merchandise or for harm experienced by customers who purchase merchandise from HSNi businesses.

        The manner in which HSNi businesses sell and promote merchandise and related claims and representations made in connection with these efforts is regulated by federal and state law. Since October 1996, HSN has been subject to a consent order issued by the Federal Trade Commission (the

"FTC"), which terminates on the later of April 15, 2019, or twenty years from the most recent date that the United States or the FTC files a complaint in federal court alleging any violation thereunder. Pursuant to this consent order, HSN is prohibited from making claims for specified categories of products, including claims that a given product can cure, treat or prevent any disease or have an effect on the structure or function of the human body, unless it has competent and reliable scientific evidence to substantiate such claims. Violation of this consent order may result in the imposition of significant civil penalties for non-compliance and related redress to consumers and/or the issuance of an injunction enjoining HSN from engaging in prohibited activities. The FTC periodically investigates the business and operation of HSN on an ongoing basis for purposes of determining its compliance with the consent order. Other regulations may also affect the claims and manner in which HSNi can market its products through its businesses. For example, the Food and Drug Administration has specific regulations regarding claims that can be made about food products, as well as regulates marketing claims that can be made for cosmetic beauty products and over-the-counter drugs, which include acne products, all of which are sold through HSN. Also, the Environmental Protection Agency requires products that make certain types of claims, such as "anti-bacterial," to be registered with them prior to making such claims, which products are also sold through HSN.

        HSNi businesses may be exposed to potential liability from claims by purchasers or from federal, state and local regulators and law enforcement agencies, including, but not limited to, for personal injury, wrongful death and damage to personal property relating to merchandise sold and misrepresentation of merchandise features and benefits. In certain instances, HSNi businesses have the right to seek indemnification for related liabilities from its vendors and may require such vendors to carry minimum levels of product liability and errors and omissions insurance. No assurances can be provided that all vendors will be able to obtain suitable coverage or maintain this coverage on acceptable terms, or that this insurance will provide adequate coverage against all potential claims or even be available with respect to any particular claim.

        While HSNi believes that its businesses have structured their operations and vendor and manufacturer relationships in a manner to ensure compliance with federal, state and local laws with respect to the sale and promotion of merchandise, no assurances can be provided that HSNi or its businesses would not be held liable for product liability claims or for representations made in connection with the sale and promotion of merchandise. If significant, any such liability could adversely affect HSNi's business, financial conditions and results of operations.

Compliance and Changing Laws, Rules and Regulations—Failure to comply with existing laws, rules and regulations, or to obtain and maintain required licenses and rights, could adversely affect HSNi's business, financial condition and results of operations.

        The failure of HSNi businesses to comply with existing laws, rules and regulations, or to obtain required licenses and rights, could adversely affect HSNi's business, financial condition and results of operations. HSNi businesses market and provide a broad range of merchandise through online and offline channels. As a result, they are subject to a wide variety of statutes, rules, regulations, policies and procedures in various jurisdictions which are subject to change at any time, including laws regarding consumer protection, privacy, the regulation of retailers generally, the importation, sale and promotion of merchandise and the operation of retail stores and warehouse facilities, as well as laws and regulations applicable to the internet and businesses engaged in online commerce, such as those regulating the sending of unsolicited, commercial electronic mail. In addition, unfavorable changes in the laws, rules and regulations applicable to HSNi and its businesses could decrease demand for merchandise offered by HSNi businesses, increase costs and/or subject HSNi to additional liabilities, which could have an adverse effect on its business, financial condition and results of operations.

        Various regulations impact the marketing efforts of HSNi brands and businesses. For example, both the FTC's Telemarketing Sales Rule, the FCC's Telephone Consumer Protection Act and similar state rules outline procedures that must be followed when telemarketing to customers and many states also have laws regulating telemarketing. Online sales and e-mail marketing efforts of HSNi brands and businesses are subject to general commercial law, as well as to specific laws governing electronic commerce. For instance, laws administered by the FTC place restrictions on the manner and content of e-mail marketing campaigns.

        Online sales must comply with a variety of existing and new federal and state laws dealing with privacy, intellectual property, taxation, the provision of online payment services and electronic contracts. While U.S. Supreme Court decisions currently restrict the imposition of obligations to collect state and local sales and use taxes with respect to sales made over the internet, a number of states, as well as the U.S. Congress, have been considering, initiatives that could limit or supersede this position, and New York State laws regarding the imposition of tax collection obligations are expected to be amended in June 2008 to require online vendors and service providers with $10,000 or more per year in affiliate sales (sales sourced through affiliated websites, agents or representatives based in New York State) to collect sales tax. If any of these initiatives are successful, HSNi businesses could be required to collect sales and use taxes. The imposition by the federal or state and local governments of various taxes and related obligations upon internet commerce and online vendors and service providers could create administrative burdens for HSNi businesses, put HSNi businesses at a competitive disadvantage to the extent that similar obligations are not imposed upon their competitors and could decrease future sales.

        While HSNi believes that the practices of its businesses have been structured in a manner to ensure compliance with these laws and regulations, no assurances can be provided that federal or state regulatory authorities would not take a contrary position. The failure of HSNi and/or any of its businesses to comply with these laws and regulations could result in fines and/or proceedings against HSNi and/or its businesses by governmental agencies and/or consumers, which could adversely affect HSNi's business, financial condition and results of operations.

CAPITALIZATION

        The following table presents HSNi's cash and cash equivalents and capitalization as of December 31, 2007 on an historical basis and on an unaudited pro forma basis for the separation and the financing. Pro forma for the separation and the financing includes the $       million in indebtedness that HSNi expects to hold at separation. The separation of HSNi and the related financing transactions are described in the notes to the Unaudited Pro Forma Condensed Combined Balance Sheet under the Unaudited Pro Forma Condensed Combined Financial Statements as if the separation and the related transactions and events had been consummated on December 31, 2007.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and HSNi believes such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and financing.

        This table should be read in conjunction with "Selected Historical Financial Data," "Transfers to IAC and Financing," "Description of Capital Stock of the Spincos," "Management's Discussion and Analysis of Financial Condition and Results of Operations of HSNi," the combined financial statements of HSNi and the "Unaudited Pro Forma Condensed Combined Financial Statements" and accompanying notes included in this information statement.

        The table below is not necessarily indicative of HSNi's cash and cash equivalents and capitalization had the separation and the related financing transactions been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had HSNi been operating as an independent, publicly-traded company at that date and is not necessarily indicative of HSNi's future capitalization or financial condition.

	As of December 31, 2007
	Historical	Unaudited Pro Forma for the Separation and Financing
	(in millions)
Cash and cash equivalents	$6	$

Long-term debt:
Bank credit facility and notes	$—	$

Total long-term debt	—

Invested equity	2,943

Total capitalization	$2,943	$

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical combined financial information for HSN, Inc. ("HSNi") for each of the years in the five-year period ended December 31, 2007. This data was derived, in part, from the historical combined financial statements of HSNi included elsewhere in this document and reflects the operations and financial position of HSNi at the dates and for the periods indicated. The information in this table should be read in conjunction with the combined financial statements and accompanying notes and other financial data pertaining to HSNi included herein. However, this financial information does not necessarily reflect what the historical financial position and results of operations of HSNi would have been had HSNi been a stand-alone company during the periods presented.

	Year Ended December 31,
	2007	2006	2005(1)	2004 (unaudited)	2003 (unaudited)
	(Dollars in Thousands)
Statement of Operations Data:
Revenue	$2,908,242	$2,877,954	$2,670,951	$1,905,903	$1,763,689
Operating income	169,791	213,196	195,152	127,748	104,223
Earnings from continuing operations	105,233	133,532	127,077	84,235	62,047
Net income	164,804	122,817	223,221	79,048	77,344
Balance Sheet Data (end of period):
Working capital	$147,185	$340,592	$320,991	$241,871	$189,194
Total assets	4,220,631	4,458,167	4,527,376	3,988,728	3,935,580
Invested equity	2,942,886	3,123,716	3,158,360	2,464,651	2,501,750

(1)
Includes the results of Cornerstone Brands, Inc. since its acquisition on April 1, 2005.

HSN, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Combined Financial Statements of HSN, Inc. and subsidiaries ("HSNi") reflect adjustments to the historical combined financial statements of HSNi to give effect to the separation and related financing transactions described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements as of December 31, 2007 for the Unaudited Pro Forma Condensed Combined Balance Sheet and as of January 1, 2007 for the Unaudited Pro Forma Condensed Combined Statement of Operations.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. Such adjustments are subject to change based on the finalization of the terms of the separation and the financing agreements.

        The following Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical combined financial statements of HSNi and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of HSNi included in this information statement.

        These Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of HSNi's results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had HSNi been operating as an independent publicly traded company during such periods. In addition, they are not necessarily indicative of HSNi's future results of operations or financial condition.

HSN, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2007

	Historical	Separation and Financing Adjustments		Pro Forma for the Separation and Financing
	(In thousands)
ASSETS
Cash and cash equivalents	$6,220	$	(a), (b)	$
Other current assets	589,808

Total current assets	596,028
Non-current assets	3,624,603		(a)

TOTAL ASSETS	$4,220,631	$		$

LIABILITIES AND INVESTED EQUITY
LIABILITIES:
Current liabilities	$448,843	$		$
Long-term liabilities	828,902		(a)
INVESTED EQUITY:
Common shares, $ par value; authorized; issued and outstanding on a pro forma basis	—		(b)
Additional paid-in capital	—		(b)
Invested capital	4,522,873		(b)
Receivables from IAC and subsidiaries	(1,581,157)		(b)
Accumulated other comprehensive income	1,170

Total invested equity	2,942,886

TOTAL LIABILITIES AND INVESTED EQUITY	$4,220,631	$		$

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	Historical	Preliminary Separation Adjustments		Preliminary Pro Forma for the Separation	Final Separation and Financing Adjustments		Final Pro Forma for the Separation and Financing
	(In thousands, except per share data)
Revenue	$2,908,242	$—		$2,908,242	$		$
Operating expenses	2,738,451	2,561	(c)	2,741,039
		27	(d)

Operating income	169,791	(2,588)		167,203
Other income (expense):
Interest income	252	—		252
Interest expense	—	—		—		(e)
Other expense	(256)	—		(256)

Total other expense, net	(4)	—		(4)

Earnings from continuing operations before income taxes	169,787	(2,588)		167,199
Income tax provision	(64,554)	962	(f)	(63,592)		(f)

Earnings from continuing operations	$105,233	$(1,626)		$103,607	$		$

Pro forma earnings per share:(g)
Basic earnings per share from continuing operations							$
Diluted earnings per share from continuing operations							$

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands)

(a)
Represents the issuance of $       million of debt. Issuance costs associated with the debt are $       million.

(b)
To effect the terms of the separation as follows:

(i)
the transfer of $         million in cash to IAC prior to HSNi's separation from IAC, which includes $         million from financing referred to in Note (a) above;

(ii)
the extinguishment of the receivable from IAC and subsidiaries; and

(iii)
the issuance of         million HSNi shares to effect the transfer of its ownership from IAC to IAC's shareholders.

(c)
To reflect the estimated increase in expenses that HSNi expects to incur on a stand-alone basis after its separation from IAC. These expenses include the costs related to services previously obtained from IAC such as treasury and tax as well as the additional costs associated with being a publicly traded company. This amount excludes the one-time costs of $1.2 million expected to be incurred in connection with the separation.

(d)
To reflect the additional non-cash compensation expense due to the modification of stock-based compensation awards due to the separation. The modification includes the accelerated vesting of certain unvested restricted stock units ("RSUs") and the modification of all unvested and vested stock options. The additional expense relates to the impact of the modification of unvested stock options. This amount excludes the one-time impacts of $35 thousand and $6.4 million, respectively, due to the modification of unexercised vested stock options and the accelerated vesting of certain unvested RSUs. Since the charges related to these modifications are non-recurring, they have not been reflected in these pro forma financial statements.

There may be additional stock-based awards granted in connection with the separation but the amount of such awards, if any, has not yet been determined and no expense with respect thereto has been reflected herein.

(e)
To reflect the costs related to the borrowings referred to in Note (a) above.

(f)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 37.2%.

(g)
Earnings per share and weighted average shares outstanding reflect the estimated number of common shares expected to be outstanding upon completion of the separation, based on an expected exchange ratio of      a share of HSNi for each share of IAC. These amounts do not reflect the impact of IAC accelerating the vesting provisions of a portion of the outstanding RSUs in connection with the separation, as such impact will be calculated using balances then outstanding, which are currently not determinable. Also, these amounts reflect the portion of

HSN, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(In thousands)

outstanding equity awards that were included in IAC dilutive earnings per share calculation. Pro forma earnings per share is calculated using the following:

Year Ended December 31, 2007
Earnings from continuing operations	$

Basic shares outstanding—weighted average shares
Other dilutive securities including stock options, warrants, and restricted stock and share units

Diluted shares outstanding—weighted average shares

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF HSNi

        The following discussion describes the financial condition and results of operations of HSN, Inc. ("HSNi") as though HSNi were a separate company as of the dates and for the periods presented and includes the businesses, assets and liabilities that will comprise HSNi following the spin-off.

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying HSNi as one of those five companies. We refer to the separation transaction herein as the "spin-off." In connection with the spin-off, HSNi was incorporated as a Delaware corporation in May 2008. HSNi currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, HSNi will primarily consist of HSN and Cornerstone, the businesses that formerly comprised IAC's Retailing segment. HSN consists of the HSN television network and HSN.com, and Cornerstone includes the Cornerstone Brands portfolio of leading print catalogs and related websites, as well as a limited number of retail stores. HSNi will not include the equity investment in Jupiter Shop Channel, the investment in Arcandor AG and the related contingent value right. The businesses to be operated by HSNi following the spin-off are referred to herein as the "HSNi Businesses." HSNi will also include the entities described below in the Management Overview under the heading "Discontinued Operations."

Basis of Presentation

        The historical combined financial statements of HSNi and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of HSNi reflect the contribution or other transfer to HSNi of all of the subsidiaries and assets and the assumption by HSNi of all of the liabilities relating to the HSNi Businesses in connection with the spin-off and the allocation to HSNi of certain IAC corporate expenses relating to the HSNi Businesses. Accordingly, the historical combined financial statements of HSNi reflect the historical financial position, results of operations and cash flows of the HSNi Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the HSNi Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for HSNi on an as if stand-alone, separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because they exclude certain investments and assets that were owned, either directly or indirectly, by legal entities that comprise the HSNi Businesses. The ownership of these investments and assets will be retained by IAC after the spin-off. These combined financial statements present IAC's and its subsidiaries net investment in the HSNi Businesses as invested equity in lieu of shareholders' equity. Intercompany transactions and accounts have been eliminated.

        In the opinion of HSNi's management, the assumptions underlying the historical combined financial statements of HSNi are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of HSNi would have been had HSNi been a stand-alone company during the periods presented.

MANAGEMENT'S OVERVIEW

        HSNi markets and sells a wide range of third party and private label merchandise directly to consumers through (i) television home shopping programming broadcast on the HSN television network, (ii) catalogs, which consist primarily of the Cornerstone Brands portfolio of leading print catalogs and (iii) websites, which consist primarily of HSN.com and branded websites operated by Cornerstone Brands.

        HSNi's television home shopping business and related internet commerce is referred to herein as "HSN" and all catalog operations and related internet commerce are collectively referred to herein as "Cornerstone."

Sources of Revenue

        HSN revenue includes merchandise sales originating from the live television broadcast of its programming 24 hours per day, seven days a week and the HSN.com website. HSN also sells merchandise through its "Autoship" program under which customers receive scheduled merchandise shipments according to a pre-determined calendar.

        Cornerstone sells private label and third party merchandise. The primary brands within the Cornerstone business portfolio include Frontgate, Ballard Designs, Garnet Hill, Smith+Noble, The Territory Ahead, TravelSmith and Improvements.

Products and Customers

        HSNi sells a wide array of merchandise across its various channels of distribution. HSN merchandise categories primarily consist of jewelry, apparel & accessories, health & beauty and home & other. Cornerstone merchandise categories generally consist of home furnishings (including indoor/outdoor furniture, window treatments and other home-related goods) and apparel & accessories.

        HSNi management believes that, combined with a multi-channel distribution strategy, merchandise diversification appeals to a broader segment of potential customers and is an important part of its overall business strategy. HSNi is continually developing new merchandise offerings from existing, potential and future suppliers, to supplement its existing product lines.

Channels of Distribution; Marketing Costs

        HSNi markets and offers products directly to customers through television programming, catalogs and branded websites, allowing customers to conveniently and directly transact with HSNi. HSN's live television programming is distributed primarily through cable and satellite distribution agreements. HSN reached approximately 90.6 million, 89.0 million and 89.0 million households as of December 31, 2007, 2006 and 2005, respectively, and believes its television network reaches approximately 80% of the available households in the United States. Catalog circulation was 400.8 million and 421.2 million in 2007 and 2006, respectively, and 336.1 million from its date of acquisition in April 2005. Catalog circulation fluctuates by brand, generally driven by seasonal considerations and customer demand trends. Although the majority of HSNi's marketing costs are incurred in the distribution of its television programming and catalog circulation, HSNi has and expects to continue to invest in online and offline advertising to build its brands and drive traffic to its websites.

        In addition, some of the HSNi Businesses manage affiliate programs, pursuant to which they pay commissions and fees to third parties based on revenue earned. These distribution channels might also offer their own products, as well as those of other third parties, that compete with those made available and offered by the HSNi Businesses.

        Sales and marketing expense as a percentage of revenue increased to approximately 20% in both 2007 and 2006 from approximately 19% in 2005.

Access to Supply

        The HSNi Businesses purchase merchandise from a wide variety of third party vendors, manufacturers and other sources pursuant to short- and long-term contracts and purchase orders. In particular, the HSNi Businesses purchase a significant amount of merchandise from vendors and manufacturers abroad, particularly China. HSNi depends on the ability of vendors and manufacturers in the U.S. and abroad to produce and deliver goods that meet applicable quality standards. Cornerstone, in particular, is dependent, in significant part, upon independent, third party manufacturers to produce private label merchandise. In addition, HSNi provides certain supplier partners with important customer acquisition channels through its multiple brands and businesses.

Discontinued Operations

        Discontinued operations consist of HSNi Businesses that engaged in television retailing and other forms of television-based commerce in Europe, primarily in Germany and the United Kingdom. Discontinued operations in Germany consist of EUVÍA, a group of companies that were primarily engaged in television game-based entertainment and commerce; and Home Shopping Europe GmbH & Co. KG, and its affiliated station HSE24 ("HSE"), a television and internet retailer. Discontinued operations in the United Kingdom consist of Quiz TV Limited a television game-based entertainment network and iBuy, a television and internet auction-formatted retailer.

        During the second quarter of 2005, HSNi sold its 48.6% ownership interest in EUVÍA. During the second quarter of 2006, Quiz TV Limited ceased operations and during the fourth quarter of 2006, iBuy was classified as held for sale. Additionally, in the second quarter of 2007, both iBuy's assets and HSE were sold. Accordingly, discontinued operations in the accompanying combined statements of operations and cash flows include EUVÍA and HSE through June 2, 2005 and June 19, 2007, respectively. Quiz TV Limited and iBuy are presented as discontinued operations in the accompanying combined balance sheets and combined statements of operations and cash flows for all periods presented.

2006/2007 Developments

        HSNi made a significant leadership change in April 2006 with the appointment of a new Chief Executive Officer. Executive and key personnel changes ensued, continuing into 2007. These new executive leaders aligned their staffs, repositioned merchandise, evaluated supplier relationships and redefined business processes in support of new company strategies primarily focused on defining a clear and differentiated brand and promoting this brand identity for HSNi. These transitions gave rise to increased operating expenses, primarily in the form of employee acquisition and transition costs.

        In April 2007, largely as a result of increasing cable and satellite distribution costs, HSN ceased operating America's Store, a home shopping network that reached an average of 14.3 million and 15.0 million households during 2006 and 2005, respectively. America's Store sales were $15.9 million, $88.6 million and $86.7 million in 2007, 2006, and 2005, respectively.

        As a part of executing its strategies, HSNi disposed of certain merchandise lines and discontinued vendor relationships not aligned with its evolving brand identity. In addition, while seeking merchandise that aligned with its brand identity, it acquired certain merchandise that did not perform to expectations with its customers, resulting in excess on-hand inventory. Much of this excess merchandise inventory was discounted and sold at clearance-level prices on TV, over the internet, through promotional catalogs, in outlet stores, or liquidated through wholesalers.

        Disappointing results at Cornerstone during the fourth quarter of 2007 reflected both specific merchandising and execution issues at certain brands, as well as the difficult macro economic environment for retailers, particularly in the home and apparel categories. Although HSN has also been challenged by the softening of the home and apparel categories, HSN has been less adversely affected by the current economic climate than Cornerstone, since HSN, as a multi-category retailer, is able to adjust its product assortment more easily to react to consumer demand.

        Cornerstone is recalibrating its 2008 plans by, among other things, reducing inventory purchases and capital and operating expenditures and revisiting merchandising and marketing, including catalog circulation, strategies. While HSNi expects profitability at Cornerstone for the full year of 2008, Cornerstone experienced operating losses in the first quarter. HSNi believes that near term quarterly profit growth at Cornerstone is unlikely as the steps taken will not be sufficient to offset continued pressure on revenue and margins.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Revenue

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Revenue—HSN	$1,892,582	0%	$1,884,650	0%	$1,887,661
Revenue—Cornerstone	1,016,091	2%	994,621	27%	783,743
Inter-segment elimination	(431)	67%	(1,317)	(191)%	(453)

Total revenue	$2,908,242	1%	$2,877,954	8%	$2,670,951

        Revenue primarily relates to the sale of merchandise and is reduced by incentive discounts and sales returns. In accordance with Staff Accounting Bulletin 104, revenue is recorded when delivery to the customer has occurred. Delivery is considered to have occurred when the customer takes title and assumes the risks and rewards of ownership, which is generally on the date of shipment. HSNi's sales policy allows customers to return merchandise for a full refund or exchange, subject in some cases to restocking fees and exceptions to certain merchandise.

        Revenue in 2007 increased $30.3 million from 2006 primarily due to slight growth from Cornerstone, while revenue from HSN remained relatively flat. Online sales continued to grow at a double digit rate in 2007. Revenue from HSN grew 4%, excluding America's Store which ceased operations on April 3, 2007. HSNi's revenue reflects a 2% increase in average price point, partially offset by a 1% decrease in units shipped. Average price point was $60.09 in 2007, up from $58.70 in 2006. Overall units shipped in 2007 were negatively impacted by reduced revenue associated with the shutdown of America's Store. Revenue from America's Store in 2007 was approximately $15.9 million compared to $88.6 million in 2006.

        Revenue in 2006 increased $207.0 million from 2005 principally reflecting the inclusion of Cornerstone Brands since its acquisition in April 2005 and subsequent growth of Cornerstone in 2006. Revenue benefited from a 7% increase in units shipped, a 2% increase in average price point, partially offset by a 110 basis point increase in return rates. Average price point and units shipped were $58.70 and 54.3 million, respectively, in 2006, up from $57.72 and 50.7 million, respectively, in 2005.

  HSN

        Revenue from HSN in 2007 increased $7.9 million. Excluding America's Store, revenue reflect a 2% increase in average price point and a 3% increase in units shipped, partially offset by a 70 basis point increase in average return rates. The increase in average price point in 2007 was primarily due to a shift in product mix to the electronics/housewares category (included in home & other) from the health & beauty category. Electronics/housewares merchandise generally carry a higher average price point than health & beauty merchandise offerings. HSN manages its product mix to provide a balance between satisfying existing customer demand, generating interest from potential viewers and customers, providing new merchandise or values to its viewership and maximizing airtime and internet efficiency. Return rates at HSN in 2007 were 19.6%, up from 18.7% in 2006, primarily driven by overall higher return rates in several product categories.

        Product mix from HSN is provided in the table below:

	Years ended December 31,
	2007	2006	2005
Jewelry	18%	18%	18%
Apparel & accessories	13%	13%	12%
Health & beauty	19%	20%	20%
Home & other	50%	49%	50%

Total	100%	100%	100%

        Revenue from HSN in 2006 decreased $3.0 million from 2005, primarily due to a 3% increase in units shipped, offset by a 160 basis point increase in return rates and a 2% decrease in average price point. Overall, HSN experienced a decrease in TV sales of products in the electronic/housewares and health & beauty categories, which contributed to flat revenue, despite double digit online sales growth. In addition, revenue from HSN was also adversely impacted by higher overall return rates in several product categories, as well as product mix shifts into categories with generally higher average return rates. Return rates at HSN in 2006 were 18.7%, up from 17.1% in 2005.

  Cornerstone

        Revenue from Cornerstone in 2007 increased $21.5 million from 2006 primarily due to a 5% increase in average price point, partially offset by a 2% decrease in units shipped resulting principally from a planned decrease in circulation at certain catalog brands.

        Revenue from Cornerstone in 2006 increased $210.9 million from 2006 reflecting the inclusion of Cornerstone Brands since its acquisition in April 2005 and subsequent growth of Cornerstone in 2006. On a pro forma basis, assuming Cornerstone Brands had been acquired on January 1, 2005, revenue growth in 2006 would have been $29.3 million, or 3%, benefiting primarily from increased units shipped, due, in part, to higher catalog circulation and increased average price point.

Cost of Sales

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Cost of sales	$1,820,048	3%	$1,765,203	7%	$1,647,857
As a percentage of total revenue	63%	125 bp	61%	(36) bp	62%
Gross margins	37%	(125) bp	39%	36 bp	38%

        Cost of sales consists primarily of the cost of products sold, as well as shipping and handling costs and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in warehouse functions. Cost of products sold includes merchandise cost, inbound freight and duties and in the case of HSN, certain allocable general and administrative costs, including certain warehouse costs.

        Cost of sales in 2007 increased $54.8 million from 2006, primarily due to an increase of $44.2 million in the cost of products sold, $4.4 million of which relates to an increase in inventory reserves, a shift in mix to lower gross margin products, an increase of $8.2 million in shipping and handling costs and the effect of merchandise liquidation and markdowns, all of which contributed to a decrease in overall gross margins of 125 basis points to 37.4%. Higher return rates negatively impact both revenue and gross margins as higher returns result in higher warehouse processing costs and higher inventory markdowns for goods that are not resalable at full retail price. The impact of the increase in overall return rates on gross margins is $10.8 million in 2007.

        Cost of sales in 2006 increased $117.3 million from 2005, primarily due to an increase of $74.2 million in cost of products sold and $38.8 million in shipping and handling costs. Included in these increases is the impact of the acquisition of Cornerstone Brands on April 1, 2005. On a pro forma basis, assuming Cornerstone Brands had been acquired on January 1, 2005, cost of sales in 2006 would have increased $14.9 million, or 1%. Overall gross margins increased 36 basis points to 38.7% driven primarily by a shift in sales mix to higher full price items, and lower fulfillment costs as a percentage of merchandise cost at Cornerstone. Although HSNi benefited from higher gross margins at Cornerstone, gross margins at HSN declined 60 basis points due to higher return rates and increased shipping and handling costs. Gross margins in 2005 were impacted by a $5.8 million favorable adjustment to certain accrued liabilities. The impact of the increase in overall return rates on gross margins was $16.4 million in 2006.

Selling and marketing expense

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Selling and marketing expense	$595,911	2%	$584,997	17%	$500,877
As a percentage of total revenue	20%	16 bp	20%	157 bp	19%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, compensation and other employee-related costs (including stock-based compensation) for personnel engaged in customer service and sales functions and on-air distribution costs. Advertising and promotional expenditures primarily include catalog production and distribution costs ("catalog circulation costs") and online marketing, including fees paid to search engines and third party distribution partners.

        Selling and marketing expense in 2007 increased $10.9 million from 2006, primarily due to increases of $6.7 million in on-air distribution costs, $6.2 million in compensation and other employee-related costs and $4.2 million in advertising and promotional expenditures, which is net of a decrease of $6.6 million in catalog circulation costs. The increase in on-air distribution costs is primarily related to newly executed contracts with cable and satellite distribution partners. Compensation and other employee-related costs increased in the current year period due in part to a 15% increase in headcount as well as increased management transition costs.

        Selling and marketing expense in 2006 increased $84.1 million from 2005, primarily due to the full year inclusion of Cornerstone Brands and subsequent growth of Cornerstone in 2006, as well as an increase of $9.4 million in on-air distribution costs at HSN. Excluding the impact of Cornerstone, selling and marketing expense increased $10.9 million from 2005 primarily driven by a $9.4 million increase in on-air distribution costs and an increase in compensation and other employee-related costs.

General and administrative expense

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
General and administrative expense	$211,955	14%	$186,261	9%	$171,180
As a percentage of total revenue	7%	82 bp	6%	6 bp	6%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources, information technology and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2007 increased $25.7 million from 2006, primarily due to higher compensation and other employee-related costs of $14.3 million and increases of $3.9 million in bad debt expense and $3.4 million in professional fees. Between 2006 and 2007, HSNi invested in leadership by increasing compensation and expanding its management team. General and administrative expense was further impacted by increases in compensation and other employee-related costs associated with retail store expansion and internet development at Cornerstone. The increase in bad debt expense is primarily due to increased Flexpay sales. Flexpay, which is offered exclusively through HSN, allows customers to pay for merchandise in interest free monthly payments over a 2-6 month period. Flexpay sales were 54% and 48% of HSN's net merchandise sales for 2007 and 2006, respectively. HSNi expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards post spin-off.

        General and administrative expense in 2006 increased $15.1 million from 2005, primarily due to the acquisition of Cornerstone Brands on April 1, 2005 and an increase in compensation and other employee-related costs principally related to management transition.

        Effective January 1, 2006, HSNi adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. There was no impact to the amount of stock-based compensation recorded in the combined statements of operations for the years ended December 31, 2006 and 2005 as a result of adopting SFAS 123R. HSNi has been recognizing expense for all stock-based grants since August 9, 2005, in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") due to the modification resulting from the Expedia spin-off. The majority of stock-based compensation expense is reflected in general and administrative expense. As of December 31, 2007, there was approximately $23.0 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.7 years.

Production and programming expense

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Production and programming expense	$59,051	4%	$56,800	2%	$55,494
As a percentage of total revenue	2%	6 bp	2%	(10) bp	2%

        Production and programming expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in production and programming.

        Production and programming expense in 2007 increased $2.3 million from 2006, primarily due to an increase of $2.9 million in compensation and other employee-related costs and a charge of $2.0 million in connection with the termination of a contract for a satellite no longer in use. These increases were partially offset by lower broadcast fees related to the shut down of America's Store in April 2007.

        Production and programming expense in 2006 increased $1.3 million from 2005, primarily due to increased expenses related to compensation and other employee-related costs.

Depreciation

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Depreciation	$34,363	(8)%	$37,273	(9)%	$40,947
As a percentage of total revenue	1%	(11) bp	1%	(24) bp	2%

        Depreciation in 2007 and 2006 decreased $2.9 million and $3.7 million, respectively, primarily due to certain fixed assets becoming fully depreciated at HSNi, partially offset by the incremental depreciation associated with capital expenditures made throughout 2006 and 2007. The increase in capital expenditures relates primarily to Cornerstone's distribution, call center and retail store expansion, and internet related initiatives.

Operating Income Before Amortization

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating Income Before Amortization	$199,074	(23)%	$259,166	(3)%	$268,321
As a percentage of total revenue	7%	(216) bp	9%	(104) bp	10%

        Operating Income Before Amortization in 2007 decreased $60.1 million from 2006, primarily due to a 125 basis point decrease in gross margins, increased general and administrative expense of $25.7 million and increased selling and marketing expense of $10.9 million.

        Operating Income Before Amortization in 2006 decreased $9.2 million from 2005, primarily due to higher operating costs associated with increased catalog circulation and a $9.4 million increase in on-air distribution costs, partially offset by higher revenue noted above and a 36 basis point increase in gross margins.

Operating income

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating income	$169,791	(20)%	$213,196	9%	$195,152
As a percentage of total revenue	6%	(157) bp	7%	10 bp	7%

        Operating income in 2007 decreased $43.4 million from 2006, primarily due to the decrease in Operating Income Before Amortization described above, a $4.4 million increase in amortization of non-cash marketing and a $0.4 million increase in non-cash compensation expense, partially offset by a $21.5 million decrease in amortization of intangibles resulting from certain intangible assets being fully amortized in 2006 and 2007. The amortization of non-cash marketing referred to in this report consists of non-cash marketing and advertising secured by IAC from Universal Television as part of the IAC transaction pursuant to which Vivendi Universal Entertainment, LLLP ("VUE") was created, and the subsequent transaction by which IAC sold its partnership interests in VUE.

        Operating income in 2006 increased $18.0 million from 2005, despite the decrease in Operating Income Before Amortization described above primarily due to a $25.2 million decrease in the amortization of intangibles resulting from certain intangible assets being fully amortized in 2006 and a $2.0 million decrease in non-cash compensation expense.

Income tax provision

        In 2007 and 2006, HSNi recorded an income tax provision for continuing operations of $64.6 million and $79.2 million, respectively, which represents effective tax rates of 38% and 37%, respectively. These tax rates are higher than the federal statutory rate of 35% due principally to state and local income taxes. In 2005, HSNi recorded a tax provision for continuing operations of $66.3 million which represents an effective tax rate of 34%. The 2005 tax rate is lower than the federal statutory rate of 35% due principally to a decrease in net deferred tax liabilities due to a change in HSNi's state effective tax rate partially offset by state and local income taxes.

        HSNi adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" effective January 1, 2007. The cumulative effect of the adoption resulted in a decrease of $0.2 million to retained earnings. As of January 1, 2007 and December 31, 2007, HSNi had unrecognized tax benefits of approximately $5.2 million and $11.7 million, respectively, which included accrued interest of $0.9 million and $2.8 million, respectively.

        By virtue of previously filed separate company and consolidated tax returns with IAC, HSNi is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by HSNi are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of HSN. The statute of limitations for these years has been extended to December 31, 2008. Tax filings in various state, local and foreign jurisdictions are currently under examinations, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008. HSNi believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.3 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

Discontinued operations

        Discontinued operations in the accompanying combined statements of operations include EUVÍA and HSE through June 2, 2005 and June 19, 2007, respectively. Quiz TV Limited and iBuy are presented as discontinued operations in the accompanying combined financial statements for all periods presented. Income (loss) from these discontinued operations in 2007, 2006 and 2005 was income of $29.0 million, losses of $10.7 million and income of $22.8 million, respectively, net of tax. Income from discontinued operations, net of tax, in 2007 primarily includes the income of HSE. Losses from discontinued operations, net of tax, in 2006 primarily includes the losses of iBuy and Quiz TV Limited, partially offset by the income of HSE. Income from discontinued operations, net of tax, in 2005 primarily includes the income of HSE and EUVÍA.

        Additionally, HSNi recognized after-tax gains in 2007 and 2005 of $30.6 million and $73.3 million on the sales of HSE and EUVÍA, respectively.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of December 31, 2007, HSNi had $6.2 million of cash and cash equivalents.

        Net cash provided by operating activities attributable to continuing operations was $137.6 million and $167.7 million in 2007 and 2006, respectively. The decrease of $30.1 million in net cash provided by operating activities reflects a decrease in income from continuing operations of $28.3 million combined with a decrease in depreciation and amortization of intangibles of $24.5 million and a decrease of cable and satellite distribution fees and amortization of $7.8 million. The decrease in depreciation and amortization of intangibles reflects a higher percentage of HSNi's depreciable/amortizable assets reaching the end of their estimated useful lives in 2007 as compared to the prior year, while the reduction in cable and satellite distribution fees reflects the trend of HSNi negotiating shorter-term agreements with its cable and satellite distribution partners. Also affecting cash provided by operating activities in 2007 were increases in accounts receivable, primarily due to an increase in Flexpay sales, inventories and accounts payable and other current liabilities. During 2007, inventory increased by $3.5 million to $317.4 million from $313.9 million at December 31, 2006, primarily due to increased merchandise purchases as well as lower than anticipated sales at Cornerstone.

        Net cash used in investing activities attributable to continuing operations in 2007 of $140.2 million resulted primarily from cash transfers of $91.6 million to IAC and capital expenditures of $48.7 million. The cash transfers to IAC relate primarily to the transfer of HSNi's excess cash to IAC in connection with IAC's centrally managed U.S. treasury function. Net cash used in investing activities attributable to continuing operations in 2006 of $224.4 million resulted primarily from cash transfers of $188.3 million to IAC and capital expenditures of $36.0 million.

        Net cash provided by financing activities attributable to continuing operations in 2007 and 2006 of $2.4 million and $2.3 million, respectively, was primarily due to excess tax benefits from stock-based awards.

        Net cash used in discontinued operations in 2007 and 2006 of $48.5 million and $38.2 million, respectively, relates primarily to the operations of HSE and iBuy. HSNi does not expect future cash flows associated with existing discontinued operations to be material.

        HSNi anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its operations.

        HSNi intends to negotiate new credit facilities and potentially access the debt markets prior to its separation from IAC. Upon completion of the spin-off, intercompany receivable balances will be extinguished. In addition, the amount of cash that HSNi will retain following its separation from IAC has not yet been determined. HSNi will describe the terms of these new credit facilities and other indebtedness once HSNi has negotiated such terms and will disclose the amount of cash HSNi will retain upon its separation from IAC once that has been determined.

        HSNi's ability to fund its cash and capital needs will be affected by its ongoing ability to generate cash from operations, the overall capacity and terms of its financing arrangements as discussed above, and access to the equity markets. Given the volatility in the financial markets, IAC and HSNi continue to monitor the markets closely and will take steps to maintain financial flexibility and an appropriate capital structure.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Purchase obligations(a)	$135,023	$43,871	$80,698	$10,454	$—
Operating leases	131,171	29,832	48,704	32,520	20,115

Total contractual cash obligations	$266,194	$73,703	$129,402	$42,974	$20,115

(a)
The purchase obligations primarily relate to cable contracts and include obligations for future cable distribution and commission guarantees.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments*	Total Amounts Committed	Less than 1 year	1-3 years	3-5 years	More Than 5 years
	(In thousands)
Letters of credit and surety bonds	$25,390	$25,078	$—	$312	$—

*
The letters of credit ("LOCs") primarily consist of trade LOCs, which are used for inventory purchases. Trade LOCs are guarantees of payment based upon the delivery of goods. The surety bonds primarily consist of customs bonds, which relate to the import of merchandise into the United States.

Off-Balance Sheet Arrangements

        Other than the items described above, HSNi does not have any off-balance sheet arrangements as of December 31, 2007.

HSNi'S PRINCIPLES OF FINANCIAL REPORTING

        HSNi reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which HSNi evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. HSNi believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of HSNi's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. HSNi believes this measure is useful to investors because it represents the operating results from the HSNi Businesses, taking into account depreciation, which HSNi believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including non-cash compensation, non-cash marketing and acquisition- related accounting. HSNi endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        HSNi has not presented Operating Income Before Amortization for 2005 on a pro forma basis for the Cornerstone acquisition because the results of Cornerstone were included in the reported results for the majority of 2005.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From HSNi's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and HSNi will include the related shares in its future calculations of diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at HSNi's discretion, on a net basis, with HSNi remitting the required tax withholding amount from its current funds.

        Amortization of non-cash marketing consists of non-cash advertising provided to HSNi by IAC. The non-cash marketing was secured by IAC from Universal Television as part of the IAC transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as the "NBC Universal Advertising"). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

        The NBC Universal Advertising is excluded from Operating Income Before Amortization because it is non-cash and is incremental to the marketing and advertising that HSNi would otherwise undertake as a result of its ordinary cost/benefit marketing planning process. Accordingly, HSNi's aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what HSNi's advertising effort would otherwise be without these credits. As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect HSNi's long-term level of advertising expenditures. Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that HSNi does derive benefits from it, though management believes such benefits are generally less than those received through its regular marketing and advertising for the reasons stated above. Operating Income Before Amortization therefore has the limitation of including those benefits while excluding the associated expense.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as distribution agreements, customer relationships and merchandise agreements, are valued and amortized over their estimated lives. HSNi believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION

        For a reconciliation of Operating Income Before Amortization to operating income for HSNi's operating segments and to net income in total for the years ended December 31, 2007, 2006 and 2005, see Note 9 to the combined financial statements.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of HSNi's accounting policies contained in Note 2 to the combined financial statements in regard to significant areas of judgment. HSNi's management is required to make certain estimates and assumptions during the preparation of its combined financial statements in accordance with GAAP. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of HSNi's accounting policies and estimates have a more significant impact on its combined financial statements than others. What follows is a discussion of some of HSNi's more significant accounting policies and estimates.

  Recoverability of Long-Lived Assets

        HSNi reviews the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment in accordance with SFAS 144 is $172.6 million at December 31, 2007.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, HSNi determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1st or earlier upon the occurrence of certain events or substantive changes in circumstances. HSNi's 2007 annual impairment assessment did not identify an impairment. HSNi's reporting units are currently operating in dynamic and challenged industry segments. To illustrate the magnitude of potential impairment charges relative to future changes in estimated fair value, had the estimated fair value of HSNi's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 10% as of October 1, 2007, the aggregate book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $166.0 million at HSN and $74.0 million at Cornerstone. Had the estimated fair values of HSNi's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 20% as of October 1, 2007, the book value of goodwill and indefinite lived-intangible assets would have exceeded fair value by approximately $441.0 million at HSN and $156.0 million at Cornerstone.

  Returns Reserves

        Revenue from HSNi primarily consists of merchandise sales and is reduced by incentive discounts and sales returns. In accordance with Staff Accounting Bulletin 104, revenue is recorded when delivery to the customer has occurred. Delivery is considered to have occurred when the customer takes title and assumes the risks and rewards of ownership, which is generally on the date of shipment. HSNi's sales policy allows customers to return merchandise for a full refund or exchange, subject in some cases to restocking fees and exceptions for certain merchandise. Allowances for returned merchandise and other adjustments (including reimbursed shipping and handling costs) are provided based upon past experience. HSNi's returns reserves at December 31, 2007 and 2006 were based upon estimated return rates of 18.4% and 17.7%, respectively, which were arrived at based upon historical levels of actual returns. Actual levels of product returns may vary from these estimates.

  Allowance for Doubtful Accounts

        HSNi makes judgments as to its ability to collect outstanding receivables and provide allowances when it is assessed that all or a portion of the receivable will not be collected. HSNi determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, its previous loss history and the condition of the general economy. HSNi writes off accounts receivable when they become uncollectible. As of December 31, 2007, HSNi's allowance for doubtful accounts is $8.1 million.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 8, and reflect management's assessment of actual future taxes to be paid on items reflected in the combined financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2007, the balance of deferred tax liabilities, net, is $795.4 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of IAC's tax returns by the IRS, as well as actual operating results of HSNi that vary significantly from anticipated results. Effective January 1, 2007, HSNi adopted the provisions of FIN 48. As a result of the adoption of FIN 48, HSNi recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. HSNi considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

  Inventory Valuation

        Inventories are valued at the lower of cost or market, cost being determined based upon the first-in, first-out method. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors. Net realizable value is estimated by HSNi based upon historical sales data, the age of inventory, the quantity of goods on hand and the ability to return merchandise to vendors. The actual net realizable value may vary from estimates due to changes in customer tastes or viewing habits, or judgmental decisions made by merchandising personnel when ordering new products. As of December 31, 2007, HSNi had $317.4 million of inventory on hand.

Seasonality

        Seasonality impacts HSNi, with revenue highest in the fourth quarter, but not to the same extent it impacts the retail industry in general.

New Accounting Pronouncements

        Refer to Note 2 to the combined financial statements for a description of recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

        During the second quarter of 2003, one of HSNi's foreign subsidiaries entered into a foreign exchange forward contract with a notional amount of $38.6 million which was used to hedge against the change in value of a liability denominated in a currency other than the subsidiary's functional currency. In connection with the sale of HSE, HSNi unwound the foreign exchange forward contract during June 2007. Prior to unwinding this contract, all foreign exchange remeasurement gains and losses related to the contract and liability were recognized each period in the statements of operations and were offsetting. Subsequent to the sale of HSE, HSNi does not have significant exposure to foreign currency risk and does not hold any derivative instruments at December 31, 2007.

Management of HSNi

HSNi Board of Directors and Executive Officers

        The following table sets forth information as to persons who are expected to serve as HSNi directors and executive officers following the spin-offs. The HSNi Board of Directors, the composition of which will comply with the independence requirements under the current standards imposed by the Marketplace Rules of the Nasdaq Stock Market (the "Marketplace Rules"), is currently expected to consist of                        directors.

Name	Age	Position(s)
Mindy Grossman	50	Chief Executive Officer and Director of HSNi
Roxane Al-Fayez	51	President and Chief Executive Officer of Cornerstone Brands, Inc.
Mark P. Ethier	48	Executive Vice President and Chief Operating Officer of HSN
William Lynch	38	Executive Vice President/General Manager—Marketing, Content & Dot Com of HSN
Lynne Ronon	55	Executive Vice President, Merchandising of HSN
Judy Schmeling	48	Executive Vice President and Chief Financial Officer of HSNi
James P. Warner	43	Executive Vice President and General Counsel of HSNi

Directors

        Background information about those individuals who are expected to serve as directors of HSNi appears below.

        Mindy Grossman, age 50, will serve as Chief Executive Officer and director of HSNi upon completion of the spin-offs. Ms. Grossman currently serves as Chief Executive Officer of IAC Retailing, a position she has held since April 2006. A 30-year veteran of the retail and apparel industries, Ms. Grossman joined IAC from Nike, Inc., where she served as Vice President and head of the company's global apparel business from October 2000 to March 2006. Prior to Nike, Ms. Grossman was President and CEO at Polo Jeans Company from October 1995 to October 2000. Ms. Grossman was Vice President of New Business at Polo Ralph Lauren Corporation from October 1994 to October 1995 and President of the Chaps Ralph Lauren division of Warnaco's Menswear division from September 1991 to October 1994. Ms. Grossman was Vice President of Sales and Merchandising at Tommy Hilfiger from June 1987 to September 1991. Ms. Grossman began her career working for a variety of other apparel companies. Ms. Grossman serves on the Board of Directors at the National Retail Federation, as well as the East Harlem School at Exodus House in New York. She is the Chairperson of the Fashion Institute of Technology's Executive Women in Fashion Advisory Board, and is a member of the advisory board of the J. Baker School of Retail at the Wharton School of Business.

Executive Officers

        Background about HSNi's executive officers who are not expected to serve as directors appears below.

        Roxane Al-Fayez, age 51, will serve as HSNi's President and Chief Executive Officer of Cornerstone Brands, Inc. upon completion of the spin-offs. Ms. Al-Fayez currently serves as President and Chief Executive Officer of Cornerstone Brands, Inc., a subsidiary of HSN, a position she has held since April 2007. Prior to this time, Ms. Al-Fayez served as Executive Vice President, Chief Marketing Officer of Victoria's Secret Direct and Chief Administrative Officer of Bath & Body Works Direct, both divisions of Limited Brands Inc., from August 2005 through October 2006. Previously, Ms. Al-Fayez served as

Executive Vice President of Direct Operations, Distribution and Information Technology of J. Crew Group from October 2003 through August 2005. Prior to joining J. Crew, Ms. Al-Fayez was Vice President of Operations at Gap Inc. Direct from August 1997 to October 2003.

        Mark P. Ethier, age 48, will serve as Executive Vice President and Chief Operating Officer of HSN upon completion of the spin-offs, which position he has held since December 2004. He had previously served as Executive Vice President of Operations since July 2001. Prior to joining HSN, Mr. Ethier worked for The Walt Disney Company in the Disney Stores business unit from March 1997 to July 2001 in capacities of Senior Vice President Global Operations and Vice President/Chief Information Officer. Prior to joining Walt Disney, Mr. Ethier held the position of Vice President of Operations at Pacific Linen, a specialty retailer of home goods from March 1994 to March 1997, and prior to that held positions of Vice President of Operations at Builders Emporium, a hardware chain in Southern California, and Vice President of Technology at Ames Department stores, a Northeastern Discount Store chain. Mr. Ethier started his career at Sage-Allen Company, a family owned department store chain in Connecticut in 1981.

        William Lynch, age 38, will serve as Executive Vice President/General Manager—Marketing, Content & Dot Com of HSN upon completion of the spin-offs, which position he has held since November 2007. Prior to that, Mr. Lynch served as Executive Vice President/General Manager—Dot Com from December 2006 to October 2007. Mr. Lynch has also been President and Chief Executive Officer of Gifts.com, Inc., a subsidiary of IAC, since November 2004. Prior to joining IAC, Mr. Lynch was a founder of Bandera Capital, an investment firm specializing in investing in the search marketing and e-commerce sector, where he served as a Principal from January 2004 to November 2004. Prior to Bandera Capital, Mr. Lynch was Vice President/General Manager—Web Marketing and E-Commerce of Palm, Inc. from November 2000 to January 2004. Prior to Palm, Mr. Lynch held various senior level brand management positions for consumer product companies, including Diageo, Seagram/Universal and Scout Electromedia, a Chase-Flatiron and Idealab-funded start-up, based in San Francisco.

        Lynne Ronon, age 55, will serve as Executive Vice President, Merchandising of HSN upon completion of the spin-offs, which position she has held since October 2007. Prior to joining HSN, Ms. Ronon was Senior Vice President North Asia for Burberry from September 2003 to September 2007. Prior to joining Burberry, Ms. Ronon worked at Lane Crawford, a luxury department store based in Hong Kong, from November 2001 to July 2003. Ms. Ronon served as a consultant to Lane Crawford from 2001 to 2002 and then as Senior Vice President Commercial between 2002 and 2003. Prior to her tenure with Lane Crawford, Ms. Ronon held various positions at Saks Fifth Avenue from August 1986 to August 2001, including Senior Vice President Chief Merchant from 2000 to 2001, Senior Vice President General Merchandise Manager from 1995 to 2000, Vice President Divisional Merchandise Manager from 1987 to 1995, and Buyer for Petites from 1986 to 1987. Prior to Saks Fifth Avenue, Ms. Ronon held various positions at Gimbels East in New York and Philadelphia.

        Judy Schmeling, age 48, will serve as Executive Vice President and Chief Financial Officer of HSNi upon completion of the spin-offs. She currently serves as Executive Vice President and Chief Financial Officer of IAC Retailing, a position she has held since February 2002. Ms. Schmeling has held positions of increasing responsibility since joining HSN in September 1994. Prior to her role as Executive Vice President and Chief Financial Officer, Ms. Schmeling served as Senior Vice President Finance from November 1999 to February 2002. Ms. Schmeling also served as Chief Operating Officer of HSN's international operations from January 2001 to February 2002. Ms. Schmeling served as Vice President, Strategic Planning and Analysis of HSN from January 1998 to November 1999. Ms. Schmeling served as Director of Investor Relations and Operating Vice President, Finance of HSN from September 1994 to January 1998 during the time in which HSN was a separately traded public company. Prior to joining HSN, Ms. Schmeling was Managing Director of Tunstall Consulting, Inc., a corporate financial planning firm, from 1986 to 1994. Ms. Schmeling began her career at Deloitte & Touche, an international public accounting firm where she held various positions from 1982 to 1986.

        James P. Warner, age 43, will serve as Executive Vice President and General Counsel of HSNi upon completion of the spin-offs. Mr. Warner currently serves as Executive Vice President and General Counsel of IAC Retailing, a position he has held since March 2007. Prior to joining IAC Retailing, Mr. Warner was based in London and served as Senior Vice President, European Counsel of Ticketmaster, a subsidiary of IAC. Mr. Warner joined Ticketmaster in January 2001 as its Vice President and European Counsel. Prior to joining Ticketmaster, Mr. Warner served as an associate and then as a partner at DMA Legal, a London law firm, between October 1997 and December 2000. Prior to that, Mr. Warner was an associate at Hemenway & Barnes in Boston, from 1993 to 1997. Mr. Warner was a law clerk to the Justices of the Massachusetts Superior Court from 1992 to 1993. Mr. Warner serves on the Board of the Electronic Retailing Association.

Committees of the Board of Directors

        Concurrent with the completion of the spin-offs, the HSNi Board of Directors will establish the following committees, with committee membership to be determined: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee.

        Audit Committee.    The Audit Committee of the HSNi Board of Directors will consist of three persons and the composition of the committee will satisfy the independence requirements under the current standards imposed by the rules of the SEC and the Marketplace Rules. The HSNi Board of Directors will determine which member of the Audit Committee is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        The Audit Committee will function pursuant to a written charter adopted by the HSNi Board of Directors, pursuant to which it will be granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee will be appointed by the HSNi Board of Directors to assist the Board with a variety of matters, including monitoring (1) the integrity of HSNi's financial statements, (2) the effectiveness of HSNi's internal control over financial reporting, (3) the qualifications and independence of HSNi's independent registered public accounting firm, (4) the performance of HSNi's internal audit function and independent registered public accounting firm and (5) the compliance by HSNi with legal and regulatory requirements.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee will be authorized to exercise all of the powers of the HSNi Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans. The composition of this committee will satisfy the independence requirements under the current standards imposed by the Marketplace Rules, as well as applicable SEC and Interval Revenue Service rules.

        Nominating Committee.    The Nominating Committee will be responsible for identifying individuals qualified to become members of HSNi's Board of Directors, recommending to the Board director nominees for the annual meeting of shareholders and otherwise on an as needed basis. The composition of this committee will satisfy the independence requirements under the current standards imposed by the Marketplace Rules.

        Executive Committee.    The Executive Committee will have all the power and authority of the HSNi Board of Directors, except those powers specifically reserved to the HSNi Board of Directors by Delaware law or HSNi's organizational documents.

        Other Committees.    In addition to the foregoing committees, the HSNi Board of Directors, by resolution, may from time to time establish other committees of the HSNi Board of Directors, consisting of one or more of its directors.

HSNi Executive Compensation

Compensation Discussion and Analysis

  Roles and Responsibilities

        To date, the compensation of our executive officers has been predominantly determined by IAC, acting in effect as HSNi's compensation committee. Following the spin-off, we will have an independent board of directors, which will in turn have a compensation committee with the responsibility of establishing our compensation philosophy and programs and determining appropriate payments and awards to our executive officers. This Compensation Discussion and Analysis ("CD&A") deals exclusively with historical information while we have been a part of IAC, and is not necessarily indicative of future philosophy when we are an independent public company.

        In general, IAC has been responsible for establishing bonus pools and equity pools for HSNi, and then such pools are allocated throughout HSNi, with our Chief Executive Officer making the determinations for our other executive officers, and IAC directly establishing the bonus and equity awards for our CEO.

        IAC establishes the salary of our CEO, and the CEO generally establishes the salaries of our other executive officers, in consultation with IAC.

        Neither HSNi nor IAC has an ongoing relationship with any particular compensation consulting firm, though IAC has from time to time retained the services of consultants on specific occasions.

        When using the term "we" in this CD&A, we refer to HSNi, with IAC effectively acting as HSNi's Board of Directors for compensation purposes.

  Philosophy and Objectives

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable HSNi to meet its growth objectives.

        While we have considered compensation data in establishing broad compensation programs and practices, we have tended not to specifically benchmark the compensation associated with particular senior executive positions, or definitively rely on competitive survey data in establishing executive compensation. Instead, we have made decisions based on a host of factors particular to a given executive situation, including our firsthand experience with the competition for recruiting executives, and believe that over-reliance on survey data, or a benchmarking approach, is too rigid for the dynamic marketplace for talent from which we draw to fill our executive ranks.

        Similarly, we have believed that arithmetic approaches to establishing compensation levels and measuring and rewarding performance often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, we may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts. As a result, we have believed that formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, we have historically avoided the use of strict formulas in our compensation practices and have relied primarily on a discretionary approach.

  Compensation Elements

        Our compensation packages for executive officers have primarily consisted of salary, annual bonuses, IAC equity awards, and in certain instances, perquisites and other benefits.

  Salary

        General.    We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within HSNi, our location, salary levels of other executives within HSNi, and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors which demonstrate an executive's increased value to HSNi.

        2007.    In 2007, Ms. Schmeling and Mr. Lynch each received salary increases in connection with entering into new employment agreements, while Mr. Warner's salary was established in connection with his commencement of employment with HSNi.

  Annual Bonuses

        General.    After consultation with HSNi management, IAC establishes the annual bonus pool for HSNi based on its assessment of HSNi's performance for the applicable year. In large part, success has been measured based on HSNi's growth in profitability, but this is measured both in absolute terms over the prior year and in comparison to HSNi's competitors, and takes into account economic and other factors. Additionally, consideration has sometimes been given to achievement of various strategic objectives over the course of the year and other factors IAC and HSNi's management deem relevant. No quantified weight has been given to any particular consideration and there has generally been no formulaic calculation. Rather, IAC has engaged in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

        IAC has typically established the bonus of the CEO within the range of appropriate bonus levels for that individual in large part based on the same considerations used in establishing the bonus pool for HSNi generally.

        The CEO of HSNi then establishes the bonus payments to the other executive officers out of the HSNi-wide bonus pool. In general, each executive officer has a range of bonus opportunities determined based primarily on the specific position and competitive considerations. Specific bonus payouts are determined based loosely on the percentage relationship between HSNi's actual bonus pool and what the pool would have been if all bonuses had been paid out at each employee's target level, with individualized adjustments in certain instances for an executive's individual performance.

        We generally pay bonuses shortly after year-end following finalization of financial results for the prior year.

        2007.    In 2007, HSNi experienced a second year of poor financial performance on both a sales and profit basis. However, HSNi's strategic repositioning plan began to take hold in the fourth quarter, providing a promising lead in to 2008. IAC believed it was important to reward this trend reversal and to provide increased motivation for key performers for 2008. Accordingly, a bonus pool was established that was significantly below aggregate target levels, but which provided for some level of reward compensation for key contributors.

  Long-Term Incentives

        General.    We believe that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, we align the executive's incentives with our stockholders' interests in a manner that we believe drives superior performance over time. As part of IAC, that led to each of our executive officers receiving IAC equity awards on a regular basis.

        In setting particular award levels, the predominant considerations are providing the person with effective retention incentives, appropriate reward for past performance, and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than our annual bonuses.

        Awards to the CEO are made by IAC, while awards to the other executive officers are generally recommended by the CEO, with final approval by IAC.

        Except where otherwise noted, we grant equity awards following year-end after we have finalized our financial results for the prior year. The meeting of the Compensation and Human Resources Committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

        Restricted Stock Units Annual and Cliff Vesting RSUs.    Until 2008, IAC used restricted stock units, or RSUs, as its exclusive equity compensation tool for executive officers since the beginning of 2003. Through 2006, these awards generally vested in equal annual installments over five years (annual vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        2007.    In February 2007, IAC implemented a new equity instrument, Growth Shares, which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards will be converted into three-year cliff-vesting awards at the "target" value, without variability based on performance.

        In 2007, Ms. Grossman received a Growth Share grant which reflected the fact that she had received a grant upon her commencement with HSNi in May 2006 and Mr. Lynch's grant, which was an annual vesting award, reflected the assumption of a larger role in HSNi. In 2007, Mr. Warner received his annual vesting grant in connection with his commencement at HSNi, while Ms. Schmeling and Mr. Ethier received their grants, a combination of Growth Shares and annual vesting awards, through HSNi's historical allocation process which was generally based on a factor of one times base salary, as adjusted by the CEO based on a discretionary assessment of factors such as an individual's responsibilities and existing equity holdings.

        Spin-Off Adjustments.    In the spin-off, equity awards denominated in IAC stock will be adjusted as described in "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        Presuming the spin-off transactions occur prior to February 2009, the following table reflects the effect of these adjustments on all equity awards held by HSNi's executive officers:

Upon Completion of the Spin-Off
Name	RSUs that will vest(#)	RSUs that will convert exclusively into RSUs of HSNi and vest after February 2009 on regular schedule(#)	RSUs that will be split among the post- transaction companies and vest after February 2009 on regular schedule(#)	Options outstanding at December 31, 2007—all of which will be split among the post- transaction companies(#)	Options granted after December 31, 2007—all of which will be converted into options of HSNi(#)
Mindy Grossman
Mark Ethier
William Lynch
Judy Schmeling
James Warner

  Change of Control

[to come]

  Severance

[to come]

  Other Compensation

        Ms. Grossman, who lives in New York but spends the majority of her professional time at HSNi's headquarters in Florida, received reimbursement of a variety of her Florida living expenses, along with an associated tax gross-up. Under other limited circumstances, our executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure our compensation program in such a manner so that the compensation we pay is deductible by IAC for federal income tax purposes. However, because our executive officers will now be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and were not previously, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for HSNi.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Mindy Grossman CEO	2007
Mark Ethier EVP and COO	2007
William Lynch EVP/General Manager—Marketing, Content & Dot Com	2007
Judy Schmeling EVP and CFO	2007
James Warner EVP and General Counsel(3)	2007

(1)
Reflects the dollar amount recognized by IAC for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R, for IAC restricted stock units ("RSUs") awarded in and prior to 2007 under IAC's stock and annual incentive plans. These amounts do not, therefore, represent the value of IAC equity compensation awarded or realized in 2007. For further discussion of IAC's accounting for its equity compensation plans, see Note 4 of IAC's audited financial statements for the fiscal year ended December 31, 2007 included in its Annual Report on Form 10-K filed with the SEC on February 29, 2008. For information on awards made and realized in 2007, see the "Grants of Plan-Based Awards" and "Option Exercises and Stock Vested" tables below.

(2)
See the table below for additional information on amounts for 2007. Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive for whom such amounts were less than $10,000 in the aggregate for the fiscal year.

	Mindy Grossman	Mark Ethier	William Lynch	Judy Schmeling	James Warner
[Identify items, as necessary]
401(k) plan company match

Total All Other Compensation

(3)
Includes compensation earned by Mr. Warner from January 1–March 12, 2007 as an employee of Ticketmaster, a subsidiary of IAC. Such amounts were converted to U.S. dollars based on an average exchange rate for 2007 of 1GBP to $0.49987.

Grants of Plan-Based Awards

        The table below provides information regarding IAC equity awards granted to our named executives in 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All other stock awards: Number of shares of stock or units(#)(2)
Grant Date Fair Value of Stock and Option Awards($)(3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Mindy Grossman
Mark Ethier
William Lynch
Judy Schmeling
James Warner

(1)
Reflects performance-based RSU awards which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications. The threshold amount represents 5.56% of the target payout, which amount would vest upon achieving the minimum growth threshold. These awards will be converted into three year cliff-vesting awards in the spin-offs as described under "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to HSNi's named executives upon a termination of employment or a change in control, see the discussion under Potential Payments Upon Termination or Change in Control below.

(3)
The fair value of equity incentive plan awards is based on the target amount.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various IAC equity awards held by HSNi's named executives as of December 31, 2007. The market value of all RSU awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92), the last trading day of 2007.

Stock Awards(1)(2)
Option Awards(1)
Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Name	Number of securities underlying unexercised Options (#)(3) (Exercisable)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(4)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(4)
Mindy Grossman
Mark Ethier
William Lynch
Judy Schmeling
James Warner

(1)
For a discussion regarding how these IAC equity awards will be treated in the spin-offs, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
Amounts shown for equity incentive plan awards are based on achieving the minimum growth threshold in accordance with SEC rules.

(3)
On August 9, 2005, IAC completed the separation of its travel and travel-related businesses and investments (other than Interval and TV Travel Shop) into an independent public company (the "Expedia Spin-Off"). In connection with the Expedia Spin-Off, each then-vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. Adjustments were made to the number of shares subject to each IAC and Expedia stock option to give effect to the one-for-two reverse stock split effected in connection with the Expedia Spin-Off and to the corresponding exercise prices based on the relative market capitalizations of IAC and Expedia at the time of the Expedia Spin-Off. The adjusted IAC and Expedia stock options otherwise have the same terms and conditions, including exercise periods, as the corresponding vested IAC stock options outstanding immediately prior to the Expedia Spin-Off.

For the named executives, any value realized upon the exercise of Expedia stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of the Company. Accordingly, information regarding Expedia stock options held by HSNi's named executives as of December 31, 2007 appears in the table immediately below and information regarding any exercises of Expedia stock options by such named executives is reported in the Option Exercises and Stock Vested table below.

Name	Number of Options(#)	Option Exercise Price($)	Option Expiration Date

(4)
The table below provides the following information regarding RSU awards held by HSNi's named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012.

	Number of Unvested RSUs as of 12/31/07	Market Value of Unvested RSUs as of 12/31/07	Vesting Schedule (#)
Grant Date	(#)	($)	2008	2009	2010	2011	2012
Mindy Grossman
[DATES]
Total

Mark Ethier
[DATES]
Total

William Lynch
[DATES]

Total

Judy Schmeling
[DATES]
Total

James Warner
[DATES]
Total

[Footnotes to be added with details on vesting schedules for awards listed in preceding table.]

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by HSNi's named executives upon the exercise of stock options and the vesting of RSU awards and the related value realized, in each case, excluding the effect of any applicable taxes. The dollar value realized upon exercise of stock options represents the difference between (i) the sale price of the shares acquired on exercise for simultaneous exercise and sale transactions and (ii) the exercise price of the stock option, multiplied by the number of stock options that were exercised. The dollar value realized upon vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mindy Grossman
Mark Ethier
William Lynch
Judy Schmeling
James Warner

(1)
Identify Expedia shares acquired by any named executives.

Potential Payments Upon Termination or Change in Control

        [Details regarding Potential Payments upon Termination or Change in Control to come.]

HSNi Security Ownership of Certain Beneficial Owners and Management

        As of the date hereof, all of HSNi's outstanding shares of common stock are owned by IAC. After the distribution, IAC will no longer own any shares of HSNi common stock. The following table presents information relating to the expected beneficial ownership of shares of HSNi common stock, assuming completion of the distribution as if it occurred on [                  ], 2008, by (i) each individual or entity expected to own beneficially more than 5% of the outstanding shares of HSNi common stock, (ii) each director of HSNi, (iii) the Chief Executive Officer, the Chief Financial Officer and the other three named executive officers in the HSNi summary compensation table (see "HSNi Executive Compensation") and (iv) all of HSNi's executive officers and directors as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at HSNi's corporate headquarters at 1 HSN Drive, St Petersburg, Florida 33729. For each listed person, the number of shares of HSNi common stock and percent of such class listed assumes the conversion or exercise of any HSNi equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of [                  ], 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person.

        The share amounts for each beneficial owner listed here are based on each such individual's beneficial ownership of shares of IAC common stock and/or Class B common stock as of [                  ], 2008, and assuming a distribution ratio of [      ] of a share of HSNi common stock for every share of IAC common stock and/or Class B common stock. To the extent that HSNi directors and executive officers own shares of IAC common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of IAC common stock. In addition, following the distribution, HSNi expects that all IAC stock-based awards held by these individuals will be adjusted to become awards relating to common stock of all five companies resulting from the spin-offs. Those awards that will relate to HSNi common stock are reflected in the table below based upon the expected adjustment formula described under the caption "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        The actual number of shares of HSNi capital stock outstanding as of the date of the distribution may differ due, among other things, to the exercise of stock options or the vesting of restricted stock units, in each case, between                  , 2008 and the date of the distribution and to the extent the other assumptions set forth above differ from actual developments.

HSNi Common Stock
Name and Address of Beneficial Owner
	Shares	%
Clearbridge Advisors, LLC, et al 399 Park Avenue New York, NY 10022
Lord Abbett & Co. LLC 90 Hudson Street, 11th Floor Jersey City, N7 07302
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112
Mark Ethier
Mindy Grossman
William Lynch
Judy Schmeling
James Warner
All executive officers and directors as a group ( persons)

CERTAIN INFORMATION WITH RESPECT TO ILG

BUSINESS OF ILG

        When used with respect to any periods following the spin-offs and unless otherwise indicated, the term (i) "ILG" refers to Interval Leisure Group, Inc., a Delaware corporation, which was incorporated in connection with the spin-offs in May 2008 to hold the businesses and subsidiaries of Interval Acquisition Corp., the results of which were reported in the Interval reporting segment of IAC's Memberships & Subscriptions reporting sector immediately prior to the completion of the spin-offs, (ii) "Interval" refers to that group of companies operating ILG's vacation ownership membership business and (iii) "RQH" refers to that group of companies operating ILG's vacation rental and property management business, including, without limitation, ResortQuest Hawaii, LLC and ResortQuest Real Estate of Hawaii, LLC. The businesses to be operated by ILG following the spin-offs are referred to herein as the "ILG businesses." The following disclosure regarding ILG's businesses assumes completion of the spin-offs.

        For information regarding the results of operations of ILG on a historical basis, see the Consolidated Financial Statements of ILG and the disclosure set forth under the caption "—Management's Discussion and Analysis of Financial Condition and Results of Operations of ILG." For information regarding the results of operations of ILG on a pro forma basis to give effect to the completion of the spin-offs, see the Unaudited Pro Forma Condensed Consolidated Financial Statements for ILG.

Who We Are

        ILG is a leading provider of membership services to the vacation ownership industry. ILG's principal business, Interval, makes available vacation ownership membership services to the individual members of its exchange networks, as well as related services to developers of the resorts participating in its exchange networks worldwide. As of December 31, 2007, more than 2,300 resorts located in 79 countries participated in Interval's primary exchange network, the Interval Network, and nearly two million owners of vacation interests were enrolled as members of the Interval Network. For the fiscal year ending December 31, 2007, Interval represented approximately 88% of ILG's consolidated revenues.

        ILG's other principal business, RQH, was acquired in May 2007 and is a provider of vacation rental and property management services to vacationers and vacation property owners across Hawaii. As of December 31, 2007, RQH provided property management services to 26 resorts and hotels, as well as other more limited management services to an additional 22 properties. For the fiscal year ending December 31, 2007, RQH represented approximately 12% of ILG's consolidated revenues.

History

        Although ILG was incorporated in Delaware in May 2008 in connection with the spin-offs, the ILG businesses have rich operating histories. Founded in 1976, Interval has undergone multiple ownership structures. RQH dates its history back to 1968 through its predecessors, Hotel Corporation of the Pacific and Aston Hotels and Resorts.

What We Do

  Vacation Ownership Membership Services

  Member Services

        Membership Programs.    Interval operates membership programs for owners of vacation interests at resorts that participate in its exchange networks. Interval does not own, operate or manage any resorts. Participation in one of Interval's membership programs provide members with the right to exchange their occupancy rights in their vacation interest (generally, for periods of one week) for comparable, alternative accommodations on a worldwide basis at the same or another resort participating in Interval's exchange networks, as well as benefit from a comprehensive package of value-added products and services. Generally, individuals are enrolled in one of Interval's membership programs by resort developers in connection with their purchase of vacation interests from such developers, with initial annual membership fees being paid on behalf of members by the developers.

        Following their period of initial enrollment, Interval Network members have the option of renewing their memberships for terms ranging from one to five years and paying their own membership fees directly to Interval, which option generally remains available regardless of whether the affiliation agreement for the resort at which members own their vacation interests is not renewed or otherwise terminated. Alternatively, some developers incorporate the annual Interval Network membership fee into certain annual fees they charge to owners of vacation interests at their resorts after the initial enrollment period, which results in these owners having their membership in the Interval Network and, where applicable, the Interval Gold program (as described below), automatically renewed annually throughout the period of their resort's participation in the Interval Network. Membership in the Preferred Residences Program, Interval's newly-launched hospitality-branded membership program for luxury shared ownership resorts and condo hotels, is also renewed annually throughout the period of each resort's participation in the Preferred Residences Program's exchange network.

        The resorts participating in Interval's exchange networks primarily includes resorts (including, in certain cases, resorts under construction) with which Interval has an effective affiliation agreement in place, as well as resorts at which Interval continues to provide exchange services following the non-renewal or termination of the applicable affiliation agreement. In addition to providing membership services to the vacation ownership industry, ILG provides membership services to certain markets within the larger travel industry, such as the membership-based campground industry.

        Exchanges.    Interval provides members with two primary methods of exchange, "Deposit First" and "Request First." With Deposit First, members immediately transfer the use and occupancy of vacation interests at their home resort in return for the right to request an exchange at a different or the same resort at an alternative period of occupancy. Under this method, members are not required to select a location or travel date at the time of deposit, but can request an exchange at any time during the period of the deposit's availability for exchange. All deposits expire two years after the occupancy date of the week deposited, unless extended by members through the purchase of a deposit extension. With Request First, members request an exchange prior to relinquishing the occupancy right in the vacation interest to Interval's exchange networks. Using this method, the use and occupancy of vacation interest is relinquished when a confirmation actually occurs. This method requires member to be confirmed to an exchange and travel prior to the occupancy period of the vacation interest.

        All vacation ownership accommodations relinquished to Interval's exchange networks are assigned a trading value at the time of deposit (under the Deposit First method) or at the time of request (under the Request First method) based on multiple factors, including location, quality, seasonality, unit attributes and time of relinquishment to determine the relinquished accommodations' relative exchange value to Interval's exchange networks. Members are offered an exchange to accommodations which are generally of comparable value to those relinquished.

        Some members also exchange their vacation interests with Interval on a points basis. In these circumstances, points are relinquished to Interval's exchange networks by the member and Interval receives accommodations from the operator of the points program on behalf of the member.

        Getaway Program.    Interval also offers additional vacation rental opportunities to members at attractive rates through its Getaway Program. This program allows members to rent resort accommodations for a fee, plus applicable taxes, without relinquishing the use and occupancy of their vacation interests. Resort accommodations available through the Getaway Program consist of seasonal oversupply of vacation ownership accommodations within Interval's exchange networks, as well as resort accommodations sourced by Interval specifically for use in the Getaway Program.

        Interval Gold.    Interval also offers Interval Gold, an enhanced membership program, to Interval Network members to provide them with year-round access to value-added benefits and services for an additional annual fee. These benefits and services vary by country of residence, but generally consist of discounts on Interval's Getaway Program, a concierge service, a hotel discount program and Interval Options, a service that allows members to relinquish annual occupancy rights in their vacation interests for credits towards the purchase of various travel products, including, cruises and spa vacations. Members are enrolled in the Interval Gold program by resort developers in connection with the initial purchase of their vacation interests or by Interval directly. Renewal membership terms and procedures and responsibility for fees are generally the same as those for basic membership in the Interval Network.

        Revenue.    Interval revenue is derived principally from membership fees and transactional fees paid for exchange and Getaway Program transactions, which are collectively referred to as "vacations," as well as fees from other value-added member services, such as reservation servicing fees, which are generally paid by the developer for the purpose of affording its owners access to internal reservation services. Revenue is also derived from fees for certain products and services sold to developers (as described below).

  Relationships with Leading Independent Developers and Brand Name Hospitality Companies

        Resort Affiliations.    Interval has established multi-year relationships with numerous developers under exclusive affiliation agreements. Pursuant to these agreements, developers are obligated to enroll all purchasers of vacation interests at their resorts in the applicable exchange membership program and, in some circumstances, are obligated to renew these memberships annually for the term of their affiliation agreement. Most affiliation agreements contain automatic renewal provisions, pursuant to which arrangements will be renewed on the same terms and conditions (subject to agreed upon pricing modifications), unless either party provides the other with written notice of its intent not to renew prior to expiration.

        Products and Services.    A primary basis on which developers choose Interval as a partner is the comprehensive array of products and services that it offers developers, such as sales and marketing support, operational and custom vacation program design services.

  •
  Sales and Marketing Support.  Interval offers its developers a selection of sales and marketing materials, all designed to reinforce the value of owning a vacation interest. These materials, which are available in approximately 30 languages, include brochures, publications, sales-office displays, videos and resort directories. Developers also promote membership in Interval's exchange programs and related value-added services as an important benefit of owning a vacation interest. In addition, Interval offers the Leisure Time Passport program, which is primarily used by developers as an exit or trial membership program for potential purchasers of vacation interests. The Leisure Time Passport program provides participants with many of the benefits of the Interval Gold program, as well as the opportunity to experience vacationing in condominium-style accommodations prior to making a commitment to purchase a vacation interest.

    Interval has also established certain service and quality recognition awards and programs in an effort to encourage resorts to provide quality accommodations, amenities and services. In 2008, Interval introduced a new resort recognition program through which eligible Interval Network resorts will be recognized as either a "Select Resort" or a "Premier Resort," based upon the satisfaction of qualifying criteria. Recognized resorts are then subject to periodic inspection and customer evaluations and must comply with the program's service and quality criteria to retain their status. Approximately 40% of Interval Network resorts have been recognized as either a Select or Premier Resort for 2008.

  •
  Operational Support.  Interval also makes available a comprehensive array of back-office servicing solutions to developers and resorts. For example, for an additional fee, Interval provides internal reservation services, pursuant to which Interval acts as the facilitator of both internal club and resort reservations, and billing and loan servicing services, pursuant to which Interval collects property maintenance fees and other amounts due to developers or homeowner's associations.

  In addition, through consulting arrangements, Interval assists developers in the design of vacation programs for owners of vacation interests. Such programs, which may include a wide range of flexible-use plans, as well as point-based programs and vacation clubs, are tailored to the specific needs of the relevant developer and/or resort. In connection with the design of these programs, Interval undertakes a comprehensive analysis of the existing operations and intended growth plan of the relevant developer or resort, and then works closely with the developer or resort to design and implement a tailored program.

Vacation Rental and Property Management Services

        ILG operates a Hawaiian-based vacation rental and property management business through RQH. RQH provides vacation property rental, real estate brokerage and related services (including common area management services for condominium projects), as well as property management services to resorts and hotels in Hawaii.

  Vacation Rental and Related Property Management Services

        RQH provides vacation property rental services for condominium owners. These rental properties are generally investment properties, and, to a lesser extent, second homes, owned by individuals who contract with RQH directly to manage, market and rent their properties, generally pursuant to short-term agreements. RQH also offers such owners a comprehensive package of marketing, management and rental services designed to enhance rental income and profitability.

        RQH secures guests for its vacation rentals primarily through long-standing relationships with travel partners, including wholesalers, retail travel agents and online travel intermediaries. RQH also conducts direct online marketing initiatives to reach consumers directly through its websites, www.resortquesthawaii.com and www.mauicondo.com. As an additional distribution channel, RQH also makes units available to Interval for use in its Getaway Program.

  Property Management Services

        RQH also provides property management services for owners of condominium hotels and hotel management services to owners of traditional hotels. Condominium hotels generally offer the same type of services offered by hotels and resorts, plus certain comforts of home, such as kitchens or kitchenettes, separate seating or living room areas and in suite, private bedrooms, with actual services and features varying by property. Generally, property management services are provided pursuant to exclusive agreements with terms ranging from one to five years, many of which are automatically renewable.

        RQH revenues are derived principally from management fees for vacation property rental services and property management services. Property management fees consist of a base management fee and, in some instances, an incentive fee. Property management agreements may provide that owners receive a specified portion of the revenues generated while the relevant properties are under RQH management. In these cases, RQH pays the operating expenses for the rental operation from its share of the revenues and retains the balance (if any) as its management fee. Revenues are also derived from fees for hotel management services.

Marketing and Technology

        The success of the Interval business depends, in significant part, on the continued growth of the vacation ownership industry. As a result, Interval markets its products and services to developers and other parties in the vacation ownership industry through a series of business development initiatives. For nearly ten years, Interval has organized and co-sponsored a proprietary, multi-day informational seminar, currently known as the Vacation Ownership Investment Conference ("VOIC"), where real estate developers, hospitality companies and others contemplating entry into the vacation ownership industry can meet and network with industry leaders, as well as participate in educational panels on various vacation ownership issues, such as property and program planning, financing and regulatory requirements. This seminar is offered annually at locations in regions that Interval views as potential market opportunities for vacation ownership development. Through these programs, Interval works to strengthen and expand the vacation ownership industry through the education and support of viable new entrants. Interval has also maintained leadership roles in various industry trade organizations throughout the world since their inception, through which it has been a driving force in the promotion of constructive legislation, both in the U.S. and abroad, principally aimed at creating or enhancing consumer protection in the vacation ownership industry.

        Given that the success of Interval is dependent, in significant part, on its ability to secure vacation ownership accommodations and attract new members to its exchange programs, Interval also targets its sales and marketing efforts more directly at developers and prospective owners of vacation interests. In doing so, Interval not only promotes the benefits of the Interval Network and its value-added services, but also markets itself to developers as a provider of operational and sales and marketing support services. Interval's sales and services personnel proactively seek to establish strong relationships with developers during the early stages of the development of a particular resort by providing input on consumer preferences based upon years of experience. In addition, given its long-standing relationships with others within the vacation ownership industry, Interval is often able to refer developers to quality providers of a wide range of planning and operational resources. Interval believes that it has established a strong reputation within the vacation ownership industry as being highly responsive to the needs of developers and owners of vacation interests.

        Interval maintains developer and consumer marketing departments, both of which are based in ILG's global headquarters in Miami, Florida. International marketing expertise is provided primarily by London-based employees, with input and local expertise being provided by employees in local and regional offices worldwide. These departments are responsible for implementing Interval's overall marketing strategy and developing the materials that are necessary to secure new relationships with developers and resorts and obtain new members, as well as promote membership renewals, exchange opportunities and other value-added services to existing members.

        Important to the success and continued growth of the RQH business is its ability to source vacationers interested in booking vacation properties made available through its vacation rental and property management services. RQH markets vacation rental opportunities through online travel intermediaries and other distribution channels, as well as through dedicated property sales, field sales personnel and Interval.

        Interval's success also depends, in part, on its ability to provide prompt, accurate and complete service to its members through voice and data networks and proprietary and third party information systems. The technology platform for the Interval Network is a proprietary, custom developed enterprise application and database that manages all aspects of membership, exchange and Getaway Program transaction processing and inventory management. Interval also uses advanced telecommunications systems and technologies to promptly respond and efficiently route member calls. Interval also operates consumer websites for its members, such www.IntervalWorld.com and www.PreferredResidences.com, while both Interval and RQH offer vacation rentals to non-member vacationers through www.ResortQuestHawaii.com.

Industry Overview and Trends

        The hospitality industry is a major component of the travel industry, which is affected by the performance of the U.S. economy. The hospitality industry includes the segments in which ILG businesses operate. In 2007, domestic and international travelers spent an estimated $740 billion in the U.S. for business and leisure travel of 50 miles or more, which represents a compounded annual growth rate of 6% over that reported for 2005.

        Vacation ownership is the segment of the hospitality industry that encompasses the development, operation and sale of vacation interests in traditional timeshare regimes, fractional products, private residence clubs, condo hotels and other forms of shared ownership, including, in some instances, whole ownership. Early estimates of vacation ownership sales (excluding sales of condo hotels and whole ownership products) in the U.S. for 2007 are approximately $10.8 billion, a compounded annual growth rate of approximately 12% over sales reported for 2005, although much of this growth was driven by higher sales prices. Of this overall sales estimate, sales of fractional products, private residences and destination club products were estimated to be approximately $2.3 billion, a compounded annual growth rate of approximately 8% over sales reported for 2005.

  Vacation Ownership Membership Services

        The vacation ownership membership services industry provides owners of vacation interests with flexibility and choice by providing them access to alternative accommodations through exchange networks encompassing a wide variety of resorts. There are two principal providers of vacation ownership membership services in the global vacation membership services industry, Interval and RCI LLC. In 2007, approximately 96% of all U.S.-based vacation ownership resorts were participants in an exchange network offered by Interval or RCI or both.

        Growth in the vacation ownership membership services industry is driven primarily by the number of vacation interests sold to new purchasers. In 2007, the number of U.S.-based households that owned vacation interests increased to approximately 4.4 million, an increase of approximately 500,000 households, from the number reported for 2005. Continued growth is expected to be driven by:

  •
  increased consumer awareness and acceptance of the value and benefits of the ownership of vacation interests, due in part to the continued adoption of favorable legislation affording improved consumer protection internationally;

  •
  the entry of additional independent developers and brand-name hospitality companies into the vacation ownership industry, which will increase the number of vacation interests available for sale; and

  •
  reported demand for vacation ownership products in the U.S. Industry sources estimate that approximately 5% of all adult leisure travelers familiar with the concept of vacation ownership have expressed an interest in acquiring a vacation interest at some point before February 2010, which equates to an estimated potential market consisting of approximately 6.2 million potential purchasers.

        The vacation ownership membership services industry growth is driven by the continued development and offering of new vacation ownership accommodations and alternative vacation ownership related products. For example, industry studies suggest that developers are selling more biennial products, whereby owners of vacation interests have access to their accommodations during alternating years. While these trends may have a positive impact on the average number of potential new members of exchange programs, the alternating annual ownership associated with these products could adversely impact average revenue per member across the industry.

  Vacation Rental and Property Management Services

        ILG believes that the overall supply of vacation rental properties has been increasing as a result of the growth in second home ownership and the increasing desire among many owners to rent their properties for additional income. Slightly over half of all second homes, including condominiums and shared ownership properties, serve as rental properties for some part of the year. Many of these properties are owned by individuals who cannot or do not desire to manage them. Property management and vacation rental companies facilitate the rental process by handling most, if not all, aspects of interaction with vacationers.

        Vacation rental properties are also growing in number due to the increasing popularity of renting non-hotel accommodations among consumers. Condominium accommodations typically provide substantial value to consumers seeking more than a nightly stay, as they offer families greater space and convenience than a traditional hotel room by offering separate living, sleeping and eating quarters. Continued growth in leisure travel, as well as improved product awareness and consumer convenience through direct and indirect online distribution channels, is also expected to drive this growth.

        Currently, ILG offers vacation rental and property management services in Hawaii through RQH. According to the Hawaii Department of Business, Economic Development & Tourism, approximately 7.5 million visitors traveled to Hawaii in 2006, with the same number estimated to have visited in 2007. ILG believes that Hawaii's lodging industry fundamentals continue to remain strong and Hawaii has consistently posted one of the highest growths in revenue per average daily room rate of any market.

Competition

        The two principal companies in the global vacation ownership membership services industry, Interval and RCI, aggressively compete for developer and consumer market share. Other third parties operate in this industry, but generally outside of the context of value-added membership programs offered at point-of-sale. While the operations of these third parties are generally smaller and more regional in nature, at least one operates on a global basis. Interval also faces increasing competition from points-based vacation clubs and large resort developers, which may elect to operate their own internal exchange systems to facilitate exchanges for owners of vacation interests at their resorts as they increase in size and scope. In addition, increasingly, vacation clubs and large resort developers are forging direct relationships with other developers.

        Interval believes that developers generally choose to affiliate with an exchange network based on:

  •
  the perceived quality of resorts participating in the network, which is characterized by the desirability of numerous locations, quality of accommodations and the amenities and services available;

  •
  the level of service provided to members;

  •
  the range and level of support services provided to developers;

  •
  the flexibility of the exchange program; and

  •
  the costs for annual membership and exchanges.

        Developers affiliated with Interval and/or RCI collectively represent approximately 96% of the vacation ownership resorts in the U.S. Based on disclosure statements filed by RCI and Interval with regulatory authorities for the year ended December 31, 2006, RCI held approximately 60% of the resorts and members participating in exchange networks operated by these companies and Interval held the remainder. Accordingly, RCI is the larger provider of vacation ownership member services with a larger exchange network. Through the resources of its corporate affiliates, particularly, Wyndham Vacation Ownership, Inc., itself engaged in vacation ownership sales, RCI may have greater access to a significant segment of new purchasers of vacation interests.

        While overall Interval's primary competitor has a greater number of resorts in its exchange network and reports a larger number of owners of vacation interests participating in its vacation ownership membership programs, Interval believes that it has distinguished itself as the vacation ownership membership service provider of choice with developers of high quality vacation properties and their owners, based primarily on the quality of the resorts in the Interval Network and related services provided by these resorts, coupled with its continued commitment to attract quality resorts to its exchange networks and foster quality vacation experiences for its members. For example, in 2008, Interval launched the Preferred Residences Program, a hospitality-branded membership program for luxury shared ownership resorts and condo hotels.

        RQH's vacation rental business faces competition from other suppliers of travel products and services, hotel operators and local rental agents and its property management business is also highly competitive in that there are low barriers to entry.

Employees

        As of December 31, 2007, ILG had approximately 2,800 employees worldwide. With the exception of a limited number of housekeeping employees at one property in Hawaii and a few member services employees in Italy and Spain, employees are not represented by unions or collective bargaining agreements. ILG believes that relationships with its employees are generally good.

Properties

        ILG conducts operations through 29 offices in 17 countries, of which 9 locations are within the U.S. and 20 locations are outside of ILG's global headquarters which is located in Miami, Florida and occupies approximately 100,000 square feet of office space under a long-term lease expiring in July 2016. Interval also operates a call center in Miami that is approximately 60,000 square feet under a long-term lease expiring in December 2020. Interval's European headquarters is located in London, England and occupies approximately 24,400 square feet of office space under a long-term lease which expires in May 2016, while its Asian headquarters are located in Singapore and occupies approximately 3,000 square feet of office space, the current term of which expires in September 2009, subject to automatic renewal.

        RQH's property management headquarters is located in Honolulu, Hawaii and occupies approximately 25,000 square feet of office space under a lease expiring in October 2009. Activities have commenced to source and secure alternative premises upon the termination of the existing lease.

RISK FACTORS RELATING TO THE BUSINESS OF ILG FOLLOWING THE SPIN-OFFS

        ILG's business, financial condition and results of operations are subject to certain risks that are described below and in the section "Risk factors" beginning on page [    ]. You should carefully consider these risks and uncertainties. The risks and uncertainties described below and elsewhere in this information statement are not the only ones facing ILG and its businesses.

Adverse Event and Trends—Adverse events and trends in the vacation ownership, vacation rental and travel industries could adversely affect ILG's business, financial condition and results of operations.

        The success of ILG and its businesses depends, in substantial part, upon the health of the worldwide vacation ownership, vacation rental and travel industries. Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. Also, inclement weather and/or natural disasters, such as earthquakes, hurricanes, fires, floods and tsunamis may result in the inability of consumers to travel to and vacation in certain destinations and regions in which participating resorts operate and/or vacation rental properties are located. Similarly, significant damage to resorts and/or vacation rental properties could result in a decrease in the number of resort accommodations or vacation rentals available for use in ILG's vacation ownership membership programs or as vacation rentals. ILG's businesses are also sensitive to travel health concerns, such as SARS, bird flu and other pandemics, as well as concerns related to terrorism, enhanced travel security measures and/or geopolitical conflicts. Accordingly, downturns or weaknesses in the travel industry or price increases for travel related services, including economic factors adversely impacting consumers' decisions to use and consume travel services, the overall financial instability of the airline industry and associated air carrier bankruptcies, decreased airlift to relevant markets, job actions and strikes, and increased costs of transportation based on increased fuel prices, could adversely affect ILG's business, financial condition and results of operations, as could inclement weather, natural disasters, health concerns, terrorism, enhanced travel security measures and/or geopolitical conflicts. In addition, the tightening of credit available to both vacation property developers and purchasers could result in the development of fewer vacation ownership and vacation rental properties (and in the case of existing vacation ownership and vacation rental properties, fewer potential purchasers). This factor, plus the potential for increased default rates among current vacation interest owners, could result in a decrease in the number of Interval's exchange network members and could have a material adverse effect on the vacation ownership and vacation rental industries, which in turn could have a material adverse effect on ILG's business, financial condition and results operations.

Competition—The industries in which ILG's businesses operate are highly competitive and these businesses are subject to risks relating to competition that may adversely affect ILG's performance.

        ILG's businesses will be adversely impacted if they cannot compete effectively in their respective industries, each of which is highly competitive. ILG's continued success depends upon its ability to compete effectively in markets that contain numerous competitors, some of which may have significantly greater financial, marketing and other resources than ILG. In particular, in the case of the Interval business, its primary competitor, RCI is larger and, through the resources of its corporate affiliates, particularly, Wyndham Vacation Ownership, Inc., itself engaged in vacation ownership sales, may have greater access to a significant segment of new vacation ownership purchasers. New competition or existing competition that does not operate on a value-added, membership basis may cause Interval to reduce its fee structure or potentially modify its business model, which would adversely affect ILG's business, financial condition and results of operations.

Third Party Relationships—ILG depends on relationships with developers, members and other vacation property owners and any adverse changes in these relationships could adversely affect its business, financial condition and results of operations.

        The Interval business is dependent upon vacation ownership developers for new members and resort accommodations for use in its exchange and vacation rental programs, as well as upon members to renew their existing memberships and otherwise engage in transactions. The RQH business is dependent upon vacation property owners and hotels for vacation properties to manage and rent to vacationers.

        Interval has established multi-year relationships with numerous developers pursuant to exclusive affiliation agreements and ILG believes that relationships with these entities are generally strong, but no assurances can be given that these historical relationships will continue in the future. The ability of Interval to maintain existing or negotiate new affiliation agreements is adversely impacted by the continued creation and operation of internal reservation and exchange systems by developers, as well as by consolidation in the vacation ownership industry. The non-renewal or termination of an affiliation agreement with a major developer or multiple affiliation agreements with a combination of smaller developers could have a material adverse effect on ILG's business, financial condition and results of operations.

        ILG believes that developers will continue to create and operate internal reservation and exchange systems, which decreases their reliance on vacation ownership membership programs, including those offered by Interval, and could adversely impact the supply of resort accommodations available through Interval's exchange networks. The vacation ownership industry continues to experience consolidation through the acquisition of vacation ownership developers by other developers, which may result in the diversion of exchange membership and other business. While the non-renewal of an affiliation agreement, in most cases, does not result in a significant loss of existing members, it does adversely affect the ability of Interval to secure new members for its programs from the non-renewing resort and, to the extent that Interval does not secure renewals with existing members that own vacation interests at the non-renewing resort, existing members in its programs would decrease.

        No assurances can be provided that Interval will be able to maintain existing or negotiate new affiliation agreements with developers or secure renewals with existing members in its programs, and its failure to do so would result in decreases in the number of new and/or existing members, the supply of resort accommodations available through its exchange networks and related revenues, which would have a material adverse effect on ILG's business, financial condition and results of operations.

        Similarly, the failure of RQH to maintain existing or negotiate new property management and/or rental services arrangements with vacation property owners, as a result of the sale of property to third parties or otherwise, or the failure of vacationers to book vacation rentals through, RQH would result in a decrease in related revenues, which would have an adverse effect on ILG's business, financial condition and results of operations.

Adverse Events and Trends in Key Vacation Destinations—Adverse events and trends in key vacation destinations could adversely affect ILG's business, financial condition and results of operations.

        A substantial percentage of the vacation ownership resorts currently participating in Interval's exchange networks are located in Florida, Hawaii, Las Vegas, Mexico and Southern California, and all of the vacation properties for which RQH provides vacation rental and property management services are located in Hawaii. As a result, the ongoing ability to successfully confirm exchange requests for members, as well as its ability to find a market for accommodations sourced through RQH, is largely dependent on the continued desirability of these areas as key vacation destinations. While travel demand for these destinations has been historically high on a consistent basis, no assurances can be provided that this will continue to be the case. Any significant shift in travel demand for one or more of these key destinations or any adverse impact on transportation to them, such as decreased airlift or increased travel costs, could have a material adverse effect on ILG's business, financial condition and results of operations.

        In addition, hurricanes, earthquakes or other adverse events impacting one or more of these key destinations could significantly reduce the number of accommodations available for exchange confirmation or rental to members and vacationers, as well as the need for vacation rental and property management services generally. Accordingly, any such event could have a material adverse effect on ILG's business, financial condition and results of operations, the impact of which could be prolonged.

International Operations—Interval operates in a number of international markets, which exposes ILG to additional risks that could adversely affect its business, financial condition and results of operations.

        Revenues from international operations represented approximately 16%, 18% and 18% of ILG's consolidated revenues in 2007, 2006 and 2005, respectively. ILG currently expects to continue to seek to expand and invest in its vacation ownership membership business in various international markets, especially in the Middle East and Asia.

        In order to achieve widespread acceptance in international markets, Interval must continue to successfully tailor its services to the unique customs and cultures of relevant countries and markets. Learning the customs and cultures of various countries and markets can be difficult and costly, and the failure to do so could slow international growth. Operating in international markets also exposes ILG to additional risks, including, among others, changes in regulatory requirements, including taxation, limits on the ability to sell products and services and enforce intellectual property rights and difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems and infrastructures and staffing and managing foreign operations. Also, in particular, significant fluctuations in the value of the U.S. dollar relative to certain foreign currencies could have an adverse effect on the results of ILG businesses operating in jurisdictions where the pricing for products and services is established in U.S. dollars and adjusted to local currency based on then-current exchange rates. ILG does not currently engage in hedging transactions designed to reduce its exposure to foreign currency risk.

        ILG is also exposed to risks associated with the repatriation of cash generated by certain of its foreign operations to the United States. Currently, ILG conducts vacation ownership exchange operations in one Latin American country from which it cannot repatriate cash generated by its operations in full. As of December 31, 2007 and 2006, the repatriation of approximately $5.1 million and $4.0 million in cash remained pending, subject to the approval of such country's government. While ILG continues to pursue the repatriation of this cash through all lawful means, no assurances can be provided that these efforts will be successful. Furthermore, no assurances can be provided that other countries in which ILG maintains operations will not impose limitations on the repatriation of cash generated by operations in such countries now or in the future. Any limitation on ILG to repatriate significant cash generated by its international operations would have a material adverse effect on its business, financial condition and results of operations.

Acquisitions and Strategic Arrangements—ILG may experience financial and operational risks in connection with acquisitions and strategic arrangements. In addition, businesses acquired by ILG may incur significant losses from operations or experience impairment of carrying value.

        ILG acquired RQH in May 2007 and intends to selectively pursue other acquisitions. No assurances can be provided that ILG will be able to identify attractive acquisition candidates, and if so, complete transactions on favorable terms. In addition, in the case of acquired businesses, ILG will need to:

  •
  successfully integrate the operations, as well as the accounting, financial controls, management information, technology, human resources and other administrative systems, of acquired businesses with existing operations and systems;

  •
  maintain third party relationships previously established by acquired companies;

  •
  retain senior management and other key personnel at acquired businesses; and

  •
  successfully manage acquisition-related strain on the management, operations and financial resources of ILG and/or acquired businesses.

        ILG may not be successful in addressing these challenges or any others encountered in connection with historical and future acquisitions. In addition, the anticipated benefits of one or more acquisitions may not be realized and future acquisitions could result in potentially dilutive issuances of equity securities and/or the assumption of contingent liabilities. Also, the value of goodwill and other intangible assets acquired could be impacted by one or more unfavorable events or trends, which could result in impairment charges. The occurrence of any these events could adversely affect ILG's business, financial condition and results of operations.

        ILG also intends to selectively enter into joint ventures and other strategic arrangements to provide new products and services complimentary to those currently offered by its businesses. No assurances can be provided that ILG will be able to successfully enter into these arrangements on favorable terms or launch related products and services or, if so, that such products and services will gain market acceptance or be profitable. The failure to develop and execute any such initiatives on a cost-effective basis could have an adverse effect on ILG's business, financial condition and results of operations.

Property Renovations—A significant decrease in the supply of available vacation rental accommodations due to ongoing property renovations could adversely affect ILG's business, financial condition and results of operations.

        Several of the vacation rental properties in Hawaii for which RQH provides vacation rental and property management services are expected to undergo significant renovations over the next few years. While these renovations are not under the control of ILG (and ultimately are not funded by ILG), they will result in a decrease in the supply of vacation rental accommodations available to vacationers, as well as the need for vacation rental services, during the applicable renovation periods. Furthermore, ongoing renovations at a particular property may negatively impact the desirability of the property as a vacation destination. A significant decrease in the supply of available vacation rental accommodations and the need for vacation rental services during renovation periods, coupled with the inability to attract vacationers to properties undergoing renovations, could have a material adverse effect on ILG's business, financial condition and results of operations.

Compliance and Changing Laws, Rules and Regulations—The failure of ILG's businesses to comply with extensive regulatory requirements, or to obtain and maintain required licenses and rights, could adversely affect ILG's business, financial condition and results of operations.

        ILG's businesses are subject to various laws, rules and regulations on a global basis, including those specific to the vacation ownership industry, as well as those applicable to businesses generally, such as consumer protection and sales, use, value-added and other tax laws, rules and regulations. While ILG believes that the operations and practices of its businesses have been structured in a manner to ensure material compliance with applicable laws, rules and regulations, no assurances can be provided that relevant regulatory authorities would not take a contrary position. The failure of its businesses to comply with applicable laws, rules and regulations, or to obtain required licenses or rights, could have a material adverse effect on ILG's business, financial condition and results of operations. In addition, unfavorable changes in the laws, rules and regulations applicable to ILG's businesses, including those related to the imposition of taxes, could decrease demand for the services offered by ILG's businesses, increase costs and/or subject ILG to additional liabilities, which could have an adverse effect on ILG's business, financial condition and results of operations.

        The vacation ownership industry is subject to extensive regulation in the United States and elsewhere, which generally requires vacation ownership resort developers to follow certain procedures in connection with the sale and marketing of vacation interests, including the filing of offering statements describing proposed developments with relevant governmental authorities for approval and the delivery to prospective purchasers of certain information relating to the terms of the purchase and use, including recission rights. Although ILG and its businesses are not subject to these regulations, such regulations directly affect the members and developers that participate in Interval's exchange networks and, therefore, indirectly affect ILG. As a result, any negative change in the regulatory environment within the vacation ownership industry could have a material adverse effect ILG's business, financial condition and results of operations.

        ILG's vacation rental operations are directly subject to a number of licensing requirements, as well as certain laws and regulations relating to consumer protection, particularly, those associated with the property management, including those relating to the preparation and sale of food and beverages, liquor service and health and safety of managed premises. The failure of RQH businesses to comply with applicable laws, rules and regulations, or to obtain required licenses or rights, could have a material adverse effect on ILG's business, financial condition and results of operations.

Increasing Vacation Rental Revenues—ILG's future growth is dependent, in part, on the ability of its businesses to increase revenues from vacation rentals, and their failure to do so could adversely affect its business, financial condition and results of operations.

        ILG is actively seeking to increase revenues from vacation rentals. In furtherance of these efforts, ILG acquired RQH in May 2007. Through RQH, ILG consistently seeks opportunities to solidify and expand upon its existing base of managed property owners through the critical evaluation and improvement of the property management services made available to managed property owners. In addition, in an effort to better identify and secure (and ultimately rent more) available vacation rental properties, RQH actively seeks to own or lease the front desks of its managed properties and to manage each property's homeowners' association. No assurances can be provided that these efforts will increase the number of available vacation rentals or related revenues or that property management services provided by RQH will continue to be attractive to vacation property owners. Interval is also actively seeking to provide vacation rental services to resorts participating in its exchange networks. See "Business of ILG—What We Do—Vacation Ownership Membership Services—Member Services—Getaway Program." No assurances can be provided that ILG businesses will be able to secure accommodations from developers on favorable terms, or if so, that it will be able to rent such accommodations to its members. The failure of ILG to increase revenues from vacation rentals could have a material adverse effect on its business, financial condition and results of operations.

CAPITALIZATION

        The following table presents ILG's cash and cash equivalents and capitalization as of December 31, 2007 on an historical basis and on an unaudited pro forma basis for the separation and the financing. Pro forma for the separation and the financing includes the $           million in indebtedness that ILG expects to hold at separation. The separation of ILG and the related financing transactions are described in the notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet under the Unaudited Pro Forma Condensed Consolidated Financial Statements as if the separation and the related transactions and events had been consummated on December 31, 2007.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and ILG believes such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and financing.

        This table should be read in conjunction with "Selected Historical Financial Data," "Transfers to IAC and Financing," "Description of Capital Stock of the Spincos," "Management's Discussion and Analysis of Financial Condition and Results of Operations of ILG," the consolidated financial statements of ILG and the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and accompanying notes included in this information statement.

        The table below is not necessarily indicative of ILG's cash and cash equivalents and capitalization had the separation and the related financing transactions been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had ILG been operating as an independent, publicly-traded company at that date and is not necessarily indicative of ILG's future capitalization or financial condition.

	As of December 31,2007
	Historical	Unaudited Pro Forma for the Separation and Financing
	(in millions)
Cash and cash equivalents	$67	$

Long-term debt:
Bank credit facility and notes	$—	$

Total long-term debt	—

Shareholders' equity	513

Total capitalization	$513	$

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical consolidated financial information for Interval Leisure Group, Inc. ("ILG") for each of the years in the five-year period ended December 31, 2007. This data was derived, in part, from the historical consolidated financial statements of ILG included elsewhere in this document and reflects the operations and financial position of ILG at the dates and for the periods indicated. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes and other financial data pertaining to ILG included herein. However, this financial information does not necessarily reflect what the historical financial position and results of operations of ILG would have been had ILG been a stand-alone company during the periods presented.

	Year Ended December 31,
	2007(1)	2006	2005	2004 (unaudited)	2003 (unaudited)
	(Dollars in Thousands)
Statement of Operations Data:
Revenue	$360,407	$288,646	$260,843	$242,101	$206,453
Operating income	106,566	86,128	72,824	49,624	24,507
Net income	71,056	58,043	49,243	31,730	14,918
Balance Sheet Data (end of period):
Working capital (deficit)	$(12,712)	$(43,204)	$(37,578)	$(29,161)	$(23,981)
Total assets	922,617	767,677	783,032	789,383	799,847
Minority interest	512	—	—	—	—
Shareholders' equity	513,367	408,887	439,947	467,746	522,577

(1)
Includes the results of ResortQuest Hawaii and ResortQuest Real Estate of Hawaii, (collectively referred to herein as "RQH"), since its acquisition on May 31, 2007.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements of Interval Leisure Group, Inc. and subsidiaries ("ILG") reflect adjustments to the historical consolidated financial statements of ILG to give effect to the separation and related financing transactions described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements as of December 31, 2007 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet and as of January 1, 2007 for the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. Such adjustments are subject to change based on the finalization of the terms of the separation and the financing agreements.

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of ILG and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ILG included in this information statement.

        These Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of ILG's results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had ILG been operating as an independent publicly-traded company during such periods. In addition, they are not necessarily indicative of ILG's future results of operations or financial condition.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2007

	Historical	Separation and Financing Adjustments		Pro Forma for the Separation and Financing
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67,113	$	(a), (b)	$
Other current assets	80,450

Total current assets	147,563
Non-current assets	775,054		(a)

TOTAL ASSETS	$922,617	$		$

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current liabilities	$160,275	$		$
Long-term liabilities	248,463		(a)
Minority interest	512
SHAREHOLDERS' EQUITY:
Common shares, $ par value, authorized; issued and outstanding on a pro forma basis	—		(b)
Additional paid-in capital	—		(b)
Invested capital	726,919		(b)
Receivables from IAC and subsidiaries	(436,475)		(b)
Retained earnings	222,484
Accumulated other comprehensive income	439

Total shareholders' equity	513,367

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$922,617	$		$

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	Historical	Preliminary Separation Adjustments	Preliminary Pro Forma for the Separation	Final Separation and Financing Adjustments		Final Pro Forma for the Separation and Financing
	(In thousands, except per share data)

Revenue	$360,407	$—	$360,407	$		$
Operating expenses	253,841	6,080 (c)	259,921

Operating income	106,566	(6,080)	100,486
Other income (expense):
Interest income	10,345	(7,718) (d)	2,627
Interest expense	(205)	—	(205)		(e)
Other expense	(606)	—	(606)

Total other income, net	9,534	(7,718)	1,816

Earnings before income taxes and minority interest	116,100	(13,798)	102,302
Income tax provision	(45,032)	5,344 (f)	(39,688)		(f)
Minority interest in income of consolidated subsidiaries	(12)	—	(12)

Net income	$71,056	$(8,454)	$62,602	$		$

Pro forma earnings per share:(g)
Basic earnings per share						$
Diluted earnings per share						$

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

(a)
Represents the issuance of $       million of debt. Issuance costs associated with the debt are $       million.

(b)
To effect the terms of the separation as follows:

(i)
the transfer of $            million in cash to IAC prior to ILG's separation from IAC, which includes $            million from financing referred to in Note (a) above;

(ii)
the extinguishment of the receivable from IAC and subsidiaries; and

(iii)
the issuance of            million ILG shares to effect the transfer of its ownership from IAC to IAC's shareholders.

(c)
To reflect the estimated increase in expenses that ILG expects to incur on a stand-alone basis after its separation from IAC. These expenses include the costs related to services previously obtained from IAC such as treasury and tax as well as the additional costs associated with being a publicly traded company. This amount excludes the one-time costs of $1.1 million expected to be incurred in connection with the separation.

  ILG will incur additional non-cash compensation expense due to the modification of stock-based compensation awards in connection with the separation. The aspect of the modification that is relevant to ILG is the accelerated vesting of certain unvested restricted stock units ("RSUs"). As the $3.3 million of expense associated with the modification of these RSUs is one-time in nature, it has not been reflected in these pro forma financial statements.

  There may be additional stock-based awards granted in connection with the separation but the amount of such awards, if any, has not yet been determined and no expense with respect thereto has been reflected herein.

(d)
To reflect the elimination of intercompany interest income allocated by IAC to ILG.

(e)
To reflect the interest costs related to the borrowings referred to in Note (a) above.

(f)
To reflect the tax effect of separation and financing adjustments at an assumed effective tax rate of 38.7%.

(g)
Earnings per share and weighted average shares outstanding reflect the estimated number of common shares expected to be outstanding upon completion of the separation, based on an expected exchange ratio of            a share of ILG for each share of IAC. These amounts do not reflect the impact of IAC accelerating the vesting provisions of a portion of the outstanding RSUs in connection with the separation, as such impact will be calculated using balances then outstanding, which are currently not determinable. Also, these amounts reflect the portion of

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

outstanding equity awards that were included in IAC dilutive earnings per share calculation. Pro forma earnings per share is calculated using the following:

Year Ended December 31, 2007
Net income	$

Basic shares outstanding—weighted average shares
Other dilutive securities including stock options, warrants and restricted stock and share units

Diluted shares outstanding—weighted average shares

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ILG

        The following discussion describes the financial condition and results of operations of Interval Leisure Group, Inc. ("ILG") as though ILG were a separate company as of the dates and for the periods presented and includes the businesses, assets and liabilities that will comprise ILG following the spin-off.

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying ILG as one of those five companies. We refer to the separation transaction herein as the "spin-off". In connection with the spin-off, ILG was incorporated as a Delaware corporation in May 2008. ILG currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, ILG will consist of Interval and ResortQuest Hawaii and ResortQuest Real Estate of Hawaii, collectively referred to herein as "RQH", which was acquired on May 31, 2007, the businesses that formerly comprised IAC's Interval segment. The businesses to be operated by ILG following the spin-off are referred to herein as the "ILG Businesses".

Basis of Presentation

        The historical consolidated financial statements of ILG and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of ILG reflect the contribution or other transfer to ILG of all of the subsidiaries and assets and the assumption by ILG of all of the liabilities relating to the ILG Businesses in connection with the spin-off, and the allocation to ILG of certain IAC corporate expenses relating to the ILG Businesses. Accordingly, the historical consolidated financial statements of ILG reflect the historical financial position, results of operations and cash flows of the ILG Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the ILG Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for ILG on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of ILG's management, the assumptions underlying the historical consolidated financial statements of ILG are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of ILG would have been had ILG been a stand-alone company during the periods presented.

MANAGEMENT OVERVIEW

        ILG is a leading provider of membership services, primarily to the vacation ownership industry, through Interval. With the acquisition of RQH in May 2007, ILG also entered the vacation rental and property management services industry.

Sources of Revenue

        Vacation ownership membership services revenue is generated primarily from membership fees and transactional fees paid for exchange and Getaway transactions (i.e., vacations). Interval typically enters into multi-year contracts with developers of vacation ownership resorts, pursuant to which the developers agree to enroll all purchasers of vacation interests at the applicable resort as members of Interval's exchange programs. In return, Interval provides enrolled purchasers with the ability to exchange the use and occupancy of their vacation interest at the home resort (generally for periods of one week) for the right to occupy accommodations at a different resort participating in Interval's network or at the same resort during a different period of occupancy. Members are also generally eligible to participate in the program's other value-added member services. Developers generally remit Interval's initial basic membership fee and, where applicable, upgraded membership fees, on behalf of their respective owners for membership periods ranging from one to three years at the time the vacation interests are sold. In most cases, vacation interest owners are responsible for renewing their memberships and paying related fees. However, some developers have incorporated Interval's membership fees into their annual assessments and these owners' memberships are renewed annually by the developer during the period of the resort's participation in the Interval network. In connection with its vacation ownership membership services business, Interval also provides travel-related services for members as well as support, consulting and back-office services for developers participating in the Interval exchange programs. Through Interval's Getaway program, members may rent resort accommodations for a fee, plus applicable taxes, without relinquishing the use of their vacation interests. For the year ended December 31, 2007, ILG's vacation ownership membership services business represented 88% of its revenue.

        ILG, through RQH, also provides vacation rental and property management services for owners of condominium hotels and hotel management services to owners of traditional hotels. Revenue from RQH is derived principally from management fees for vacation rental services and property management services. Property management fees consist of a base management fee and, in some instances, an incentive fee. Property management agreements may provide that owners receive a specified portion of the revenue generated while the relevant properties are under RQH management. In these cases, RQH pays the operating expenses for the rental operation from its share of the revenue and retains the balance (if any) as its management fee. Revenue is also derived from fees for hotel management services. For the year ended December 31, 2007, ILG's vacation rental and property management services business represented 12% of its revenue.

Channels of Distribution; Marketing Costs

        ILG markets and offers services directly to customers through call centers and branded websites allowing customers to transact directly with ILG in a convenient manner. ILG also markets its value-added, operational and sales and marketing support services directly to developers and the benefits of membership directly to prospective owners of vacation interests. ILG also markets and distributes its services through its various customer and industry publications and through third party distribution channels, including, without limitation, online travel intermediaries and, to a limited degree, via internet search engines.

Access to Supply

        ILG's vacation ownership membership services business is dependent upon vacation ownership developers for new members and resort accommodations for use in its exchange and Getaway programs, as well as upon members to renew their existing memberships. Its vacation rental and property management business is dependent upon vacation property owners and hotels for vacation properties to manage and rent to vacationers. ILG's businesses have established strong relationships with developers, members and managed property owners pursuant to contractual arrangements, although there are no assurances that these historical relationships will continue beyond their contractual term in the future.

International Operations

        ILG continues to seek to expand its vacation ownership membership services business abroad, especially in the Middle East and Asia. International revenue grew approximately 15% in 2007 from 2006. However, as a percentage of total ILG revenue, international revenue was approximately 16% in 2007 and approximately 18% in both 2006 and 2005. This decrease is due to domestic revenue growing at a faster rate during this time period primarily due to the acquisition of RQH in 2007.

Economic and Other Trends and Events; Industry Specific Factors

        Growth in the vacation ownership membership services industry is driven primarily by the number of vacation interests sold to new purchasers. In 2007, the number of U.S.-based households owning vacation interests increased to approximately 4.4 million, an increase of approximately 500,000 households, from the number reported for 2005. Continued growth is expected to be driven by: (i) increased consumer awareness and acceptance of the value and benefits of the ownership of vacation interests, due in part to the continued adoption of favorable legislation affording improved consumer protection internationally; (ii) the entry of additional independent developers and brand-name hospitality companies into the vacation ownership industry, which will increase the number of vacation interests available for sale; and (iii) reported demand for vacation ownership products in the U.S., whereby an estimated 5% of all adult leisure travelers familiar with the concept of vacation ownership have expressed an interest in acquiring a vacation interest at some point before February 2010 which equates to an estimated potential market consisting of approximately 6.2 million potential purchasers. The vacation ownership membership services industry growth is also driven by the continued development and offering of new vacation ownership accommodations and alternative vacation ownership related products.

        ILG believes that the overall supply of vacation rental properties has been increasing as a result of the growth in second home ownership and the increasing desire among many owners to rent their properties for additional income. Slightly over half of all second homes, including condominiums and shared ownership properties, serve as rental properties for some part of the year. Many of these properties are owned by individuals who cannot or do not desire to manage them. Property management and vacation rental companies facilitate the rental process by handling most, if not all, aspects of interaction with vacationers. Vacation rental properties are also growing in number due to the increased popularity of renting non-hotel accommodations among consumers. Condominium accommodations typically provide substantial value to the consumer seeking more than a nightly stay, as they offer families greater space and convenience than a traditional hotel room by offering separate living, sleeping and eating quarters. Continued growth in leisure travel, as well as improved product awareness and customer convenience through direct and indirect online distribution channels, is also expected to drive this growth.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Revenue

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Revenue—Interval	$318,370	10%	$288,646	11%	$260,843
Revenue—RQH	42,037	N/A	N/A	N/A	N/A

Total revenue	$360,407	25%	$288,646	11%	$260,843

        Revenue in 2007 increased $71.8 million, or 25%, from 2006 primarily due to the acquisition of RQH on May 31, 2007, which contributed $42.0 million to ILG's revenue in 2007. Excluding RQH, revenue grew 10%. This was driven by a 13% growth in revenue from confirmed vacations and a 10% increase in membership revenue. Confirmed vacations revenue increased due to a 6% increase in volume, as well as a higher average fee compared to the prior year. Membership revenue grew due to a 6% increase in active members reflecting strong new member growth combined with a sustained retention rate. Total active members increased by 0.1 million from 2006 to approximately 2.0 million.

        For full-year 2007 compared to 2006, RQH's revenue increased $3.9 million, or 6%, to $70.6 million, reflecting strong performance at one of the RQH managed properties which resulted in incentive management fees being earned by RQH for the first time in 2007.

        Revenue in 2006 increased $27.8 million, or 11%, from 2005 primarily due to a 5% increase in confirmed vacations and higher average fees in the vacation ownership membership services business. Total active members increased 4% to nearly 1.9 million.

Cost of Sales

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Cost of sales	$100,799	52%	$66,293	9%	$60,794
As a percentage of total revenue	28%	500 bp	23%	(34) bp	23%
Gross margins	72%	(500) bp	77%	34 bp	77%

        Cost of sales consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in servicing Interval's members as well as the cost of rental inventory for confirmed vacations. In 2007, due to the acquisition of RQH, cost of sales also includes compensation and other employee-related costs for personnel engaged in providing services to property owners and/or guests.

        Cost of sales in 2007 increased $34.5 million from 2006, primarily due to the acquisition of RQH, which contributed $29.6 million to ILG's cost of sales. Gross margins decreased 6% principally due to the inclusion of RQH. Excluding the impact of RQH, cost of sales increased $4.9 million in 2007 primarily due to an increase of $4.6 million in the cost of rental inventory in order to fulfill confirmed vacations.

        Cost of sales in 2006 increased $5.5 million from 2005, primarily due to an increase of $2.3 million in the cost of rental inventory for confirmed vacations and an increase of $1.9 million in compensation and other employee-related costs associated, in part, with an increase in contract labor related to outsourced home-based call center agents.

Selling and marketing expense

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Selling and marketing expense	$45,835	10%	$41,635	8%	$38,424
As a percentage of total revenue	13%	(171) bp	14%	(31) bp	15%

        Selling and marketing expense consists primarily of commission expense, advertising and promotional expenditures and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in sales and sales support functions. Advertising and promotional expenditures primarily include printing and postage costs of directories and magazines, promotions, tradeshows and agency fees.

        Selling and marketing expense in 2007 increased $4.2 million from 2006, primarily due to the acquisition of RQH, which contributed $2.0 million to ILG's selling and marketing expense. Excluding the impact of RQH, selling and marketing expense increased $2.2 million in 2007 primarily due to an increase in compensation and other employee-related costs, partially offset by lower advertising and promotional expenditures.

        Selling and marketing expense in 2006 increased $3.2 million from 2005, primarily due to increases of $2.1 million in commission expense and $0.9 million in compensation and other employee-related costs. The increase in commission expense is principally driven by the increase in revenue described above.

General and administrative expense

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
General and administrative expense	$71,913	17%	$61,538	9%	$56,213
As a percentage of total revenue	20%	(137) bp	21%	(23) bp	22%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources, information technology and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2007 increased $10.4 million from 2006, primarily due to an increase in compensation and other employee-related costs, as well as the impact of the RQH acquisition in 2007, which contributed $2.9 million to ILG's general and administrative expense. Excluding the impact of RQH, general and administrative expense increased $7.5 million in 2007 primarily due to an increase of $6.2 million in compensation and other employee-related costs associated, in part, with an 8% increase in headcount. ILG expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards post spin-off.

        General and administrative expense in 2006 increased $5.3 million from 2005, primarily due to increases of $2.9 million in compensation and other employee-related costs, $0.5 million in facility costs and $0.5 million in professional fees. The increase in compensation and other employee-related costs is primarily due to an increase of $1.7 million in non-cash compensation expense. This non-cash compensation expense is related to equity awards granted by IAC to employees of ILG and is recorded over the vesting period of the awards.

        Effective January 1, 2006, ILG adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. There was no impact to the amount of stock-based compensation recorded in the consolidated statements of operations as ILG had previously adopted the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The majority of stock-based compensation expense is reflected in general and administrative expense. As of December 31, 2007, there was approximately $14.0 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 3.0 years.

Depreciation

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Depreciation	$8,415	7%	$7,832	6%	$7,368
As a percentage of total revenue	2%	(38) bp	3%	(11) bp	3%

        Depreciation in 2007 increased $0.6 million from 2006, primarily due to the acquisition of RQH. Excluding the impact of RQH, depreciation in 2007 was relatively flat.

        Depreciation in 2006 increased $0.5 million from 2005, primarily due to the incremental depreciation associated with certain information technology projects that were placed in service during late 2005 and 2006.

Operating Income Before Amortization

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating Income Before Amortization	$137,074	20%	$114,634	15%	$99,303
As a percentage of total revenue	38%	(168) bp	40%	164 bp	38%

        Operating Income Before Amortization in 2007 increased $22.4 million from 2006, growing at a slower rate than revenue due primarily to the inclusion of the results of RQH in 2007. Excluding the impact of RQH, Operating Income Before Amortization grew to $129.9 million. This increase is due to the higher revenue noted above and lower advertising and promotional expenditures, partially offset by increases of $7.5 million in general and administrative expense and $4.9 million in cost of sales.

        For full-year 2007 compared to 2006, RQH's Operating Income Before Amortization was $12.8 million in 2007 compared to $12.4 million in 2006, relatively unchanged as expenses increased in line with revenue.

        Operating Income Before Amortization in 2006 increased $15.3 million from 2005, primarily due to the higher revenue noted above and, to a lesser extent, improved operating efficiencies. Vacations confirmed online were 24% during 2006 compared with 21% in 2005. Operating Income Before Amortization was also impacted by increases of $5.3 million in general and administrative expense and $2.3 million in advertising and promotional expenditures.

Operating income

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating income	$106,566	24%	$86,128	18%	$72,824
As a percentage of total revenue	30%	(27) bp	30%	192 bp	28%

        Operating income in 2007 increased $20.4 million from 2006, primarily due to the increase in Operating Income Before Amortization described above, partially offset by an increase of $1.7 million in amortization of intangibles and an increase in non-cash compensation expense. RQH contributed $4.1 million to ILG's operating income in 2007. The increase in amortization of intangibles results from the acquisition of RQH, partially offset by certain intangible assets being fully amortized in 2007.

        Operating income in 2006 increased $13.3 million from 2005, primarily due to the increase in Operating Income Before Amortization described above, partially offset by an increase of $2.0 million in non-cash compensation expense.

Other income (expense)

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Other income (expense):
Interest income	$10,345	16%	$8,914	37%	$6,518
Interest expense	(205)	43%	(357)	43%	(623)
Other expense	(606)	22%	(774)	(185)%	(272)

        Interest income in 2007 increased $1.4 million from 2006, primarily due to higher receivable balances due from IAC and subsidiaries, as well as increased interest earned on higher average cash balances in 2007. Interest income in 2006 increased $2.4 million from 2005 primarily due to higher receivable balances due from IAC and subsidiaries. The increase in the receivable balance is principally due to cash transfers to IAC in connection with IAC's centrally managed U.S. treasury function.

Income tax provision

        ILG recorded income tax provisions of $45.0 million, $35.9 million and $29.2 million, for the years ended December 31, 2007, 2006 and 2005, respectively, which represents effective tax rates of 39%, 38% and 37%, respectively. These tax rates are higher than the federal statutory rate of 35% due principally to state and local income taxes partially offset by foreign income taxed at lower rates.

        ILG adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48") effective January 1, 2007. The cumulative effect of the adoption resulted in an increase of $0.2 million to retained earnings. As of January 1, 2007 and December 31, 2007, ILG had unrecognized tax benefits of approximately $4.0 million and $7.3 million, respectively, which included accrued interest of $1.0 million and $1.6 million, respectively.

        By virtue of previously filed separate company and consolidated tax returns with IAC, ILG is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by ILG are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Interval from September 24, 2002, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Tax filings in various state, local and foreign jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008. ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.9 million within twelve months of the current reporting date due primarily to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state tax returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of December 31, 2007, ILG had $72.9 million of cash and cash equivalents and restricted cash and cash equivalents, $64.8 million of which is held in foreign jurisdictions, principally the United Kingdom, and is subject to changes in foreign exchange rates. ILG conducts business in a foreign country where currency restriction exists. At December 31, 2007 ILG had $5.1 million of cash which can only be repatriated upon the approval of that country's government. ILG has requested approval for a portion of the cash to be repatriated. This request is currently pending.

        Net cash provided by operating activities was $125.6 million and $106.4 million in 2007 and 2006, respectively. The increase of $19.2 million in net cash provided by operating activities is principally due to higher net income and increased deferred revenue. These items were partially offset by increases in accounts receivable and prepaid expenses and other current assets.

        Net cash used in investing activities in 2007 of $208.9 million primarily resulted from acquisitions, net of cash acquired, of $114.1 million, cash transfers to IAC of $84.5 million and capital expenditures of $10.3 million. The cash transfers to IAC relate to IAC's centrally managed U.S. treasury function. Net cash used in investing activities in 2006 of $110.2 was primarily related to cash transfers to IAC of $103.6 million and capital expenditures of $6.7 million.

        Net cash provided by financing activities in 2007 of $112.2 million was primarily due to capital contributions of $114.1 million from IAC to fund ILG's 2007 acquisitions. Cash used in financing activities in 2006 of $0.5 million was primarily due to excess tax benefits from stock-based awards.

        ILG anticipates that it will need to make capital and other expenditures in connection with the development and expansion of it operations.

        ILG intends to negotiate new credit facilities and potentially access the debt markets prior to its separation from IAC. Upon completion of the spin-off, intercompany receivable balances will be extinguished. In addition, the amount of cash that ILG will retain following its separation from IAC has not yet been determined. ILG will describe the terms of these new credit facilities and other indebtedness once ILG has negotiated such terms and will disclose the amount of cash ILG will retain upon its separation from IAC once that has been determined.

        ILG's ability to fund its cash and capital needs will be affected by its ongoing ability to generate cash from operations, the overall capacity and terms of its financing arrangements as discussed above, and access to the equity markets. Given the volatility in the financial markets, IAC and ILG continue to monitor the markets closely and will take steps to maintain financial flexibility and an appropriate capital structure.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In Thousands)
Purchase obligations(a)	$10,587	$4,177	$3,150	$2,173	$1,087
Operating leases	74,943	9,333	14,592	12,429	38,589

Total contractual cash obligations	$85,530	$13,510	$17,742	$14,602	$39,676

(a)
The purchase obligations primarily relate to future space purchases.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments*	Total Amounts Committed	Less than 1 year	1-3 years	3-5 years	More Than 5 years
	(In Thousands)
Guarantees, surety bonds and letters of credit	$32,612	$25,040	$3,722	$1,806	$2,044

*
Commercial commitments are funding commitments that could potentially require performance in the event of demands by third parties or contingent events, such as under lines of credit extended or under guarantees.

Off-Balance Sheet Arrangements

        Other than the items described above, ILG does not have any off-balance sheet arrangements as of December 31, 2007.

ILG'S PRINCIPLES OF FINANCIAL REPORTING

        ILG reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which ILG evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. ILG believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. ILG provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of ILG's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. ILG believes this measure is useful to investors because it represents the operating results from the ILG Businesses, taking into account depreciation, which ILG believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to ILG's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting. ILG endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        ILG will only present Operating Income Before Amortization on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that ILG has included on a pro forma basis.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From ILG's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and ILG will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at ILG's discretion, on a net basis, with ILG remitting the required tax withholding amount from its current funds.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as customer relationships, purchase agreements and property management agreements are valued and amortized over their estimated lives. ILG believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION

        For a reconciliation of Operating Income Before Amortization to operating income for ILG's operating segments and to net income in total for the years ended December 31, 2007, 2006 and 2005, see Note 8 to the consolidated financial statements.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of ILG's accounting policies contained in Note 2 to the consolidated financial statements in regard to significant areas of judgment. ILG's management is required to make certain estimates and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of ILG's accounting policies and estimates have a more significant impact on its consolidated financial statements than others. What follows is a discussion of some of ILG's more significant accounting policies and estimates.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        In accordance with SFAS 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), ILG reviews the carrying value of goodwill and indefinite-lived intangible assets on an annual basis as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. ILG determines the fair value of its reporting units and indefinite-lived intangible assets based upon an evaluation of expected discounted cash flows. This discounted cash flow analysis utilizes an evaluation of historical and forecasted operating results. The determination of discounted cash flows is based upon forecasted operating results that may not occur. The annual assessment for 2007 did not identify any impairment charges. The value of goodwill and indefinite-lived intangible assets that is subject to assessment for impairment in accordance with SFAS 142 is $514.3 million and $33.3 million, respectively, at December 31, 2007.

  Recoverability of Long-Lived Assets

        ILG reviews the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment in accordance with SFAS 144 is $190.6 million at December 31, 2007.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 7, and reflect management's assessment of actual future taxes to be paid on items reflected in the consolidated financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2007, the balance of deferred tax liabilities, net, is $66.5 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of IAC's tax returns by the IRS, as well as actual operating results of ILG that vary significantly from anticipated results. Effective January 1, 2007, ILG adopted the provisions of FIN 48. As a result of the adoption of FIN 48, ILG recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. ILG considers many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Seasonality

        Revenue at ILG is influenced by the seasonal nature of planned family travel with the first quarter generally experiencing the strongest bookings and the fourth quarter generally experiencing weaker bookings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

        ILG conducts business in certain foreign markets, primarily in the United Kingdom and the European Union. ILG's primary exposure to foreign currency risk relates to its investments in foreign subsidiaries that transact business in a functional currency other than the U.S. Dollar, primarily the British Pound Sterling and Euro. However, the exposure is mitigated as ILG has generally reinvested profits from its international operations. ILG is also exposed to foreign currency risk related to its assets and liabilities denominated in a currency other than the functional currency.

        As currency exchange rates change, translation of the income statements of ILG's international businesses into U.S. dollars affects year-over-year comparability of operating results. Historically, ILG has not hedged translation risks because cash flows from international operations were generally reinvested locally. Foreign exchange gains and losses were not material to ILG's earnings in 2007, 2006 and 2005.

        As ILG increases its operations in international markets it becomes increasingly exposed to potentially volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on ILG is often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause ILG to adjust its financing, operating and hedging strategies.

Management of ILG

ILG Board of Directors and Executive Officers

        The following table sets forth information as to persons who are expected to serve as ILG directors and executive officers following the spin-offs. The ILG Board of Directors, the composition of which will comply with the independence requirements under the current standards imposed by the Marketplace Rules, is currently expected to consist of             directors.

Name	Age	Position(s)
Craig Nash	54	Chairman, President, Chief Executive Officer and Director of ILG
John Galea	52	Chief Financial Officer of ILG
Jeanette Marbert	51	Chief Operating Officer of ILG
Marie Lee	52	Chief Information Officer of ILG
Victoria Kincke	52	General Counsel of ILG

Directors

        Background information about those individuals who are expected to serve as directors of ILG appears below.

        Craig M. Nash, age 54, will serve as Chairman, President, Chief Executive Officer and director of ILG upon completion of the spin-offs and has served as President and Chief Executive Officer of Interval since June 1999. Prior to assuming this role, Mr. Nash served in a series of increasingly significant roles with Interval, including as General Counsel and Vice President of Regulatory Affairs. Mr. Nash joined Interval in 1978. Mr. Nash also provides management oversight to the RQH businesses. Mr. Nash serves on the Board of Directors of the American Resort Development Association and is also a member of its Executive Committee.

Executive Officers

        Background about ILG's executive officers who are not expected to serve as directors appears below.

        John A. Galea, age 52, will serve as Chief Financial Officer of ILG upon completion of the spin-offs and has served in such capacity for Interval since October 2006. Prior to his tenure as Chief Financial Officer, Mr. Galea served as Interval's Vice President of Accounting and Corporate Controller since 2000. Mr. Galea also provides management oversight to the RQH businesses.

        Jeanette E. Marbert, age 51, will serve as Chief Operating Officer of ILG upon completion of the spin-offs and has served in such capacity for Interval since June 1999. Prior to her tenure as Chief Operating Officer, Ms. Marbert served as General Counsel of Interval from 1994 to 1999. Ms. Marbert joined Interval in 1984.

        Marie A. Lee, age 52, will serve as Chief Information Officer of ILG upon completion of the spin-offs and since May 2005 has served as Chief Information Officer and Senior Vice President, U.S. Operations of Interval. Prior to this time, Ms. Lee served as Chief Information Officer of Interval from January 2004 and Senior Vice President, Information Technology of Interval from May 2000 to December 2003.

        Victoria J. Kincke, age 52, will serve as General Counsel of ILG upon completion of the spin-offs and has served as Senior Vice President and General Counsel of Interval since May 2005. Prior to this time, Ms. Kincke served as General Counsel of Interval from July 1999. Ms. Kincke joined Interval in 1997. Ms. Kincke also provides management oversight to the RQH businesses.

Committees of the Board of Directors

        Concurrent with the completion of the spin-offs, the ILG Board of Directors will establish the following committees, with committee membership to be determined: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee.

        Audit Committee.    The Audit Committee of the ILG Board of Directors will consist of three persons and the composition of the committee will satisfy the independence requirements under the current standards imposed by the rules of the SEC and the Marketplace Rules. The ILG Board of Directors will determine which member of the Audit Committee is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        The Audit Committee will function pursuant to a written charter adopted by the ILG Board of Directors, pursuant to which it will be granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee will be appointed by the ILG Board of Directors to assist the ILG Board with a variety of matters, including monitoring (1) the integrity of ILG's financial statements, (2) the effectiveness of ILG's internal control over financial reporting, (3) the qualifications and independence of ILG's independent registered public accounting firm, (4) the performance of ILG's internal audit function and independent registered public accounting firm and (5) the compliance by ILG with legal and regulatory requirements.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee will be authorized to exercise all of the powers of the ILG Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans. The composition of this committee will satisfy the independence requirements under the current standards imposed by the Marketplace Rules, as well as applicable SEC and Interval Revenue Service rules.

        Nominating Committee.    The Nominating Committee will be responsible for identifying individuals qualified to become members of ILG's Board of Directors, recommending to the Board director nominees for the annual meeting of shareholders and otherwise on an as needed basis. The composition of this committee will satisfy the independence requirements under the current standards imposed by the Marketplace Rules.

        Executive Committee.    The Executive Committee will have all the power and authority of the ILG Board of Directors, except those powers specifically reserved to the ILG Board of Directors by Delaware law or ILG's organizational documents.

        Other Committees.    In addition to the foregoing committees, the ILG Board of Directors, by resolution, may from time to time establish other committees of the ILG Board of Directors, consisting of one or more of its directors.

ILG Executive Compensation

Compensation Discussion and Analysis

  Roles and Responsibilities

        To date, the compensation of our executive officers has been predominantly determined by IAC, acting in effect as ILG's compensation committee. Following the spin-off, we will have an independent board of directors, which will in turn have a compensation committee with the responsibility of establishing our compensation philosophy and programs and determining appropriate payments and awards to our executive officers. This Compensation Discussion and Analysis ("CD&A") deals exclusively with historical information while we have been a part of IAC, and is not necessarily indicative of future philosophy when we are an independent public company.

        In general, IAC has been responsible for establishing bonus pools and equity pools for ILG, and then such pools are allocated throughout ILG, with our Chief Executive Officer making the determinations for our other executive officers, and IAC directly establishing the bonus and equity awards for our CEO.

        IAC establishes the salary of our CEO, and the CEO generally establishes the salaries of our other executive officers, in consultation with IAC.

        Neither ILG nor IAC has an ongoing relationship with any particular compensation consulting firm, though IAC has from time to time retained the services of consultants on specific occasions.

        When using the term "we" in this CD&A, we refer to ILG, with IAC effectively acting as ILG's Board of Directors for compensation purposes.

  Philosophy and Objectives

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable ILG to meet its growth objectives.

        While we have considered compensation data in establishing broad compensation programs and practices, we have tended not to specifically benchmark the compensation associated with particular senior executive positions, or definitively rely on competitive survey data in establishing executive compensation. Instead, we have made decisions based on a host of factors particular to a given executive situation, including our firsthand experience with the competition for recruiting executives, and believe that over-reliance on survey data, or a benchmarking approach, is too rigid for the dynamic marketplace for talent from which we draw to fill our executive ranks.

  Compensation Elements

        Our compensation packages for executive officers have primarily consisted of salary, annual bonuses, IAC equity awards, and in certain instances, perquisites and other benefits.

  Salary

        General.    We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within ILG, our location, salary levels of other executives within ILG and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors which demonstrate an executive's increased value to ILG.

        2007.    Mr. Nash received a salary increase in 2007 as part of his new employment agreement. Ms. Marbert received a salary increase in 2007 as provided by her employment agreement. Mr. Galea also received a salary increase in 2007 in conjunction with the one year anniversary of his appointment to Chief Financial Officer. Ms. Lee and Ms. Kincke both received salary increases effective January 1, 2007.

  Annual Bonuses

        General.    After consultation with ILG management, IAC establishes the annual bonus pool for ILG based on its assessment of ILG's performance for the applicable year. In large part, success has been measured based on ILG's growth in profitability, in both absolute terms and against the objectives established at the beginning of the year.

        Mr. Nash and Ms. Marbert have typically had formulaic bonus arrangements under their prior employment agreements (which were replaced with new arrangements during 2007) tied to profit growth against their annual plan. Other named executives receive a discretionary bonus based on performance.

        The bonus formula for the above two executives was based on the achievement of planned Operating Income Before Amortization ("OIBA"), a primary financial metric used by ILG. Each executive has a target bonus opportunity of 100% of salary, a threshold opportunity of 50% of salary and a maximum opportunity of 150% of salary. If plan OIBA is achieved, these executives will receive 100% of salary as a bonus. Payment of a bonus for OIBA achievement of less than 90% is at the discretion of the CEO. OIBA achievement between 90% and 100% results in a bonus between 50% and 99% directly proportionate to OIBA achievement. For each 1% of OIBA achievement above plan, the bonus is increased by 2.5%, up to a maximum of 50%. OIBA achievement of 110% of plan would result in a bonus formula of 125% of salary. The CEO also has the discretion to award an additional bonus above 150% of salary for exceptional performance.

        In 2007, Mr. Nash entered into a new employment agreement which converted the arrangement described in the immediately preceding paragraph to a discretionary bonus, subject to a minimum bonus if at least 90% of planned OIBA was achieved and year-over-year OIBA growth met an additional minimum threshold.

        We generally pay bonuses shortly after year-end following finalization of financial results for the prior year.

        2007.    In 2007, ILG experienced another solid year of profit growth. Ms. Marbert was paid pursuant to the bonus formula described above. Mr. Nash's discretionary bonus was based in large part on the formula used in determining his bonus under his prior agreement. While Mr. Nash has a conditional minimum bonus provision in his agreement, the performance conditions were substantially exceeded. The bonuses to the other executive officers, while discretionary, were similar to what they would have received had they a similar contractual bonus arrangement, with target bonus opportunities at levels deemed appropriate by the CEO.

  Long-Term Incentives

        General.    We believe that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, we align the executive's incentives with our stockholders' interests in a manner that we believe drives superior performance over time. As part of IAC, that led to each of our executive officers receiving IAC equity awards on a regular basis.

        In setting particular award levels, the predominant considerations are providing the person with effective retention incentives, appropriate reward for past performance and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than our annual bonuses.

        Awards to the CEO are made by IAC, while awards to the other executive officers are generally recommended by the CEO, with final approval by IAC.

        Except where otherwise noted, we grant equity awards following year-end after we have finalized our financial results for the prior year. The meeting of the Compensation and Human Resources Committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

        Restricted Stock Units Annual and Cliff-Vesting RSUs.    Until 2008, IAC used restricted stock units, or RSUs, as its exclusive equity compensation tool for executive officers since the beginning of 2003. Through 2006, these awards generally vested in equal annual installments over 5 years (annual-vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        2007.    In February 2007, IAC implemented a new equity instrument, Growth Shares, which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards will be converted into three-year cliff-vesting awards at the "target" value, without variability based on performance.

        In February of 2007, our executive officers generally received a mix of Growth Shares and annual-vesting RSUs. Additionally, in 2007, Mr. Nash received two grants in conjunction with his new employment agreement. Both grants cliff vest at the end of four years, with one of the grants dependent on growth in enterprise value of ILG.

        Spin-Off Adjustments.    In the spin-off, equity awards denominated in IAC stock will be adjusted as described in "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        Presuming the spin-off transactions occur prior to February 2009, the following table reflects the effect of these adjustments on all equity awards held by ILG's executive officers:

Upon Completion of the Spin-Off
Name	RSUs that will vest (#)	RSUs that will be converted exclusively into RSUs of ILG and vest after February 2009 on regular schedule (#)	RSUs that will be split among the post-transaction companies and vest after February 2009 on regular schedule (#)	RSUs granted after December 31, 2007— all of which will be converted into RSUs of ILG(#)
Craig Nash
Jeanette Marbert
Marie Lee
Victoria Kincke
John Galea

  Change of Control

        [to come]

  Severance

        [to come]

  Other Compensation

        Under other limited circumstances, our executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure our compensation program in such a manner so that the compensation we pay is deductible by IAC for federal income tax purposes. However, because our executive officers will now be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and were not previously, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for ILG.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Craig Nash Chairman, President and CEO	2007
Jeanette Marbert Chief Operating Officer	2007
Marie Lee Chief Information Officer	2007
Victoria Kincke General Counsel	2007
John Galea Chief Financial Officer	2007

(1)
Reflects the dollar amount recognized by IAC for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R, for IAC restricted stock units ("RSUs") awarded in and prior to 2007 under IAC's stock and annual incentive plans. These amounts do not, therefore, represent the value of IAC equity compensation awarded or realized in 2007. For further discussion of IAC's accounting for its equity compensation plans, see Note 4 of IAC's audited financial statements for the fiscal year ended December 31, 2007 included in its Annual Report on Form 10-K filed with the SEC on February 29, 2008. For information on awards made and realized in 2007, see the Grants of Plan-Based Awards and Option Exercises and Stock Vested tables.

(2)
See the table below for additional information on amounts for 2007. Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive for whom such amounts were less than $10,000 in aggregate for the fiscal year.

	Craig Nash	Jeanette Marbert	Marie Lee	Victoria Kincke	John Galea
[Identify items, as necessary]
401(k) plan company match

Total All Other Compensation

Grants of Plan-Based Awards

        The table below provides information regarding IAC equity awards granted to our named executives in 2007.

Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)(3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Craig Nash
Jeanette Marbert
Marie Lee
Victoria Kincke
John Galea

(1)
Equity incentive plan awards with a grant date of 2/16/07 reflect performance based RSU awards which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications. The threshold amount represents 5.56% of the target payout, which amount would vest upon achieving the minimum growth threshold. These awards will be converted into three year cliff-vesting awards in the spin-offs as described under "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
The equity incentive plan award to Mr. Nash with a grant date of 9/12/07 reflects a performance award which cliff vests in four years in varying amounts depending on the compounded annual growth rate in the value of ILG (as agreed between the executive and IAC) during the valuation period. If the minimum growth rate is not achieved, the RSUs are forfeited, while increasing numbers of shares vest depending on higher levels in the growth rate. In all, the number of shares vesting can range from 0% to 100% of the initial "target" award, with 1 share vesting upon achieving the minimum growth rate threshold.

(3)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to ILG's named executives upon a termination of employment or a change in control, see the discussion under Potential Payments Upon Termination or Change in Control.

(4)
The fair value of equity incentive plan awards is based on the target amount.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various IAC equity awards held by ILG's named executives as of December 31, 2007. The market value of these awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92), the last trading day of 2007.

Stock Awards(1)(2)(3)
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Craig Nash
Jeanette Marbert
Marie Lee
Victoria Kincke
John Galea

(1)
For a discussion regarding how these IAC equity awards will be treated in the spin-offs, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
Amounts shown for equity incentive plan awards are based on achieving the minimum threshold growth level of the relevant performance criteria in accordance with SEC rules.

(3)
The table below provides the following information regarding RSU awards held by ILG's named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012.

	Number of Unvested RSUs as of 12/31/07	Market Value of Unvested RSUs as of 12/31/07	Vesting Schedule (#)
Grant Date	(#)	($)	2008	2009	2010	2011	2012
Craig Nash
[DATES]
Total

Jeanette Marbert
[DATES]
Total

Marie Lee
[DATES]
Total

Victoria Kincke
[DATES]
Total

John Galea
[DATES]
Total

[Footnotes to be added with details on vesting schedules for awards listed in preceding table.]

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by ILG's named executives upon the vesting of RSU awards and the related value realized, excluding the effect of any applicable taxes. The dollar value realized upon vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting. No named executive officer exercised any stock options during 2007.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig Nash
Jeanette Marbert
Marie Lee
Victoria Kincke
John Galea

Potential Payments Upon Termination or Change in Control

        [Details regarding Potential Payments upon Termination or Change in Control to come.]

ILG Security Ownership of Certain Beneficial Owners and Management

        As of the date hereof, all of ILG's outstanding shares of common stock are owned by IAC. After the distribution, IAC will no longer own any shares of ILG common stock. The following table presents information relating to the expected beneficial ownership of shares of ILG common stock, assuming completion of the distribution as if it occurred on [                    ], 2008, by (i) each individual or entity expected to own beneficially more than 5% of the outstanding shares of ILG common stock, (ii) each director of ILG, (iii) the Chief Executive Officer, the Chief Financial Officer and the other three named executive officers in the ILG summary compensation table (see "ILG Executive Compensation") and (iv) all of ILG's executive officers and directors as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at ILG's corporate headquarters at 6262 Sunset Drive, Miami, FL 33143. For each listed person, the number of shares of ILG common stock and percent of such class listed assumes the conversion or exercise of any ILG equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of [                    ], 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person.

        The share amounts for each beneficial owner listed here are based on each such individual's beneficial ownership of shares of IAC common stock and/or Class B common stock as of [                    ], 2008, and assuming a distribution ratio of [      ] of a share of ILG common stock for every share of IAC common stock and/or Class B common stock. To the extent that ILG directors and executive officers own shares of IAC common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of IAC common stock. In addition, following the distribution, ILG expects that all IAC stock-based awards held by these individuals will be adjusted to become awards relating to common stock of all five companies resulting from the spin-offs. Those awards that will relate to ILG common stock are reflected in the table below based upon the expected adjustment formula described under the caption "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        The actual number of shares of ILG capital stock outstanding as of the date of the distribution may differ due, among other things, to the exercise of stock options or warrants or the vesting of restricted stock units, in each case, between [                    ], 2008 and the date of the distribution and to the extent the other assumptions set forth above differ from actual developments.

ILG Common Stock
Name and Address of Beneficial Owner	Shares	%
Clearbridge Advisors, LLC, et al 399 Park Avenue New York, NY 10022
Lord Abbett & Co. LLC 90 Hudson Street, 11th Floor Jersey City, NJ 07302
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112
John Galea
Victoria Kincke
Marie Lee
Jeanette Marbert
Craig Nash
All executive officers and directors as a group (persons)

CERTAIN INFORMATION WITH RESPECT TO TICKETMASTER

BUSINESS OF TICKETMASTER

        When used with respect to any periods prior to the spin-offs, the term "Ticketmaster" refers to IAC's ticketing and ticketing-related businesses, subsidiaries and investments. When used with respect to any periods following the spin-offs, "Ticketmaster" refers to Ticketmaster, a Delaware corporation, which will hold IAC's ticketing and ticketing-related businesses, subsidiaries and investments (other than ReserveAmerica and Active.com), together with IAC's investment in Front Line Management, Inc., following the spin-offs. The following disclosure regarding Ticketmaster's business assumes the completion of the spin-offs.

        For information regarding the results of operations of Ticketmaster on a historical basis, see the Combined Financial Statements of Ticketmaster and the disclosure set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster." For information regarding the results of operations of Ticketmaster on a pro forma basis to give effect to the completion of the spin-offs, see "Unaudited Pro Forma Condensed Combined Financial Statements" of Ticketmaster.

Who We Are

        As the world's leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment. Ticketmaster currently operates in 20 countries worldwide, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the internet, and related proprietary internet and mobile channels, approximately 6,700 independent sales outlets and 19 call centers worldwide. Established in 1976, Ticketmaster served more than 10,000 clients in 2007 worldwide across multiple live event categories, providing exclusive ticketing services for leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters. In 2007, Ticketmaster brands and businesses sold approximately 141 million tickets valued at over $8.3 billion.

History

        Ticketmaster's predecessor companies, Ticketmaster Group, Inc. and its subsidiaries, were organized for the primary purpose of developing stand-alone automated ticketing systems for license to individual facilities. Since then, Ticketmaster's business has grown through continued improvements in its technology, the continued expansion of its service and product offerings, as well as its client base, and the acquisition of and investment in ticketing and technology companies, as well as a number of entertainment-related businesses, both in the United States and abroad. In January 2003, IAC, at that time the majority owner of Ticketmaster, acquired the outstanding shares of Ticketmaster that it did not previously own, after which Ticketmaster became a wholly-owned subsidiary of IAC.

What We Do

  Primary (Initial Sale) Ticketing Services

        Overview.    "Primary" sales of tickets refers to the original sale of tickets to an event by or on behalf of an event presenter. For the year ended December 31, 2007, the substantial majority of Ticketmaster's revenues were attributable to primary ticket sale services. Ticketmaster provides primary ticket sale services to the following types of clients:

  •
  Venues—many of the most well-known arenas, stadiums, theaters, universities, colleges, clubs and festivals in the United States and abroad, ranging in size from 100,000+ seat stadiums to small clubs, including Madison Square Garden (New York City), Staples Center (Los Angeles), The 02 (London), the University of Michigan and the University of California, Los Angeles;

  •
  Promoters—promoters of live events, from worldwide concert tours to single, local events, including AEG Live, Jam Productions and MCD Productions;

  •
  Sports Leagues, Teams and Events—professional sports teams, leagues, franchises and clubs and special sporting events, including Major League Baseball Advanced Media and many Major League Baseball, National Football League, National Basketball Association, National Hockey League, Rugby Football Union and Premier League teams, as well as the 2008 Olympic Games; and

  •
  Museums, Cultural Institutions and Historic Sites—including the Guggenheim Museum (New York City) and the Getty Museum and Getty Villa (Los Angeles).

        When providing primary ticket sale services to clients in the U.S. and abroad (other than in the United Kingdom), Ticketmaster generally serves as the exclusive ticket sales agent for primary sales of individual tickets sold to the general public outside of facility box offices. In the United Kingdom, Ticketmaster is typically a non-exclusive ticket sales agent for its clients and instead is guaranteed a certain minimum allocation of the tickets for each event. For any particular event, Ticketmaster works with clients to identify those tickets that will be made available for sale through Ticketmaster's various distribution channels (see "—Distribution"), as well as facility box offices. To enable most or all tickets for a given event to be offered for sale simultaneously and sold through these channels, Ticketmaster licenses the Ticketmaster System and related equipment to clients and installs this system at their facility box offices. The provision of primary ticket sale services to clients is generally governed by individual, multi-year agreements between Ticketmaster and its clients.

        Consumers who purchase tickets through Ticketmaster pay an amount equal to the initial ticket face price, plus a per ticket convenience charge, a per order "order processing" fee and, if applicable, a premium delivery charge. Ticketmaster remits the entire face value of the ticket to the client, plus, in most cases, royalties in an amount specified in the written agreement between Ticketmaster and the client.

        Client Relationships.    Ticketmaster generally enters into written agreements with individual clients to provide primary ticket sale services for specified multi-year periods, typically ranging from 3 to 5 years. Pursuant to these agreements, clients generally determine what tickets will be available for sale, when such tickets will go on sale to the public and at what initial ticket face price. Agreements with venue clients generally grant Ticketmaster the right to sell tickets for all events presented at the relevant venue for which tickets are made available to the general public. Agreements with promoter clients generally grant Ticketmaster the right to sell tickets for all events presented by a given promoter at any venue, unless that venue is already covered by an existing exclusive agreement with Ticketmaster or another ticketing service provider. Under Ticketmaster's exclusive contracts, clients may not utilize, authorize or promote the services of third party ticketing companies or technologies while under contract with Ticketmaster. While Ticketmaster generally has the right to sell a substantial portion of its clients' tickets, venues and promoters often handle group sales and season tickets in-house, as well as allocate certain tickets for artist use. Ticketmaster also generally allows clients to make a certain limited number of tickets available for sale through fan or other similar clubs, from which Ticketmaster generally derives no revenues unless selected by the club to facilitate such sales. As a result, Ticketmaster does not sell all of its clients' tickets and the amount of tickets that it sells varies from client to client and from event to event, and varies as to any single client from year to year.

        Convenience charges, which are heavily negotiated, mutually agreed upon and set forth in written agreements between Ticketmaster and its clients, vary based upon numerous factors, including:    the scope and nature of the services to be rendered, the amount and cost of equipment to be installed at the client's venue location, the amount of advertising and/or promotional allowances to be provided, the type of event and the distribution channel in which the ticket is to be sold. Client agreements also provide how and when, and by how much and with what frequency, changes may be made to per ticket convenience charges and per order "order processing" fees during the term. During the year ended December 31, 2007, per ticket convenience charges generally ranged from $2.50 to $15.00 and average revenue per ticket (which primarily includes per ticket convenience charges and per order "order processing" fees, as well as certain other revenue sources directly related to the sale of tickets) was $7.63.

        Most written agreements provide for the payment of royalties to clients, which are heavily negotiated, in an amount equal to a mutually agreed upon portion of related per ticket convenience charges on all tickets sold through all Ticketmaster distribution channels and per order "order processing" fees on all tickets sold online and by telephone. In many cases, written agreements also require Ticketmaster to advance royalties to clients, which advances are usually recoupable by Ticketmaster out of the future rights of clients to participations. In limited instances, clients have the right to receive an upfront, non-recoupable payment from Ticketmaster as an incentive to enter into the ticketing service agreement. Written agreements also specify the additional systems, if any, that may be used and purchased by clients during their relationship with Ticketmaster.

        Ticketmaster generally does not buy tickets from its clients for sale or resale to the public and typically assumes no financial risk for unsold tickets, other than indirect risk associated with its ability to recoup advances and guarantees made to clients. If an event is canceled, Ticketmaster refunds the per ticket convenience charges (but not per order "order processing" fees), except in certain European jurisdictions, where Ticketmaster is required by law to do so. Refunds of ticket prices for canceled event are funded by clients, which have historically fulfilled these obligations on a timely basis with few exceptions. Clients routinely agree by contract to include Ticketmaster's name, logos and the applicable Ticketmaster website address and charge-by-phone number in advertisements in all forms of media promoting the availability of their tickets. Ticketmaster brand names and logos are also prominently displayed on printed tickets, ticket envelopes and e-mail alerts about upcoming events that Ticketmaster sends to its customers. Ticketmaster also provides primary ticketing solutions for clients who wish to perform these functions in-house on a private label or other basis through its Paciolan and Ticketmaster VISTA brands and businesses, which license the requisite software or other rights to clients for license and per transaction fees in the case of Paciolan and per ticket fees in the case of Ticketmaster VISTA. Ticketmaster also currently licenses its name and technology exclusively to a third party that provides primary ticketing services to clients in the Washington, D.C./Baltimore area, as well as to third parties and joint ventures in certain jurisdictions abroad.

  Ticket Resale Services

        The "resale" of tickets refers to the sale of tickets by a holder who originally purchased the tickets from a venue, promoter or other entity or a ticketing services provider selling on behalf of such venue, promoter or other entity. Ticketmaster currently offers ticket resale services through TicketsNow, which Ticketmaster acquired in February 2008, its TicketExchange service, which Ticketmaster launched in January 2002, and GetMeIn!, which Ticketmaster acquired in February 2008.

        TicketsNow is a leading consumer-facing marketplace for the resale of event tickets in the United States and Canada. TicketsNow enters into listing agreements with licensed ticket resellers to post ticket inventory for sale through TicketsNow at a purchase price equal to the initial ticket price determined by the relevant ticket resellers, plus an amount equal to a percentage of the initial ticket price and a service fee. TicketsNow remits the reseller-determined initial ticket price to the ticket resellers and retains the remainder of the purchase price. TicketsNow also licenses point-of-sale business management software to ticket resellers for a fee, which allows them to manage their ticket inventory and operate their businesses. While TicketsNow does not generally acquire tickets for sale on its own behalf, it may do so from time to time on a limited basis.

        Ticketmaster also facilitates the resale of tickets through its TicketExchange service, which is accessible to consumers through www.ticketmaster.com. Through TicketExchange, consumers may resell and purchase tickets online that were initially sold for Ticketmaster clients in the United States, Europe and Canada who elect to participate in the TicketExchange service. Sellers and buyers each pay Ticketmaster a fee that has been negotiated with the relevant client, a portion of which is shared with such client. Consumers in the United Kingdom, Germany and the Netherlands may buy and sell tickets to live entertainment events through Get Me In!, which charges sellers a commission and buyers a processing fee.

Marketing, Promotional and Related Services

        Ticketmaster is a leading marketer of live entertainment to fans in the markets in which it operates. For example, Ticketmaster informs fans about upcoming live events for which tickets will be available through Ticketmaster in their area through its TicketAlert email service. Fans can customize TicketAlerts to inform them about upcoming events for particular performers, teams or venues, as well as events in specified categories (music, sports, theater and family entertainment). Ticketmaster sent approximately 1.3 billion TicketAlert e-mails in 2007, reaching an average of approximately 28 million consumers per week. Ticketmaster also provides rich content on its various websites to promote events that it tickets, including artist pages that feature video content, biographical material and, through an arrangement with Apple, the ability to link to iTunes to purchase music from the artist's catalogue. Ticketmaster's commercial arrangement with Apple also allows Ticketmaster to offer consumers purchasing a ticket the opportunity to download songs for free from iTunes.

        Ticketmaster continues to develop and introduce new initiatives, as well as enter into new relationships, in an effort to help its clients sell more tickets in more markets. For example, Ticketmaster acquired a 25% interest in Evolution Artists (which does business under the brand name "iLike"), a leading, online social music discovery service that facilitates the sharing of playlists, new music and concerts, and has entered into arrangements with iLike to provide features designed to enhance the overall consumer experience on www.ticketmaster.com. Ticketmaster also offers a suite of dynamic pricing tools, such as online auctions, pursuant to which consumers bid on tickets being sold by Ticketmaster and purchases them at a price equal to the highest winning bid. For auction sales, in addition to per order "order processing" fees, Ticketmaster receives fees based on a percentage of the prices at which tickets are ultimately sold.

        Ticketmaster provides promotional and other related services to artists, such as the sale of tickets to members of artist fan clubs and the sale of artist fan club memberships, through its Echo business. Ticketmaster is also seeking to secure and strengthen its relationships with promoters and artists through its investment in Front Line Management, Inc., an artist management company that represents leading artists. Ticketmaster has also established a presence as a promoter in China through its Emma Entertainment business, a ticketing company and significant promoter of live entertainment events in China.

Distribution

        Ticketmaster sells tickets online, through independent sales outlets, call centers and via mobile channels. During the year ended December 31, 2007, 70%, 17%, 13% and less than 1% of primary ticket sales channels were transacted through these channels, respectively.

        Online.    Ticketmaster owns and operates various branded websites, both in the U.S. and abroad, which are customized to reflect services offered in each jurisdiction. Ticketmaster's primary online ticketing website, www.ticketmaster.com, together with its other branded ticketing websites, are designed to promote ticket sales for live events and disseminate event and related merchandise information online. Consumers can access www.ticketmaster.com directly, from affiliated websites and through numerous direct links from banners and event profiles hosted by approved third party websites.

        Independent Sales Outlets.    As of December 31, 2007, Ticketmaster had approximately 6,700 "Ticket Center" independent sales outlets worldwide, approximately 2,000 of which were in the United States and approximately 4,700 of which were in various jurisdictions abroad. The majority of these independent sales outlets are located in major department, grocery and music stores, malls and, in Europe, post offices. While Ticketmaster installs and maintains the hardware and software necessary for these independent sales outlets to sell tickets, the outlets are generally responsible for staffing, daily operations and related costs. Ticketmaster pays independent sales outlets a commission, the amount of which ranges from approximately 17% to 20% of Ticketmaster's convenience charge.

        Call Centers.    As of December 31, 2007, Ticketmaster operated 19 call centers worldwide, through which consumers can generally purchase tickets by telephone or by way of an interactive voice response system, seven days a week, for at least 20 hours per day. Ticketmaster's domestic telephone system can channel all or a portion of incoming calls from any city to a selected call center in another city or region to accommodate the commencement of sales activity for a major event in a given region, as well as provide back-up capabilities in the event that a call center experiences operating difficulties.

International Operations

        Ticketmaster provides primary ticket sale services in Australia, Canada, Ireland, New Zealand and the United Kingdom, primarily under the Ticketmaster brand name, and through other brand names in various other jurisdictions abroad, including China (Emma Ticketmaster), Denmark (BILLETNet), Finland (Lippupalvelu), Germany (Kartenhaus), the Netherlands (Ticket Service), Norway (billettservice.no), Spain (Tic Tack Ticket), Sweden (Ticnet) and Turkey (Biletix). Ticketmaster also provides resale ticket services in Canada through TicketsNow and in the United Kingdom, Germany and the Netherlands through GetMeIn!.

        In addition to the businesses listed above, which it owns and operates, Ticketmaster is a party to joint ventures with third parties to provide ticket distribution services in Mexico and to supply ticketing services for the 2008 Beijing Olympic Games. In the case of the 2008 Beijing Olympic Games joint venture, Ticketmaster licenses the Ticketmaster System to the joint venture and receives a fee based on the number of tickets the joint venture sells or distributes through the system. Ticketmaster also licenses its technology in Brazil, Argentina and Chile.

        Ticket sales and revenues attributable to international operations represented approximately 41% and 34%, respectively, of total ticket sales and revenues in 2007.

Technology

        Ticketmaster's core proprietary operating system and software (the "Ticketmaster System") is designed for scalability, can be customized to satisfy a full range of client requirements and its capacity can be increased through investment in additional hardware. The entire Ticketmaster distribution network, including the Ticketmaster System, provides a single, centralized inventory control and management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. Ticketmaster believes that the Ticketmaster System enables clients to sell tickets and adapt to emerging and changing trends in the live entertainment industry in a more efficient and cost-effective manner than they could do on their own.

        In areas of Europe outside of the United Kingdom and Ireland, Ticketmaster's operating businesses generally use localized versions of Ticketmaster's software or their own software, all of which are also proprietary to Ticketmaster. In limited cases abroad, Ticketmaster licenses ticketing systems from third parties. Ticketmaster has migrated certain of its international brands and businesses to the Ticketmaster System and intends to continue to do so over the next several years.

        The Ticketmaster System, which includes both hardware and software, is typically located in one of the multiple data centers managed by Ticketmaster staff, with the hardware and software required for use being installed at all points of sale. Ticketmaster takes significant measures to prevent outages in the case of the Ticketmaster System and related systems.

Ticketing Industry Overview

        The ticketing services industry has experienced significant changes over the past decade due to the advent of online commerce. As consumers increasingly choose to purchase tickets online and through mobile channels, sales through phone, outlet and box office channels have diminished in relative importance. As online ticket purchases increase, related ticketing costs generally decrease, which has made it easier for clients to manage and facilitate ticket sales in-house, as well as for technology-based companies to offer primary ticketing services and stand-alone, automated ticketing systems that enable clients to do their own ticketing or utilize self-ticketing systems. The advent of online commerce has also contributed to the growth of resale ticketing services and the consolidation of the resale industry, which historically has been more fragmented, consisting of a significant number of local resellers with limited inventory selling through traditional storefronts. The internet has allowed fans and other ticket resellers to reach a vastly larger audience through the aggregation of inventory on online resale websites and marketplaces, and has provided consumers with more convenient access to tickets for a larger number and greater variety of events. These changes have significantly altered the competitive landscape, in that they have resulted in a broader and more differentiated group of industry participants offering increasingly more innovative ticketing products and services.

Competition

        Live event content providers (such as owners or operators of live event venues, promoters of concerts and sports teams, among others) generally contract directly with primary ticketing service providers to sell tickets. Ticketmaster experiences substantial competition from other national, regional and local primary ticketing service providers to secure new and retain existing clients on a continuous basis. Ticketmaster also faces significant and increasing competition from companies that sell self-ticketing systems, as well as from clients, who are increasingly choosing to self-ticket through the integration of self-ticketing systems into their existing operations or the acquisition of primary ticket service providers and by increasing sales through facility box offices and season, subscription or group sales. Ticketmaster also faces competition in the resale of tickets from online auction websites and marketplaces, as well as other ticket resellers with online distribution capabilities. Ticketmaster believes that it competes on the basis of the breadth and quality of the products and services it provides, as well as the tickets it makes available for sale, the capabilities of the Ticketmaster System and related systems and its distribution network, reliability and price.

Employees

        As of December 31, 2007, Ticketmaster employed approximately 3,600 full-time and 2,600 part-time employees worldwide. Ticketmaster believes that it generally has good employee relationships, including those with employees represented by unions or other similar organizations.

Properties

        Ticketmaster's corporate offices are located at 8800 W. Sunset Blvd., West Hollywood, California, where it currently leases approximately 70,000 square feet from IAC. Ticketmaster also leases office space in various cities throughout the United States and in the various jurisdictions abroad in which it has operations pursuant to short- and long-term leases of adequate duration. In addition, Ticketmaster owns a small office in Vancouver, Canada and a small plot of land outside of Albuquerque, New Mexico. Ticketmaster believes that its facilities are adequate in the locations where it currently does business.

Ticketmaster Legal Proceedings

        In the ordinary course of business, Ticketmaster and its subsidiaries are parties to litigation involving property, personal injury, contract, intellectual property and other claims. The amounts that may be recovered in such matters may be subject to insurance coverage. Ticketmaster does not believe that such ordinary course litigation will have a material effect on its business, financial condition or results of operations.

        Rules of the Securities and Exchange Commission require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damage claims for amounts (exclusive of interest and costs) not exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. In the judgment of management, none of the pending litigation matters which Ticketmaster and its subsidiaries are defending, including those described below, involves or is likely to involve amounts of that magnitude. However, the pending litigation matters described below could involve substantial amounts, which could have an adverse effect on Ticketmaster's business, financial condition and results of operations.

  UPS Consumer Class Action Litigation

        Curt Schlessinger et al. v. Ticketmaster, No. BC304565 (Superior Court, Los Angeles County). On October 21, 2003, a purported representative action was filed in California state court, challenging Ticketmaster's charges to online customers for UPS ticket delivery. The complaint alleged in essence that it is unlawful for Ticketmaster not to disclose on its website that the fee it charges to online customers to have their tickets delivered by UPS contains a profit component. The complaint asserted a claim for violation of Section 17200 of the California Business and Professions Code and sought restitution or disgorgement of the difference between (i) the total UPS delivery fees charged by Ticketmaster in connection with online ticket sales during the applicable statute of limitations period, and (ii) the amount Ticketmaster paid to UPS for that service.

        On December 31, 2004, the court denied Ticketmaster's motion for summary judgment. On April 1, 2005, the court denied the plaintiffs' motion for leave to amend their complaint to include UPS-delivery fees charged in connection with ticket orders placed by telephone. Citing Proposition 64, a California ballot initiative that outlawed so-called "representative" actions brought on behalf of the general public, the court ruled that since the named plaintiffs did not order their tickets by telephone, they lacked standing to assert a claim based on telephone ticket sales. The plaintiffs were granted leave to file an amended complaint that would survive application of Proposition 64.

        On August 31, 2005, the plaintiffs filed an amended class-action and representative-action complaint alleging (i) as before, that Ticketmaster's website disclosures in respect of its charges for UPS ticket delivery violate Section 17200 of the California Business and Professions Code, and (ii) for the first time, that Ticketmaster's website disclosures in respect of its ticket order-processing fees constitute false advertising in violation of Section 17500 of the California Business and Professions Code. On this latter claim, the amended complaint seeks restitution or disgorgement of the entire amount of order-processing fees charged by Ticketmaster during the applicable statute of limitations period.

        On September 1, 2005, in light of the newly pleaded claim based upon order-processing fees, Ticketmaster removed the case to federal court pursuant to the recently enacted federal Class Action Fairness Act. See Curt Schlessinger et al. v. Ticketmaster, No. 05-CV-6515 (U.S. District Court, Central District of California). On October 3, 2005, the plaintiffs filed a motion to remand the case to state court, which Ticketmaster opposed. On March 23, 2006, the federal district court issued an order granting the plaintiffs' motion to remand the case to state court. On April 4, 2006, Ticketmaster filed a petition for leave to appeal the district court's order to the United States Court of Appeals for the Ninth Circuit, which the plaintiffs opposed. On May 25, 2006, the federal court of appeals issued an order denying Ticketmaster's petition; as a result, the case was remanded to state court.

        On August 14, 2006, the plaintiffs filed a motion for class certification, which Ticketmaster opposed. On September 25, 2006, Ticketmaster filed a motion for judgment on the pleadings, which the plaintiffs opposed. On November 21, 2006, Ticketmaster requested that the court stay the case pending the California Supreme Court's decisions in two cases (In re Tobacco II Cases, 142 Cal. App. 4th 891, and Pfizer Inc. v. Superior Court (Galfano), 141 Cal. App. 4th 290) that present issues concerning the interpretation of Proposition 64 that are directly pertinent to both of the pending motions. The plaintiffs opposed Ticketmaster's request. On November 29, 2006, the court ordered that the case be stayed pending the California Supreme Court's ruling on the two cases referenced above.

        On July 11, 2007, the court lifted its stay of the action for the limited purpose of allowing the plaintiffs to proceed with their motion for class certification. The parties thereafter submitted supplemental briefing in support of their respective positions and argued the motion at a September 20 hearing. On December 19, 2007, the court issued an order denying the plaintiffs' motion for class certification without prejudice. The court also issued an order staying the action for an additional 180 days or until the California Supreme Court issues a ruling in the Tobacco II and Pfizer appeals.

        Ticketmaster believes that the claims in this putative class action lack merit and will continue to defend itself vigorously.

  FACTA Class Action Litigation

        Jackson v. Ticketmaster, Case No. CV08-00762 (U.S. Dist. Ct., C.D. Cal.). On October 18, 2007, Irma Linda Jackson filed this putative class action against Ticketmaster in the U.S. District Court for the Northern District of Alabama. Plaintiff alleges that, on January 5, 2007, she conducted a transaction at a Ticketmaster sales outlet and received a receipt displaying her credit card's expiration date. Based upon these factual allegations, plaintiff asserts that Ticketmaster violated the federal Fair and Accurate Credit Transactions Act ("FACTA"), 15 U.S.C. § 1681c(g), which provides, among other things, that "no person that accepts credit cards or debit cards for the transaction of business shall print more than the last five digits of the card number or the expiration date upon any receipt provided to the cardholder at the point of sale or transaction."

        FACTA permits a credit card or debit card holder to recover actual damages for negligent violations of the statute. For "willful" violations of the statute, FACTA authorizes an award of statutory damages between $100 and $1,000 for each violation, as well as the recovery of punitive damages and attorneys' fees. Plaintiff claims that Ticketmaster willfully violated FACTA and seeks statutory damages, punitive damages, and attorneys' fees. Plaintiff purports to represent a nationwide class of consumers who, since December 4, 2006, have received an electronically printed receipt from Ticketmaster that contained more than the last five digits of the consumer's credit card or debit card number and/or the card's expiration date.

        On November 29, 2007, Ticketmaster filed an answer denying the material allegations of the complaint. On November 26, 2007, Ticketmaster moved to transfer the case to the United States District Court for the Central District of California. On January 14, 2008, the District Court for the Northern District of Alabama ordered the case transferred to the District Court for the Central District of California.

        Plaintiff has not yet filed a motion for class certification. The parties have not yet begun discovery. No trial date has been set.

        Ticketmaster believes that the claims in this putative class action lack merit and will continue to defend itself vigorously.

        Petrey v. Ticketmaster, Case No. 08-CV-2490 (U.S. Dist. Ct., N.D. Ill.). On April 1, 2008, Christine Petrey filed this putative class action against Ticketmaster in the Circuit Court of Cook County, Illinois, Chancery Division. Plaintiff alleges that on March 28, 2008, she conducted a transaction with Ticketmaster and received a receipt displaying her credit card's expiration date. Based upon these factual allegations, plaintiff asserts that Ticketmaster willfully violated FACTA and seeks statutory damages, punitive damages, and attorneys' fees.

        Plaintiff filed, along with her complaint, a motion to certify a nationwide class of consumers who, after December 4, 2006, received an electronically printed receipt from Ticketmaster that contained more than the last five digits of the consumer's credit card or debit card number and/or the card's expiration date. On May 1, 2008, Ticketmaster removed the case to the U.S. District Court for the Northern District of Illinois. On May 8, 2008, Ticketmaster filed a motion to transfer the action to the U.S. District Court for the Central District of California so that it can be heard as a companion case with Jackson v. Ticketmaster (described above) and potentially Holliday v. Ticketmaster (described below).

        Ticketmaster believes that the claims in this putative class action lack merit and will continue to defend itself vigorously.

        Holliday v. Ticketmaster, Case No. CV08-02894 (U.S. Dist. Ct., C.D. Cal.). On May 2, 2008, Ashley Hendrix Holliday filed this putative class action against Ticketmaster in the U.S. District Court for the Central District of California. Plaintiff alleges that, on March 31, 2008, she conducted a transaction with Ticketmaster and received a receipt displaying her credit card's expiration date. Based upon these factual allegations, plaintiff asserts that Ticketmaster willfully violated FACTA and seeks statutory damages, punitive damages, and attorneys' fees. Plaintiff purports to represent a nationwide class of consumers who, since January 1, 2005, received an electronically printed receipt from Ticketmaster that contained more than the last five digits of the consumer's credit card or debit card number and/or the card's expiration date. Ticketmaster was served with the complaint on May 7, 2008, and is in the process of preparing its response.

        Ticketmaster believes that the claims in this putative class action lack merit and will defend itself vigorously.

  Securities Class Action Litigation

        In re Ticketmaster Online-CitySearch, Inc. Initial Public Offering Securities Litigation, Case No. 01 Civ. 10822 (S.D.N.Y.). On November 30, 2001, a purported securities class action was filed against Ticketmaster and other defendants in the U.S. District Court for the Southern District of New York. Plaintiff's suit was brought on behalf of purchasers of Ticketmaster common stock during the period from the date of its initial public offering through December 6, 2000, and alleged violations by Ticketmaster of Section 10(b) of the Securities Exchange Act of 1934 and Section 11 of the Securities Act of 1933. Plaintiff alleged that Ticketmaster failed to disclose that its underwriters were to receive undisclosed and excessive compensation and had agreed to allocate shares in the IPO to customers in exchange for agreements to purchase shares in the aftermarket at pre-determined prices. This action was later consolidated with hundreds of similar actions against issuers and underwriters in the U.S. District Court for the Southern District of New York in In re Initial Public Offering Securities Litigation, No. 21 MC 92 (S.D.N.Y.). On February 19, 2003, the court granted a motion to dismiss the Section 10(b) claim against Ticketmaster, but denied the motion as to the Section 11 claim against Ticketmaster.

        On October 13, 2004, the district court granted a motion for class certification in the six so-called class certification "focus" cases in the consolidated litigation. (Ticketmaster is not a party in any of these focus cases.) On December 5, 2006, the U.S. Court of Appeals for the Second Circuit reversed the trial court's decision. On August 14, 2007, plaintiffs filed amended complaints containing new class definitions in the six class certification focus cases. On September 27, 2007, plaintiffs moved for certification of the classes in these cases. On November 13, 2007, the issuer defendants filed a motion to dismiss the amended complaints in the focus cases. On March 26, 2008, the district court granted this motion in part and denied it in part. Accordingly, this action remains pending against Ticketmaster.

        On June 10, 2004, plaintiffs and the issuer and individual defendants in the consolidated litigation had submitted to the district court for approval a proposed settlement that had previously been approved by various insurers of the issuer defendants. Approval of the proposed settlement would have resulted in the dismissal of all claims against Ticketmaster with no material impact on the company. However, in the wake of the appellate reversal of the district court's class-certification order, the proposed settlement was withdrawn on June 25, 2007.

        Ticketmaster believes the claims in this putative class action lack merit and will continue to defend itself vigorously.

Risk Factors Relating to the Business of Ticketmaster Following the Spin-Offs

        Ticketmaster's business, financial condition and results of operations are subject to certain risks that are described below and in the section "Risk Factors" beginning on page [      ]. You should carefully consider these risks and uncertainties. The risks and uncertainties described below and elsewhere in this information statement are not the only ones facing Ticketmaster and its businesses. Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair Ticketmaster's business, financial condition and results of operations.

Live Entertainment Industry and General Economic Trends—The success of Ticketmaster is dependent, in significant part, on entertainment, sporting and leisure events and factors adversely affecting such events could have a material adverse effect on its business, financial condition and results of operations.

        Ticketmaster sells tickets to live entertainment, sporting and leisure events at arenas, stadiums, theaters and other facilities, and accordingly, its business, financial conditions and results of operations are directly affected by the popularity, frequency and location of such events. Ticket sales are sensitive to fluctuations in the number and pricing of entertainment, sporting and leisure events and activities offered by promoters, teams and facilities, and adverse trends in the entertainment, sporting and leisure event industries could adversely affect Ticketmaster's business, financial condition and results of operations. Ticketmaster relies on third parties to create and perform live entertainment, sporting and leisure events and to price tickets to such events. Accordingly, Ticketmaster's success depends, in part, upon the ability of these third parties to correctly anticipate public demand for particular events and the prices that the public is willing to pay to attend such events, as well as the availability of popular artists, entertainers and teams.

        In addition, general economic conditions, consumer trends, work stoppages, natural disasters and terrorism could have a material adverse effect on Ticketmaster's business, financial condition and results of operations. Entertainment-related expenditures are particularly sensitive to business and personal discretionary spending levels, which tend to decline during general economic downturns.

Third Party Relationships—Ticketmaster depends on relationships with clients and any adverse changes in these relationships could adversely affect Ticketmaster's business, financial condition and results of operations.

        Ticketmaster's success is dependent, in significant part, on the ability of Ticketmaster businesses to maintain and renew relationships with existing clients and to establish new client relationships. Ticketmaster anticipates that for the foreseeable future, the substantial majority of its revenues will be derived from online and offline sales of tickets. Ticketmaster also expects that revenues from primary ticketing services, which consist primarily of per ticket convenience charges and per order "order processing" fees, will continue to comprise the substantial majority of its consolidated revenues. For the year ended December 31, 2007, Ticketmaster businesses provided primary ticketing services to over 9,000 clients.

        Securing the right to sell tickets depends, in substantial part, on the ability of Ticketmaster businesses to enter into, maintain and renew client contracts on favorable terms. Revenue attributable to Ticketmaster's largest client, Live Nation (including its subsidiary, House of Blues), represented approximately 17% of its total revenue in 2007. This client relationship consists of four agreements, two with Live Nation (a worldwide agreement (other than England, Scotland and Wales) that expires on December 31, 2008 and an agreement covering England, Scotland and Wales that expires on December 31, 2009) and two with House of Blues (a U.S. agreement that expires on December 31, 2009 and a Canadian agreement that expires on March 1, 2010). Revenue attributable to the worldwide agreement and the agreement covering England, Scotland and Wales represented approximately 11% and 5%, respectively, of Ticketmaster's total revenues in 2007. Each party has the right to terminate the agreement covering England, Scotland and Wales as of December 31, 2008, in which case Live

Nation would be obligated to pay Ticketmaster a termination fee in an amount equal to 1.25 times the average of Ticketmaster's annual net profits under the agreement for 2007 and 2008. Ticketmaster anticipates that none of these agreements will be renewed. In addition, Live Nation has publicly announced that it will launch its own ticketing business in 2009 and that it intends to ticket Live Nation events and compete with Ticketmaster for third party clients.

        Ticketmaster cannot provide assurances that its businesses will continue to be able to maintain other existing client contracts, or enter into or maintain new client contracts, on acceptable terms, if at all, and the failure to do so could have a material adverse affect on Ticketmaster's business, financial condition and results of operations. In addition, facilities, promoters and other potential clients are increasingly electing to self-ticket and/or distribute a growing number of tickets through client direct or other new channels, which could adversely impact the ability of Ticketmaster businesses to secure renewals and new client contracts. The non-renewal or termination of an agreement with a major client or multiple agreements with a combination of smaller clients could have a material adverse effect on Ticketmaster's business, financial condition and results of operations.

        Another important component of Ticketmaster's success is the ability of Ticketmaster businesses to maintain existing and build new relationships with third party distribution channels and service providers, including providers of credit card processing and delivery services, as well as advertisers, among other parties. Any adverse changes in these relationships, including the inability of these parties to fulfill their obligations to Ticketmaster businesses for any reason, could adversely affect Ticketmaster's business, financial condition and results of operations.

Brand Recognition—Failure to maintain brand recognition and attract and retain customers in a cost-effective manner could adversely affect Ticketmaster's business, financial condition and results of operations.

        Maintaining and promoting the Ticketmaster and ticketmaster.com (and related international) brand names and, to a lesser extent, the ticketsnow.com, ticketweb.com, museumtix.com and tmvista.com (and related international) brand names, is critical to the ability of Ticketmaster businesses to attract consumers and business customers to their respective websites and other distribution channels. Ticketmaster believes that the importance of brand recognition will increase, given the growing number of online ticketing services due to relatively low barriers to entry to providing internet online content and services. Accordingly, Ticketmaster businesses have spent, and expect to continue to spend, increasing amounts of money on, and devote greater resources to, branding and other marketing initiatives, including search engine optimization techniques and paid search engine marketing, neither of which may be successful or cost-effective. Ticketmaster believes that rates for desirable online advertising and marketing are likely to increase in the foreseeable future. The failure of Ticketmaster businesses to maintain the recognition of their respective brands and to attract and retain consumers in a cost-effective manner could adversely affect Ticketmaster's business, financial condition and results of operations.

Acquisitions—Ticketmaster may experience operational and financial risks in connection with acquisitions. In addition, some of the businesses acquired by Ticketmaster may incur significant losses from operations or experience impairment of carrying value.

        Ticketmaster's growth may depend upon future acquisitions and depends, in part, on its ability to successfully integrate historical acquisitions. Ticketmaster may experience operational and financial risks in connection with acquisitions. To the extent that Ticketmaster continues to grow through acquisitions, it will need to:

  •
  successfully integrate the operations, as well as the accounting, financial controls, management information, technology, human resources and other administrative systems, of acquired businesses with existing operations and systems;

  •
  retain the clients of the acquired businesses;

  •
  retain senior management and other key personnel at acquired businesses; and

  •
  successfully manage acquisition-related strain on the management, operations and financial resources of Ticketmaster and/or acquired businesses.

        Ticketmaster may not be successful in addressing these challenges or any others encountered in connection with historical and future acquisitions and the failure to do so could adversely affect its business, financial condition and results of operations. The anticipated benefits of one or more acquisitions may not be realized and future acquisitions could result in potentially dilutive issuances of equity securities and/or contingent liabilities. Also, the value of goodwill and other intangible assets acquired could be impacted by one or more unfavorable events or trends, which could result in impairment charges. The occurrence of any of these events could adversely affect Ticketmaster's business, financial condition and results of operations.

        Through certain recent (and potentially future) acquisitions, such as the acquisitions of TicketsNow, Emma Entertainment, Echo and GetMeIn!, Ticketmaster entered (or may enter) into aspects of the ticketing and/or entertainment industries in which it has not previously participated directly. Acquisitions of this nature could adversely affect relationships with new and potential clients to the extent that clients view the interests of acquired businesses, or those of Ticketmaster overall following the completion of any such acquisitions, as competing with or diverging from their own, which could adversely impact Ticketmaster's relationships with its clients and its ability to attract new clients, which would adversely affect its business, financial condition and results of operations.

International Presence and Expansion—Ticketmaster businesses operate in international markets in which they have limited experience. Ticketmaster businesses may not be able to successfully expand into new, or further into existing, international markets.

        Ticketmaster provides services in various jurisdictions abroad through a number of brands and businesses that it owns and operates, as well as through joint ventures, and expects to continue to expand its international presence. See "Business of Ticketmaster—International Operations." Ticketmaster faces, and expects to continue to face, additional risks in the case of its existing and future international operations, including:

  •
  political instability and unfavorable economic conditions in the markets in which it currently has international operations or into which its brands and businesses may expand;

  •
  more restrictive or otherwise unfavorable government regulation of the live entertainment and ticketing industries, including the regulation of the provision of primary ticketing and ticket resale services, as well promotional, marketing and other related services, which could result in increased compliance costs and/or otherwise restrict the manner in which Ticketmaster businesses provide services and the amount of related fees charged for such services;

  •
  limitations on the enforcement of intellectual property rights, which would preclude Ticketmaster from building the brand recognition upon which it has come to rely in many jurisdictions;

  •
  limitations on the ability of foreign subsidiaries to repatriate profits or otherwise remit earnings to Ticketmaster;

  •
  adverse tax consequences;

  •
  limitations on technology infrastructure, which could limit the ability of Ticketmaster to migrate international operations to the Ticketmaster System, which would result in increased costs;

  •
  lower levels of internet usage, credit card usage and consumer spending in comparison to those in the United States; and

  •
  difficulties in managing operations and adapting to consumer desires due to distance, language and cultural differences, including issues associated with management and operational systems and infrastructures, including internal financial control and reporting systems and functions, staffing and managing foreign operations, which Ticketmaster might not be able to do effectively, or if so, on a cost-effective basis.

        Ticketmaster's ability to expand its international operations into new, or further into existing, jurisdictions, will depend, in significant part, on its ability to identify potential acquisition candidates, joint venture or other partners, and enter into arrangements with these parties on favorable terms, as well as its ability to make continued investments to maintain and grow existing international operations. If the revenues generated by international operations are insufficient to offset expenses incurred in connection with the maintenance and growth of these operations, Ticketmaster's business, financial condition and results of operations could be materially and adversely affected. In addition, in an effort to make international operations in one or more given jurisdictions profitable over the long term, significant additional investments that are not profitable over the short term could be required over a prolonged period.

        In addition, the ticketing industry in many jurisdictions abroad is more fragmented and local than it is in the United States. Ticketmaster's success in these markets will depend on the ability of its businesses to create economies of scale by consolidating within each market geographically, which would most likely occur over a prolonged period, during which significant investments in technology and infrastructure would be required. In the case of expansion through organic growth, Ticketmaster would face substantial barriers to entry in new, and expansion into existing, markets due primarily to the risks and concerns discussed above, among others.

        Lastly, to the extent that costs and prices for services are established in local currencies and adjusted to U.S. dollars based on then-current exchange rates, Ticketmaster will be exposed to foreign exchange rate fluctuations. After accounting for such fluctuations, Ticketmaster may be required to record significant gains or losses, the amount of which will vary based on then current exchange rates, which could cause Ticketmaster's results to differ materially from expectations. As Ticketmaster continues to expand its international presence, its exposure to exchange rate fluctuations will increase.

Changing Customer Requirements and Industry Standards—Ticketmaster businesses may not be able to adapt quickly enough to changing customer requirements and industry standards.

        The e-commerce industry is characterized by evolving industry standards, frequent new service and product introductions and enhancements and changing customer demands. Ticketmaster businesses may not be able to adapt quickly enough and/or in a cost-effective manner to changes in industry standards and customer requirements and preferences, and their failure to do so could adversely affect the business, financial condition and results of operations of Ticketmaster. In addition, the continued widespread adoption of new internet or telecommunications technologies and devices or other technological changes could require Ticketmaster businesses to modify or adapt their respective services or infrastructures. The failure of Ticketmaster businesses to modify or adapt their respective services or infrastructures in response to these trends could render their existing websites, services and proprietary technologies obsolete, which could adversely affect Ticketmaster's business, financial condition and results of operations.

        In addition, Ticketmaster is currently in the process of migrating its international brands and businesses to the Ticketmaster System in an attempt to provide consistent and state-of-the-art services across its businesses and to reduce the cost and expense of maintaining multiple systems, which it may not be able to complete in a timely or cost-effective manner. Delays or difficulties in implementing the Ticketmaster System, as well as any new or enhanced systems, may limit Ticketmaster's ability to achieve the desired results in a timely manner. Also, Ticketmaster may be unable to devote financial resources to new technologies and systems in the future, which could adversely affect its business financial condition and results of operations.

Compliance and Changing Laws, Rules and Regulations—Ticketmaster's failure to comply with existing laws, rules and regulations as well as changing laws, rules and regulations and legal uncertainty, could adversely affect Ticketmaster's business, financial condition and results of operations.

        Since Ticketmaster businesses sell tickets and provide related services to consumers through a number of different online and offline channels, they are subject to a wide variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States and abroad, which are subject to change at any time. For example, Ticketmaster businesses conduct marketing activities via the telephone and/or through online marketing channels, which activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws and the CAN-SPAM Act, among others. Ticketmaster businesses are also subject to laws, rules and regulations applicable to providers of primary ticketing and ticket resale services, which in some cases regulate the amount of transaction and other fees that they may be charged in connection with primary ticketing sales and/or the ticket prices that may be charged in the case of ticket resale services, and new legislation of this nature is introduced from time to time in various (and is pending in certain) jurisdictions in which Ticketmaster businesses sell tickets and provide services. For example, several U.S. states and cities, Canadian provinces, the United Kingdom and European countries prohibit the resale of tickets at prices greater than the original face price (in the case of certain jurisdictions, without the consent of the venue) and/or prohibit the resale of tickets to certain types of events. The failure of Ticketmaster businesses to comply with these laws and regulations could result in fines and/or proceedings against Ticketmaster by governmental agencies and/or consumers, which if material, could adversely affect Ticketmaster's business, financial conditions and results of operations. In addition, the promulgation of new laws, rules and regulations that restrict or otherwise unfavorably impact the ability or manner in which Ticketmaster businesses provide primary ticketing and ticket resale services would require Ticketmaster businesses to change certain aspects of their business, operations and client relationships to ensure compliance, which could decrease demand for services, reduce revenues, increase costs and/or subject Ticketmaster to additional liabilities.

        In addition, the application of various domestic and international sales, use, value-added and other tax laws, rules and regulations to the historical and new products and services of Ticketmaster is subject to interpretation by applicable taxing authorities. While Ticketmaster believes that it is compliant with current tax provisions, taxing authorities may take a contrary position and such positions may adversely affect Ticketmaster's business, financial condition and results of operations.

        From time to time, federal, state and local authorities and/or consumers commence investigations, inquiries or litigation with respect to compliance by Ticketmaster and its businesses with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws. Ticketmaster businesses have historically cooperated with authorities in connection with these investigations and have satisfactorily resolved each such material investigation, inquiry or litigation. Ticketmaster has incurred significant legal expenses in connection with the defense of governmental investigations and litigation in the past and may be required to incur additional expenses in the future should investigations and litigation be instituted. In the case of antitrust (and similar or related) matters, any adverse outcome could limit or prevent Ticketmaster businesses from engaging in the ticketing business generally (or in a particular market thereof) or subject them to potential damage assessments, all of which could have a material adverse effect on Ticketmaster's business, financial condition and results of operations.

CAPITALIZATION

        The following table presents Ticketmaster's cash and cash equivalents and capitalization as of December 31, 2007 on an historical basis and on an unaudited pro forma basis for the separation and the financing. Pro forma for the separation and the financing includes the $             million in indebtedness that Ticketmaster expects to hold at separation. The separation of Ticketmaster and the related financing transactions are described in the notes to the Unaudited Pro Forma Condensed Combined Balance Sheet under the Unaudited Pro Forma Condensed Combined Financial Statements as if the separation and the related transactions and events had been consummated on December 31, 2007.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Ticketmaster believes such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and financing.

        This table should be read in conjunction with "Selected Historical Financial Data," "Transfers to IAC and Financing," "Description of Capital Stock of the Spincos," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster," the combined financial statements of Ticketmaster and the "Unaudited Pro Forma Condensed Combined Financial Statements" and accompanying notes included in this information statement.

        The table below is not necessarily indicative of Ticketmaster's cash and cash equivalents and capitalization had the separation and the related financing transactions been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had Ticketmaster been operating as an independent, publicly-traded company at that date and is not necessarily indicative of Ticketmaster's future capitalization or financial condition.

	As of December 31, 2007
	Historical	Unaudited Pro Forma for the Separation and Financing
	(in millions)
Cash and cash equivalents	$568	$

Long-term debt:
Bank credit facility and notes	$—	$
Total long-term debt	—

Invested equity	1,739

Total capitalization	$1,739	$

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical combined financial information for Ticketmaster for each of the years in the five-year period ended December 31, 2007. This data was derived, in part, from the historical combined financial statements of Ticketmaster included elsewhere in this document and reflects the operations and financial position of Ticketmaster at the dates and for the periods indicated. The information in this table should be read in conjunction with the combined financial statements and accompanying notes and other financial data pertaining to Ticketmaster included herein. However, this financial information does not necessarily reflect what the historical financial position and results of operations of Ticketmaster would have been had Ticketmaster been a stand-alone company during the periods presented.

	Year Ended December 31,
	2007	2006	2005	2004 (unaudited)	2003 (unaudited)
	(Dollars in Thousands)
Statement of Operations Data:
Revenue	$1,240,477	$1,062,672	$928,704	$747,838	$723,524
Operating income	216,316	224,891	166,015	112,404	98,804
Net income	169,351	176,701	117,699	69,023	82,221
Balance Sheet Data (end of period):
Working capital	$269,917	$59,642	$96,477	$63,222	$3,753
Total assets	2,306,534	1,815,711	1,772,430	1,593,879	1,484,926
Minority interest	7,812	669	—	3,485	2,355
Invested equity	1,739,177	1,357,837	1,353,045	1,270,899	1,188,671

TICKETMASTER AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Combined Financial Statements of Ticketmaster and subsidiaries reflect adjustments to the historical combined financial statements of Ticketmaster to give effect to the separation and related financing transactions described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements as of December 31, 2007 for the Unaudited Pro Forma Condensed Combined Balance Sheet and as of January 1, 2007 for the Unaudited Pro Forma Condensed Combined Statement of Operations.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. Such adjustments are subject to change based on the finalization of the terms of the separation and the financing agreements.

        The following Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical combined financial statements of Ticketmaster and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Ticketmaster included in this information statement.

        These Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of Ticketmaster's results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had Ticketmaster been operating as an independent publicly-traded company during such periods. In addition, they are not necessarily indicative of Ticketmaster's future results of operations or financial condition.

TICKETMASTER AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2007

	Historical	Separation and Financing Adjustments		Pro Forma for the Separation and Financing
	(In thousands)
ASSETS
Cash and cash equivalents	$568,417	$	(a), (b)	$
Other current assets	224,443

Total current assets	792,860
Non-current assets	1,513,674		(a)

TOTAL ASSETS	$2,306,534	$		$

LIABILITIES AND INVESTED EQUITY
LIABILITIES:
Current liabilities	$522,943	$		$
Long-term liabilities	36,602		(a)
Minority interest	7,812
INVESTED EQUITY:
Common shares, $ par value; authorized; issued and outstanding on a pro forma basis	—		(b)
Additional paid-in capital	—		(b)
Invested capital	2,172,497		(b)
Receivables from IAC and subsidiaries	(474,110)		(b)
Accumulated other comprehensive income	40,790

Total invested equity	1,739,177

TOTAL LIABILITIES AND INVESTED EQUITY	$2,306,534	$		$

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these Pro Forma Financial Statements.

TICKETMASTER AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	Historical	Preliminary Separation Adjustments	Preliminary Pro Forma for the Separation	Final Separation and Financing Adjustments		Final Pro Forma for the Separation and Financing
	(In thousands, except per share data)
Revenue	$1,240,477	$—	$1,240,477	$		$
Operating expenses	1,024,161	6,229 (c)	1,030,390

Operating income	216,316	(6,229)	210,087
Other income (expense):
Interest income	33,065	(27,719) (d)	5,346
Interest expense	(1,003)	—	(1,003)		(e)
Equity in income of unconsolidated affiliates	6,301	—	6,301
Other income	1,120	—	1,120

Total other income, net	39,483	(27,719)	11,764

Earnings before income taxes and minority interest	255,799	(33,948)	221,851
Income tax provision	(89,007)	13,108 (f)	(75,899)		(f)
Minority interest in losses of consolidated subsidiaries	2,559	—	2,559

Net income	$169,351	$(20,840)	$148,511	$		$

Pro forma earnings per share:(g)
Basic earnings per share						$
Diluted earnings per share						$

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these Pro Forma Financial Statements.

TICKETMASTER AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands)

(a)
Represents the issuance of $       million of debt. Issuance costs associated with the debt are $       million.

(b)
To effect the terms of the separation as follows:

(i)
the transfer of $             million in cash to IAC prior to Ticketmaster's separation from IAC, which includes $             million from financing referred to in Note (a) above;

(ii)
the extinguishment of the receivable from IAC and subsidiaries; and

(iii)
the issuance of             million Ticketmaster shares to effect the transfer of its ownership from IAC to IAC's shareholders.

(c)
To reflect the estimated increase in expenses that Ticketmaster expects to incur on a stand-alone basis after its separation from IAC. These expenses include the costs related to services previously obtained from IAC such as treasury and tax as well as the additional costs associated with being a publicly traded company. This amount excludes the one-time cost of $0.4 million expected to be incurred in connection with the separation.

  Ticketmaster will incur additional non-cash compensation expense due to the modification of stock-based awards in connection with the separation. The aspect of the modification that is relevant to Ticketmaster is the accelerated vesting of certain unvested restricted stock units ("RSUs"). As the $6.6 million of expense associated with the modification of these RSUs is one-time in nature, it has not been reflected in these pro forma financial statements.

  There may be additional stock-based awards granted in connection with the separation but the amount of such awards, if any, has not yet been determined and no expense with respect thereto has been reflected herein.

(d)
To reflect the elimination of intercompany interest income allocated by IAC to Ticketmaster.

(e)
To reflect the costs related to the borrowings referred to in Note (a) above.

(f)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 38.6%.

(g)
Earnings per share and weighted average shares outstanding reflect the estimated number of common shares expected to be outstanding upon completion of the separation based on an expected exchange ratio of             a share of Ticketmaster for each share of IAC. These amounts do not reflect the impact of IAC accelerating the vesting provisions of a portion of the outstanding RSUs in connection with the separation, as such impact will be calculated using balances then outstanding, which are currently not determinable. Also, these amounts reflect the portion of outstanding equity awards that were included in IAC dilutive earnings per share calculation. Pro forma earnings per share is calculated using the following:

Year Ended December 31, 2007
Net income	$

Basic shares outstanding—weighted average shares
Other dilutive securities including stock options, warrants, and restricted stock and share units

Diluted shares outstanding—weighted average shares

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF TICKETMASTER

        The following discussion describes the financial condition and results of operations of Ticketmaster as though Ticketmaster were a separate company as of the dates and for the periods presented and includes the businesses, assets and liabilities that will comprise Ticketmaster following the spin-off.

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Ticketmaster as one of those five companies. We refer to the separation transaction herein as the "spin-off." Upon completion of the spin-off, Ticketmaster will consist of the businesses that formerly comprised IAC's Ticketmaster segment, which consists of its domestic and international ticketing and ticketing related businesses, subsidiaries and investments, excluding its ReserveAmerica subsidiary and its investment in Active.com. Ticketmaster will include IAC's investment in Front Line Management Group, Inc. ("Front Line"). The businesses to be operated by Ticketmaster following the spin-off are referred to herein as the "Ticketmaster Businesses."

Basis of Presentation

        The historical combined financial statements of Ticketmaster and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of Ticketmaster reflect the historical financial position, results of operations and cash flows of the Ticketmaster Businesses since their respective dates of acquisition by IAC, and the allocation to Ticketmaster of certain IAC corporate expenses relating to the Ticketmaster Businesses based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Ticketmaster Businesses. However, for the purposes of these financial statements, income taxes have been computed for Ticketmaster on an as if stand-alone, separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because they exclude ReserveAmerica and the investment in Active.com that were owned, and include the investment in Front Line that was not owned, either directly or indirectly, by legal entities that comprise the Ticketmaster Businesses. The ownership of ReserveAmerica and the investment in Active.com will be retained by IAC after the spin-off. These combined financial statements present IAC's and its subsidiaries net investment in the Ticketmaster Businesses as invested equity in lieu of shareholders' equity. Intercompany transactions and accounts have been eliminated.

        In the opinion of Ticketmaster's management, the assumptions underlying the historical combined financial statements of Ticketmaster are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Ticketmaster would have been had Ticketmaster been a stand-alone company during the periods presented.

MANAGEMENT OVERVIEW

        Ticketmaster is the world's leading live entertainment ticketing and marketing company, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the internet, approximately 6,700 independent sales outlets and 19 call centers worldwide. Ticketmaster serves leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters in the United States and abroad, including Australia, Canada, China, Denmark, Finland, Germany, Ireland, the Netherlands, New Zealand, Norway, Spain, Sweden, Turkey and the United Kingdom. Ticketmaster is also a party to joint ventures with third parties to provide ticket distribution services in Mexico and to supply ticketing services for the 2008 Beijing Olympic Games. Ticketmaster licenses its technology in Mexico, Argentina, Brazil, Chile, China and Belgium.

Sources of Revenue

        Ticketmaster earns a majority of its revenue from primary ticketing and resale ticket services on behalf of its clients. Ticketing operations revenue primarily consists of convenience and order processing fees generated primarily through ticket sales. The sale of tickets for an event often commences several months prior to the event performance date. Ticketmaster recognizes revenue from the sale of a ticket when the ticket is sold. Fluctuations in ticket operations revenue occur largely as a result of changes in the number of tickets sold and the average revenue per ticket. The number of tickets sold varies as a result of (i) additions or losses of clients serviced by Ticketmaster; (ii) fluctuations in the scheduling of events, particularly for popular performers; (iii) overall consumer demand for live entertainment events; and (iv) the percentage of tickets for events which are sold directly by clients. The average revenue per ticket varies as a result of the amount of convenience charges earned on each ticket. The amount of convenience charges typically varies based upon numerous factors, including the face price of the ticket, the type of event, whether the ticket is purchased at an independent sales outlet, through call centers or via Ticketmaster's websites, as well as the services to be rendered to the client.

Operating Costs

        Ticketmaster records ticket operations costs specifically associated with the distribution of tickets sold through its system. The largest components of these operating costs are royalties paid to clients as a share of convenience and order processing fees, credit card fees, payroll, telecommunication and data communication costs associated with its call centers, and commissions paid on tickets distributed through independent sales outlets away from the box office, and other expenses including ticket stock and postage. These costs are primarily variable in nature. Direct payroll costs relate to the Company's call centers. Outlet commissions are paid to music chains, department stores and other independent retail locations in exchange for their providing space and personnel to service ticket purchases. The participation, if any, by clients in Ticketmaster's revenue from convenience and order processing fees is set forth in Ticketmaster's contracts with its clients.

Channels of Distribution; Marketing Costs

        Ticketmaster sells tickets online, through independent sales outlets, call centers and via mobile. During the year ended December 31, 2007, 70%, 17%, 13% and less than 1% of primary tickets were sold through these channels, respectively.

        Ticketmaster owns and operates various branded websites, both in the U.S. and abroad, which are customized to reflect services offered in each jurisdiction and designed to promote ticket sales for live events and disseminate event, performer and related merchandise information online. Consumers can access www.ticketmaster.com directly, from affiliated websites and through numerous direct links from banners and event profiles hosted by approved third party websites.

        As of December 31, 2007, Ticketmaster had approximately 6,700 independent sales outlets worldwide, including approximately 2,000 in the United States and approximately 4,700 in various jurisdictions abroad. Ticketmaster pays independent sales outlets a commission, the amount of which ranges from approximately 17% to 20% of Ticketmaster's convenience charge.

        As of December 31, 2007, Ticketmaster operated 19 call centers worldwide, through which consumers can generally purchase tickets by telephone, or by way of an interactive voice response system, seven days a week, for at least 20 hours per day.

        Ticketmaster markets and offers services directly to customers through www.ticketmaster.com and its other branded websites allowing customers to transact directly with Ticketmaster in a convenient manner. Ticketmaster also pays to market and distribute services on third party distribution channels, such as internet portals and search engines. In addition, some of Ticketmaster's businesses manage affiliate programs, pursuant to which they pay commissions and fees to third parties based on revenue earned. Ticketmaster has made, and expects to continue to make, investments in online and offline advertising to build its brands and drive traffic to its businesses.

        Clients routinely agree by contract to include Ticketmaster's name, logos, applicable website address and charge-by-phone number in advertisements in all forms of media promoting the availability of their tickets. The Ticketmaster brand name and logo are also prominently displayed on printed tickets, ticket envelopes and e-mail alerts about upcoming events that Ticketmaster sends to its customers.

Access to Supply

        Ticketmaster's primary ticketing services, and to a lesser extent, its ticketing resale services, depend significantly upon its ability to secure ticketing inventory through existing clients and new clients. Ticketmaster believes that the ability of its ticketing clients to reach a large qualified audience through its brands and businesses, including through its multiple distribution channels, is a significant benefit. Ticketmaster seeks to maintain and renew client contracts, and enter into new client contracts, on a favorable basis. Revenue attributable to Ticketmaster's largest client, Live Nation (including its subsidiary, House of Blues), represented approximately 17% of its total revenue in 2007. This client relationship consists of four agreements, two with Live Nation (a worldwide agreement (other than England, Scotland and Wales) that expires on December 31, 2008 and an agreement covering England, Scotland and Wales that expires on December 31, 2009) and two with House of Blues (a U.S. agreement that expires on December 31, 2009 and a Canadian agreement that expires on March 1, 2010). Revenue attributable to the worldwide agreement and the agreement covering England, Scotland and Wales represented approximately 11% and 5%, respectively, of Ticketmaster's total revenue in 2007. Each party has the right to terminate the agreement covering England, Scotland and Wales as of December 31, 2008, in which case Live Nation would be obligated to pay Ticketmaster a termination fee in an amount equal to 1.25 times the average of Ticketmaster's annual net profits under the agreement for 2007 and 2008. Ticketmaster anticipates that none of these agreements will be renewed.

Economic and Other Trends and Events; Industry Specific Factors

        The ticketing services industry has experienced significant changes over the past decade due to the advent of online commerce. The increase in the number of online ticket sales as a percentage of all ticket sales has resulted in a general decrease in ticketing costs, making it easier for clients to manage ticket sales in-house, either using proprietary technology or stand-alone, automated ticketing systems licensed from a third party. The growth of online commerce has also contributed to the growth of resale ticketing services and the consolidation of those services, which historically has been very fragmented, consisting of a significant number of local brokers with limited inventory selling through traditional storefronts. In addition, entertainment-related expenditures such as ticket sales are sensitive to business and personal discretionary spending levels, which might tend to decline during general economic downturns.

        Ticketmaster has taken steps to replace the revenue it expects to lose upon the expiration of its contract with Live Nation, Inc. at the end of 2008. These include a number of discrete investments including new acquisitions, efforts to gain scale in the market for ticket resale services and adding resources into growth efforts internationally which come with up front costs. These continuing investments, as well as higher royalty rates and general cost increases, are expected to impact results throughout 2008 with a faster revenue growth than profit growth.

International Operations

        Ticketmaster's future growth depends in part on its ability to expand its brands and businesses abroad, including Europe and Asia, given the large consumer marketplace for the services that Ticketmaster's brands and businesses offer. Ticketmaster's ability to expand its international operations into jurisdictions where Ticketmaster does not currently operate depends in part on its ability to identify potential acquisition candidates, acquire them on favorable terms and successfully integrate their operations. In addition, in many countries abroad, access to ticketing inventory is fragmented and may require significant additional investment to achieve profitability levels consistent with Ticketmaster's established businesses. As a percentage of total Ticketmaster revenue, international operations represented approximately 34% in 2007, 29% in 2006 and 27% in 2005.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Revenue

	Years ended December 31,
	2007	% change	2006	% change	2005
	(Dollars in thousands)
Revenue	$1,240,477	17%	$1,062,672	14%	$928,704

        Revenue in 2007 increased $177.8 million, or 17%, from 2006 driven by increases in both domestic and international revenue as worldwide tickets sold increased 11%, with a 5% increase in average revenue per ticket. Domestic revenue increased 7%, primarily due to a 5% increase in average revenue per ticket along with a 2% increase in the number of tickets sold. The increase in average domestic revenue per ticket resulted from higher convenience and processing fees due in part to annual contractual increases. International revenue increased by 40%, or 31% excluding the impact of foreign exchange, primarily due to a 26% increase in the number of tickets sold along with a 12% increase in average revenue per ticket. The increase in the number of tickets sold primarily resulted from increased ticket sales in the United Kingdom and Canada. International acquisitions contributed approximately $23.2 million to Ticketmaster's overall revenue growth in 2007.

        Revenue in 2006 increased $134.0 million, or 14%, from 2005 driven by increases in both domestic and international revenue as total worldwide tickets sold increased by 7%, with a 6% increase in average revenue per ticket. Domestic revenue increased by 12%, primarily due to higher domestic concert ticket sales, along with a 6% increase in average domestic revenue per ticket. The increase in average domestic revenue per ticket resulted in part from a shift towards live music events. International revenue increased by 20%, or 17% excluding the impact of foreign exchange, primarily due to Ticketmaster's purchase of the remaining interest in its Australian joint venture in April 2005, along with increased revenue from the United Kingdom and Canada. International revenue reflects a 12% increase in the number of tickets sold along with a 9% increase in average revenue per ticket. International acquisitions contributed approximately $16.5 million to Ticketmaster's overall revenue growth in 2006.

Cost of Sales

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Cost of sales	$766,538	20%	$637,152	14%	$561,060
As a percentage of total revenue	62%	184 bp	60%	(46) bp	60%
Gross margins	38%	(184) bp	40%	46 bp	40%

        Cost of sales consists primarily of ticketing royalties, credit card processing fees and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in call center functions. Ticketing royalties relate to Ticketmaster's clients' share of convenience and order processing charges.

        Cost of sales in 2007 increased $129.4 million from 2006, primarily due to increases of $65.8 million in ticketing royalties, $20.1 million in compensation and other employee-related costs associated, in part, with a 12% increase in headcount, and $16.6 million in credit card processing fees which resulted from an increase in ticket revenue volume processed online. The increase in ticketing royalties is due to increased revenue and higher royalty rates. Royalties are driven in part by higher contractual royalty rates included in the renewal of contracts with various promoters and venue clients, and are usually based on a percentage of convenience and order processing revenue. Domestic and international ticketing royalties may continue to increase as a percentage of convenience and processing revenue.

        Cost of sales in 2006 increased $76.1 million from 2005, primarily due to increases of $53.3 million in ticketing royalties resulting from increased revenue and higher royalty rates, $10.6 million in compensation and other employee-related costs and $7.8 million in credit card processing fees. The increase in credit card processing fees is due to higher revenue.

Selling and marketing expense

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Selling and marketing expense	$43,487	116%	$20,123	14%	$17,691
As a percentage of total revenue	4%	161 bp	2%	(1) bp	2%

        Selling and marketing expense consists primarily of advertising and promotional expenditures and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in customer service and sales functions. Advertising and promotional expenditures primarily include online marketing, including fees paid to search engines and distribution partners, as well as offline marketing, including sports sponsorship marketing and radio spending.

        Selling and marketing expense in 2007 increased $23.4 million from 2006, primarily due to increased advertising and promotional expenditures of $17.4 million and increased compensation and other employee-related costs of $5.9 million associated, in part, with a 31% increase in headcount. The increase in advertising and promotional expenditures includes $6.3 million in expenses related to sports sponsorship agreements, primarily with National Football League teams, that were not incurred in the prior year period and online marketing, including fees paid to search engines and distribution partners. Sports sponsorship agreements are intended to promote Ticketmaster's ticket resale services.

        Selling and marketing expense in 2006 increased $2.4 million from 2005, primarily due to an increase of $3.0 million in compensation and other employee-related costs, partially offset by a decrease of $0.2 million in advertising and promotional expenditures.

General and administrative expense

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
General and administrative expense	$149,478	26%	$118,317	(3)%	$121,695
As a percentage of total revenue	12%	92 bp	11%	(197) bp	13%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2007 increased $31.2 million from 2006, primarily due to increases of $8.7 million in certain litigation reserves in the current year period compared to the prior year period which included a reduction of $5.8 million in certain litigation reserves. Also contributing to the increase in general and administrative expense is an increase of $9.7 million in compensation and other employee-related costs as Ticketmaster continues to build out its worldwide infrastructure, as well as increases of $2.1 million and $1.0 million in facilities costs and utilities expense, respectively. Ticketmaster expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards post spin-off.

        General and administrative expense in 2006 decreased $3.4 million from 2005, primarily due to a $5.8 million reduction in litigation reserves, partially offset by an increase of $0.5 million in compensation and other employee-related costs. The increase in compensation and other employee-related costs is primarily due to higher personnel costs in 2006 associated with increased headcount from growth in the business, partially offset by a decrease in non-cash compensation expense resulting from a $7.9 million charge in 2005 related to the modification of vested stock options in connection with the Expedia spin-off from IAC.

        Effective January 1, 2006, Ticketmaster adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. There was no impact to the amount of stock-based compensation recorded in the combined statement of operations for the years ended December 31, 2006 and 2005 as a result of adopting SFAS 123R. Ticketmaster has been recognizing expense for all stock-based grants since it became wholly owned by IAC on January 17, 2003, in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The majority of stock-based compensation expense is reflected in general and administrative expense. As of December 31, 2007, there was approximately $29.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.5 years.

Depreciation

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Depreciation	$38,458	10%	$35,080	5%	$33,495
As a percentage of total revenue	3%	(20) bp	3%	(31) bp	4%

        Depreciation in 2007 and 2006 increased $3.4 million and $1.6 million, respectively, primarily due to the incremental depreciation associated with capital expenditures made throughout 2006 and 2007 and various acquisitions, partially offset by certain fixed assets becoming fully depreciated during these periods.

Operating Income Before Amortization

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating Income Before Amortization	$255,088	(2%)	$259,839	21%	$215,068
As a percentage of total revenue	21%	(389) bp	24%	129 bp	23%

        Operating Income Before Amortization in 2007 decreased $4.8 million from 2006, primarily due to increases in cost of sales, general and administrative expense and selling and marketing expense. The increase in these expenses was driven by higher overall royalty rates, international development and expansion, and increased marketing efforts, including ticket resale initiatives.

        Operating Income Before Amortization in 2006 increased $44.8 million from 2005, growing at a faster rate than revenue primarily due to increased average revenue per ticket and operational efficiencies resulting from increased online ticket volumes. These favorable impacts were partially offset by increased cost of sales and general and administrative expenses.

Operating income

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating income	$216,316	(4%)	$224,891	35%	$166,015
As a percentage of total revenue	17%	(372) bp	21%	329 bp	18%

        Operating income in 2007 decreased $8.6 million from 2006, primarily due to the decrease in Operating Income Before Amortization described above and a $4.7 million increase in non-cash compensation expense, partially offset by a decrease in amortization of intangibles.

        Operating income in 2006 increased $58.9 million from 2005, primarily due to the increase in Operating Income Before Amortization described above, a $12.5 million decrease in non-cash compensation expense and a decrease in the amortization of intangibles.

Other income (expense)

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Other income (expense):
Interest income	$33,065	(3)%	$33,982	95%	$17,417
Interest expense	(1,003)	(232)%	(302)	(368)%	(65)
Equity in income of unconsolidated affiliates	6,301	110%	2,997	(12)%	3,401
Other income	1,120	14%	982	43%	689

        Interest income in 2007 decreased $0.9 million from 2006, primarily due to lower receivable balances due from IAC and subsidiaries, partially offset by interest earned on higher average international operating cash balances in 2007. Interest earned on the receivable balance is principally due to cash transfers to IAC in connection with IAC's centrally managed U.S. treasury function.

        Equity in the income of unconsolidated affiliates in 2007 increased $3.3 million from 2006, primarily due to Ticketmaster's investments in Front Line and TM Mexico.

        Interest income in 2006 increased $16.6 million from 2005, primarily due to higher receivable balances due from IAC and its subsidiaries, as well as increased interest earned on higher average operating cash balances in 2006.

        Equity in the income of unconsolidated affiliates in 2006 decreased $0.4 million from 2005, primarily due to the absence of any equity income from Ticketmaster's investment in its Australian joint venture. Ticketmaster began to consolidate the results of its joint venture effective April 2005 when it acquired the interest it did not previously own.

Income tax provision

        In 2007, Ticketmaster recorded an income tax provision of $89.0 million which represents an effective tax rate of 35%. The 2007 tax rate approximates the federal statutory rate of 35% as state and local income taxes were substantially offset by foreign income taxed at lower rates. In 2006, Ticketmaster recorded a tax provision of $86.0 million which represents an effective tax rate of 33%. The 2006 tax rate is lower than the federal statutory rate of 35% due principally to benefits associated with Ticketmaster's assertion that the earnings of certain foreign subsidiaries are permanently reinvested and foreign income taxed at lower rates, partially offset by state and local income taxes. In 2005, Ticketmaster recorded a tax provision of $68.3 million which represents an effective tax rate of 36%. The 2005 tax rate is higher than the federal statutory rate of 35% due principally to state and local income taxes partially offset by foreign income taxed at lower rates.

        Ticketmaster adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48") effective January 1, 2007. The cumulative effect of the adoption resulted in an increase of $1.3 million to invested capital. As of January 1, 2007 and December 31, 2007, Ticketmaster had unrecognized tax benefits of approximately $0.6 million and $6.3 million, respectively, which included accrued interest of $0.1 million and $0.8 million, respectively.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Ticketmaster is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Ticketmaster are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Ticketmaster from January 17, 2003, the date which Ticketmaster joined the IAC consolidated tax return. The statute of limitations for these years has been extended to December 31, 2008. Tax filings in various state, local and foreign jurisdictions are currently under examinations, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008. Ticketmaster believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $3.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state tax returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of December 31, 2007, Ticketmaster had $569.3 million of cash and cash equivalents and restricted cash and cash equivalents, including $313.6 million in funds representing amounts equal to the face value of tickets sold on behalf of its clients. Ticketmaster's cash and cash equivalents and restricted cash and cash equivalents held in foreign jurisdictions is approximately $359.1 million at December 31, 2007, including $222.5 million in funds representing amounts equal to the face value of tickets sold on behalf of its clients, and is maintained principally in the United Kingdom, Australia and Canada.

        Net cash provided by operating activities was $212.0 million and $230.7 million in 2007 and 2006, respectively. The decrease of $18.7 million in net cash provided by operating activities reflects an increase in contract deposits and accounts receivable, partially offset by an increased contribution from client funds of $69.5 million which is primarily due to timing of settlements with clients.

        Net cash used in investing activities in 2007 of $13.0 million primarily resulted from capital expenditures of $47.5 million and acquisitions, net of cash acquired, of $29.4 million, partially offset by cash transfers from IAC of $64.5 million. The cash transfers from IAC relate to IAC's centrally managed U.S. treasury function. Net cash used in investing activities in 2006 of $189.1 million primarily resulted from cash transfers to IAC of $214.2 million, capital expenditures of $39.3 million, a net increase in long-term investments of $20.6 million and acquisitions, net of cash acquired, of $17.8 million. These uses of cash were partially offset by the net proceeds of $108.9 million related to the purchases, sales and maturities of marketable securities. The increase in long-term investments in 2006 is primarily due to Ticketmaster's equity investment in Evolution Artists, Inc. ("iLike").

        During January and February 2008, Ticketmaster completed the acquisitions of Paciolan, Inc., GET ME IN! Ltd, and The V.I.P. Tour Company ("TicketsNow"). The aggregate consideration for these transactions was approximately $400 million and was funded by capital contributions from IAC.

        Net cash provided by financing activities in 2007 and 2006 of $30.3 million and $20.6 million, respectively, were primarily due to capital contributions of $29.4 million and $17.8 million from IAC to fund Ticketmaster's 2007 and 2006 acquisitions, respectively.

        Ticketmaster anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its operations.

        Ticketmaster intends to negotiate new credit facilities and potentially access the debt markets prior to its separation from IAC. Upon completion of the spin-off, intercompany receivable balances will be extinguished. In addition, the amount of cash that Ticketmaster will retain following its separation from IAC has not yet been determined. Ticketmaster will describe the terms of these new credit facilities and other indebtedness once Ticketmaster has negotiated such terms and will disclose the amount of cash Ticketmaster will retain upon its separation from IAC once that has been determined.

        Ticketmaster's ability to fund its cash and capital needs will be affected by its ongoing ability to generate cash from operations, the overall capacity and terms of its financing arrangements as discussed above, and access to the equity markets. Given the volatility in the financial markets, IAC and Ticketmaster continue to monitor the markets closely and will take steps to maintain financial flexibility and an appropriate capital structure.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In Thousands)
Purchase obligations(a)	$95,056	$30,726	$35,268	$25,687	$3,375
Operating leases	82,345	14,830	25,232	18,547	23,736

Total contractual cash obligations	$177,401	$45,556	$60,500	$44,234	$27,111

(a)
The purchase obligations primarily arise from sports sponsorship agreements intended to promote Ticketmaster's ticket resale services.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments*	Total Amounts Committed	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In Thousands)
Guarantees, surety bonds and letters of credit	$3,911	$596	$65	$3,250	$—

*
Commercial commitments are funding commitments that could potentially require performance in the event of demands by third parties or contingent events, such as under letters of credit, surety bonds or under guarantees of debt.

Off-Balance Sheet Arrangements

        Other than the items described above, Ticketmaster does not have any off-balance sheet arrangements as of December 31, 2007.

TICKETMASTER'S PRINCIPLES OF FINANCIAL REPORTING

        Ticketmaster reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which Ticketmaster evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Ticketmaster believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Ticketmaster provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Ticketmaster's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Ticketmaster believes this measure is useful to investors because it represents the operating results from the Ticketmaster Businesses, taking into account depreciation, which Ticketmaster believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Ticketmaster's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting. Ticketmaster endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        Ticketmaster will only present Operating Income Before Amortization on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Ticketmaster has included on a pro forma basis.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Ticketmaster's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Ticketmaster will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Ticketmaster's discretion, on a net basis, with Ticketmaster remitting the required tax withholding amount from its current funds.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase and distribution agreements, are valued and amortized over their estimated lives. While it is likely that Ticketmaster will have significant intangible amortization expense as it continues to acquire companies, Ticketmaster believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION

        For a reconciliation of Operating Income Before Amortization to net income for the years ended December 31, 2007, 2006 and 2005, see Note 7 to the combined financial statements.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of Ticketmaster's accounting policies contained in Note 2 to the combined financial statements in regard to significant areas of judgment. Ticketmaster's management is required to make certain estimates and assumptions during the preparation of its combined financial statements in accordance with GAAP. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of Ticketmaster's accounting policies and estimates have a more significant impact on its combined financial statements than others. What follows is a discussion of some of Ticketmaster's more significant accounting policies and estimates.

  Recoverability of Long-Lived Assets

        Ticketmaster reviews the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment in accordance with SFAS 144 is $124.9 million at December 31, 2007.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        In accordance with SFAS 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), Ticketmaster reviews the carrying value of goodwill and indefinite-lived intangible assets on an annual basis as of October 1st or earlier upon the occurrence of certain events or substantive changes in circumstances. Ticketmaster determines the fair value of its reporting unit and indefinite-lived intangible assets based upon an evaluation of expected discounted cash flows. This discounted cash flow analysis utilizes an evaluation of historical and forecasted operating results. The determination of discounted cash flows is based upon forecasted operating results that may not occur. The annual assessment for 2007 did not identify any impairment charges. The value of goodwill and indefinite-lived intangible assets that is subject to assessment for impairment in accordance with SFAS 142 is $1.1 billion and $62.6 million, respectively, at December 31, 2007.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 6, and reflect management's assessment of actual future taxes to be paid on items reflected in the combined financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2007, the balance of deferred tax liabilities, net, is $26.5 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of IAC's tax returns by the IRS, as well as actual operating results of Ticketmaster that vary significantly from anticipated results. Effective January 1, 2007, Ticketmaster adopted the provisions of FIN 48. As a result of the adoption of FIN 48, Ticketmaster recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. Ticketmaster considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Seasonality

        Ticketmaster's ticket sales are impacted by fluctuations in the availability of events for sale to the public, which may vary depending upon scheduling by the client. The second and fourth quarters of the year generally experience the highest revenue.

New Accounting Pronouncements

        Refer to Note 2 to the combined financial statements for a description of recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

        Ticketmaster conducts business in certain foreign markets, primarily in the European Union and Canada. Ticketmaster's primary exposure to foreign currency risk relates to its investments in foreign subsidiaries that transact business in a functional currency other than the U.S. Dollar, primarily the Euro, British Pound Sterling and Canadian Dollar. However, the exposure is mitigated as Ticketmaster has generally reinvested profits from its international operations in order to fund the growth of its international operations including acquisitions. Ticketmaster is also exposed to foreign currency risk related to its assets and liabilities denominated in a currency other than the functional currency.

        As currency exchange rates change, translation of the income statements of Ticketmaster's international businesses into U.S. dollars affects year-over-year comparability of operating results. Historically, Ticketmaster has not hedged translation risks because cash flows from international operations have been generally reinvested locally. Foreign exchange gains and losses were not material to Ticketmaster's earnings in 2007, 2006 and 2005.

        As Ticketmaster increases its operations in international markets it becomes increasingly exposed to potentially volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on Ticketmaster is often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause Ticketmaster to adjust its financing, operating and hedging strategies.

Management of Ticketmaster

Ticketmaster Board of Directors and Executive Officers

        The following table sets forth information as to persons who are expected to serve as Ticketmaster directors and executive officers following the spin-offs. The Ticketmaster Board of Directors, the composition of which will comply with the independence requirements under the current standards imposed by the Marketplace Rules, is currently expected to consist of                        directors.

Name	Age	Position(s)
Terry Barnes	56	Chairman and Director of Ticketmaster
Sean Moriarty	38	President, Chief Executive Officer and Director of Ticketmaster
Susan Bracey	44	Executive Vice President and Chief Financial Officer of Ticketmaster
Eric Korman	37	Executive Vice President of Ticketmaster
Edward Weiss	45	Executive Vice President and General Counsel of Ticketmaster

Directors

        Background information about those individuals who are expected to serve as directors of Ticketmaster appears below.

        Terry R. Barnes, age 56, has been Chairman of Ticketmaster since January 2007. Prior to that, Mr. Barnes served as Chairman and Chief Executive Officer of Ticketmaster from June 2005 to December 2006 and Chairman from January 2003 to June 2005. He was the Co-Chairman of Ticketmaster from January 2001 until January 2003 and President and Chief Executive Officer of Ticketmaster Corporation from June 1998 until January 2001. From September 1995 until June 1998, Mr. Barnes was the President and Chief Operating Officer of Ticketmaster Ticketing Company. From 1983 until September 1995, Mr. Barnes was Vice President and General Manager of numerous subsidiaries of Ticketmaster Corporation in the Midwest. Prior to joining Ticketmaster, Mr. Barnes enjoyed an expansive music industry career, including a partnership in Village Records, a custom record label with Mercury/Polygram in Indianapolis. He was also a partner in national promotion, management and publishing companies. Mr. Barnes attended Ball State University.

        Sean P. Moriarty, age 38, has been President and Chief Executive Officer of Ticketmaster since January 2007 and had previously been Ticketmaster's President and Chief Operations Officer from December 2005 to January 2007, Executive Vice President and Chief Operating Officer from July 2004 to December 2005, Executive Vice President, Product and Technology, from November 2003 to July 2004, and prior to that, held progressive roles at Ticketmaster and Citysearch.com since joining in 1997. Mr. Moriarty received his bachelor's degree from the University of South Carolina, was an Exchange Fellow at the University of Warwick, Coventry UK, and attended graduate school at Boston University and the University of South Carolina. He serves on the Board of Directors of iLike.com as well as several technology advisory boards.

Executive Officers

        Background about Ticketmaster's executive officers who are not expected to serve as directors appears below.

        Susan Bracey, age 44, has been Executive Vice President and Chief Financial Officer of Ticketmaster since February 2003. From May 2000 to February 2003, Ms. Bracey served as Ticketmaster's Senior Vice President, Finance. Prior to joining Ticketmaster, Ms. Bracey served as Chief Financial Officer of the National Opinion Research Center at the University of Chicago from

April 1998 to May 2000. Prior to that, Ms. Bracey served as Vice President of Finance and Controller at FOX Broadcasting Company from April 1991 to April 1998. From November 1990 to March 1991, Ms. Bracey served as a Senior Internal Auditor for Hughes Aircraft, and from September 1986 to October 1990, she was a Senior Auditor at Ernst & Young. She is a Certified Public Accountant with a Bachelor of Science degree in Business Administration from Chicago State University.

        Eric Korman, age 37, has been Executive Vice President of Ticketmaster since April 2006. Prior to joining Ticketmaster, Mr. Korman served as Senior Vice President of Mergers and Acquisitions of IAC from January 2005 to April 2006. Mr. Korman joined IAC in September 2001 as Vice President of Business Development and Strategy for Electronic Commerce Services, a former subsidiary of IAC, and subsequently, he was promoted to Vice President of Strategic Planning of IAC in February 2002, and was appointed Vice President of Mergers and Acquisitions in September 2003. From June 2000 to September 2001, Mr. Korman was a principal in epartners, a $650 million venture fund backed by SOFTBANK and News Corporation. From January 2000 to May 2000, Mr. Korman served as Vice President of Digital Convergence Corporation. From 1995 to 1997, Mr. Korman served in the Corporate Business Development group of The Coca-Cola Company, and from 1993 to 1995 served in the Customer Marketing group of Coca-Cola USA. Mr. Korman holds a Bachelor of Arts degree in Economics from Emory University and an MBA from the J.L. Kellogg Graduate School of Management. Mr. Korman sits on the Board of Directors of The Active Network Inc. and BET.com.

        Edward J. Weiss, age 45, has been Executive Vice President and General Counsel of Ticketmaster since March 2005. Mr. Weiss joined Ticketmaster in January 1998 and prior to his appointment to Executive Vice President and General Counsel, served as the company's Senior Vice President and Assistant General Counsel from August 2002 to March 2005. Prior to that, Mr. Weiss served as Vice President, Assistant General Counsel. Before joining Ticketmaster, Mr. Weiss served as an Assistant US Attorney in Los Angeles from September 1994 to December 1997. Mr. Weiss was an associate at the law firm of Manatt, Phelps & Phillips, LLP in Los Angeles from October 1988 to July 1994. Mr. Weiss is a graduate of University of California, Berkeley and earned his J.D. from the University's Boalt Hall School of Law. He currently serves on the Board of Directors for Big Brothers Big Sisters of Greater Los Angeles & Inland Empire.

Committees of the Board of Directors

        Concurrent with the completion of the spin-offs, the Ticketmaster Board of Directors will establish the following committees, with committee membership to be determined: the Audit Committee, the Compensation and Human Resources Committee, the Nominating Committee and the Executive Committee.

        Audit Committee.    The Audit Committee of the Ticketmaster Board of Directors will consist of three persons and the composition of the committee will satisfy the independence requirements under the current standards imposed by the rules of the SEC and the Marketplace Rules. The Ticketmaster Board of Directors will determine which member of the Audit Committee is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        The Audit Committee will function pursuant to a written charter adopted by the Ticketmaster Board of Directors, pursuant to which it will be granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee will be appointed by the Ticketmaster Board of Directors to assist the Ticketmaster Board with a variety of matters, including monitoring (1) the integrity of Ticketmaster's financial statements, (2) the effectiveness of Ticketmaster's internal control over financial reporting, (3) the qualifications and independence of Ticketmaster's independent registered public accounting firm, (4) the performance of Ticketmaster's internal audit function and independent registered public accounting firm and (5) the compliance by Ticketmaster with legal and regulatory requirements.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee will be authorized to exercise all of the powers of the Ticketmaster Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans. The composition of this committee will satisfy the independence requirements under the current standards imposed by the Marketplace Rules, as well as applicable SEC and Interval Revenue Service rules.

        Nominating Committee.    The Nominating Committee will be responsible for identifying individuals qualified to become members of Ticketmaster's Board of Directors, recommending to the Board director nominees for the annual meeting of shareholders and otherwise on an as needed basis. The composition of this committee will satisfy the independence requirements under the current standards imposed by the Marketplace Rules.

        Executive Committee.    The Executive Committee will have all the power and authority of the Ticketmaster Board of Directors, except those powers specifically reserved to the Ticketmaster Board of Directors by Delaware law or Ticketmaster's organizational documents.

        Other Committees.    In addition to the foregoing committees, the Ticketmaster Board of Directors, by resolution, may from time to time establish other committees of the Ticketmaster Board of Directors, consisting of one or more of its directors.

Ticketmaster Executive Compensation

Compensation Discussion and Analysis

  Roles and Responsibilities

        To date, the compensation of our executive officers has been predominantly determined by IAC, acting in effect as Ticketmaster's compensation committee. Following the spin-off, we will have an independent board of directors, which will in turn have a compensation committee with the responsibility of establishing our compensation philosophy and programs and determining appropriate payments and awards to our executive officers. This Compensation Discussion and Analysis ("CD&A") deals exclusively with historical information while we have been a part of IAC, and is not necessarily indicative of future philosophy when we are an independent public company.

        In general, IAC has been responsible for establishing bonus pools and equity pools for Ticketmaster, and then such pools are allocated throughout Ticketmaster, with our Chief Executive Officer making the determinations for our other executive officers, and IAC directly establishing the bonus and equity awards for both our Chairman and our CEO.

        IAC establishes the salary of both our Chairman and our CEO, and the CEO generally establishes the salaries of our other executive officers, in consultation with IAC.

        Neither Ticketmaster nor IAC has an ongoing relationship with any particular compensation consulting firm, though IAC has from time to time retained the services of consultants on specific occasions.

        When using the term "we" in this CD&A, we refer to Ticketmaster, with IAC effectively acting as Ticketmaster's Board of Directors for compensation purposes.

  Philosophy and Objectives

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable Ticketmaster to meet its growth objectives.

        While we have considered compensation data in establishing broad compensation programs and practices, we have tended not to specifically benchmark the compensation associated with particular senior executive positions, or definitively rely on competitive survey data in establishing executive compensation. Instead, we have made decisions based on a host of factors particular to a given executive situation, including our firsthand experience with the competition for recruiting executives, and believe that over-reliance on survey data, or a benchmarking approach, is too rigid for the dynamic marketplace for talent from which we draw to fill our executive ranks.

        Similarly, we have believed that arithmetic approaches to establishing compensation levels and measuring and rewarding performance often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, we may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts. As a result, we have believed that formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, we have historically avoided the use of strict formulas in our compensation practices and have relied primarily on a discretionary approach.

  Compensation Elements

        Our compensation packages for executive officers have primarily consisted of salary, annual bonuses, IAC equity awards, and in certain instances, perquisites and other benefits.

  Salary.

        General.    We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within Ticketmaster, our location, salary levels of other executives within Ticketmaster, and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors which demonstrate an executive's increased value to Ticketmaster.

        2007.    Mr. Moriarty received a salary increase effective January 1, 2007 in connection with his assuming the CEO position. No other executive officer salaries were adjusted during 2007.

  Annual Bonuses

        General.    After consultation with Ticketmaster management, IAC establishes the annual bonus pool for Ticketmaster based on its assessment of Ticketmaster's performance for the applicable year. In large part, success has been measured based on Ticketmaster's growth in profitability, but this is measured both in absolute terms over the prior year and in comparison to Ticketmaster's competitors, and takes into account economic and other factors. Additionally, consideration has sometimes been given to achievement of various strategic objectives over the course of the year and other factors IAC and Ticketmaster's management deem relevant. No quantified weight has been given to any particular consideration and there has generally been no formulaic calculation. Rather, IAC has engaged in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

        IAC has typically established the bonus of the Chairman and the CEO within the range of appropriate bonus levels for each individual in large part based on the same considerations used in establishing the bonus pool for Ticketmaster generally.

        The CEO then generally establishes the bonus payments to the other executive officers out of the Ticketmaster-wide bonus pool. Each executive officer has a target bonus opportunity based on the responsibilities of the position and competitive factors. Specific bonus payouts are then determined based loosely on the percentage relationship between Ticketmaster's actual bonus pool and what the pool would have been if all bonuses had been paid out at each employee's target level, with individualized adjustments in certain instances for an executive's individual performance and achievement of pre-established goals.

        We generally pay bonuses shortly after year-end following finalization of financial results for the prior year.

        2007.    Ticketmaster's 2007 bonus pool primarily reflects disappointing year over year profit growth, with aggregate executive officer bonuses totaling approximately 65% of target opportunities.

  Long-Term Incentives

        General.    We believe that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, we align the executive's incentives with our stockholders' interests in a manner that we believe drives superior performance over time. As part of IAC, that led to each of our executive officers receiving IAC equity awards on a regular basis.

        In setting particular award levels, the predominant considerations are providing the person with effective retention incentives, appropriate reward for past performance, and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than our annual bonuses.

        Awards to the Chairman and the CEO are made by IAC, while awards to the other executive officers are generally recommended by the CEO, with final approval by IAC.

        Except where otherwise noted, we grant equity awards following year-end after we have finalized our financial results for the prior year. The meeting of the Compensation and Human Resources Committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

        Restricted Stock Units Annual and Cliff-Vesting RSUs.    Until 2008, IAC used restricted stock units, or RSUs, as its exclusive equity compensation tool for executive officers since the beginning of 2003. Through 2006, these awards generally vested in equal annual installments over 5 years (annual vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        2007.    In February 2007, IAC implemented a new equity instrument, Growth Shares, which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards will be converted into three-year cliff-vesting awards at the "target" value, without variability based on performance.

        In 2007, Mr. Moriarty received a variety of grants, primarily in connection with his assumption of the CEO role, intended to provide significant retention and performance incentives. In 2007, Mr. Barnes did not receive a grant due to his receipt of a significant grant the prior year. In 2007, the other executive officers generally received a mix of annual vesting RSUs and Growth Shares based on a discretionary assessment by the CEO of factors such as an individual's responsibilities and holdings and existing equity holdings.

        Spin-Off Adjustments.    In the spin-off, equity awards denominated in IAC stock will be adjusted as described in "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        Presuming the spin-off transactions occur prior to February 2009, the following table reflects the effect of these adjustments on all equity awards held by Ticketmaster's executive officers:

Upon Completion of the Spin-Off
Name	RSUs that will vest (#)	RSUs that will convert exclusively into RSUs of Ticketmaster and vest after February 2009 on regular schedule (#)	RSUs that will be split among the post-transaction companies and vest after February 2009 on regular schedule (#)	Options outstanding at December 31, 2007—all of which will be split among the post-transaction companies (#)	Equity granted after December 31, 2007—all of which will be converted into equity of Ticketmaster (#)
Terry Barnes
Sean Moriarty
Eric Korman
Susan Bracey
Edward Weiss

  Change of Control

[to come]

  Severance

[to come]

  Other Compensation

        Under limited circumstances, certain of our executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure our compensation program in such a manner so that the compensation we pay is deductible by IAC for federal income tax purposes. However, because our executive officers will now be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and were not previously, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for Ticketmaster.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Terry Barnes Chairman	2007
Sean Moriarty CEO	2007
Eric Korman EVP	2007
Susan Bracey CFO	2007
Edward Weiss EVP and General Counsel	2007

(1)
Reflects the dollar amount recognized by IAC for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R, for IAC restricted stock units ("RSUs") awarded in and prior to 2007 under IAC's stock and annual incentive plans. These amounts do not, therefore, represent the value of IAC equity compensation awarded or realized in 2007. For further discussion of IAC's accounting for its equity compensation plans, see note 4 of IAC's audited financial statements for the fiscal year ended December 31, 2007 included in its Annual Report on Form 10-K filed with the SEC on February 29, 2008. For information on awards made and realized in 2007, see the Grants of Plan-Based Awards and Option Exercises and Stock Vested tables below.

(2)
See the table below for additional information on amounts for 2007. Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive for whom such amounts were less than $10,000 in aggregate for the fiscal year.

	Terry Barnes	Sean Moriarty	Eric Korman	Susan Bracey	Edward Weiss
[Identify items, as necessary]
401(k) plan company match

Total All Other Compensation

Grants of Plan-Based Awards

        The table below provides information regarding IAC equity awards granted to Ticketmaster's named executives in 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All other stock awards: number of shares of stock or units (#)(2)
Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Terry Barnes
Sean Moriarty
Eric Korman
Susan Bracey
Edward Weiss

(1)
Reflects performance based RSU awards which cliff vest at the end of three years in varying amounts depending upon the growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications. The threshold amount represents 5.56% of the target payout, which amount would vest upon achieving the minimum growth threshold. These awards will be converted into three year cliff-vesting awards in the spin-offs as described in under "Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to Ticketmaster named executives upon a termination of employment or a change in control, see the discussion under Potential Payments Upon Termination or Change in Control below.

(3)
The fair value of equity incentive plan awards is based on the target payout.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various IAC equity awards held by Ticketmaster's named executives as of December 31, 2007. The market value of all RSU awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92), the last trading day of 2007.

Stock Awards(1)(2)
	Option Awards(1)						Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Name	Number of securities underlying unexercised options (#)(3) (exercisable)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(4)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (4)
Terry Barnes
Sean Moriarty
Eric Korman
Susan Bracey
Edward Weiss

(1)
For a discussion regarding how these IAC equity awards will be treated in the spin-offs, see under "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
Amounts shown for equity incentive plan awards are based on achieving the minimum growth threshold in accordance with SEC rules.

(3)
On August 9, 2005, IAC completed the separation of its travel and travel-related businesses and investments (other than Interval and TV Travel Shop) into an independent public company (the "Expedia Spin-Off"). In connection with the Expedia Spin-Off, each then vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. Adjustments were made to the number of shares subject to each IAC and Expedia stock option to give effect to the one-for-two reverse stock split effected in connection with the Expedia Spin-Off and to the corresponding exercise prices based on the relative market capitalizations of IAC and Expedia at the time of the Expedia Spin-Off. The adjusted IAC and Expedia stock options otherwise have the same terms and conditions, including exercise periods, as the corresponding vested IAC stock options outstanding immediately prior to the Expedia Spin-Off.

For the named executives, any value realized upon the exercise of Expedia stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of Ticketmaster. Accordingly, information regarding Expedia stock options held by Ticketmaster's named executives as of December 31, 2007 appears in the table immediately below and information regarding any exercises of Expedia stock options by such named executives is reported in the Option Exercises and Stock Vested table below.

Name	Number of Options (#)	Option Exercise Price ($)	Option Expiration Date

(4)
The table below provides the following information regarding RSU awards held by Ticketmaster's named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012.

	Number of Unvested RSUs as of 12/31/07	Market Value of Unvested RSUs as of 12/31/07	Vesting Schedule (#)
Grant Date	(#)	($)	2008	2009	2010	2011	2012
Terry Barnes
[DATES]
Total

Sean Moriarty
[DATES]
Total

Eric Korman
[DATES]
Total

Susan Bracey
[DATES]
Total

Edward Weiss
[DATES]
Total

[Footnotes to be added with details on vesting schedules for awards listed in preceding table.]

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by Ticketmaster's named executives upon the exercise of stock options and the vesting of RSU awards and the related value realized, in each case, excluding the effect of any applicable taxes. The dollar value realized upon exercise of stock options represents the difference between (i) the sale price of the shares acquired on exercise for simultaneous exercise and sale transactions and (ii) the exercise price of the stock option, multiplied by the number of stock options that were exercised. The dollar value realized upon vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Terry Barnes
Sean Moriarty
Eric Korman
Susan Bracey
Edward Weiss

(1)
Identify Expedia shares acquired by any named executive.

Potential Payments Upon Termination or Change in Control

        [Details on Potential Payments upon Termination or Change in Control to come.]

TICKETMASTER SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of the date hereof, all of Ticketmaster's outstanding shares of common stock are owned by IAC. After the distribution, IAC will no longer own any shares of Ticketmaster common stock. The following table presents information relating to the expected beneficial ownership of shares of Ticketmaster common stock, assuming completion of the distribution as if it occurred on [                    ], 2008, by (i) each individual or entity expected to own beneficially more than 5% of the outstanding shares of Ticketmaster common stock, (ii) each director of Ticketmaster, (iii) the Chief Executive Officer, the Chief Financial Officer and the other three named executive officers in the Ticketmaster summary compensation table (see "Ticketmaster Executive Compensation") and (iv) all of Ticketmaster's executive officers and directors as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at Ticketmaster's corporate headquarters at 8800 West Sunset Boulevard, West Hollywood, CA 90069. For each listed person, the number of shares of Ticketmaster common stock and percent of such class listed assumes the conversion or exercise of any Ticketmaster equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of [                        ], 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person.

        The share amounts for each beneficial owner listed here are based on each such individual's beneficial ownership of shares of IAC common stock and/or Class B common stock as of [                                    ], 2008, and assuming a distribution ratio of [      ] of a share of Ticketmaster common stock for every share of IAC common stock and/or Class B common stock. To the extent that Ticketmaster directors and executive officers own shares of IAC common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of IAC common stock. In addition, following the distribution, Ticketmaster expects that all IAC stock-based awards held by these individuals will be adjusted to become awards relating to common stock of all five companies resulting from the spin-offs. Those awards that will relate to Ticketmaster common stock are reflected in the table below based upon the expected adjustment formula described under the caption "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        The actual number of shares of Ticketmaster capital stock outstanding as of the date of the distribution may differ due, among other things, to the exercise of stock options or warrants or the vesting of restricted stock units, in each case, between                                    , 2008 and the date of the distribution and to the extent the other assumptions set forth above differ from actual developments.

Ticketmaster Common Stock
Name and Address of Beneficial Owner
	Shares	%
Clearbridge Advisors, LLC, et al 399 Park Avenue New York, NY 10022
Lord Abbett & Co. LLC 90 Hudson Street, 11th Floor Jersey City, NJ 07302
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112
Terry Barnes
Susan Bracey
Eric Korman
Sean Moriarty
Edward Weiss
All executive officers and directors as a group ( persons)

CERTAIN INFORMATION WITH RESPECT TO TREE.COM

BUSINESS OF TREE.COM

        When used with respect to any periods following the spin-offs and unless otherwise indicated, the term "Tree.com" refers to Tree.com, Inc., a Delaware corporation that was incorporated in connection with the spin-offs in April 2008 to hold IAC's lending and real estate businesses, subsidiaries and investments, the results of which were previously reported in the Lending and Real Estate reporting segments of IAC's Transactions reporting sector immediately prior to the completion of the spin-offs. The following disclosure regarding Tree.com's business assumes completion of the spin-offs.

        For information regarding the results of operations of Tree.com on a historical basis, see the Consolidated Financial Statements of Tree.com and the disclosure set forth under the caption "—Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com." For information regarding the results of operations of Tree.com on a pro forma basis to give effect to the completion of the spin-offs, see the Unaudited Pro Forma Condensed Consolidated Financial Statements for Tree.com.

History and Overview

        Tree.com is the parent of LendingTree, LLC and is the indirect parent of several companies owned by LendingTree, LLC. LendingTree, LLC (formerly, LendingTree, Inc.) was incorporated in the state of Delaware in June 1996 and commenced nationwide operations in July 1998. LendingTree, Inc. was acquired by IAC in 2003 and converted to a Delaware limited liability company (LendingTree, LLC) in December 2004. Through its various subsidiaries, Tree.com currently operates a lending business (the "Lending Business") and a real estate business (the "Real Estate Business").

        The Lending Business consists of online networks, principally LendingTree.com® and GetSmart.com®, as well as call centers, which match consumers with lenders and loan brokers. In addition, the Lending Business originates, processes, approves and funds various types of residential real estate loans under two brand names, LendingTree Loans® and HomeLoanCenter.com®, and offers residential mortgage loan settlement services under the name LendingTree Settlement Services.

        The Real Estate Business consists primarily of an internet-enabled national residential real estate brokerage that currently operates offices in 14 markets under the brand name "RealEstate.com, REALTORS®." Outside of these 14 markets, RealEstate.com maintains relationships with a network of third-party brokerages that receive leads from RealEstate.com and pay a referral fee on closed transactions. The Real Estate Business also consists of a brokerage that matches residential home buyers interested in newly constructed homes with builders and currently operates under the brand name "iNest."

Lending Business

  Our Lending Networks

        Consumers can access Tree.com's nationwide network of more than 200 banks, lenders and loan brokers online (via www.lendingtree.com or www.getsmart.com) or by calling 1-800-555-TREE. Loans offered by these banks, lenders and loan brokers (the "Network Lenders") consist primarily of home mortgages (in connection with refinancings and purchases) and home equity loans. Consumers seeking mortgage loans through one of Tree.com's lending networks can receive multiple conditional loan offers from Network Lenders, or from Tree.com's subsidiary doing business under the name "LendingTree Loans" (as described below), in response to a single loan request form.

        The process by which the Lending Business matches consumers and Network Lenders, which is referred to in the document as the "matching process," is innovative, customer-friendly and protected by multiple U.S. patents. This matching process consists of the following steps:

  •
  Credit Request.  Consumers complete a single loan request form for the selected loan with information regarding their income, assets and liabilities, loan preferences and other data. Consumers also consent to the retrieval of their credit report.

  •
  Loan Request Form Matching and Transmission.  Tree.com matches a given consumer's loan request form data, credit profile and geographic location against certain pre-established creditworthiness criteria of Network Lenders, which may be modified from time to time. Once a given loan request passes through the matching process, the loan request is automatically transmitted to up to four or five Network Lenders.

  •
  Lender Evaluation and Response.  Network Lenders who receive a loan request form evaluate the information in the loan request to determine whether to make a conditional loan offer. If a given Network Lender does not respond with a conditional loan offer, the loan request form is directed through the matching process a second time in an attempt to match the consumer with another Network Lender.

  •
  Communication of a Conditional Offer.  If one or more Network Lenders make a conditional offer, the consumer is automatically notified via e-mail, typically within minutes after the submission of the loan request form. Through these e-mails, consumers may access a dedicated webpage where they can view the proposed terms of each conditional offer, including: interest rate, closing costs, monthly payment amount, lender fees and other information. If a consumer does not have access to e-mail, conditional offers are provided to the consumer by phone or fax.

  •
  Loan Processing.  Consumers work offline with the relevant Network Lender to provide additional information bearing on creditworthiness to the Network Lender. If the Network Lender approves a consumer, it will then underwrite and originate the loan.

  •
  Ongoing Consumer and Lender Support.  Active e-mail and telephone follow-up and support is provided to both Network Lenders and consumers during the loan transaction process. This follow-up and support is designed to provide technical assistance and increase overall satisfaction of Network Lenders, as well as increase the percentage of consumers who close a loan through financial institutions found through the Lending Business.

        The Lending Business also offers a short-form matching process under the LendingTree® and GetSmart® brands. This process, which provides consumers with lender contact information only, typically requires the consumer to submit less data than that required in connection with the matching process described above.

        The Lending Business does not charge consumers a fee to use its lending networks. Substantially all revenues from lending networks are derived from both up-front matching fees and paid by Network Lenders who receive a loan request form and closing fees paid by Network Lenders who close a transaction with the consumer. Since a given loan request form can be matched with more than one Network Lender, multiple match fees may be generated from the same form. Matching fees are recognized at the time the loan request form is transmitted and closing fees are recognized at the time the Network Lender reports that it has closed the loan, which may be several months after the time the loan request form is transmitted.

  LendingTree Loans/Home Loan Center, Inc.

        The Lending Business also originates, processes, approves and funds various consumer mortgage loans through a Tree.com subsidiary, Home Loan Center, Inc., which operates primarily under the brand name "LendingTree Loans®." For these purposes, the Lending Business maintains loan origination offices in California and, to a lesser extent, North Carolina, and is able to provide a broad range of mortgage loan products to consumers in most states, primarily conforming and prime loans, and, to a lesser extent, non-conforming, Alt-A and subprime loans. Products available include both adjustable loans and fixed rate loans.

        All LendingTree Loans® -branded loan originations are derived from consumer loan requests received through www.lendingtree.com, www.getsmart.com or 1-800-555-TREE. A portion of all consumer loan request forms received through these channels are referred to LendingTree Loans. LendingTree Loans offers those consumers a choice among various loan alternatives, with loan pricing based upon different wholesale offerings received by LendingTree Loans from the secondary market investors who purchase the loans (plus a fixed margin to cover internal costs). LendingTree Loans maintains controls to ensure that its consumer loan pricing correlates to secondary market pricing and to ensure that its consumers receive multiple loan alternatives, thus maintaining the competition and choice elements inherent in the LendingTree brand. Tree.com believes that LendingTree Loans provides value to consumers who do not wish to negotiate with multiple lenders, but still wish to obtain loan alternatives.

        LendingTree Loans® -branded loans are funded and closed using proceeds from borrowings under available warehouse lines of credit or repurchase agreements. Substantially all of the loans funded are sold, along with the accompanying loan servicing rights, to investors in the secondary market, generally within 30 days of funding, with the proceeds from such sales being used to repay borrowings under the warehouse lines of credit or repurchase agreements.

        Although most of Home Loan Center, Inc.'s consumer leads are sourced through www.lendingtree.com or 1-800-555-TREE and originated under the LendingTree Loans® brand, a small portion of Home Loan Center' Inc.'s leads are sourced from a variety of non-LendingTree channels, including third-party online lead aggregators, direct mail marketing campaigns and www.homeloancenter.com. When obtaining leads from third-party sources, Home Loan Center, Inc. operates under its traditional name and brand (HomeLoanCenter®). Consumers who request loans through the HomeLoanCenter® brand typically receive single loan offers. HomeLoanCenter® -branded loans are funded, closed and sold into the secondary market in the same manner, and on substantially the same terms, as LendingTree Loans® -branded loans.

        Revenues from direct lending operations are derived from the sale of loans to secondary market investors and from origination and other fees paid by borrowers. Of Home Loan Center, Inc.'s seventeen secondary market investors, the two largest, Countrywide and CitiMortgage, represented approximately 28% and 13%, respectively, of Tree.com's consolidated revenue in 2007. See "Risk Factors Relating to the Business of Tree.com Following the Spin-Offs—Adverse Events and Trends."

  LendingTree Settlement Services

        The Lending Business also provides loan settlement services, including title insurance, appraisal and other collateral evaluation products, flood insurance, escrow, and closing services, through LendingTree Settlement Services, Inc., which provides services to Network Lenders, as well as to Home Loan Center, Inc. (including when doing business as LendingTree Loans®). In addition, Home Loan Center, Inc. offers escrow and sub-escrow services through its subsidiary, HLC Escrow, Inc.

        Revenues from LendingTree Settlement Services are derived from service fees paid by lenders, which fees may or may not be passed on by the lender to the loan customer. Revenues from escrow and sub-escrow services are derived from fees charged to the consumer by the lender or by Home Loan Center, Inc.

  Other Businesses

        Through the LendingTree.com and GetSmart.com websites, Tree.com's Lending Business also offers:

  •
  unsecured loans, through which consumers are matched with multiple lenders using a network-based process similar to the mortgage loan matching process described above;

  •
  automobile loans, through which consumers are linked with one or more third-party automobile lenders;

  •
  credit cards, through which consumers can search various credit card offerings through a third-party vendor;

  •
  student loans, through which consumers receive initial student loan offers through a third-party vendor; and

  •
  various consumer insurance products, pursuant to which consumers are linked with licensed insurance agents and insurance lead aggregators to obtain insurance offers.

        Revenues from these businesses are derived either from matching and closing fees, or in some cases, volume-based marketing fees. While the revenues from these businesses do not currently represent a significant portion of the revenues of the Lending Business, these revenues are expected to grow over time.

  Competition

        Tree.com's Lending Business, particularly its lending networks, competes with other lead aggregators, including online intermediaries that operate network-type arrangements. Tree.com believes that these arrangements are distinguishable from its lending networks in that these entities gather less data from consumers in connection with loan requests, which in turn results in these entities offering participating lenders less (in terms of quantity and reliability) data concerning consumers, and often do not offer educational tools to assist consumers in the loan search process.

        In the case of the direct lending operations, Tree.com believes that the primary competitors of its Lending Business are traditional lending institutions, including those that are developing their own direct, online lending channels. While these financial institutions do not operate lending networks, they process, close and fund loans as direct lenders through well-recognized, national brands, many of which are industry leaders. Tree.com's Lending Business also faces additional competition from direct lending websites owned and operated by other online lenders that originate the bulk of their loans through their websites or by phone. These companies typically operate a consumer-branded website and attract consumers via online banner ads, key word placement on search engines, partnering with affiliates and business development arrangements with other properties, including major online portals.

Real Estate Business

  Real Estate Brokerage

        RealEstate.com, REALTORS® is Tree.com's proprietary real estate brokerage business, which currently operates in the following 14 markets: Greater Portland, Seattle, Denver, Salt Lake City, San Diego, Las Vegas, Phoenix, Tucson, Sierra Vista (AZ), Charlotte, New York, New Jersey, Philadelphia and Boston. Most of the business for the proprietary real estate brokerage is internally generated based on consumers accessing www.realestate.com or by calling 1-800-REALESTATE. The brokerage recruits agents to join as independent contractors, for whom it then generates leads, with the brokerage retaining a significant share of the gross commission on closed transactions originating from company-generated leads (and a lesser share in the case of agent-generated leads). Third-party brokerage services provided by approximately 300 real estate brokerage firms are also available through www.realestate.com or by calling 1-800-REALESTATE. These third-party brokerage services are available nationwide, as well as in the 14 markets in which RealEstate.com, REALTORS® currently operates. Once the consumer and the real estate professional are matched and agree to work together, the remainder of the transaction is completed locally.

        The proprietary real estate brokerage business earns revenues through the real estate brokerage commissions it collects in connection with company- and agent-generated transactions. The Real Estate Business also earns revenue from referral fees paid by participating real estate brokerages.

  Other Real Estate Services

        The Real Estate Business also owns and operates www.inest.com, a website that matches potential purchasers of newly constructed homes with new home builders, and www.domania.com, an online lead provider for banks, mortgage lenders and real estate professionals. In the case of consumers that have used the services of iNest.com to find a newly constructed home, iNest.com earns a commission when the consumer closes a transaction with the builder.

  Competition

        Tree.com's Real Estate business competes with traditional offline real estate companies, as well as companies that provide online real estate referral services for a fee and websites that aggregate real estate broker listings without related services and customer support.

Employees

        As of December 31, 2007, Tree.com had approximately 1,000 full-time employees. None of Tree.com's employees are represented under collective bargaining agreements. Tree.com considers its relations with its employees and independent contractors to be good.

Properties

        Tree.com's principal executive offices, together with certain personnel and operations of its Lending and Real Estate Businesses, are currently located in approximately 89,000 square feet of office space in Charlotte, North Carolina under leases that expire in 2015. 95,500 square feet of office space in Irvine, California is utilized by Home Loan Center, Inc. under a lease expiring in 2010, and 31,667 square feet of office space in Jacksonville, Florida is utilized by LendingTree Settlement Services under leases that expire in 2009.

Tree.com Legal Proceedings

        In the ordinary course of business, Tree.com and its subsidiaries are parties to litigation involving property, personal injury, contract, intellectual property and other claims. The amounts that may be recovered in such matters may be subject to insurance coverage. Tree.com does not believe that such ordinary course litigation will have a material effect on its business, financial condition or results of operations.

        Rules of the Securities and Exchange Commission require the description of material pending legal proceedings, other than ordinary, routine litigation incident to the registrant's business, and advise that proceedings ordinarily need not be described if they primarily involve damage claims for amounts (exclusive of interest and costs) not exceeding 10% of the current assets of the registrant and its subsidiaries on a consolidated basis. Certain of the pending litigation matters described below, which in the judgment of management do not involve amounts of the magnitude described above, could nevertheless involve substantial amounts, which could have an adverse effect on Tree.com's business, financial condition and results of operations.

Patent Litigation

        Block Financial Corp. v. LendingTree, Inc., No. 01-cv-1007 ODS (U.S. Dist. Ct., W.D. Mo.); LendingTree, LLC v. Block Financial LLC, No. 08-cv-164 ODS (U.S. Dist. Ct., W.D. Mo.). On September 14, 2001, Block Financial Corporation ("Block") filed suit against LendingTree, LLC in the U.S. District Court for the Western District of Missouri, alleging that LendingTree, LLC's loan-matching process infringes U.S. Patent No. 6,014,645 (the "'645 patent"), which generally claims a real-time application system for financial cards. Block seeks damages, attorneys' fees and injunctive relief.

        In 2002, LendingTree, LLC filed a petition to reexamine the '645 patent with the United States Patent and Trademark Office. The Patent Office agreed to reexamine the '645 patent, and the court stayed the litigation pending reexamination. In December 2006, the Patent Office republished the patent, with certain modifications. The court then lifted its stay of the litigation. On September 27, 2007, the court issued a claim construction order. The case is currently in discovery. Trial is scheduled for March 2009.

        In February 2008, Block provided LendingTree, LLC with notice of a recently issued patent, U.S. Patent No. 7,310,617 (the "'617 patent"), a continuation of the '645 patent that purports to claim a real-time application system for financial offerings (as opposed to only financial cards). On March 6, 2008, LendingTree, LLC filed suit in the U.S. District Court for the Western District of Missouri seeking a declaration that the '617 patent is invalid. On April 14, 2008, Block filed an answer and counterclaim. Block asserts that LendingTree, LLC's loan-matching process infringes the '617 patent. Block seeks damages, attorneys' fees and injunctive relief. Discovery has not yet commenced in this action. No trial date has been set.

        IMX, Inc. v. E-Loan, Inc., et al., No. 03-CV-1067 (U.S. Dist. Ct., D. Del.). On November 24, 2003, IMX, Inc. ("IMX") filed suit against LendingTree, LLC and several other companies in the U.S. District Court for the District of Delaware, alleging infringement of U.S. Patent No. 5,995,947 (the "'947 patent"), which generally claims an interactive real-time trading system for loans. In its complaint, IMX sought damages, attorneys' fees and injunctive relief. On January 26, 2004, LendingTree, LLC filed a counterclaim seeking a declaration that the '947 patent is invalid and unenforceable.

        On December 14, 2005, the court (i) construed the claims of the '947 patent, (ii) granted partial summary judgment to LendingTree, LLC, limiting recoverable damages to the period commencing after the filing of suit due to IMX's failure to "mark" its website with its patent and (iii) denied the parties' cross-motions for summary judgment on the issues of infringement and invalidity.

        The case against LendingTree, LLC went to trial, and on January 23, 2006, the jury returned a verdict finding infringement and awarding IMX approximately $5.8 million in damages. The jury also found that the infringement was willful and that the asserted claims of the '947 patent are valid. LendingTree, LLC subsequently designed and implemented a work-around to avoid further infringement of the '947 patent.

        On January 10, 2007, the court, ruling on various post-trial motions, (i) denied IMX's motion for a permanent injunction and its request for attorneys' fees, (ii) enhanced the damages award by 50% in light of the jury's finding of willful infringement, (iii) awarded IMX pre- and post-judgment interest, (iv) rejected LendingTree, LLC's counterclaim alleging inequitable conduct by IMX and (v) entered judgment in favor of IMX for approximately $8.7 million plus interest.

        On July 27, 2007, the court, ruling on additional motions, (i) denied IMX's renewed request for an injunction, (ii) awarded IMX approximately $2.7 million in supplemental damages for the post-verdict, pre-design-around period, (iii) denied IMX's request to enhance those supplemental damages and (iv) awarded IMX approximately $1.0 million in pre-judgment interest and approximately $0.2 million in post-judgment interest to date. On August 9, 2007, an amended judgment was entered in favor of IMX for the foregoing amounts.

        LendingTree, LLC appealed from this judgment to the U.S. Court of Appeals for the Federal Circuit. IMX cross-appealed from the District Court's order prohibiting recovery of damages attributable to the period prior to the filing of the complaint, and from the court's refusal to award enhanced damages for post-verdict infringement. Briefing on the appeals has been completed. Oral argument has not yet been scheduled.

        As of December 31, 2007, LendingTree, LLC's reserve for this matter was approximately $12.8 million. In connection with the appeal, IAC executed a guarantee in favor of LendingTree, LLC in the amount of $13.5 million in lieu of LendingTree, LLC posting a bond. Before the spin-off of Tree.com is consummated, LendingTree, LLC will have to put in place a bond or similar security.

        Source Search Technologies, LLC v. LendingTree, LLC, No. 2:04-CV-04420 (U.S. Dist. Ct., D.N.J.). On September 13, 2004, Source Search Technologies, LLC ("SST") filed suit against LendingTree, LLC and other companies in the U.S. District Court for the District of New Jersey, alleging infringement of U.S. Patent No. 5,758,328 (the "'328 patent"), which generally claims a computerized procurement system. SST seeks damages, attorneys' fees and injunctive relief. On November 10, LendingTree, LLC filed a counterclaim seeking a declaration that the '328 patent is invalid and unenforceable.

        The court issued claim construction orders on October 16 and November 13, 2007. Following the completion of discovery, LendingTree, LLC and SST filed cross-motions for summary judgment on the issues of infringement and invalidity. LendingTree, LLC also filed a motion for summary judgment on the ground that any infringement was not willful. The court heard oral argument on these motions on November 13, 2007 and February 4, 2008. The motions remain pending. No trial date has been set.

Employment (Wage-and-Hour) Litigation

        Gonzalez v. Home Loan Center, Inc., No. CV06-5007 (U.S. Dist. Ct., C.D. Cal.). On August 9, 2006, Daniel Gonzalez filed this putative class action against Home Loan Center, Inc. (hereinafter, for the purpose of this section, "HLC") in the U.S. District Court for the Central District of California. Plaintiff, a former HLC loan officer, asserts that HLC: failed to pay overtime; failed to pay wages due upon termination; failed to provide proper wage statements; failed to reimburse employees for expenses and/or improperly deducted wages for business-related expenses; and failed to provide meal and rest periods. Based upon these factual allegations, Plaintiff asserts violations of various California wage and hour laws, conversion, and violations of California Business & Professions Code § 17200. Plaintiff purports to represent a class of loan officers employed by HLC in California since August 9, 2002, and seeks damages, restitution, attorneys' fees and injunctive relief.

        On December 27, 2006, Plaintiff filed a second amended complaint, adding two additional plaintiffs, David Nottingham and Jeffrey Howerton. Because these new plaintiffs had signed agreements with HLC to arbitrate all employment-related claims, HLC filed a motion to compel arbitration.

        Following a mediation held in September 2007, the parties entered into an agreement to settle this action. Under the settlement agreement, HLC has agreed to pay a maximum of $4.0 million, inclusive of payments to class members as well as attorneys' fees and costs. The settlement agreement must be approved by the court in order to become effective. HLC expects that Plaintiffs will file a motion for approval of the settlement agreement in the near future.

        As of December 31, 2007, LendingTree, LLC's reserve for this matter was approximately $2.1 million. This figure reflects Tree.com's estimates as to the minimum percentage of class members likely to submit claims for payment and the contractual indemnity obligations of former HLC shareholders for liability that arose prior to LendingTree, LLC's acquisition of HLC.

        Richardson v. Home Loan Center, Inc., No. 07CC01337 (Cal. Super. Ct., Orange Cty.). On August 2, 2007, Angela Richardson filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiff, a former HLC loan processor, alleges that HLC: failed to pay overtime; failed to provide meal and rest periods; failed to pay wages due upon termination; and failed to provide proper wage statements. Based upon these factual allegations, plaintiff asserts that HLC violated various California wage and hour laws as well as California Business & Professions Code § 17200. Plaintiff purports to represent all loan processors, funders and underwriters employed by HLC since August 2, 2003, and seeks damages, restitution, attorneys' fees and injunctive relief.

        On December 21, 2007, plaintiff filed a second amended complaint. On February 15, 2008, HLC filed a demurrer and a motion to strike portions of the second amended complaint. On April 3, 2008, the court overruled the demurrer and denied the motion to strike. On April 23, 2008, HLC filed an answer to the second amended complaint.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        As of December 31, 2007, LendingTree, LLC's reserve for this matter was approximately $0.4 million. This reserve was established in connection with a settlement offer by HLC. No settlement has been reached to date.

        Primanto v. Home Loan Center, Inc., No. 07CC01382 (Cal. Super. Ct., Orange Cty.). On September 28, 2007, William Primanto filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiff, a former HLC loan officer, alleges that HLC failed to pay overtime and asserts violations of various California wage and hour laws and of California Business & Professions Code § 17200. Plaintiff purports to represent all loan officers employed by HLC in California since September 28, 2003, and seeks compensatory damages, statutory penalties, restitution and attorneys' fees.

        On December 13, 2007, the court, at the request of the parties, entered an order staying the action pending resolution of the Gonzalez action (discussed above). The case remains stayed.

        Johanson v. Home Loan Center, Inc., No. 07CC01405 (Cal. Super. Ct., Orange Cty.). On November 8, 2007, Brian Johanson and Brendan Dwyer filed this putative class action against HLC in the California Superior Court for Orange County. Plaintiffs, former HLC loan officers, assert that HLC: failed to pay overtime, compensation, commission wages and bonus wages; failed to provide proper wage statements; failed to provide rest periods and meal periods or compensation in lieu thereof; and failed to pay wages due employees upon termination. Based upon these factual allegations, Plaintiffs assert violations of various California wage and hour laws and of California Business & Professions Code § 17200. Plaintiffs purport to represent a class of all persons employed by HLC in California since November 8, 2003, and seek compensatory damages, statutory penalties, restitution and attorneys' fees.

        On February 21, 2008, HLC filed an answer to the complaint. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

        D'Asero v. Home Loan Center, Inc., No. SACV08-384 (U.S. Dist. Ct., C.D. Cal.). On April 9, 2008, Frank D'Asero, Ezekial Mohammed, Pouria Safabakhsh and Michael McCarver filed this putative class action against HLC in the U.S. District Court for the Central District of California. Plaintiffs, former HLC loan officers, allege that HLC: denied overtime compensation in violation of federal labor law; denied overtime compensation in violation of California labor law; failed to pay wages for compensable meal breaks in violation of California labor law; made unauthorized deductions from earned wages, failed to indemnify employees and coerced purchases in violation of California labor law; made unauthorized deductions from wages in violation of North Carolina labor law; failed to pay timely wages in violation of California labor law; failed to pay wages in violation of North Carolina labor law; failed to furnish itemized wage statements in violation of California labor law; and based upon the foregoing, committed unfair business practices in violation of California Business & Professions Code § 17200.

        Plaintiffs purport to represent all loan officers employed by HLC in California since April 9, 2004 and all loan officers employed by HLC in North Carolina since April 9, 2006. Plaintiffs also purport to bring a collective action under the federal Fair Labor Standards Act on behalf of all loan officers employed by HLC since April 9, 2005. Plaintiffs seek declaratory relief, an injunction, liquidated damages, compensatory damages, attorneys' fees, restitution and penalties.

        Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

Fair Credit Reporting Act Litigation

        Cavin v. Home Loan Center, Inc., No. 05 C 4987 (U.S. Dist. Ct., N.D. Ill.). On August 29, 2005, Lawrence and Theresa Cavin filed this putative class action against HLC in the U.S. District Court for the Northern District of Illinois. Plaintiffs allege that HLC violated the federal Fair Credit Reporting Act (the "FCRA") by accessing credit report files in order to send them and other Illinois residents a "prescreened" mailer that did not contain a "firm offer of credit" as required by the statute. Plaintiffs purport to represent all Illinois residents who received an HLC prescreened mailer since August 29, 2003, and seek statutory damages, attorneys' fees and injunctive relief.

        On May 10, 2006, the district court certified a class of approximately 50,000 Illinois residents. Following the completion of discovery, the parties filed cross-motions for summary judgment on the issues of (i) whether HLC's prescreened mailer was a "firm offer of credit" under the FCRA and (ii) whether any violation of the statute by HLC was "willful" and therefore could serve as a predicate for statutory damages. On January 10, 2007, the court granted HLC's motion and dismissed the case, ruling that HLC's prescreened mailer was a "firm offer of credit" under the FCRA.

        On January 16, 2007, Plaintiffs appealed to the U.S. Court of Appeals for the Seventh Circuit. Oral argument on the appeal was heard on October 24, 2007. No decision has been issued to date.

        Klutho v. Home Loan Center, Inc., No. 4:06 CV 1212 (U.S. Dist. Ct., E.D. Mo.). On May 8, 2006, Thomas Klutho filed this putative class action against HLC in the U.S. District Court for the Eastern District of Missouri. As in Cavin (described above), Plaintiff alleges that HLC violated the FCRA by accessing his credit report files to send him a "prescreened" mailer that did not contain a "firm offer of credit." Plaintiff purports to represent all Missouri residents who received HLC's prescreened mailer since May 8, 2004, and seeks statutory damages, attorneys' fees and injunctive relief.

        Following discovery, Plaintiff moved for partial summary judgment on the issue of whether HLC had violated the FCRA. Shortly thereafter, HLC cross-moved for summary judgment on the grounds that (i) its prescreened mailer contained a "firm offer of credit" and (ii) even if it did not, HLC did not "willfully" violate the FCRA. On November 21, 2007, the court granted HLC's motion for summary judgment and dismissed the case, ruling that any violation of the FCRA by HLC was not willful.

        On December 14, 2007, Plaintiff appealed to the U.S. Court of Appeals for the Eighth Circuit. Briefing on the appeal is nearly complete. Oral argument has not yet been scheduled.

Privacy/Information Security Litigation

        Miller v. LendingTree, LLC, No. 08cv2300 (U.S. Dist. Ct., N.D. Ill.). On April 22, 2008, Eugene Miller filed this putative class action against LendingTree, LLC in the U.S. District Court for the

Northern District of Illinois. The case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff alleges that LendingTree, LLC is a "consumer reporting agency" within the meaning of the FCRA and has violated the FCRA by failing to maintain reasonable procedures designed to limit the furnishing of consumer reports. Plaintiff also asserts claims for negligence, breach of implied contract, invasion of privacy and misappropriation of confidential information. Plaintiff purports to represent all LendingTree, LLC customers affected by the information security breach, and seeks damages, attorneys' fees and injunctive relief.

        Plaintiffs have not yet filed a motion for class action certification. No trial date has been set.

        Mitchell v. Home Loan Center, Inc., No. 08-448-HE (U.S. Dist. Ct., W.D. Okla.). On April 28, 2008, Angela Mitchell filed this putative class action against Home Loan Center, Inc. and LendingTree, LLC in the U.S. District Court for the Western District of Oklahoma. As in the Miller case (discussed above), the case arises out of LendingTree, LLC's April 21, 2008 announcement that unauthorized persons had gained access to non-public information relating to its customers. Plaintiff asserts claims for breach of contract, negligence and negligence per se. Plaintiff purports to represent all similarly situated persons, and seeks damages, attorneys' fees and injunctive relief.

        Plaintiffs have not yet filed a motion for class action certification. No trial date has been set.

Other Litigation

        Boschma v. Home Loan Center, Inc., No. SACV07-613 (U.S. Dist. Ct., C.D. Cal.). On May 25, 2007, Clarence and Shirley Boschma filed this putative class action against HLC in the U.S. District Court for the Central District of California. Plaintiffs allege that HLC sold them an option ARM (adjustable-rate mortgage) loan but failed to disclose in a clear and conspicuous manner, among other things, that the interest rate was not fixed, that negative amortization could occur and that the loan had a prepayment penalty. Based upon these factual allegations, Plaintiffs assert violations of the federal Truth in Lending Act (the "TILA"), violations of California Business and Professions Code § 17200 (the "UCL"), breach of contract, breach of the covenant of good faith and fair dealing and violations of California's Consumer Legal Remedies Act (the "CLRA"). Plaintiffs purport to represent a class of all individuals who between June 1, 2003 and May 31, 2007 obtained through HLC an option ARM loan on their primary residence located in California, and seek rescission, damages, attorneys' fees and injunctive relief. On August 10, 2007, Plaintiffs filed a first amended complaint that dropped their CLRA claim.

        On September 11, 2007, HLC filed a motion to dismiss and a motion to strike the amended complaint. In its motion to dismiss, HLC argued that Plaintiffs' UCL claim should be dismissed because they fail to properly allege that they or the putative class members suffered injury as a result of HLC's alleged misrepresentations. The motion to dismiss also requests dismissal of Plaintiffs' claims for breach of contract and for breach of the implied covenant of good faith and fair dealing. HLC's motion to strike requests that the court strike Plaintiffs' demand for class-wide rescission under the TILA and demand for disgorgement the UCL. Plaintiffs opposed both motions. The motions remain pending.

        The parties have agreed not to conduct discovery until after the court rules on HLC's motions. Plaintiffs have not yet filed a motion for class certification. No trial date has been set.

RISK FACTORS RELATING TO THE BUSINESS OF TREE.COM FOLLOWING THE SPIN-OFFS

        Tree.com's business, financial condition and results of operations are subject to certain risks that are described below and in the section "Risk Factors" beginning on page [    ]. You should carefully consider these risks and uncertainties. The risks and uncertainties described below and elsewhere in this information statement are not the only ones facing Tree.com and its businesses.

Adverse Events and Trends—Adverse conditions in the credit and secondary mortgage markets, as well as the economy generally, could materially and adversely affect Tree.com's business, financial condition and results of operations.

        The credit and secondary mortgage markets have been (and are currently) experiencing unprecedented and continuing disruption, which have had, and are expected to continue to have, an adverse effect on Tree.com's business, financial condition and results of operations. These conditions, coupled with adverse economic conditions and continuing declines in residential real estate prices generally, has resulted, and is expected to continue to result, in decreased consumer demand for the lending and real estate offerings provided by Tree.com's networks and other businesses. Generally, increases in interest rates adversely affect the ability of the Lending Business and Network Lenders to close loans, while adverse economic trends limit the ability of the Lending Business and Network Lenders to offer home loan products other than low margin conforming loans. Likewise, adverse economic trends have reduced, and are expected to continue to reduce, the number of prospective home purchasers and home prices, which adversely affects Tree.com's Real Estate Business. No assurances can be provided that Tree.com businesses will not experience a further decline in demand for their offerings due to decreased consumer demand as a result of the conditions described above now or in the future. Conversely, during periods of robust consumer demand, which are typically associated with decreased interest rates, some Network Lenders may have less incentive to use Tree.com's networks. Prolonged declines in demand for offerings of Tree.com businesses could have a material adverse effect on Tree.com's business, financial condition and results of operations.

        Tree.com's Lending Business originates, processes, approves and funds various consumer mortgage loans through Home Loan Center, Inc., which operates primarily under the brand name "LendingTree Loans®." These direct lending operations have significant financing needs that are currently being met through borrowings under warehouse lines of credit or repurchase agreements to fund and close loans, followed by the sale of substantially all loans funded to investors in the secondary mortgage markets. Current credit market conditions, such as significantly reduced (in comparison to historical periods) and limited availability of credit, increased credit risk premiums for certain market participants and increased interest rates generally, increase the cost and reduce the availability of debt and may continue for a prolonged period of time or worsen in the future. The Lending Business attempts to mitigate the impact of current conditions and future credit market disruptions by maintaining committed and uncommitted warehouse lines of credit (currently, two committed warehouse lines of credit) with financial institutions. No assurances can be provided that these mitigation efforts will be successful, that current committed warehouse lines of credit will be adequate to support operations or that the cost of debt will allow Home Loan Center, Inc. to operate at profitable levels. Because Home Loan Center, Inc. is highly dependent on the availability of credit to finance its operations, the continuation of current credit market conditions for a prolonged period of time or worsening of such conditions could have an adverse effect on Tree.com's business, financial condition and results of operations, particularly over the next few years.

        The secondary mortgage markets have also been (and are currently) experiencing unprecedented and continued disruptions resulting from reduced investor demand for mortgage loans and mortgage-backed securities and increased investor yield requirements for those loans and securities. These conditions may continue for a prolonged period of time or worsen in the future. Home Loan Center, Inc. does not have the capital resources or credit necessary to retain the loans it funds and closes, and as a result sells substantially all such loans within 30 days of funding as discussed above. Accordingly, a prolonged period of secondary market illiquidity may force the Lending Business to significantly reduce the volume of loans that it originates and funds through Home Loan Center, Inc., which could have an adverse effect on Tree.com's business, financial condition and results of operations.

Contingent Liabilities—Litigation and Indemnification of Secondary Market Purchasers—Litigation and indemnification of secondary market purchasers could have a material adverse effect on Tree.com's business, financial condition and results of operations.

        In connection with the sale of loans to secondary market purchasers, Home Loan Center, Inc. makes certain representations regarding related consumer credit information, loan documentation and collateral. To the extent that these representations are incorrect, Home Loan Center, Inc. may be required to repurchase loans or indemnify secondary market purchasers for losses due to borrower defaults. While Home Loan Center, Inc. seeks to ensure that loans it originates comply with these representations and warranties, no assurances can be provided that secondary market purchasers will not take a contrary position. In connection with the sale of loans to secondary market purchasers, Home Loan Center, Inc. also agrees to repurchase loans or indemnify secondary market purchasers for losses due to early payment defaults (i.e., late payments during a limited time period immediately following origination). In connection with the sale of a majority of its loans to secondary market purchasers, Home Loan Center, Inc. also agrees to repay all or a portion of the initial premiums paid by secondary market purchasers in instances where loans are prepaid prior to the end of relevant prepayment penalty periods.

        Tree.com and its businesses are also parties to litigation involving a variety of matters, many of which involve damage claims for substantial amounts (see "Business of Tree.com—Legal Proceedings").

        Tree.com believes that following the spin-offs it will have adequate resources to satisfy its obligations relating to the potential exposures described above. However, it is possible that these liabilities will be greater than anticipated. Given that Tree.com may have limited access to the credit markets following the spin-offs, if the liabilities are significantly in excess of expectations, Tree.com's ability to satisfy such obligations may be dependent upon its ability to raise capital in the equity markets, which may be uncertain.

Third-Party Relationships—Tree.com depends on relationships with Network Lenders, real estate professionals, credit providers and secondary market investors and any adverse changes in these relationships could adversely affect its business, financial condition and results of operations.

        The success of Tree.com depends, in significant part, on the quality and pricing of services provided by, and/or the continued financial stability of, Network Lenders and real estate professionals participating on Tree.com networks, credit providers and secondary market investors. Network Lenders or real estate professionals could, for any reason, cease participating on the networks operated by (or otherwise choose not to enter into relationships with) Tree.com's businesses, fail to pay matching and/or closing fees when due and/or cease providing quality services on competitive terms. In addition, credit providers and/or secondary market investors could, for any reason, choose not to make credit available to (or otherwise enter into relationships with) Home Loan Center, Inc., and in the case of secondary market investors only, cease purchasing loans from Home Loan Center, Inc. In particular, revenues attributable to purchases of loans by two such entities, Countrywide and CitiMortgage, represented approximately 28% and 13%, respectively, of Tree.com's consolidated revenues in 2007. The occurrence of one of more of these events by a significant number of Network Lenders, real estate professionals, credit providers and/or secondary market investors, particularly Countrywide and CitiMortgage, could, alone or in combination, have a material adverse effect on Tree.com's business, financial condition and results of operations.

Failure to Provide Competitive Service—Network Lenders and real estate professionals may not provide competitive levels of service to consumers, which could adversely affect Tree.com brands and businesses and their ability to attract consumers.

        The ability of Tree.com businesses to provide consumers with a high-quality experience depends, in part, on consumers receiving competitive levels of convenience, customer service, price and responsiveness from Network Lenders and real estate professionals with whom they are matched through Tree.com networks. If Network Lenders and real estate professionals do not provide consumers with competitive levels of convenience, customer service, price and responsiveness, the value of Tree.com's various brands may be harmed, the ability of Tree.com businesses to attract consumers to Tree.com websites may be limited and the number of consumers ultimately matched through Tree.com networks may decline, which could have a material adverse effect on Tree.com's business, financial condition and results of operations.

Brand Recognition—Failure to maintain brand recognition and attract and retain customers in a cost-effective manner could adversely affect Tree.com's business, financial condition and results of operations.

        In order to attract visitors to their websites, convert these visitors into paying customers and capture repeat business from existing customers, Tree.com businesses must promote and maintain their various brands successfully, which involves the expenditure of considerable money and resources for online and offline advertising, marketing and related efforts, as well as the continued provision and introduction of high-quality products and services.

        Tree.com believes that continuing to build and maintain the recognition of its various brands is critical to achieving increased demand for the services provided by its businesses, given that brand recognition is a key differentiating factor among providers of online services. Accordingly, Tree.com has spent, and expects to continue to spend, significant amounts of money on, and devotes significant resources to, branding, advertising and other marketing initiatives, which may not be successful or cost-effective. Tree.com believes that rates for desirable online and offline advertising and marketing are likely to increase in the foreseeable future. The failure of Tree.com businesses to maintain the recognition of their respective brands and attract and retain customers in a cost-effective manner could adversely affect Tree.com's business, financial condition and results of operations.

        Lastly, publicity from legal proceedings against Tree.com or its businesses, particularly governmental proceedings, consumer class action litigation or the disclosure of information security breaches, could negatively impact Tree.com's various brands, which could adversely affect Tree.com's business, financial condition and results of operations.

Third-Party Relationships Are Not Exclusive—Network Lenders and real estate professionals affiliated with Tree.com networks are not precluded from offering products and services outside of these networks.

        Because Tree.com businesses do not have exclusive relationships with Network Lenders and real estate professionals, consumers may obtain loans and real estates offerings directly from these third-party service providers without having to go through Tree.com networks. Network Lenders can offer loans (and real estate professionals can offer services) directly to consumers through marketing campaigns or other traditional methods of distribution, such as referral arrangements, brick and mortar operations or, in the case of lending, broker agreements. Network Lenders and real estate professionals can also offer loans and services to prospective customers online directly or through one or more online competitors of Tree.com businesses or both. If a significant number of consumers seek loans and services directly from Network Lenders and real estate professionals as opposed to through Tree.com's networks, Tree.com's business, financial conditions and results of operations would be adversely affected.

Compliance and Changing Laws, Rules and Regulations—Failure to comply with existing laws, rules and regulations, or to obtain and maintain required licenses, could adversely affect Tree.com's business, financial condition and results of operations.

        The failure of Tree.com businesses to comply with existing laws, rules and regulations, or to obtain required licenses, could result in administrative fines and/or proceedings against Tree.com or its businesses by governmental agencies and/or litigation by consumers, which could adversely affect Tree.com's business, financial conditions and results of operations. Tree.com businesses market and provide services in heavily regulated industries through a number of different online and offline channels across the United States. As a result, they are subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States, which are subject to change at any time.

        Tree.com businesses conduct marketing activities via the telephone, the mail and/or through online marketing channels, which activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, the Federal Trade Commission Act and its accompanying regulations and guidelines, among others. While Tree.com believes that the practices of its businesses have been structured in a manner to ensure compliance with these laws and regulations, no assurances can be provided that federal or state regulatory authorities would not take a contrary position.

        Most states require licenses to solicit, broker or make loans secured by residential mortgages and other consumer loans to residents of those states, as well as to operate real estate referral and brokerage services, and in many cases require the licensure or registration of individual employees engaged in aspects of these businesses. Currently, Congress, many state legislatures and state agencies are proposing to adopt, or have recently implemented, additional licensing requirements on mortgage lenders, brokers and their employees. While Tree.com businesses have endeavored to comply with applicable requirements, the application of these licensing requirements to persons operating online is not always clear. Moreover, no assurances can be provided that any of the licenses or rights currently held by Tree.com businesses or their employees will not be revoked prior to, or will be renewed upon, their expiration. In addition, no assurances can be provided that Tree.com businesses or their employees will be granted new licenses or rights for which they may be required to apply from time to time in the future.

        Tree.com businesses are also subject to various state, federal and/or local laws, rules and regulations that regulate the amount and nature of fees that may be charged for transactions and incentives, such as rebates, that may be offered to consumers by Tree.com businesses, as well as the manner in which these businesses may offer, advertise or promote transactions. For example, the Real Estate Settlement Procedures Act, or RESPA, generally prohibits the payment or receipt of referral fees and fee shares or splits in connection with residential mortgage loan transactions, subject to certain exceptions. The applicability of referral fee and fee sharing prohibitions to lenders and real estate providers, including online networks, may have the effect of reducing the types and amounts of fees that may be charged or paid in connection with real estate-secured loan offerings or activities, including mortgage brokerage, lending and real estate brokerage services, or otherwise limiting the ability to conduct marketing and referral activities. Although Tree.com believes that its businesses have been structured in such a way so as to comply with RESPA, there can be no assurances that the relevant regulatory agency will not take a contrary position.

        In addition, some states have regulations that prohibit real estate brokers from providing consumers with rebates or other incentives in connection with real estate transactions. Additional states could promulgate similar regulations or interpret existing regulations in a way that limits the ability of online networks to offer consumer incentives in connection with real estate transactions, thereby limiting the attractiveness of real estate brokerage activities offered by Tree.com's Real Estate Business.

        Additional federal, state and in some instances, local, laws regulate residential lending and real estate brokerage activities. These laws generally regulate the manner in which lending, lending-related and real estate brokerage activities are made available, including advertising and other consumer disclosures, payments for services and record keeping requirements, and include RESPA, the Fair Credit Reporting Act, the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Housing Act. In addition, state laws often restrict the amount of interest and fees that may be charged by a lender or mortgage broker, or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise. Furthermore, Congress, many state legislatures and state agencies are proposing, or have recently implemented, additional restrictions on mortgage lending practices. Failure to comply with applicable laws and regulatory requirements may result in, among other things, revocation of required licenses or registrations, loss of approval status, termination of contracts without compensation, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. While Tree.com believes that its businesses have been structured in such a way so as to comply with existing and new laws, no assurances can be provided that the relevant regulatory authorities will not take a contrary position or that future legislation will not adversely affect Tree.com's business, financial condition and results of operations.

        Likewise, states or municipalities may adopt statutes or regulations making it unattractive, impracticable, or infeasible for Tree.com businesses to continue to conduct business in that jurisdiction. The withdrawal from any jurisdiction due to emerging legal requirements could adversely affect Tree.com's business, financial condition and results of operations.

        Federal, state and in some instances, local, laws also prohibit unfair and deceptive sales practices generally. While Tree.com has adopted appropriate policies and procedures to address these requirements (such as appropriate consumer disclosures and call scripting, call monitoring, pricing controls and other quality assurance and compliance measures, which have evolved and improved over time), employees do not always comply with policies and procedures, and therefore, liability and brand injury could result from such employee misconduct.

        As employers, Tree.com's businesses are subject to federal and state employment laws. In particular, the Fair Labor Standards Act and California wage and hour laws govern the treatment of "non-exempt" employees, which may include loan officers and loan processors at Home Loan Center, Inc. Failure to comply with applicable employment laws may result in, among other things, administrative fines, class action lawsuits, damages awards and injunctions, any of which could adversely affect Tree.com's business, financial condition and results of operations.

        Parties with whom Tree.com businesses conduct business similarly may be subject to federal and state regulation. These parties typically act as independent contractors and not as agents in their solicitations and transactions with consumers. Consequently, Tree.com cannot ensure that these entities will comply with applicable laws and regulations at all times. Failure on the part of a lender, real estate professional, website operator or other third party to comply with these laws or regulations could result in, among other things, claims of vicarious liability or a negative impact on the reputation of Tree.com and its businesses. The occurrence of one or more of these events could have an adverse effect on Tree.com's business, financial condition and results of operation.

        Tree.com's Real Estate Business is subject to rules and regulations of various real estate boards, as well as the rules of various non-governmental associations and organizations, including but, not limited to, local and regional Multiple Listing Services that provide real estate listing data. Tree.com's Real Estate Business is dependent on real estate listing data made available through Multiple Listing Services and other sources. While Tree.com believes that its Real Estate Business is structured to comply with these rules and regulations, no assurances can be provided that the relevant organization will not take a contrary position, which could adversely affect Tree.com's business, financial condition and results of operations.

Third Party Compliance—If Network Lenders fail to produce required documents for examination by, or other affiliated parties fail to make certain filings with, state regulators, Tree.com may be subject to fines, forfeitures and the revocation of required licenses.

        Some of the states in which Tree.com businesses maintain licenses require them to collect various loan documentation from Network Lenders and produce this documentation for examination by state regulators. While Network Lenders are contractually obligated to provide these documents upon request, no assurances can be provided that these measures will be sufficient. Failure to produce required documents for examination could result in fines, as well as the revocation of Tree.com businesses licenses to operate in key states, which could have a material adverse affect on Tree.com's business, financial condition and results of operations.

        Regulations promulgated by some states may impose compliance obligations on directors, executive officers, large customers and any person who acquires a certain percentage (for example, 10% or more) of Tree.com common stock, including requiring such persons to periodically file financial and other personal and business information with state regulators. If any such person refuses or fails to comply with these requirements, Tree.com businesses may be unable to obtain a license, and existing licensing arrangements may be jeopardized, in particular states. The inability to obtain, or the loss of, required licenses could have a material adverse effect on Tree.com's business, financial conditions and results of operations.

CAPITALIZATION

        The following table presents Tree.com's cash and cash equivalents and capitalization as of December 31, 2007 on an historical basis and on an unaudited pro forma basis for the separation. Pro forma for the separation includes the transfer of $         million in cash from IAC to Tree.com. The separation of Tree.com is described in the notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet under the Unaudited Pro Forma Condensed Consolidated Financial Statements as if the separation and the related transactions and events had been consummated on December 31, 2007.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and Tree.com believes such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and the underlying separation agreements.

        This table should be read in conjunction with "Selected Historical Financial Data," "Transfers to IAC and Financing," "Description of Capital Stock of the Spincos," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com" the consolidated financial statements of Tree.com and the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and accompanying notes included in this information statement.

        The table below is not necessarily indicative of Tree.com's cash and cash equivalents and capitalization had the separation and the related transactions been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had Tree.com been operating as an independent, publicly-traded company at that date and is not necessarily indicative of Tree.com's future capitalization or financial condition.

	As of December 31, 2007
	Historical	Unaudited Pro Forma for the Separation
	(in millions)
Cash and cash equivalents	$46	$

Indebtedness:
Short term borrowings:
Lines of credit (primarily warehouse lines)	$79	$
Other	21

Current maturities of long-term obligations and short-term borrowings	100

Total indebtedness	100
Shareholders' equity	215

Total capitalization	$315	$

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical consolidated financial information for Tree.com, Inc. ("Tree.com") for each of the years in the five-year period ended December 31, 2007. This data was derived, in part, from the historical consolidated financial statements of Tree.com included elsewhere in this document and reflects the operations and financial position of Tree.com at the dates and for the periods indicated. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes and other financial data pertaining to Tree.com included herein. However, this information does not necessarily reflect what the historical financial position and results of operations of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

	Year Ended December 31,
	2007(1)	2006	2005	2004(2) (unaudited)	2003(3) (unaudited)
	(Dollars in Thousands)
Statement of Operations Data:
Revenue	$346,378	$476,478	$421,355	$189,783	$55,795
Operating (loss) income	(540,440)	14,171	19,254	(12,067)	(18,068)
Net (loss) income	(550,402)	8,693	5,851	(9,187)	(11,359)
Balance Sheet Data (end of period):
Working capital (deficit)	$(16,487)	$79,463	$74,754	$35,784	$10,540
Total assets	443,587	1,261,045	1,326,961	1,074,896	745,400
Long-term obligations, net of current maturities	—	19,347	28,894	36,755	375
Shareholders' equity	214,624	773,453	766,486	753,674	707,948

(1)
Net loss includes impairment charges of $475.7 million related to the write-down of Tree.com's Lending segment goodwill and intangible assets.

(2)
Includes the results of Home Loan Center since its acquisition on December 14, 2004.

(3)
Includes the results of LendingTree since its acquisition by IAC on August 8, 2003.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

TREE.COM, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements of Tree.com, Inc. and subsidiaries ("Tree.com") reflect adjustments to the historical consolidated financial statements of Tree.com to give effect to the separation and related transactions described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements as of December 31, 2007 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet and as of January 1, 2007 for the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. Such adjustments are subject to change based on the finalization of the terms of the separation.

        The following Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical consolidated financial statements of Tree.com and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Tree.com included in this information statement.

        These Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of Tree.com's results of operations or financial condition had the separation and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had Tree.com been operating as an independent publicly-traded company during such periods. In addition, they are not necessarily indicative of Tree.com's future results of operations or financial condition.

TREE.COM, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2007

	Historical	Separation Adjustments		Pro Forma for the Separation
	(In thousands)
ASSETS
Cash and cash equivalents	$45,940	$	(a)	$
Other current assets	126,571

Total current assets	172,511
Non-current assets	271,076

TOTAL ASSETS	$443,587	$		$

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current Liabilities	$188,998	$		$
Long-term liabilities	39,965
SHAREHOLDERS' EQUITY:
Common shares, $ par value, authorized; issued and outstanding on a pro forma basis	—		(a)
Additional paid-in capital	—		(a)
Invested capital	751,923		(a)
Payables to IAC and subsidiaries	20,067		(a)
Accumulated deficit	(557,366)

Total shareholders' equity	214,624

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$443,587	$		$

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

	Historical	Separation Adjustments		Pro Forma for the Separation
	(In thousands, except per share data)
Revenue	$346,378	$—			$346,378
Operating expenses	886,818	6,480	(b)		897,584
		4,286	(c)

Operating loss	(540,440)	(10,766)			(551,206)
Other income:
Interest income	1,171	(1,000)	(d)		171
Interest expense	(986)	—			(986)
Other income	14	—			14

Total other income net	199	(1,000)			(801)

Loss before income taxes	(540,241)	(11,766)			(552,007)
Income tax provision	(10,161)	4,401	(e)		(5,760)

Net loss	$(550,402)	$(7,365)			$(557,767)

Pro forma loss per share:(f)
Basic loss per share				$
Diluted loss per share				$

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

(a)
To effect the terms of the separation as follows:

(i)
the transfer of $            million in cash from IAC to Tree.com prior to its separation from IAC;

(ii)
the extinguishment of the payable to IAC and subsidiaries; and

(iii)
the issuance of            million Tree.com shares to effect the transfer of its ownership from IAC to IAC's shareholders.

(b)
To reflect the estimated increase in expenses that Tree.com expects to incur on a stand-alone basis after its separation from IAC. These expenses include the costs related to services previously obtained from IAC such as treasury and tax as well as the additional costs associated with being a publicly traded company. This amount excludes the one-time costs of $0.4 million expected to be incurred in connection with the separation.

(c)
To reflect the additional non-cash compensation expense related to awards that will be granted upon the consummation of the separation. In addition, Tree.com will incur additional non-cash compensation expense due to the modification of stock-based compensation awards in connection with the separation. The aspects of the modification that are relevant to Tree.com relate to vested options and the accelerated vesting of certain unvested restricted stock units ("RSUs"). The expense related to the acceleration of certain RSUs and the modification to vested stock options are $3.1 million and $0.1 million, respectively. As the charges related to these modifications are non-recurring, they have not been reflected in these pro forma financial statements.

There may be additional stock-based awards granted in connection with the separation but the amount of such awards, if any, has not yet been determined and no expense with respect thereto has been reflected herein.

(d)
To reflect the elimination of intercompany interest income allocated by IAC to Tree.com.

(e)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 37.4%.

(f)
Loss per share and weighted average shares outstanding reflect the estimated number of common shares expected to be outstanding upon completion of the separation, based on an expected exchange ratio of           a share of Tree.com for each share of IAC. These amounts do not reflect the impact of IAC accelerating the vesting provisions of a portion of the outstanding RSUs in connection with the separation, as such impact will be calculated using balances then outstanding, which are currently not determinable. Also, these amounts reflect the portion of outstanding equity awards that were included in IAC dilutive earnings per share calculation. Pro forma loss per share is calculated using the following:

Year Ended December 31, 2007
Net loss	$(557,767)

Basic shares outstanding—weighted average shares
Other dilutive securities including stock options, warrants, and restricted stock and share units

Diluted shares outstanding—weighted average shares

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TREE.COM

        The following discussion describes the financial condition and results of operations of Tree.com, Inc. ("Tree.com") as though Tree.com were a separate company as of the dates and for the periods presented and includes the businesses, assets and liabilities that will comprise Tree.com following the spin-off.

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Tree.com as one of those five companies. We refer to the separation transaction herein as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, Tree.com will consist of the businesses that formerly comprised IAC's Lending and Real Estate segments. We refer herein to these businesses as the "Tree.com Businesses," which include LendingTree.com, RealEstate.com, GetSmart.com, LendingTree Loans, iNest and Domania.

Basis of Presentation

        The historical consolidated financial statements of Tree.com and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations of Tree.com reflect the contribution or other transfer to Tree.com of all of the subsidiaries and assets and the assumption by Tree.com of all of the liabilities relating to the Tree.com Businesses in connection with the spin-off and the allocation to Tree.com of certain IAC corporate expenses relating to the Tree.com Businesses. Accordingly, the historical consolidated financial statements of Tree.com reflect the historical financial position, results of operations and cash flows of the Tree.com Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Tree.com Businesses with the exception of accounting for income taxes, which have been computed for Tree.com on an as if stand- alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of Tree.com's management, the assumptions underlying the historical consolidated financial statements of Tree.com are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

MANAGEMENT OVERVIEW

        Tree.com's Lending segment consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry (the "lending networks"). Tree.com also originates, processes, approves and funds various residential real estate loans through Home Loan Center, which does business as LendingTree Loans in certain jurisdictions. The Home Loan Center and LendingTree Loans brand names are collectively referred to in this report as "LendingTree Loans". Additionally, Tree.com provides mortgage settlement services, including title search, appraisals, flood certification and closing transactions, under the name "LendingTree Settlement Services".

        Tree.com's Real Estate segment primarily consists of a proprietary full-service real estate brokerage that operates in 14 U.S. markets, www.RealEstate.com, an online network that connects consumers with real estate brokerages around the country, iNest, an online network that matches buyers and builders of new homes, and Domania, an online lead provider for banks, mortgage lenders and real estate professionals (the "real estate networks").

Sources of Revenue

        Lending is generally compensated on a fee basis by the lenders who participate in its online lending networks, with LendingTree Loans principally deriving revenue from the origination and sale in the secondary markets of various residential real estate loans. Real Estate is generally compensated from subscription and cooperative brokerage fees paid by real estate professionals participating in its real estate networks and from commissions paid by consumers for its agents closing a real estate transaction on their behalf.

Channels of Distribution; Marketing Costs

        Tree.com markets and offers services directly to customers through branded websites allowing customers to transact directly with Tree.com in a convenient manner. Tree.com has made, and expects to continue to make, substantial investments in online and offline advertising to build its brands and drive traffic to its businesses.

        Tree.com also pays to market and distribute services on third-party distribution channels, such as internet portals and search engines. In addition, some of the Tree.com Businesses manage affiliate marketing programs, pursuant to which the Tree.com businesses pay commissions and fees to third parties based on the number of leads generated or the revenue earned. These distribution channels might also offer their own products, as well as those of other third parties, that compete with those made available and offered by Tree.com businesses.

        The cost of acquiring new customers through online and offline third-party distribution channels has increased, particularly in the case of online channels as internet commerce continues to grow and competition in the housing market increases. Tree.com expects sales and marketing expense as a percentage of revenue to continue to increase. Sales and marketing expense as a percentage of revenue increased to approximately 54% in 2007 from approximately 46% in 2006 and 42% in 2005.

Access to Supply

        Tree.com provides lending and real estate network partners with important customer acquisition channels. Tree.com believes that the ability of its partners to reach a large qualified audience through its brands and businesses is a significant benefit. Tree.com offers its customers the choice of multiple suppliers in one setting.

Economic and Other Trends and Events; Industry Specific Factors

        The Tree.com Businesses are generally impacted by real estate and lending industry trends. Significant increases in interest rates may decrease consumer demand for Tree.com's offerings and may also impact the value of the transactions we facilitate. Decreases of liquidity in the credit markets can significantly impact the ability of Tree.com's network lenders and LendingTree Loans to offer loan products suitable to Tree.com consumers. Deteriorating home values have a negative impact on the revenue Tree.com generates per transaction. Borrower defaults and fraud also impact Tree.com's financial results by exposing it to potential repurchases of loans or losses from previously sold loans.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Revenue

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Lending	$294,626	(30)%	$419,657	15%	$363,800
Real Estate	51,752	(9)%	56,821	(1)%	57,555

Total revenue	$346,378	(27)%	$476,478	13%	$421,355

        Revenue in 2007 decreased $130.1 million, or 27%, from 2006 primarily due to fewer loans sold into the secondary market, lower revenue per loan sold, fewer loans closed on the lending networks and an increase of $13.5 million in loan loss reserves. Also contributing to the decrease in revenue is a decrease of $13.1 million related to the Real Estate builder and broker networks, which decreased closings year over year. Lenders' narrowing focus on traditional mortgages in reaction to changes in the mortgage market contributed to lower close rates, a shift to lower margin products, and lower revenue per loan sold at LendingTree Loans. Revenue from home equity loans fell 58% due in part to an exit from certain home equity loans at LendingTree Loans and as a result of deteriorating market conditions. Additionally, purchase mortgage revenue and refinance mortgage revenue declined 21% and 16%, respectively. The dollar value of loans closed by network lenders and directly by LendingTree Loans in 2007 decreased 23% to $24.9 billion. This includes refinance mortgages of $13.0 billion, purchase mortgages of $6.9 billion and home equity loans of $4.2 billion. The dollar value of closed loans in 2006 was $32.1 billion, including refinance mortgages of $16.9 billion, purchase mortgages of $8.3 billion and home equity loans of $5.9 billion.

        Partially offsetting the revenue decrease in 2007 is an increase of $9.7 million in revenue from our company-owned brokerage business, which increased closings by 190%. The company-owned brokerage business began closing transactions in the first quarter of 2006 and now operates in fourteen metropolitan markets. Similar to closing loans in our own name, through LendingTree Loans, the company-owned brokerage enables Real Estate to capture a larger portion of the transaction revenue.

        Revenue in 2006 increased $55.1 million, or 13%, from 2005 driven primarily by higher revenue per loan, increased sales of loans into the secondary market and increased transmit revenue due to both growth in loan request form volume and higher prices on the networks. Increased revenue from settlement services also impacted revenue growth in 2006. Revenue from refinance mortgage, home equity loans and purchase mortgage loans grew 15%, 16% and 26%, respectively, from the prior year, despite the difficult market conditions in 2006. The dollar value of loans closed by exchange lenders and directly by LendingTree Loans in 2006 decreased 8% to $32.1 billion. This includes refinance mortgages of $16.9 billion, purchase mortgages of $8.3 billion and home equity loans of $5.9 billion. The dollar value of closed loans in 2005 was $34.7 billion, including refinance mortgages of $19.8 billion, purchase mortgages of $8.0 billion and home equity loans of $5.8 billion.

Cost of revenue

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Cost of revenue	$73,114	0%	$73,217	10%	$66,342
As a percentage of total revenue	21%	574 bp	15%	(38) bp	16%
Gross margins	79%	(574) bp	85%	38 bp	84%

        Cost of revenue consists primarily of costs associated with unsuccessful loan origination attempts, compensation and other employee-related costs (including stock-based compensation) related to customer call centers, real estate network support staff and loan officers, as well as credit scoring fees, consumer incentive costs, real estate agent commissions and website network hosting and server fees.

        Cost of revenue in 2007 was relatively unchanged from 2006 despite the significant revenue decline. The increase in cost of revenue as a percentage of total revenue is principally due to the reduced revenue discussed above, and a $5.5 million increase in costs associated with unsuccessful loan originations. If a loan funds, these costs are deferred until the loan is sold to an investor and are included in revenue on a net basis. However, costs associated with all unsuccessful loan origination attempts are expensed as incurred. This increase was partially offset by a $3.5 million decrease in compensation and other employee-related costs as Tree.com reduced its personnel costs associated with its customer call center, settlement services operation and portions of its loan processing department. Cost of revenue also increased as a percentage of revenue due to an increase of $5.0 million in commission expense primarily related to the increase in closings at company-owned brokerage business, partially offset by a decrease of $4.6 million in consumer incentive rebates related to decreased closings at the Real Estate builder and broker network businesses.

        Cost of revenue in 2006 increased $6.9 million from 2005 primarily due to increases of $4.5 million in compensation and other employee-related costs, $3.9 million in commission expense related to the company-owned brokerage business and $3.0 million in direct costs associated with the growth in the settlement services business. These increases were partially offset by a decrease of $2.8 million in customer incentive rebates at Real Estate related to the builder and broker network businesses.

Selling and marketing expense

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Selling and marketing expense	$187,612	(14)%	$218,910	24%	$176,749
As a percentage of total revenue	54%	822 bp	46%	400 bp	42%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to affiliates and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in the sales function. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

        Selling and marketing expense in 2007 decreased $31.3 million from 2006 primarily due to a decrease of $27.2 million in advertising and promotional expenditures. In 2007, Tree.com experienced decreases in advertising of $13.1 million, $8.8 million and $7.7 million associated with print, television and online advertising, respectively. The increase in selling and marketing expense as a percentage of revenue is due to decreased conversions of consumer leads into closed transactions. Tree.com anticipates that selling and marketing expense will continue to represent a high percentage of revenue as it continues to promote its brands both online and offline.

        Selling and marketing expense in 2006 increased $42.2 million from 2005 primarily due to an increase of $37.7 million in advertising and promotional expenditures as Tree.com shifted to online marketing to drive lead volume in more difficult mortgage market conditions. Selling and marketing expense as a percentage of revenue increased due in part to lower close rates.

General and administrative expense

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
General and administrative expense	$99,244	(17)%	$119,284	17%	$101,975
As a percentage of total revenue	29%	362 bp	25%	83 bp	24%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources and executive management functions, facilities and infrastructure costs and fees for professional services.

        General and administrative expense in 2007 decreased $20.0 million from 2006 primarily due to a decrease of $13.2 million in compensation and other employee-related costs, due principally to a reduction in workforce, and a decrease of $2.5 million in professional fees. Refer to "Restructuring expense" below for additional information on the reduction in workforce. Tree.com expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards post spin-off.

        General and administrative expense in 2006 increased $17.3 million from 2005 primarily due to an increase of $11.1 million in compensation and other employee-related costs and an increase of $2.8 million in facilities and infrastructure costs. The increase in compensation and other employee-related costs was due in part to an increase in headcount. General and administrative expense in 2006 and 2005 were negatively impacted by accruals of $3.5 million and $5.8 million, respectively, related to an adverse legal judgment.

        Effective January 1, 2006, Tree.com adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. There was no impact to the amount of stock-based compensation recorded in the consolidated statement of operations for the years ended December 31, 2006 and 2005 as a result of adopting SFAS 123R. Tree.com has been recognizing expense for all stock-based grants since its acquisition by IAC on August 8, 2003, in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The majority of stock-based compensation expense is reflected in general and administrative expense. As of December 31, 2007, there was approximately $10.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.8 years.

Product development

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Product development	$14,991	(1)%	$15,168	1%	$15,001
As a percentage of total revenue	4%	114 bp	3%	(38) bp	4%

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that are not capitalized.

        Product development expense in 2007 decreased $0.2 million from 2006, primarily due to decreased compensation and other employee-related costs.

        Product development expense in 2006 increased $0.2 million from 2005, primarily due to increased compensation and other employee-related costs related to modifying, maintaining and enhancing its technology and web-pages.

Restructuring expense

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Restructuring expense	$22,867	N/A	$—	—	$—
As a percentage of total revenue	7%	N/A	—	—	—

        In response to persistent adverse mortgage market conditions, Tree.com completed a restructuring of its operations and recorded $22.9 million in restructuring expense. As a part of this restructuring, approximately 800 positions across all departments and locations of its business were eliminated, however the restructuring principally related to the mortgage origination operations of LendingTree Loans. In addition, Tree.com ceased use of space in six of its facilities previously used by LendingTree Loans. In connection with this reduction in workforce and facilities restructuring, Tree.com recorded $9.3 million in employee termination costs, $5.0 million for liabilities associated with exiting the lease obligations, $8.0 million for write-offs of fixed assets and other projects in progress and $0.6 million for other items.

Depreciation

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Depreciation	$10,058	(14)%	$11,710	74%	$6,720
As a percentage of total revenue	3%	45 bp	2%	86 bp	2%

        Depreciation in 2007 decreased $1.7 million from 2006 primarily due to the write-off of fixed assets referred to above and certain fixed assets becoming fully depreciated and decreased capital expenditures as Tree.com scaled back its spending in light of mortgage market conditions.

        Depreciation in 2006 increased $5.0 million from 2005 primarily due to the incremental depreciation associated with capital expenditures made throughout 2006 and 2005, partially offset by certain fixed assets becoming fully depreciated during the period.

Operating Income Before Amortization

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating Income Before Amortization	$(43,583)	NM	$40,366	(35)%	$61,953
As a percentage of total revenue	(13)%	NM	8%	(623) bp	15%

        Operating Income Before Amortization in 2007 decreased $83.9 million to a loss of $43.6 million, declining at a faster rate than revenue due to higher costs per loan sold resulting from a shift to lowering margin products, lower close rates and stricter underwriting criteria, and $22.9 million in restructuring costs, due in part to a reduction in workforce, partially offset by a decrease of

$31.3 million in selling and marketing expense. Operating Income Before Amortization was adversely impacted by a $20.2 million provision for loan losses in 2007, compared to $6.6 million in 2006. The 2007 provision reflects the increased losses Tree.com is experiencing related to obligations to investors with respect to previously sold loans. Operating Income Before Amortization benefited by $12.9 million due to the net impact of a favorable legal settlement and an increase in certain legal reserves.

        Operating Income Before Amortization in 2006 decreased $21.6 million from 2005, negatively impacted by increased marketing expenses, an increase of $17.3 million in general and administrative expenses, $11.1 million of which relates to an increase in compensation and other employee-related costs, and higher costs associated with the origination of loans sold into the secondary market.

Operating (loss) income

	Years ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Operating (loss) income	$(540,440)	NM	$14,171	(26)%	$19,254
As a percentage of total revenue	(156)%	NM	3%	(160) bp	5%

        Operating income decreased $554.6 million to a loss of $540.4 million in 2007, resulting primarily from a goodwill impairment charge of $459.5 million which was recorded in the fourth quarter of 2007 in the accompanying consolidated statements of operations as a component of operating income. The write-down was determined by comparing the fair value of the business and the implied value of the goodwill with the carrying amounts on the balance sheet. In addition, an impairment charge of $16.2 million was recorded in the fourth quarter of 2007 in connection with the write-down of certain intangible assets which has been included in amortization of intangibles in the accompanying consolidated statement of operations. These impairments resulted from Tree.com's reassessment of the likely future profitability of Lending in light of the persistent adverse mortgage market conditions and the operational strategies Tree.com has undertaken in response to these market realities. These adverse conditions include, among others, constrained liquidity, lender focus on low margin conforming loans, uncertainty as to the eventuality and timing of the return of higher margin mortgage products, the decline in real estate values and a high rate of delinquency for existing mortgages. Tree.com has significantly reduced its mortgage origination operations in response to these conditions which will reduce or slow its ability to react to possible improvements in the market. The impairments at the Lending segment occurred during the fourth quarter of 2007 as Tree.com completed an updated assessment of mortgage market conditions and the development and implementation of Lending's responsive operational strategies, and quantified these considerations in Lending's future forecasted results. These impairments were identified in connection with Tree.com's annual impairment assessment which is performed as of October 1st. Also contributing to the increase in operating loss was the decrease in Operating Income Before Amortization described above and an increase in non-cash compensation expense.

        As noted above, in response to adverse mortgage market conditions, Tree.com has significantly reduced its mortgage origination operations, incurred substantial restructuring charges, recorded significant provisions for loan losses and recorded substantial impairment charges. Given that overall conditions in the credit markets and the mortgage market continue to evolve rapidly, no assurances can be made that the changes Tree.com has undertaken will be sufficient or that Tree.com will not be required to take additional impairment or restructuring charges. In addition, these actions will reduce or slow its ability to react to possible improvements in the market.

        Operating income in 2006 decreased $5.1 million from 2005 primarily due to the decrease in Operating Income Before Amortization described above, partially offset by an $11.3 million decrease in amortization of intangibles resulting from certain intangible assets being fully amortized in 2005 and 2006, as well as a $5.2 million decrease in non-cash compensation expense. The decrease in non-cash compensation expense is primarily due to the transfer of Tree.com's founder and Chief Executive Officer to IAC, effective January 1, 2006.

Income tax provision

        In 2007, Tree.com recorded an income tax provision of $10.2 million, despite a loss from operations, due principally to the impairment of goodwill that is largely non-deductible for income tax purposes and an increase in the valuation allowance on deferred tax assets. In light of the reassessment of the likely future profitability of Tree.com, it has been determined that it is not more likely than not that deferred tax assets at December 31, 2007 will be realized. In 2006, Tree.com recorded a tax provision of $5.0 million which represents an effective tax rate of 37%. The 2006 tax rate is higher than the federal statutory rate of 35% due principally to state and local income taxes. In 2005, Tree.com recorded a tax provision of $11.4 million which represents an effective tax rate of 66%. The 2005 tax rate is higher than the federal statutory rate of 35% due principally to state and local income taxes which included an increase in net deferred tax liabilities due to a change in the effective state tax rate and an increase in the valuation allowance on deferred tax assets related to state net operating losses.

        Tree.com adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48") effective January 1, 2007. There was no effect to Tree.com's accumulated deficit as a result of the adoption. As of January 1, 2007 and December 31, 2007, Tree.com had unrecognized tax benefits of approximately $0.5 million and $5.8 million, respectively, which included accrued interest at December 31, 2007 of $1.4 million.

        By virtue of the previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Tree.com from August 8, 2003, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Tax filings in various state, local and foreign jurisdictions are currently under examinations, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008. Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, which will be executed in connection with the spin-off, IAC will generally retain the liability related to federal and state tax returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        As of December 31, 2007, Tree.com had $60.9 million of cash and cash equivalents and restricted cash and cash equivalents.

        Net cash provided by operating activities was $233.0 million and $74.9 million in 2007 and 2006, respectively. The increase of $158.1 million in net cash provided by operating activities primarily reflects an increase in net proceeds from the sale of loans held for sale of $153.2 million.

        Net cash used in investing activities in 2007 and 2006 of $10.9 million and $16.4 million, respectively, primarily resulted from capital expenditures of $9.4 million and $13.3 million, respectively.

        Net cash used in financing activities in 2007 of $275.6 million was primarily due to net payments under various lines of credit, primarily warehouse lines, of $259.0 million at LendingTree Loans, payments on notes payable and capital lease obligations of $11.7 million and cash transfers of $7.1 million to IAC. The net payments under various lines of credit, primarily warehouse lines, is directly related to the net proceeds from sales of loans held for sale included within cash flows from operating activities. The cash transfers to IAC relate primarily to the transfer of Tree.com's excess cash to IAC in connection with IAC's centrally managed U.S. treasury function. Net cash used in financing activities in 2006 of $45.9 million was primarily due to net payments under various lines of credit, primarily warehouse lines, of $23.8 million at LendingTree Loans, payments on notes payable and capital lease obligations of $11.5 million and cash transfers of $3.9 million to IAC.

        As of December 31, 2007, LendingTree Loans had committed lines of credit, primarily warehouse lines, totaling $550 million, of which $500 million expired on January 31, 2008, and $50 million expires on October 31, 2008, and an uncommitted line of $150 million. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. The interest rate under these lines of credit is 30-day LIBOR plus 75 to 100 basis points, but may be higher under certain circumstances. The committed line that expired on January 31, 2008 was subsequently renewed at a reduced size of $50 million and will expire on the earlier of sixty days prior to the spin-off or January 24, 2009 and can be cancelled at the option of the lender without default upon sixty days notice. The interest rate under this line of credit increased at the renewal date to 30-day LIBOR plus 140 basis points, but may be higher under certain circumstances. LendingTree Loans is highly dependent on the availability of credit to finance its operations. Its inability to renew or replace existing facilities upon expiration or termination, which could be impacted by continuing disruptions in the credit market, would adversely impact its results of operations and financial condition. At December 31, 2007 there was $79.4 million outstanding under the committed lines of credit. Under the terms of the committed lines of credit, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum levels of tangible net worth, cash on hand with a certain lender and liquid assets, (ii) a maximum ratio of total liabilities to net worth and (iii) positive pre-tax net income on a quarterly basis. During the fourth quarter, LendingTree Loans was not in compliance with the quarterly positive pre-tax net income covenant set forth in one of its lines of credit. LendingTree Loans received a waiver of this covenant breach on February 8, 2008. Borrowings under all of LendingTree Loans' lines of credit are non-recourse to Tree.com.

        Tree.com anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its overall operations.

        Tree.com has considered its anticipated operating cash flows in 2008, cash and cash equivalents, current borrowing capacity under warehouse lines of credit, its expected capitalization upon completion of the spin-off and access to capital markets and believes that these are sufficient to fund its operating needs, including debt requirements, commitments and contingencies and capital and investing commitments for the foreseeable future. In connection with the completion of the spin-off, intercompany payable balances will be extinguished. It is expected that IAC will transfer to Tree.com an amount of cash that will be sufficient for their initial capitalization.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In Thousands)
Short-term and current portion of long-term obligations	$99,350	$99,350	$—	$—	$—
Capital lease obligations	272	272	—	—	—
Purchase obligations(a)	330	330	—	—	—
Operating leases	27,633	7,168	9,674	4,983	5,808

Total contractual cash obligations	$127,585	$107,120	$9,674	$4,983	$5,808

(a)
The purchase obligations primarily relate to marketing event contracts in 2008.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments*	Total Amounts Committed	Less than 1 year	1-3 years	3-5 years	More Than 5 years
	(In Thousands)
Surety bonds and letters of credit	$8,182	$7,477	$705	$—	$—

*
Commercial commitments are funding commitments that could potentially require performance in the event of demands by third parties or contingent events, such as under lines of credit extended or under guarantees of debt.

Off-Balance Sheet Arrangements

        Other than the items described above, Tree.com does not have any off-balance sheet arrangements as of December 31, 2007.

TREE.COM'S PRINCIPLES OF FINANCIAL REPORTING

        Tree.com reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Tree.com's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Tree.com believes this measure is useful to investors because it represents the operating results from the Tree.com Businesses, taking into account depreciation, which Tree.com believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        Tree.com will only present Operating Income Before Amortization on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com's discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Tree.com believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION

        For a reconciliation of Operating Income Before Amortization to operating (loss) income for Tree.com's operating segments and to net (loss) income in total for the years ended December 31, 2007, 2006 and 2005, see Note 8 to the consolidated financial statements.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of Tree.com's accounting policies contained in Note 2 to the consolidated financial statements in regard to significant areas of judgment. Tree.com's management is required to make certain estimates and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of Tree.com's accounting policies and estimates have a more significant impact on its consolidated financial statements than others. What follows is a discussion of some of Tree.com's more significant accounting policies and estimates.

  Recoverability of Long-Lived Assets

        Tree.com reviews the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment in accordance with SFAS 144 is $41.3 million at December 31, 2007.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, Tree.com determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. The annual assessment for 2007 identified impairment charges for the

Lending reporting unit as more fully described above in "Results of Operations for the Years Ended December 31, 2007, 2006 and 2005." Tree.com's reporting units are currently operating in dynamic and challenged industry segments. To illustrate the magnitude of potential impairment charges relative to future changes in estimated fair value, had the estimated fair value of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 10% as of October 1, 2007 the aggregate book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $7.0 million at Lending and $8.0 million at Real Estate. Had the estimated fair values of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 20% as of October 1, 2007, the book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $21.0 million at Lending and $18.0 million at Real Estate.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 7, and reflect management's assessment of actual future taxes to be paid on items reflected in the consolidated financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2007, the balance of deferred tax liabilities, net, is $30.3 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of IAC's tax returns by the IRS, as well as actual operating results of Tree.com that vary significantly from anticipated results. Effective January 1, 2007, Tree.com adopted the provisions of FIN 48. As a result of the adoption of FIN 48, Tree.com recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. Tree.com considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

  Loans Held for Sale

        Loans held for sale consist primarily of residential first and second mortgage loans that are secured by residential real estate throughout the United States. LendingTree Loans originates residential loans with the intent to sell them in the secondary market. Loans held for sale are carried at the lower of cost or market value, determined on an individual basis for loans that have been impaired and on an aggregate basis for loans that have not been impaired. The cost basis of loans held for sale includes the capitalized cost associated with the interest rate lock commitments, deferred origination fees, deferred origination costs and prior to April 1, 2007 the effects of hedge accounting. The market value of loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities and credit quality. The December 31, 2007 consolidated balance sheet includes $86.8 million of loans held for sale, net of an associated reserve of $4.3 million.

        LendingTree Loans sells loans it originates to investors on a servicing released basis without recourse so the risk of loss or default by the borrower is generally transferred to the investor. However, LendingTree Loans is required by these investors to make certain representations relating to credit information, loan documentation and collateral. To the extent LendingTree Loans does not comply with such representations, or there are early payment defaults, LendingTree Loans may be required to repurchase loans or indemnify the investors for any losses from borrower defaults. As such, LendingTree Loans records a liability for the estimated obligation related to this exposure based, in part, on historical and projected loss frequency and loss severity and the value of loans previously sold. In determining the exposure associated with defaults of representation made to investors, management evaluates the loans by loan type. In the case of early payment payoffs, which occurs when a borrower prepays a loan prior to the end of the prepayment penalty period, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early loan payoffs is calculated based on historical loss experience by type of loan. Specific circumstances may also cause management to estimate and record additional liabilities specific to a situation based on certain assumptions of future losses as a result of current activity. For the year ended December 31, 2007 LendingTree Loans increased its liability for losses on previously sold loans by approximately $15.5 million as a reduction to revenue. In 2007, $5.4 million was paid or written off against the liability. The related liability at December 31, 2007 is $13.9 million.

Seasonality

        Lending and Real Estate revenue is subject to the seasonal and cyclical trends of the U.S. housing market. Home sales typically rise during the spring and summer months and decline during the fall and winter months. Refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values.

New Accounting Pronouncements

        Refer to Note 2 to the consolidated financial statements for a description of recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

        Tree.com's exposure to market rate risk for changes in interest rates relates primarily to its loans held for sale, and LendingTree Loans' lines of credit.

  Loans Held for Sale

        LendingTree Loans' mortgage banking operations expose Tree.com to interest rate risk for loans originated until those loans are sold in the secondary market ("loans held for sale"). The fair value of loans held for sale is subject to change primarily due to changes in market interest rates. LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into derivatives for risk management purposes, effective April 1, 2007 these derivative instruments no longer qualify for the hedge accounting provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

        When hedge accounting was discontinued, the affected loans held for sale were no longer adjusted for changes in fair value. However, the changes in fair value of the derivative instruments continue to be recognized in current earnings as a component of revenue. In 2007, Tree.com recognized losses of $1.1 million related to the changes in fair value of derivative instruments.

        In addition, LendingTree Loans provides interest rate lock commitments ("IRLCs") to fund mortgage loans at interest rates previously agreed upon with the borrower for specified periods of time, which also expose it to interest rate risk. IRLCs are considered derivative instruments and, therefore, are recorded at fair value, with changes in fair value reflected in current period earnings. To manage the interest rate risk associated with the IRLCs, Tree.com uses derivative instruments, including mortgage forward delivery contracts. These instruments do not qualify for hedge accounting. The net change in the fair value of these derivative instruments in 2007 resulted in losses of $0.8 million which have been recognized as a component of revenue in the accompanying consolidated statements of operations.

        The fair values of derivative financial instruments at LendingTree Loans are impacted by movements in market interest rates. Changes in the fair value of the derivative financial instruments would substantially be offset by changes in the fair value of the items for which risk is being mitigated. As of December 31, 2007, if market interest rates had increased by 100 basis points, the aggregate fair value of the derivative financial instruments and the hedged items at LendingTree Loans would have decreased by $0.2 million. As of December 31, 2007, if market interest rates had decreased by 100 basis points, the aggregate fair value of the derivative financial instruments and the hedged items at LendingTree Loans would have decreased by $0.3 million.

Management of Tree.com

Tree.com Board of Directors and Executive Officers

        The following table sets forth information as to persons who are expected to serve as Tree.com directors and executive officers following the spin-offs. The Tree.com Board of Directors, the composition of which will comply with the independence requirements under the current standards imposed by the Marketplace Rules, is currently expected to consist of                        directors.

Name	Age	Position(s)
Douglas Lebda	38	Chairman, Chief Executive Officer and Director of Tree.com
Scott Cammarn	46	Senior Vice President and General Counsel of Tree.com
C.D. Davies	43	President of Lending
Robert Harris	48	Vice Chairman of Tree.com
Matthew Packey	40	Senior Vice President and Chief Financial Officer of Tree.com
Bret Violette	41	President of Real Estate

Directors

        Background information about those individuals who are expected to serve as directors of Tree.com appears below.

        Douglas Lebda, age 38, will serve as Chairman, Chief Executive Officer and director of Tree.com upon completion of the spin-offs and has served in such capacity for LendingTree since January 2008. Mr. Lebda has also served as President and Chief Operating Officer of IAC since the end of 2005. Prior to assuming his current roles, Mr. Lebda served as the Chief Executive Officer of LendingTree, which he founded, since September 1998. Prior to his tenure as Chief Executive Officer of LendingTree, Mr. Lebda served as Chairman of the Board and President of LendingTree since June 1996. Before founding LendingTree in June 1996, Mr. Lebda worked as an auditor and consultant for PriceWaterhouseCoopers. Mr. Lebda is a member of the Board of Directors of Eastman Kodak.

Executive Officers

        Background about Tree.com's executive officers who are not expected to serve as directors appears below.

        Scott Cammarn, age 46, will serve as Senior Vice President and General Counsel of Tree.com upon the completion of the spin-offs and has served in such capacity for LendingTree since May 2006. Prior to joining LendingTree, Mr. Cammarn worked for Bank of America for eleven years, during which he served in various legal capacities, most recently as Associate General Counsel, Global Marketing and Global Corporate Affairs. Before joining Bank of America, Mr. Cammarn was a partner at the law firm of Zeiger, Dreher & Carpenter, where he represented a number of leading consumer lending institutions.

        C.D. Davies, age 43, will serve as President of Tree.com's Lending Business upon completion of the spin-offs and has served in such capacity for LendingTree since May 2007. Prior to joining LendingTree, Mr. Davies worked for Wachovia Mortgage Corporation for eighteen years, during which he served in a series of increasingly significant roles, including Senior Vice President of Capital Markets, Chief Financial Officer and Chief Executive Officer from September 2003 to November 2006. Before joining Wachovia Mortgage Corporation, Mr. Davies worked as a certified public accountant for PriceWaterhouseCoopers.

        Robert L. Harris, age 48, will serve as Vice Chairman of Tree.com upon completion of the spin-offs and has served in such capacity for LendingTree since January 2008. Mr. Harris previously served as Chief Operating Officer of the Lending Business from May 2007 through January 2008. Mr. Harris joined LendingTree as Vice President of Marketing in June 2000 and served as Chief Marketing Officer of LendingTree from September 2003 through April 2007. Prior to joining LendingTree, Mr. Harris served as Managing Director, Consumer Marketing of The Coca-Cola Company and worked at McCormick & Company, where he was responsible for leading brand marketing, new products and sales initiatives within the U.S. Consumer Products Group.

        Matthew Packey, age 40, will serve as Senior Vice President and Chief Financial Officer of Tree.com upon completion of the spin-offs and has served in such capacity for LendingTree since September 2007. Mr. Packey previously served as LendingTree's Chief Accounting Officer from August 2005 to September 2007 and Controller from January 2000 to August 2005. Prior to joining LendingTree, Mr. Packey served as Vice President and Controller of Broadway & Seymour, Inc., and as a Manager at Deloitte & Touche, LLP. Mr. Packey is a certified public accountant.

        Bret A. Violette, age 41, will serve as President of Tree.com's Real Estate Business and has served in such capacity for LendingTree since April 2007. Mr. Violette previously served as Senior Vice President and General Manager of LendingTree's real estate brokerage business from June 2005. Before joining LendingTree, Mr. Violette served as President of Weichert Lead Network, Inc. and Weichert Rental Network, Inc. from 2002 to June 2005. Prior to that time, Mr. Violette served as Chief Financial Officer and Vice President of Business Development of YHD Foxtons, Vice President of Business Development at CMP Media Inc. and as a Group Business Director of Ziff-Davis.

Committees of the Board of Directors

        Concurrent with the completion of the spin-offs, the Tree.com Board of Directors will establish the following committees, with committee membership to be determined: the Audit Committee, the Compensation and Human Resources Committee and the Nominating Committee.

        Audit Committee.    The Audit Committee of the Tree.com Board of Directors will consist of three persons and the composition of the committee will satisfy the independence requirements under the current standards imposed by the rules of the SEC and the Marketplace Rules. The Tree.com Board of Directors will determine which member of the Audit Committee is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        The Audit Committee will function pursuant to a written charter adopted by the Tree.com Board of Directors, pursuant to which it will be granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee will be appointed by the Tree.com Board of Directors to assist the Tree.com Board with a variety of matters, including monitoring (1) the integrity of Tree.com's financial statements, (2) the effectiveness of Tree.com's internal control over financial reporting, (3) the qualifications and independence of Tree.com's independent registered public accounting firm, (4) the performance of Tree.com's internal audit function and independent registered public accounting firm and (5) the compliance by Tree.com with legal and regulatory requirements.

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee will be authorized to exercise all of the powers of the Tree.com Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans. The composition of this committee will satisfy the independence requirements under the current standards imposed by the Marketplace Rules, as well as applicable SEC and Interval Revenue Service rules.

        Nominating Committee.    The Nominating Committee will be responsible for identifying individuals qualified to become members of Tree.com's Board of Directors, recommending to the Board director nominees for the annual meeting of shareholders and otherwise on an as needed basis. The composition of this committee will satisfy the independence requirements under the current standards imposed by the Marketplace Rules.

        Other Committees.    In addition to the foregoing committees, the Tree.com Board of Directors, by resolution, may from time to time establish other committees of the Tree.com Board of Directors, consisting of one or more of its directors.

Tree.com Executive Compensation

Compensation Discussion and Analysis

  Roles and Responsibilities

        To date, the compensation of our executive officers has been predominantly determined by IAC, acting in effect as Tree.com's compensation committee. Following the spin-off, we will have an independent board of directors, which will in turn have a compensation committee with the responsibility of establishing our compensation philosophy and programs and determining appropriate payments and awards to our executive officers. This Compensation Discussion and Analysis ("CD&A") deals exclusively with historical information while we have been a part of IAC, and is not necessarily indicative of future philosophy when we are an independent public company.

        Historically, IAC has assessed the compensation of our Lending business and Real Estate business separately, and discussions below reflect those separate processes. Additionally, with respect to amounts earned in connection with 2007 services, Mr. Lebda, Tree.com's Chairman and Chief Executive Officer, was compensated in connection with his role as President and Chief Operating Officer of IAC, the role he held throughout the year. Accordingly, this CD&A does not describe Mr. Lebda's 2007 compensation, but does discuss the arrangements he entered into in 2008 with respect to his role at Tree.com. Mr. Lebda's historical compensation is discussed in IAC's CD&A contained in its SEC filings.

        In general, IAC has been responsible for establishing bonus pools and equity pools for our Lending and Real Estate businesses, and then such pools have been allocated throughout Tree.com, with the President of each business making the determinations for our other executive officers, and IAC directly establishing the bonus and equity awards for our Presidents.

        IAC establishes the salary of our Presidents, and the Presidents generally establish the salaries of our other executive officers, in consultation with IAC.

        Neither Tree.com nor IAC has an ongoing relationship with any particular compensation consulting firm, though IAC has from time to time retained the services of consultants on specific occasions.

        When using the term "we" in this CD&A, we refer to Tree.com, with IAC effectively acting as Tree.com's Board of Directors for compensation purposes.

  Philosophy and Objectives

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable Tree.com to meet its growth objectives.

        While we have considered compensation data in establishing broad compensation programs and practices, we have tended not to specifically benchmark the compensation associated with particular senior executive positions, or definitively rely on competitive survey data in establishing executive compensation. Instead, we have made decisions based on a host of factors particular to a given executive situation, including our firsthand experience with the competition for recruiting executives, and believe that over-reliance on survey data, or a benchmarking approach, is too rigid for the dynamic marketplace for talent from which we draw to fill our executive ranks.

        Similarly, we have believed that arithmetic approaches to establishing compensation levels and measuring and rewarding performance often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, we may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts. As a result, we have believed that formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, we have historically avoided the use of strict formulas in our compensation practices and have relied primarily on a discretionary approach.

  Compensation Elements

        Our compensation packages for executive officers have primarily consisted of salary, annual bonuses, IAC equity awards, and in certain instances, perquisites and other benefits.

  Salary

        General.    We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within Tree.com, our location, salary levels of other executives within Tree.com, and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors which demonstrate an executive's increased value to Tree.com.

        2007.    In 2007, Mr. Davies, Mr. Violette, Mr. Harris and Mr. Packey each received salary increases in connection with the assumption of new roles within Tree.com.

  Annual Bonuses

        General.    After consultation with management of Lending and Real Estate, IAC establishes the annual bonus pool for each of Lending and Real Estate based on its assessment of performance of each of Lending and Real Estate for the applicable year. In large part, success has been measured based on the growth in profitability, but this is measured both in absolute terms over the prior year and in comparison to relevant competitors, and takes into account economic and other factors. Additionally, consideration has sometimes been given to achievement of various strategic objectives over the course of the year and other factors IAC and management deem relevant. No quantified weight has been given to any particular consideration and there has generally been no formulaic calculation. Rather, IAC has engaged in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

        IAC has typically established the bonus of the Presidents of each business within the range of appropriate bonus levels for that individual in large part based on the same considerations used in establishing the bonus pools for the businesses generally.

        The Presidents of each business then establish the bonus payments to the other executive officers out of the bonus pool. Each executive officer has a target bonus opportunity based on the responsibilities of the position and competitive factors. Specific bonus payouts are then determined based loosely on the percentage relationship between Tree.com's actual bonus pool and what the pool would have been if all bonuses had been paid out at each employee's target level, with individualized adjustments in certain instances for an executive's individual performance and achievement of pre-established goals.

        We generally pay bonuses shortly after year-end following finalization of financial results for the prior year.

        2007.    Lending and Real Estate each had difficult years in extremely challenging environments, and bonuses generally reflected these factors. In 2007, Mr. Davies and Mr. Violette each received guaranteed minimum bonuses under the terms of their employment agreements. In late 2007, Tree.com adopted a retention program in response to lending industry turmoil in which bonus amounts were established for key individuals based on their value to Tree.com and individual performance. Such individuals were guaranteed 50% of such bonus amounts in February 2008 and 50% mid-year 2008, in each case based on continued employment with Tree.com. For purposes of this compensation disclosure, we have considered the 50% payout made in February 2008 to Messrs. Harris and Packey as being bonuses paid with respect to 2007.

  Long-Term Incentives

        General.    We believe that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, we align the executive's incentives with our stockholders' interests in a manner that we believe drives superior performance over time. As part of IAC, that led to each of our executive officers receiving IAC equity awards on a regular basis.

        In setting particular award levels, the predominant considerations are providing the person with effective retention incentives, appropriate reward for past performance, and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than our annual bonuses.

        Awards to the Presidents are made by IAC, while awards to the other executive officers are generally recommended by a President, with final approval by IAC.

        Except where otherwise noted, we grant equity awards following year-end after we have finalized our financial results for the prior year. The meeting of the Compensation and Human Resources Committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

        Restricted Stock Units Annual and Cliff-Vesting RSUs.    Until 2008, IAC used restricted stock units, or RSUs, as its exclusive equity compensation tool for executive officers since the beginning of 2003. Through 2006, these awards generally vested in equal annual installments over 5 years (annual vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        2007.    In February 2007, IAC implemented a new equity instrument, Growth Shares, which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards will be converted into three-year cliff-vesting awards at the "target" value, without variability based on performance.

        In 2007, Mr. Davies, Mr. Harris and Mr. Packey each received a combination of Growth Shares and annual vesting awards, both in connection with annual grants and the commencement of new roles with Tree.com. In 2007, Mr. Violette received a Growth Shares award to supplement his outstanding equity in connection with his assuming the role of President of the Real Estate business.

        Spin-Off Adjustments.    In the spin-off, equity awards denominated in IAC stock will be adjusted as described in "Treatment of Outstanding IAC Compensatory Equity-Based Awards." Tree.com executives have not received any equity awards in 2008.

        Presuming the spin-off transactions occur prior to February 2009, the following table reflects the effect of these adjustments on all equity awards held by Tree.com's executive officers:

Upon Completion of the Spin-Off
Name	RSUs that will vest (#)	RSUs that will be converted exclusively into RSUs of Tree.com and vest after February 2009 on regular schedule (#)	RSUs that will be split among the post- transaction companies and vest after February 2009 on regular schedule (#)	Options outstanding at December 31, 2007—all of which will be split among the post-transaction companies (#)
Douglas Lebda
C.D. Davies
Bret Violette
Robert Harris
Matthew Packey

  Change of Control

[to come]

  Severance

[to come]

  Other Compensation

        Under limited circumstances, certain of our executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure our compensation program in such a manner so that the compensation we pay is deductible by IAC for federal income tax purposes. However, because our executive officers will now be subject to the limitations on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and were not previously, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for Tree.com.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)	Total ($)
Douglas Lebda(2) Chairman and CEO	2007 2006			(3 (3	) )	(4)
C. D. Davies President, Mortgage Products	2007					(4)
Bret Violette President, Real Estate	2007					(4)
Robert Harris Vice-chairman	2007					(4)
Matthew Packey CFO	2007					(4)

(1)
Reflects the dollar amount recognized by IAC for financial statement reporting purposes for the applicable fiscal years ended December 31, in accordance with SFAS 123R, for IAC restricted stock units ("RSUs") awarded in and prior to the applicable year under IAC's stock and annual incentive plans. These amounts do not, therefore, represent the value of IAC equity compensation awarded or realized in the applicable year. For further discussion of IAC's accounting for its equity compensation plans, see note 4 of IAC's audited financial statements for the fiscal year ended December 31, 2007 included in its Annual Report on Form 10-K filed with the SEC on February 29, 2008. For information on awards made and realized in 2007, see the Grants of Plan-Based Awards and Option Exercises and Stock Vested tables below.

(2)
Reflects compensation received by Mr. Lebda in his capacity as President and Chief Operating Officer of IAC.

(3)
Approximately $[            ] million and $[            ] million of the 2007 and 2006 amounts, respectively, for Mr. Lebda reflect compensation cost attributable to both the exchange and potential exchange (pursuant to the 2009 exchange right) of certain of his LendingTree units for IAC common stock in connection with his 2006 promotion to President and Chief Operating Officer of IAC, as discussed above under Compensation Discussion and Analysis.

(4)
Reflects matching contributions under IAC's 401(k) plan.

Grants of Plan-Based Awards

        The table below provides information regarding IAC equity awards granted to Tree.com's named executives in 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All other stock awards: number of shares of stock or units (#)(2)
Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Douglas Lebda
C. D. Davies
Bret Violette
Robert Harris
Matthew Packey

(1)
Reflects performance-based RSU awards which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications. The threshold amount represents 5.56% of the target payout, which amount will vest upon achieving the minimum growth threshold. These awards will be converted into three year cliff-vesting awards in the spin-offs as described under "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to our named executives upon a termination of employment or a change in control, see the discussion under "Potential Payments Upon Termination or Change in Control" below.

(3)
The fair value of equity incentive plan awards is based on the target payout.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various IAC equity awards held by Tree.com's named executives as of December 31, 2007. The market value of all RSU and restricted stock awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92), the last trading day of 2007.

	Option Awards(1)			Stock Awards(1)(2)
Name	Number of securities underlying unexercised options (#)(2) (Exercisable)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(4)	Market value of shares or units of stock that have not vested ($)(4)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Douglas Lebda(5)				(6)
C. D. Davies
Bret Violette
Robert Harris(5)
Matt Packey(5)

(1)
For a discussion regarding how these equity awards will be treated in the spin-offs, see under "Treatment of Outstanding IAC Compensatory Equity-Based Awards."

(2)
Amounts shown for equity incentive plan awards are based on achieving the minimum growth threshold in accordance with SEC rules.

(3)
On August 9, 2005, IAC completed the separation of its travel and travel-related businesses and investments (other than Interval and TV Travel Shop) into an independent public company (the "Expedia Spin-Off"). In connection with the Expedia Spin-Off, each then-vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. Adjustments were made to the number of shares subject to each IAC and Expedia stock option to give effect to the one-for-two reverse stock split effected in connection with the Expedia Spin-Off and to the corresponding exercise prices based on the relative market capitalizations of IAC and Expedia at the time of the Expedia Spin-Off. The adjusted IAC and Expedia stock options otherwise have the same terms and conditions, including exercise periods, as the corresponding vested IAC stock options outstanding immediately prior to the Expedia Spin-Off.

For the named executives, any value realized upon the exercise of Expedia stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of Tree.com. Accordingly, information regarding Expedia stock options held by Tree.com's named executives as of December 31, 2007 appears in the table immediately below and information regarding any exercises of Expedia stock options by such named executives is reported in the Option Exercises and Stock Vested table below.

Name	Number of Options (#)	Option Exercise Price ($)	Option Expiration Date

(4)
The table below provides the following information regarding RSU awards held by Tree.com's named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012.

Market Value of Unvested RSUs as of 12/31/07
Number of Unvested RSUs as of 12/31/07
Vesting Schedule(#)
Grant Date
	(#)	($)	2008	2009	2010	2011	2012
Douglas Lebda
[DATES]
Total

C. D. Davies
[DATES]
Total

Bret Violette
[DATES]
Total

Robert Harris
[DATES]
Total

Matthew Packey
[DATES]
Total

        [Footnotes to be added with details on vesting schedules for awards listed in preceding table.]

(5)
Excludes LendingTree units held as of December 31, 2007 and, in the case of Mr. Lebda, also excludes shares of IAC common stock receivable upon the exercise of the 2009 exchange right relating to certain of these units. For information regarding these equity arrangements, see the discussion under the "Compensation Discussion and Analysis" and "Potential Payments Upon Termination or Change in Control" sections, and the Option Exercises and Stock Vested table.

(6)
Reflects shares of restricted stock received by Mr. Lebda upon the effective date of the 2006 agreement relating to his promotion to President and Chief Operating Officer of IAC in exchange for certain of his LendingTree units. For information regarding Mr. Lebda's equity arrangements, see the discussion under Compensation Discussion and Analysis.

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by Tree.com's named executives upon the exercise of stock options and the vesting of RSU awards and the related value realized, in each case, excluding the effect of any applicable taxes. The dollar value realized upon exercise of stock options represents the difference between (i) the sale price of the shares acquired on exercise for simultaneous exercise and sale transactions and (ii) the exercise price of the stock option, multiplied by the number of stock options that were exercised. The dollar value realized upon vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting.

	Option Awards		Stock Awards
Name(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Lebda
C. D. Davies
Bret Violette
Robert Harris
Matthew Packey

(1)
Include information on vesting of LendingTree units and any Expedia shares acquired by the named executives.

Potential Payments Upon Termination or Change in Control

[Details on Potential Payments upon Termination or Change in Control to come.]

Tree.com Security Ownership of Certain Beneficial Owners and Management

        As of the date hereof, all of Tree.com's outstanding shares of common stock are owned by IAC. After the distribution, IAC will no longer own any shares of Tree.com common stock. The following table presents information relating to the expected beneficial ownership of shares of Tree.com common stock, assuming completion of the distribution as if it occurred on [                        ] , 2008, by (i) each individual or entity expected to own beneficially more than 5% of the outstanding shares of Tree.com common stock, (ii) each director of Tree.com, (iii) the Chief Executive Officer, the Chief Financial Officer and the other three named executive officers in the Tree.com summary compensation table (see "Tree.com Executive Compensation") and (iv) all of Tree.com's executive officers and directors as a group.

        Unless otherwise indicated, beneficial owners listed here may be contacted at Tree.com's corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. For each listed person, the number of shares of Tree.com common stock and percent of such class listed assumes the conversion or exercise of any Tree.com equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of [                                    ] , 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person.

        The share amounts for each beneficial owner listed here are based on each such individual's beneficial ownership of shares of IAC common stock and/or Class B common stock as of [            ] , 2008, and assuming a distribution ratio of [      ] of a share of Tree.com common stock for every share of IAC common stock and/or Class B common stock. To the extent that Tree.com directors and executive officers own shares of IAC common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of IAC common stock. In addition, following the distribution, Tree.com expects that all IAC stock-based awards held by these individuals will be adjusted to become awards relating to common stock of all five companies resulting from the spin-offs. Those awards that will relate to Tree.com common stock are reflected in the table below based upon the expected adjustment formula described under the caption "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

        The actual number of shares of Tree.com capital stock outstanding as of the date of the distribution may differ due, among other things, to the exercise of stock options or warrants or the

vesting of restricted stock units, in each case, between [                        ] , 2008 and the date of the distribution and to the extent the other assumptions set forth above differ from actual developments.

Tree.com Common Stock
Name and Address of Beneficial Owner
	Shares	%
Clearbridge Advisors, LLC, et al 399 Park Avenue New York, NY 10022
Lord Abbett & Co. LLC 90 Hudson Street, 11th Floor Jersey City, N7 07302
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112
C. D. Davies
Robert Harris
Douglas Lebda
Matthew Packey
Bret Violette
All executive officers and directors as a group ( persons)

DESCRIPTION OF CAPITAL STOCK OF THE SPINCOS

General

        The following is a summary of information concerning the capital stock of each of the Spincos. The description applies to all of the Spincos unless otherwise indicated. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Amended and Restated Certificate of Incorporation of each of the Spincos or its by-laws. The summary is qualified by reference to these documents, which you must read for complete information on the capital stock of a Spinco. The Amended and Restated Certificate of Incorporation and by-laws of each Spinco are included as exhibits to its respective registration statement on Form 10.

Distributions of Securities

        In the past three years, none of the Spincos have sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities, that were not registered under the Securities Act of 1933, as amended.

Common Stock

        Immediately following the spin-offs, the authorized capital stock of the Spincos will consist of:

        HSNi: [    •    ] million shares of common stock, par value $[    •    ] per share;

        ILG: [    •    ] million shares of common stock, par value $[    •    ] per share;

        Ticketmaster: [    •    ] million shares of common stock, par value $[    •    ] per share;

        Tree.com: [    •    ] million shares of common stock, par value $[    •    ] per share.

        Shares Outstanding.    Immediately following the spin-offs, each of the Spincos expects that the number of shares of common stock that it will have issued and outstanding will be approximately:

        HSNi: [    •    ] million shares of common stock, par value $[    •    ] per share (based on a distribution ratio of [            ] of a share of HSNi for each share of IAC common stock and Class B common stock outstanding);

        ILG: [    •    ] million shares of common stock, par value $[    •    ] per share (based on a distribution ratio of [            ] of a share of ILG for each share of IAC common stock and Class B common stock outstanding);

        Ticketmaster: [    •    ] million shares of common stock, par value $[    •    ] per share (based on a distribution ratio of [            ] of a share of Ticketmaster for each share of IAC common stock and Class B common stock outstanding);

        Tree.com: [    •    ] million shares of common stock, par value $[    •    ] per share (based on a distribution ratio of [            ] of a share of Tree.com for each share of IAC common stock and Class B common stock outstanding).

        This is based upon approximately [    •    ] shares of IAC common stock and [            ] shares of Class B common stock outstanding as of [    •    ].

        Dividends.    Subject to prior dividend rights of the holders of any preferred shares, holders of shares of common stock of a Spinco are entitled to receive dividends when, as and if declared by its board of directors out of funds legally available for that purpose.

        Voting Rights.    Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock of a Spinco cannot cast more than one vote for each position to be filled on the board of directors of the Spinco.

        Other Rights.    In the event of any liquidation, dissolution or winding up of a Spinco after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of its common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.

        Fully Paid.    The issued and outstanding shares of common stock of each Spinco are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that a Spinco may issue in the future will also be fully paid and non-assessable.

Preferred Stock

        Each Spinco is authorized to issue up to [    •    ] million shares of preferred stock, par value $[    •    ] per share. The board of directors of a Spinco, without further action by the holders of its common stock, may issue shares of preferred stock. The board of directors of a Spinco is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

        The authority possessed by the board of directors of a Spinco to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of such Spinco through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. A Spinco board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of its common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and none of the respective boards of directors of any of the Spincos has a present intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

        Each of the Spincos is incorporated in Delaware and is governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Inapplicability of Section 203 of the Delaware General Corporation Law

        The Spincos have opted out of the provisions of Section 203 ("Section 203") of the Delaware General Corporation Law, an anti-takeover law. Consequently, the Spincos will not be subject to Section 203 following the spin-offs.

Anti-takeover Effects of the Certificate of Incorporation and By-laws of a Spinco and Delaware Law

        Some provisions of the Amended and Restated Certificate of Incorporation and by-laws of a Spinco and certain provisions of Delaware law could make the following more difficult:

  •
  acquisition of a Spinco by means of a tender offer;

  •
  acquisition of a Spinco by means of a proxy contest or otherwise; or

  •
  removal of incumbent officers and directors of a Spinco.

Size of Board and Vacancies

        The Amended and Restated Certificate of Incorporation and by-laws of each Spinco provide that the number of directors on that company's board will be fixed exclusively by its board of directors. Newly created directorships resulting from any increase in the authorized number of directors will be filled by a majority of the directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present.

Elimination of Stockholder Action by Written Consent

        The Amended and Restated certificate of incorporation and by-laws expressly eliminate the right of Spinco stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of Spinco stockholders.

Stockholder Meetings

        Under the Amended and Restated Certificate of Incorporation and by-laws of each of the Spincos, stockholders are not entitled to call special meetings of its stockholders; only a majority of the board of directors or other specified individuals may call such meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        The Amended and Restated by-laws of each Spinco establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the Spinco Board or a committee of the Board.

Undesignated Preferred Stock

        The authorization in the Amended and Restated Certificate of Incorporation of each Spinco of undesignated preferred stock makes it possible for the Spinco Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Spinco. The provision in the Spinco Amended and Restated Certificates of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of Spinco management.

NASDAQ Listing

        Each of the Spincos intends to apply to list its shares of common stock on NASDAQ. HSNi expects that its shares will trade under the ticker symbol "[    •    ]." ILG expects that its shares will trade under the ticker symbol "[    •    ]." Ticketmaster expects that its shares will trade under the ticker symbol "[    •    ]." Tree.com expects that its shares will trade under the ticker symbol "[    •    ]."

Limitation on Liability of Directors and Indemnification of Directors and Officers

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation

(other than an action by or in the right of the corporation—a "derivative action"), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        The Amended and Restated Certificate of Incorporation of each Spinco provides that no director shall be liable to the Spinco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to the Spinco or its stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  •
  any transaction from which the director derived an improper personal benefit.

        The Amended and Restated Certificate of Incorporation and by-laws of each Spinco provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, the Spinco will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Spinco, or by reason of the fact that a director or officer of the Spinco is or was serving, at its request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Spinco. A Spinco will indemnify such persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in the best interests of the Spinco and, with respect to any criminal proceeding, had no reason to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the Spinco. Any amendment of this provision will not reduce the indemnification obligations of the Spinco relating to actions taken before an amendment.

        Each Spinco intends to obtain policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on behalf of the Spinco, may also pay amounts for which such Spinco has granted indemnification to the directors or officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Liberty Media Corporation

        In May 2008, in connection with the settlement of litigation relating to the proposed spin-offs, IAC entered into a "Spinco Agreement" with Liberty Media Corporation ("Liberty") and affiliates of Liberty that hold shares of IAC common stock and/or Class B common stock (together with Liberty, the "Liberty Parties"), among others. At the time of the spin-offs, each Spinco will assume from IAC all of those rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements at the Spincos. The following summary describes the material terms of those governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which has been filed as an exhibit to each of the Form 10 registration statements of the Spincos. The Spinco Agreement also requires each Spinco to enter into a registration rights agreement with the Liberty Parties at the time of the spin-offs, as described below.

  Spinco Agreement

  Representation of Liberty on the Spinco Boards of Directors

        The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of a Spinco representing at least 20% of the total voting power of the Spinco's equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Spinco Board of Directors (rounded up to the nearest whole number). Any director nominated by Liberty must be reasonably acceptable to a majority of the directors on the Spinco's Board who were not nominated by Liberty. All but one of Liberty's nominees serving on the Spinco Board of directors must qualify as "independent" under applicable stock exchange rules. In addition, the Nominating and/or Governance committee of the Spinco Board may include only "Qualified Directors," namely directors other than any who were nominated by Liberty, are officers or employees of the Spinco or were not nominated by the Nominating and/or Governance Committee of the Spinco's Board in their initial election to the Board and for whose election any Liberty Party voted shares.

        Until the second anniversary of the spin-off of a Spinco, the Liberty Parties agreed to vote all of the equity securities of a Spinco beneficially owned by them in favor of the election of the full slate of director nominees recommended to stockholders by the Spinco Board of Directors so long as the slate includes the director-candidates that Liberty has the right to nominate.

  Acquisition Restrictions

        The Liberty Parties have agreed in the Spinco Agreement not to acquire beneficial ownership of any equity securities of a Spinco (with specified exceptions) unless:

  •
  the acquisition was approved by a majority of the Qualified Directors;

  •
  the acquisition is permitted under the provisions described in "Competing Offers" below; or

  •
  after giving effect to the acquisition, Liberty's ownership percentage of the equity securities of the Spinco, based on voting power, would not exceed the Applicable Percentage.

        The "Applicable Percentage" initially is Liberty's ownership percentage upon the spin-off of a Spinco, based on voting power (expected to be approximately 30%), plus 5%, but in no event more than 35%. Following a spin-off, the Applicable Percentage for the Spinco will be reduced for specified transfers of equity securities of the Spinco by the Liberty Parties. During the first two years following the spin-off of a Spinco, acquisitions by the Liberty Parties are further limited to specified extraordinary transactions and, otherwise, to acquisitions representing no more than one-third of the Spinco Common Stock received by the Liberty Parties in the spin-off.

  Standstill Restrictions

        Until the second anniversary of the spin-off, unless a majority of the Qualified Directors consent or to the extent permitted by the provisions described under "Acquisition Restrictions" or "Competing Offers" or in certain other limited circumstances, no Liberty Party may:

  •
  offer to acquire beneficial ownership of any equity securities of such Spinco;

  •
  initiate or propose any stockholder proposal or seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of such Spinco;

  •
  offer, seek or propose, collaborate on or encourage any merger or other extraordinary transaction;

  •
  subject any equity securities of such Spinco to a voting agreement;

  •
  make a request to amend any of the provisions described under "Acquisition Restrictions", "Standstill Restrictions" or "Competing Offers";

  •
  make any public disclosure, or take any action which could reasonably be expected to require such Spinco to make any public disclosure, with respect to any of the provisions described under "Standstill Restrictions"; or

  •
  enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the provisions described under "Standstill Restrictions".

  Transfer Restrictions

        Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of a Spinco to any person except for certain transfers, including:

  •
  transfers under Rule 144 under the Securities Act of 1933 (or, if Rule 144 is not applicable, in "broker transactions");

  •
  transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by the Spinco;

  •
  transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of the Spinco's equity securities, giving effect to the transfer, would exceed 15%;

  •
  a transfer of all of the equity securities of the Spinco beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee's ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement relating to the Spinco;

  •
  specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

  •
  specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties' equity securities in the Spinco, subject to specified restrictions.

        During the first two years following the applicable spin-off, transfers otherwise permitted by the first and third bullets above will be prohibited, and transfers otherwise permitted by the fourth and sixth bullets above in respect of which IAC and the Spinco do not make certain determinations with respect to the transferee will be prohibited, unless such transfers represent no more than one-third of the Spinco Common Stock received by the Liberty Parties in the spin-off.

  Competing Offers

        During the period when Liberty continues to have the right to nominate directors to a Spinco's Board of Directors, if the Spinco's Board of Directors determines to pursue certain types of transactions on a negotiated basis (either through an "auction" or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that the Spinco is negotiating with a single bidder, the Spinco's Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

        If a third party (x) commences a tender or exchange offer for at least 35% of the capital stock of the Spinco other than pursuant to an agreement with the Spinco or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and the Spinco's Board fails to take certain actions to block such third party from acquiring an ownership percentage of the Spinco (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under "Standstill Restrictions" and "Acquisition Restrictions" above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty's ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the applicable spin-off and the date that Liberty's ownership percentage (based on voting power) exceeds 50%, the obligations described under "Acquisition Restrictions" will be terminated.

  Other

        Following the spin-off of a Spinco, amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and the Spinco that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

  Registration Rights Agreement

        As indicated above under "Spinco Agreement", each Spinco will grant to Liberty the registration rights described below at the time of its spin-off.

        Under the registration rights agreement, the Liberty Parties and their permitted transferees (the "Holders") will be entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of Spinco common stock received by the Liberty Parties as a result of the Spinco's spin-off and other shares of Spinco common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the "Registrable Shares"). The Holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

        The Spinco will be obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify the Spinco, against specified liabilities in connection with misstatements or omissions in any registration statement.

Relationships Among IAC and the Spincos

        Following the spin-offs, the relationships among IAC and the Spincos will be governed by a number of agreements. These agreements include, among others:

  •
  a Separation and Distribution Agreement;

  •
  a Tax Sharing Agreement;

  •
  an Employee Matters Agreement; and

  •
  a Transition Services Agreement (collectively, the "Spin-Off Agreements").

        The Spin-Off Agreements will be filed as exhibits to the respective registration statement on Form 10 of each of the Spincos, of which this information statement is a part, and the summaries of each such agreement are qualified by reference to the full text of the applicable agreement.

  Separation and Distribution Agreement

        The Separation and Distribution Agreement will set forth the arrangements among IAC and each of the Spincos regarding the principal transactions necessary to separate each of the Spincos from IAC, as well as govern certain aspects of the relationship of a Spinco with IAC and other Spincos after the completion of the spin-offs.

        Each Spinco will agree to indemnify, defend and hold harmless (and to cause the other members of its respective group to indemnify, defend and hold harmless), under the Separation and Distribution Agreement, IAC and each of the other Spincos, and each of their respective current and former directors, officers and employees, from and against any losses arising out of any breach by such indemnifying companies of the Spin-Off Agreements, any failure by such indemnifying company to assume and perform any of the liabilities allocated to such company and any liabilities relating to the indemnifying company's financial and business information included in filings made with the SEC in connection with the spin-offs. IAC will agree to indemnify, defend and hold harmless each of the Spincos, and each of their respective current and former directors, officers and employees, from and against losses arising out of any breach by IAC of the Spin-Off Agreements, and any failure by IAC to perform its obligations under the Separation and Distribution Agreement or any Spin-Off Agreement.

        In addition, the Separation and Distribution Agreement will also govern insurance and related reimbursement arrangements, provision and retention of records, access to information and confidentiality, cooperation with respect to governmental filings and third party consents and access to property.

  Tax Sharing Agreement

        The Tax Sharing Agreement governs the respective rights, responsibilities and obligations of IAC and each Spinco after the spin-off of such Spinco with respect to taxes for periods ending on or before the spin-off of such Spinco. In general, pursuant to the Tax Sharing Agreement, IAC will prepare and file the consolidated federal income tax return, and any other tax returns that include IAC (or any of its subsidiaries) and a Spinco (or any of its subsidiaries) for all taxable periods ending on or prior to, or including, the distribution date of such Spinco with the appropriate tax authorities, and, except as otherwise set forth below, IAC will pay any taxes relating thereto to the relevant tax authority (including any taxes attributable to an audit adjustment with respect to such returns; provided that IAC will not be responsible for audit adjustments relating to the business of a Spinco (or any of its subsidiaries) with respect to pre-spin off periods if such Spinco fails to fully cooperate with IAC in the conduct of such audit). Each Spinco will prepare and file all tax returns that include solely such Spinco and/or its subsidiaries and any separate company tax returns for such Spinco and/or its subsidiaries for all taxable periods ending on or prior to, or including, the distribution date of such Spinco, and will pay all taxes due with respect to such tax returns (including any taxes attributable to an audit adjustment with respect to such returns). In the event an adjustment with respect to a pre-spin off period for which IAC is responsible results in a tax benefit to a Spinco in a post-spin off period, such Spinco will be required to pay such tax benefit to IAC. In general, IAC controls all audits and administrative matters and other tax proceedings relating to the consolidated federal income tax return of the IAC group and any other tax returns for which the IAC group is responsible.

        Under the Tax Sharing Agreement a Spinco generally (i) may not take (or fail to take) any action that would cause any representation, information or covenant contained in the separation documents or the documents relating to the IRS private letter ruling and the tax opinion regarding the spin-off of such Spinco to be untrue, (ii) may not take (or fail to take) any other action that would cause the spin-off of such Spinco to lose its tax free status, (iii) may not sell, issue, redeem or otherwise acquire any of its equity securities (or equity securities of members of its group), except in certain specified transactions for a period of 25 months following the spin-off of such Spinco and (iv) may not, other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of 25 months following the spin-off. Tree.com will not be subject to certain of the restrictions applicable to the other Spincos during the 25-month period following the spin-off of each such other Spinco. During the 25-month period, a Spinco may take certain actions prohibited by these covenants if it provides IAC with a supplemental IRS private letter ruling or an unqualified opinion of tax counsel to the effect that such actions will not affect the tax free nature of the spin-off of such Spinco, in each case satisfactory to IAC in its sole discretion. In addition, with respect to actions or transactions involving acquisitions of Spinco stock entered into at least 18 months after the distribution of such Spinco, such Spinco will be permitted to proceed with such transaction if it delivers an unconditional officer's certificate establishing facts evidencing that such acquisition satisfies the requirements of a specified safe harbor set forth in applicable U.S. Treasury Regulations, and IAC, after due diligence, is satisfied with the accuracy of such certification.

        Notwithstanding the receipt of any such supplemental IRS ruling, tax opinion or officer's certificate, each Spinco must indemnify IAC and each other Spinco for any taxes and related losses resulting from (i) any act or failure to act by such Spinco described in the covenants above, (ii) any acquisition of equity securities or assets of such Spinco or any member of its group, and (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or the documents relating to the IRS private letter ruling or tax opinion concerning the spin-off of such Spinco.

        Under U.S. federal income tax law, IAC and the Spincos are severally liable for all of IAC's federal income taxes attributable to periods prior to and including the current taxable year of IAC, which ends on December 31, 2008. Thus, if IAC failed to pay the federal income taxes attributable to it under the Tax Sharing Agreement for periods prior to and including the current taxable year of IAC, the Spincos would be severally liable for such taxes. In the event IAC or a Spinco is required to make a payment in respect of a tax liability of the IAC consolidated federal income tax return group under these rules for which IAC or such Spinco is not responsible under the Tax Sharing Agreement and full indemnification cannot be obtained from the party responsible for such payment under the Tax Sharing Agreement, the unindemnified portion of such liability will be allocated among IAC and the Spincos based on a "sharing ratio."

        The Tax Sharing Agreement also contains provisions regarding the apportionment of tax attributes of the IAC consolidated federal income tax return group, the allocation of deductions with respect to compensatory equity interests, cooperation, and other customary matters.

  Employee Matters Agreement

        The employee matters agreement covers a wide range of compensation and benefit issues related to the spin-offs. In general, under the employee matters agreement:

  •
  IAC will assume or retain (i) all liabilities with respect to IAC employees, former IAC employees (excluding any former employees of the Spincos) and their dependents and beneficiaries under all IAC employee benefit plans, and (ii) all liabilities with respect to the employment or termination of employment of all IAC employees, former IAC employees (excluding any former employees of the Spincos) and their dependents and beneficiaries.

  •
  Each Spinco will assume or retain (i) all liabilities under its employee benefit plans, and (ii) all liabilities with respect to the employment or termination of employment of all such Spinco's employees, former employees and their dependents and beneficiaries.

        Subject to a transition period through the end of 2008 with respect to health and welfare benefits, after the spin-offs, the Spincos no longer will participate in IAC's employee benefit plans, but will have established their own employee benefit plans that are currently expected to be substantially similar to the plans sponsored by IAC prior to the spin-offs. Through the end of 2008, IAC will continue to provide health and welfare benefits to employees of the Spincos and each Spinco will bear the cost of this coverage with respect to its employees. Assets and liabilities from the IAC Retirement Savings Plan relating to Spinco employees and former employees will be transferred to the applicable, newly established Spinco Retirement Savings Plan as soon as practicable following the spin-offs. For a description of the treatment of outstanding IAC equity awards pursuant to the employee matters agreement, see "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

  Transition Services Agreement

        Pursuant to a transition services agreement among IAC and the Spincos, each of IAC and the Spincos currently expect that some combination of the following services, among others, will be provided by/to the parties (and/or their respective businesses) as set forth below on an interim, transitional basis following completion of the spin-offs:

  •
  assistance with certain legal, finance, internal audit, human resources, insurance and tax affairs, including assistance with certain public company functions, from IAC to the Spincos;

  •
  continued coverage/participation for employees of the Spincos under IAC health and welfare plans on the same basis as immediately prior to the distribution;

  •
  the leasing/subleasing of office and/or data center space by IAC and its businesses to various Spincos (and vice versa);

  •
  assistance with the implementation and hosting of certain software applications by/from IAC and its businesses for various Spincos (and vice versa);

  •
  call center and customer relations services by Ticketmaster to IAC's Reserve America business and Tree.com;

  •
  payroll processing services by Ticketmaster to certain IAC businesses and an ILG business and by HSNi to IAC;

  •
  tax compliance services by HSNi to ILG and accounting services by Ticketmaster to IAC; and

  •
  such other services as to which any Spinco(s) and IAC may agree.

        The charges for these services will be on a cost plus fixed percentage or hourly rate basis to be agreed upon prior to the completion of the spin-offs. In general, the services to be provided by/to the parties (and/or their respective businesses) will begin on the date of the completion of the spin-offs and will cover a period generally not expected to exceed 12 months following the spin-offs. Any party may terminate the agreement with respect to one or more particular services being received by it upon such notice as will be provided for in the transition services agreement.

  Commercial Agreements

        Each of the Spincos currently, and for the foreseeable future, expect to continue to work together pursuant to a variety of commercial relationships with IAC and/or other Spincos. Additionally, in connection with the spin-offs, each Spinco is expected to enter or was entered into various commercial agreements, primarily in the form of leases and distribution and services agreements, between their subsidiaries, on the one hand, and subsidiaries of IAC and/or one or more other Spincos, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-offs and which are intended to reflect arm's length terms and none of which is expected to constitute a material contract to the applicable Spinco. Below is a brief description of such agreements that, individually or together with similar agreements, involve revenues to either of IAC or a Spinco in excess of $120,000. Distribution agreements generally involve the payment of fees (usually on a fixed-per-transaction, revenue share or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution.

        HSNi.    Certain subsidiaries of HSNi distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa). For example:

  •
  HSNi sells merchandise on behalf of Shoebuy through HSN and various Cornerstone brands; and

  •
  IAC's EPI business makes certain promotional offers available to consumers who purchase merchandise from HSNi businesses.

        Aggregate revenues earned in respect of commercial agreements between HSNi and IAC by HSNi subsidiaries from businesses that IAC will own following the distribution were approximately $320,000 in 2007. Aggregate payments made by HSNi subsidiaries to IAC subsidiaries in respect of these commercial agreements were approximately $1.8 million in 2007.

        ILG.    Certain subsidiaries of ILG distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa). For example, IAC's EPI business makes its Entertainment Book and online content available to ILG for inclusion as a membership benefit in the Interval Network, as well as certain promotional offers, discounts and programs for use in ILG travel club programs.

        Aggregate revenues earned in respect of commercial agreements between ILG and IAC by ILG subsidiaries from businesses that IAC will own following the distribution were not material in 2007. Aggregate payments made by ILG subsidiaries to IAC subsidiaries in respect of these agreements were approximately $2.1 million in 2007.

        Ticketmaster.    Certain subsidiaries of Ticketmaster (i) distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa), (ii) provide certain subsidiaries of IAC and/or other Spincos with various services (and vice versa) and/or (iii) lease office space from IAC. For example:

  •
  EPI makes certain promotional offers available to consumers who purchase tickets on Ticketmaster websites;

  •
  Ticketmaster leases its corporate headquarters in California, as well as office space for its New York City operations at IAC's headquarters, from IAC; and

  •
  IAC's Advertising Solutions business acts as a sales agent for Ticketmaster in connection with the sale of advertising on www.ticketmaster.com and websites of other Ticketmaster businesses.

        Aggregate revenues earned in respect of commercial agreements between Ticketmaster and IAC by Ticketmaster subsidiaries from businesses that IAC will own following the distribution were approximately $12.2 million in 2007. Aggregate payments made by Ticketmaster subsidiaries to IAC and its subsidiaries in respect of commercial agreements were approximately $4.2 million in 2007.

        Tree.com.    Certain subsidiaries of Tree.com (i) distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa), (ii) provide certain subsidiaries of IAC and/or other Spincos with various services (and vice versa) and/or (iii) lease office space from IAC. For example:

  •
  Tree.com licenses certain real estate information to IAC's Ask.com business for use in connection with real estate related search results; and

  •
  IAC's Ask.com and Citysearch businesses provide search engine marketing services and advertising to Tree.com businesses; and

  •
  Tree.com leases office space for its Chairman at IAC's headquarters, which arrangements commenced in 2008.

        Aggregate revenues earned in respect of commercial agreements between Tree.com and IAC by Tree.com subsidiaries from businesses that IAC will own following the distribution were approximately $300,000 in 2007. Aggregate payments made by Tree.com subsidiaries to IAC subsidiaries in respect of these commercial agreements were approximately $400,000 in 2007.

Certain Other Relationships and Related Person Transactions

        The Spincos are currently subject to the policies and procedures of IAC regarding the review and approval of related person transactions. Following the spin-offs, each of the Spincos will adopt appropriate policies and procedures for the review and approval of related person transactions. The disclosure below describes related person transactions involving certain of the Spincos and related parties of IAC prior to the spin-offs, as well as certain relationships involving Spincos and their respective related parties. The terms "related person" and "transaction" have the meanings set forth in Item 404(a) of Regulations S-K under the Securities Act of 1933, as amended.

  HSNi

        HSNi works with High Fashion Garments, Inc. ("HFG") and a number of other third parties to develop new product lines and source manufacturers for existing product lines in the ordinary course of business. The brother-in-law of HSNi's Chief Executive Officer is an employee of HFG, in which capacity he assisted with the development and manufacturing of three product lines for HSN, and his spouse is a consultant for HFG, in which capacity she assisted with the design and development of a product line for HSN. While HSN purchased merchandise from HFG that was developed, manufactured and/or designed with assistance from these individuals in 2007 and 2006, no amounts were paid by either of HFG or HSN to these individuals in connection with such sales. The arrangements between HFG and the brother-in-law do not provide for the payment of any amounts relating to these purchases, and while the arrangements between HFG and the sister-in-law do provide for the payment of commissions, the relevant targets were not met.

        In 2007, an HSNi subsidiary made payments to a subsidiary of Warner Music Group in the aggregate amount of approximately $380,000 for music products. Warner Music Group is a related party of IAC because Mr. Edgar Bronfman, a member of the IAC Board of Directors, is the Chief Executive Officer of Warner Music Group.

  ILG

        In 2007, an ILG subsidiary made payments to Arise Virtual Solutions in the aggregate amount of approximately $3.2 million for call center services. Arise Virtual Solutions is a related party of IAC because it is a portfolio company of Accretive LLC, of which Mr. Edgar Bronfman, a member of the IAC Board of Directors, is a partner.

        In 2007, ILG received payments from Expedia subsidiaries in the aggregate amount of approximately $380,000, which amount represents commissions payable to ILG in connection with the booking of travel accommodations from certain Expedia travel suppliers through an existing affiliate distribution relationship. IAC and Expedia are related parties because they are under common control.

  Ticketmaster

        In 2007, a Ticketmaster subsidiary received payments from an Expedia subsidiary in the aggregate amount of approximately $3.0 million for call center services. IAC and Expedia are related parties because they are under common control.

SPINCO STOCK AND ANNUAL INCENTIVE PLANS

Introduction

        Prior to the completion of the spin-offs, each Spinco expects to adopt a Stock and Annual Incentive Plan. The purpose of these plans will be to assist the Spincos in attracting, retaining and motivating officers and employees, and to provide them with the ability to provide incentives more directly linked to the profitability of their respective businesses and increases in stockholder value. In addition, these plans are expected to provide for the assumption of awards pursuant to the adjustment of awards granted under current plans of IAC and its subsidiaries. See "The Separation—Treatment of Outstanding IAC Compensatory Equity-Based Awards."

Description

        Each Stock and Annual Incentive Plan is expected to contain important features that are summarized below. The description below is a generic description that will apply to the Stock and Annual Incentive Plan adopted by each Spinco.

Administration

        The Stock and Annual Incentive Plan will be administered by the Compensation and Human Resources Committee or such other committee of the Board as the Spinco Board of Directors may from time to time designate (the "Committee"). Among other things, the Committee will have the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of Spinco common stock to be covered by each award, and to determine the terms and conditions of any such awards.

Eligibility

        In addition to individuals who hold outstanding adjusted awards, persons who serve or agree to serve as officers, employees, non-employee directors or consultants of Spinco and its subsidiaries and affiliates will be eligible to be granted awards under the Stock and Annual Incentive Plan (other than adjusted awards that are assumed in connection with the spin-offs).

Shares Subject to the Plan

        The Stock and Annual Incentive Plan will authorize the issuance of up to [    •    ] shares of Spinco common stock pursuant to new awards under the plan, plus shares to be granted pursuant to the assumption of outstanding adjusted awards. No single participant may be granted awards covering in excess of [    •    ] shares of Spinco common stock over the life of the Stock and Annual Incentive Plan.

        The shares of Spinco common stock subject to grant under the Stock and Annual Incentive Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the Spinco Board. Other than adjusted awards, to the extent that any award is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of Spinco common stock subject to such awards not delivered as a result thereof will again be available for awards under the plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of Spinco common stock (by either actual delivery or by attestation), only the number of shares of Spinco common stock issued net of the shares of Spinco common stock delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares of Spinco common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of Spinco common stock will not generally be deemed to have been delivered for purposes of the limits set forth in the plan.

        In the event of certain extraordinary corporate transactions, the Committee or the Spinco Board will be able to make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the plan, (2) the various maximum limitations set forth in the plan, (3) the number and kind of shares or other securities subject to outstanding awards; and (4) the exercise price of outstanding options and stock appreciation rights.

        As indicated above, several types of stock grants can be made under the Stock and Annual Incentive Plan. A summary of these grants is set forth below. The Stock and Annual Incentive Plan will govern options and restricted stock units that convert from existing IAC options and IAC restricted stock units in connection with the spin-offs, as well as other award grants made following the spin-offs pursuant to such plans. Notwithstanding the foregoing, the terms that govern IAC options and IAC restricted stock units that convert into options, and restricted stock units of the various Spincos in connection with the spin-offs, will govern such options and restricted stock units to the extent inconsistent with the terms described below.

Stock Options and Stock Appreciation Rights

        Stock options granted under the Stock and Annual Incentive Plan may either be incentive stock options or nonqualified stock options. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Committee, in Spinco common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights shall be as determined by the Committee, but an ISO may not have a term longer than ten years from the date of grant. The Committee will determine the vesting and exercise schedule of options and stock appreciation rights, and the extent to which they will be exercisable after the award holder's employment terminates. Generally, unvested options and stock appreciation rights terminate upon the termination of employment, and vested options and stock appreciation rights will remain exercisable for one year after the award holder's death, disability or retirement, and 90 days after the award holder's termination for any other reason. Vested options and stock appreciation rights will also terminate upon the optionee's termination for cause (as defined in the plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or stock appreciation rights, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the participant's family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock

        Restricted stock may be granted with such restriction periods as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. In the case of performance-based awards that are intended to qualify under Section 162(m)(4) of the Internal Revenue Code of 1986, as amended, (i) such goals will be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing-spending efficiency, core non-interest income, change in working capital, return on capital and/or stock price, with respect to the Spinco or any subsidiary, division or department of such Spinco. Such performance goals also may be based upon the attaining of specified levels of Spinco, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries. Performance goals based on the foregoing factors are hereinafter referred to as "Spinco Performance Goals." The terms and conditions of restricted stock awards (including any applicable Spinco Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by Spinco. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than such restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

Restricted Stock Units

        The Committee may grant restricted stock units payable in cash or shares of Spinco common stock, conditioned upon continued service and/or the attainment of Spinco Performance Goals determined by the Committee. The terms and conditions of restricted stock unit awards (including any Spinco Performance Goals) need not be the same with respect to each participant.

Other Stock-Based Awards

        Other awards of Spinco common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, Spinco common stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures, may be granted under the plan.

Bonus Awards

        Bonus awards granted to eligible employees of Spinco and its subsidiaries and affiliates under the Stock and Annual Incentive Plan shall be based upon the attainment of the Spinco Performance Goals established by the Committee for the plan year or such shorter performance period as may be established by the Committee. Bonus amounts earned by any individual shall be limited to $[    •    ] million for any plan year, pro rated (if so determined by the Committee) for any shorter performance period. Bonus amounts will be paid in cash or, in the discretion of Spinco, in Spinco common stock, as soon as practicable following the end of the plan year. The Committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of Spinco Performance Goals.

Change in Control

        [To come.]

Amendment and Discontinuance

        The Stock and Annual Incentive Plan may be amended, altered or discontinued by the Spinco Board, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, restricted stock unit award or bonus award previously granted without the optionee's or recipient's consent. Amendments to each Stock and Annual Incentive Plan will require stockholder approval to the extent such approval is required by law or agreement.

WHERE YOU CAN FIND MORE INFORMATION

        Each of the Spincos has filed a registration statement on Form 10 with the SEC with respect to the shares of its common stock that IAC stockholders will receive in the spin-offs. This information statement, which is a part of each such registration statement, does not include all of the information that you can find in each such registration statement or the exhibits to each such the registration statement. For additional information relating to each of the Spincos and the spin-offs, reference is made to the registration statements and the exhibits to the registration statements. Statements contained in this information statement as to the contents of any contract or document are not necessarily complete and, if the contract or document is filed as an exhibit to a registration statement, is qualified in all respects by reference to the relevant exhibit.

        After the spin-offs, each of the Spincos will file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statements are, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC's website at www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC's regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

ANNEX A

HSN, INC. AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        We have audited the accompanying combined balance sheets of HSN, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related combined statements of operations, invested equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule on page A-33. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of HSN, Inc. and subsidiaries at December 31, 2007 and 2006, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York
May 5, 2008

HSN, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue	$2,908,242	$2,877,954	$2,670,951
Cost of sales (exclusive of depreciation shown separately below)	1,820,048	1,765,203	1,647,857

Gross margin	1,088,194	1,112,751	1,023,094
Selling and marketing expense	595,911	584,997	500,877
General and administrative expense	211,955	186,261	171,180
Production and programming expense	59,051	56,800	55,494
Amortization of non-cash marketing	4,442	—	—
Amortization of intangibles	12,681	34,224	59,444
Depreciation	34,363	37,273	40,947

Operating income	169,791	213,196	195,152
Other income (expense):
Interest income	252	586	345
Interest expense	—	—	(992)
Other expense	(256)	(1,040)	(1,118)

Total other expense, net	(4)	(454)	(1,765)

Earnings from continuing operations before income taxes	169,787	212,742	193,387
Income tax provision	(64,554)	(79,210)	(66,310)

Earnings from continuing operations	105,233	133,532	127,077
Gain on sale of discontinued operations, net of tax	30,572	—	73,335
Income (loss) from discontinued operations, net of tax	28,999	(10,715)	22,809

Net income	$164,804	$122,817	$223,221

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

COMBINED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and cash equivalents	$6,220	$53,367
Accounts receivable, net of allowance of $8,112 and $5,994, respectively	192,609	158,416
Inventories	317,411	313,913
Deferred income taxes	24,606	22,864
Assets held for sale	—	226,880
Prepaid expenses and other current assets	55,182	53,323

Total current assets	596,028	828,763
Property and equipment, net	155,805	143,209
Goodwill	2,884,389	2,883,769
Intangible assets, net	571,662	584,343
Other non-current assets	12,747	18,083

TOTAL ASSETS	$4,220,631	$4,458,167

LIABILITIES AND INVESTED EQUITY
LIABILITIES:
Accounts payable, trade	$260,531	$250,782
Income taxes payable	1,811	2,606
Liabilities held for sale	—	64,345
Accrued expenses and other current liabilities	186,501	170,438

Total current liabilities	448,843	488,171
Other long-term liabilities	8,933	9,709
Deferred income taxes	819,969	836,571
Commitments and contingencies
INVESTED EQUITY:
Invested capital	4,522,873	4,569,019
Receivables from IAC and subsidiaries	(1,581,157)	(1,483,873)
Accumulated other comprehensive income	1,170	38,570

Total invested equity	2,942,886	3,123,716

TOTAL LIABILITIES AND INVESTED EQUITY	$4,220,631	$4,458,167

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF INVESTED EQUITY

	Total	Invested Capital	Receivables from IAC and Subsidiaries	Accumulated Other Comprehensive Income
	(In thousands)
Balance as of December 31, 2004	$2,464,651	$2,791,731	$(358,947)	$31,867
Comprehensive income:
Net income for the year ended December 31, 2005	223,221	223,221	—	—
Foreign currency translation	(13,561)	—	—	(13,561)
Net losses on derivative contracts	(496)	—	—	(496)

Comprehensive income	209,164
Net transfers from IAC(a)	1,430,971	1,430,971	—	—
Net change in receivables from IAC and subsidiaries	(946,426)	—	(946,426)	—

Balance as of December 31, 2005	3,158,360	4,445,923	(1,305,373)	17,810
Comprehensive income:
Net income for the year ended December 31, 2006	122,817	122,817	—	—
Foreign currency translation	16,441	—	—	16,441
Net gains on derivative contracts	4,319	—	—	4,319

Comprehensive income	143,577
Net transfers from IAC	279	279	—	—
Net change in receivables from IAC and subsidiaries	(178,500)	—	(178,500)	—

Balance as of December 31, 2006	3,123,716	4,569,019	(1,483,873)	38,570
Comprehensive income:
Net income for the year ended December 31, 2007	164,804	164,804	—	—
Foreign currency translation	(35,045)	—	—	(35,045)
Net losses on derivative contracts	(2,355)	—	—	(2,355)

Comprehensive income	127,404
Cumulative effect of adoption of FIN 48	(225)	(225)	—	—
Net transfers to IAC (principally transfer of investment and contingent value right)(b)	(210,725)	(210,725)	—	—
Net change in receivables from IAC and subsidiaries	(97,284)	—	(97,284)	—

Balance as of December 31, 2007	$2,942,886	$4,522,873	$(1,581,157)	$1,170

(a)
Consists principally of a capital contribution made in connection with restructuring steps implemented in order for IAC to spin-off its travel related businesses and funding for the acquisition of Cornerstone Brands. See Note 3 for a further discussion of the acquisition of Cornerstone Brands.

(b)
See Note 15 for a further discussion of these transfers.

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net income	$164,804	$122,817	$223,221
Less: (income) loss from discontinued operations, net of tax	(59,571)	10,715	(96,144)

Earnings from continuing operations	105,233	133,532	127,077
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Amortization of intangibles	12,681	34,224	59,444
Depreciation	34,363	37,273	40,947
Non-cash compensation expense	12,160	11,746	13,725
Amortization of cable and satellite distribution fees	4,866	29,565	70,401
Amortization of non-cash marketing	4,442	—	—
Deferred income taxes	(11,803)	(15,282)	(38,945)
Excess tax benefits from stock-based awards	—	—	49,889
Bad debt expense	14,598	10,734	10,793
Inventory carrying value adjustment	9,100	6,164	(833)
Increase in cable and satellite distribution fees	—	(16,876)	(24,011)
Changes in current assets and liabilities:
Accounts receivable	(53,130)	(15,382)	(28,206)
Inventories	(12,598)	(29,579)	9,491
Prepaid expenses and other current assets	(2,212)	(1,459)	4,325
Accounts payable and other current liabilities	29,001	(16,138)	(20,073)
Income taxes payable	(9,799)	1,016	(74,365)
Other, net	682	(1,833)	396

Net cash provided by operating activities attributable to continuing operations	137,584	167,705	200,055

Cash flows from investing activities attributable to continuing operations:
Transfers to IAC	(91,560)	(188,269)	(803,768)
Acquisitions, net of cash acquired	(935)	(338)	(704,531)
Capital expenditures	(48,714)	(35,985)	(36,037)
Other, net	1,048	164	4,475

Net cash used in investing activities attributable to continuing operations	(140,161)	(224,428)	(1,539,861)

Cash flows from financing activities attributable to continuing operations:
Capital contributions from IAC	—	—	1,429,660
Principal payments on long-term obligations	—	—	(36,876)
Excess tax benefits from stock-based awards	2,401	2,269	—
Other, net	(10)	—	—

Net cash provided by financing activities attributable to continuing operations	2,391	2,269	1,392,784

Total cash (used in) provided by continuing operations	(186)	(54,454)	52,978

Net cash (used in) provided by operating activities attributable to discontinued operations	(8,956)	(27,931)	2,881
Net cash (used in) provided by investing activities attributable to discontinued operations	(965)	(8,526)	180,406
Net cash used in financing activities attributable to discontinued operations	(38,571)	(1,748)	(167,210)

Total cash (used in) provided by discontinued operations	(48,492)	(38,205)	16,077
Effect of exchange rate changes on cash and cash equivalents	1,531	7,788	(17,138)

Net (decrease) increase in cash and cash equivalents	(47,147)	(84,871)	51,917
Cash and cash equivalents at beginning of period	53,367	138,238	86,321

Cash and cash equivalents at end of period	$6,220	$53,367	$138,238

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying HSN, Inc. ("HSNi") as one of those five companies. In these combined financial statements, we refer to the separation transaction herein as the "spin-off." In connection with the spin-off, HSNi was incorporated as a Delaware corporation in May 2008. HSNi currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, HSNi will primarily consist of HSN and Cornerstone, the businesses that formerly comprised IAC's Retailing segment. HSN consists of the HSN television network and HSN.com, and Cornerstone includes the Cornerstone Brands portfolio of leading print catalogs and related websites, as well as a limited number of retail stores. HSNi will not include the equity investment in Jupiter Shop Channel, the investment in Arcandor AG and the related contingent value right. The businesses to be operated by HSNi following the spin-off are referred to herein as the "HSNi Businesses." HSNi will also include the entities described below in "Discontinued Operations."

Basis of Presentation

        The historical combined financial statements of HSNi and its subsidiaries reflect the contribution or other transfer to HSNi of all of the subsidiaries and assets and the assumption by HSNi of all of the liabilities relating to the HSNi Businesses in connection with the spin-off and the allocation to HSNi of certain IAC corporate expenses relating to the HSNi Businesses. Accordingly, the historical combined financial statements of HSNi reflect the historical financial position, results of operations and cash flows of the HSNi Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the HSNi Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for HSNi on an as if stand-alone, separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because they exclude certain investments and assets that were owned, either directly or indirectly, by legal entities that comprise the HSNi Businesses. The ownership of these investments and assets will be retained by IAC after the spin-off. These combined financial statements present IAC's and its subsidiaries net investment in the HSNi Businesses as invested equity in lieu of shareholders' equity. Intercompany transactions and accounts have been eliminated.

        In the opinion of HSNi's management, the assumptions underlying the historical combined financial statements of HSNi are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of HSNi would have been had HSNi been a stand-alone company during the periods presented.

Company Overview

        HSNi markets and sells a wide range of third party and private label merchandise directly to consumers through (i) television home shopping programming broadcast on the HSN television network, (ii) catalogs, which consist primarily of the Cornerstone Brands portfolio of leading print catalogs which includes Frontgate, Garnet Hill, Ballard Designs, Improvements, Smith & Noble, The Territory Ahead and TravelSmith and (iii) websites, which consist primarily of HSN.com and branded websites operated by Cornerstone Brands. HSNi's television home shopping business and related

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

internet commerce is referred to herein as "HSN" and all catalog operations, including related internet commerce, are collectively referred to herein as "Cornerstone."

        HSN offerings primarily consist of jewelry, apparel & accessories, health & beauty and home & other. Merchandise offered by Cornerstone primarily consists of home furnishings (including indoor/outdoor furniture, window treatments and other home related goods) and apparel & accessories.

Discontinued Operations

        Discontinued operations consist of HSNi Businesses that engaged in television retailing and other forms of television-based commerce in Europe, primarily in Germany and the United Kingdom. Discontinued operations in Germany consist of EUVÍA, a group of companies that were primarily engaged in television game-based entertainment and commerce; and Home Shopping Europe GmbH & Co. KG, and its affiliated station HSE24 ("HSE"), a television and internet retailer. Discontinued operations in the United Kingdom consist of Quiz TV Limited a television game-based entertainment network and iBuy, a television and internet auction formatted retailer.

        During the second quarter of 2005, HSNi sold its 48.6% ownership interest in EUVÍA. During the second quarter of 2006, Quiz TV Limited ceased operations and during the fourth quarter of 2006, iBuy was classified as held for sale. Additionally, in the second quarter of 2007, both iBuy's assets and HSNi's German TV and internet retailer, HSE, were sold. Accordingly, discontinued operations in the accompanying combined statements of operations and cash flows include EUVÍA and HSE through June 2, 2005 and June 19, 2007, respectively. The assets of HSE are included in "Assets held for sale" and the liabilities of HSE are included in "Liabilities held for sale" in the accompanying combined balance sheet at December 31, 2006. Quiz TV Limited and iBuy are presented as discontinued operations in the accompanying combined balance sheets and combined statements of operations and cash flows for all periods presented. See Note 10 for a further description of discontinued operations.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

        Revenue primarily consists of merchandise sales and is reduced by incentive discounts and sales returns to arrive at net sales. In accordance with Staff Accounting Bulletin 104, revenue is recorded when delivery to the customer has occurred. Delivery is considered to have occurred when the customer takes title and assumes the risks and rewards of ownership, which is generally on the date of shipment. HSNi's sales policy allows customers to return merchandise for a full refund or exchange, subject in some cases to restocking fees and exceptions for certain merchandise. Allowances for returned merchandise and other adjustments (including reimbursed shipping and handling costs) are provided based upon past experience. HSNi believes that actual returns of product sales have not materially varied from estimates in any of the periods presented. HSNi's estimated return rates were 18.4% in 2007, 17.7% in 2006 and 16.5% in 2005. Sales taxes collected are not included in revenue.

Shipping and Handling Fees and Costs

        Shipping and handling fees billed to customers are recorded as revenue. The costs associated with shipping goods to customers are recorded as cost of sales.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include cash and money market instruments.

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. HSN provides extended payment terms to its customers known as Flexpay. Flexpay is offered on certain products sold by HSN. Revenue is recorded when delivery to the customer has occurred, at which time HSN collects the first payment, sales tax and all shipping and handling fees. Subsequent collections are due from customers in 30-day increments payable automatically by credit or debit card. HSN offers Flexpay programs ranging from two to six interest-free payments. Flexpay receivables consist of outstanding balances owed by customers, less a reserve for uncollectible balances. The balance of Flexpay receivables, net of allowance, at December 31, 2007 and 2006 was $149.9 million and $119.1 million, respectively. Flexpay sales were 54%, 48% and 48% of total HSN's net merchandise sales for the years ended December 31, 2007, 2006 and 2005, respectively.

        Accounts receivable outstanding longer than the contractual payment terms are considered past due. HSNi determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, HSNi's previous loss history and the condition of the general economy. HSNi writes off accounts receivable when they become uncollectible.

Inventories

        Inventories, which primarily consist of finished goods, are valued at the lower of cost or market, with the cost being determined based upon the first-in, first-out method. Cost includes inbound freight and duties and, in the case of HSN, certain allocable general and administrative costs, including certain warehouse costs. Inventories include approximately $4.9 million and $5.0 million of these allocable general and administrative overhead costs at December 31, 2007 and 2006, respectively, and approximately $17.8 million, $19.8 million and $19.4 million of such costs were included in "General and administrative expense" in the accompanying combined statements of operations for the years ended December 31, 2007, 2006 and 2005, respectively. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

Asset Category	Depreciation Period
Computer equipment and capitalized software	3 to 6 Years
Buildings and leasehold improvements	3 to 39 Years
Furniture and other equipment	3 to 10 Years

        In accordance with American Institute of Certified Public Accountants' Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," HSNi capitalizes certain qualified costs incurred in connection with the development of internal use

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

software. Capitalization of internal use software costs begins when the preliminary project stage is completed, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized internal use software is depreciated on a straight-line basis over the estimated useful life of the software, not to exceed three years. Capitalized internal software costs, net of accumulated depreciation, totaled $24.1 million and $16.6 million at December 31, 2007 and 2006, respectively, and are included in "Property and equipment, net" in the accompanying combined balance sheets.

Goodwill and Indefinite-Lived Intangible Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, HSNi determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. HSNi's 2007 annual impairment assessment did not identify an impairment. HSNi's reporting units are currently operating in dynamic and challenged industry segments. To illustrate the magnitude of potential impairment charges relative to future changes in estimated fair value, had the estimated fair value of HSNi's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 10% as of October 1, 2007 the aggregate book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $166.0 million at HSN and $74.0 million at Cornerstone. Had the estimated fair values of HSNi's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 20%

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

as of October 1, 2007, the book value of goodwill and indefinite lived-intangible assets would have exceeded fair value by approximately $441.0 million at HSN and $156.0 million at Cornerstone.

Long-Lived Assets and Intangible Assets with Definite Lives

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

Cable and Satellite Distribution Fees

        Cable and satellite distribution fees relate to fees paid in connection with annual or multi-year cable and satellite contracts for carriage of HSN's programming. Fees that are paid upfront are amortized on a straight-line basis over the terms of the respective contracts. Unpaid fees are accrued.

        Cable and satellite distribution fees and amortization totalled $91.8 million, $88.7 million and $70.4 million for the years ended December 31, 2007, 2006 and 2005, respectively, and are included in "Selling and marketing expense" in the accompanying combined statements of operations. Prepaid cable and satellite distribution fees were $5.7 million and $2.4 million at December 31, 2007 and 2006, respectively, and are included in "Prepaid expenses and other current assets" in the accompanying combined balance sheets. The long-term portions of upfront payments relating to multi-year cable and satellite contracts were $11.6 million and $16.2 million at December 31, 2007 and 2006, respectively, and are included in "Other non-current assets" in the accompanying combined balance sheets. Accrued cable and satellite distribution fees were $32.6 million and $21.0 million at December 31, 2007 and 2006, respectively, and are included in "Accrued expenses and other current liabilities" in the accompanying combined balance sheets.

Advertising

        Advertising costs principally represent offline costs, including catalog production and distribution costs, and online advertising costs. Advertising costs are expensed in the period incurred, except for Cornerstone's direct costs of producing and distributing its catalogs, which are capitalized. These capitalized costs are amortized over the expected future revenue stream, which is generally three months from the date catalogs are mailed. Such capitalized costs totaled $26.8 million and $27.8 million at of December 31, 2007 and 2006, respectively, and are included in "Prepaid expenses and other current assets" in the accompanying combined balance sheets. Of these amounts, $18.6 million and $19.4 million at December 31, 2007 and 2006, respectively, related to catalogs that had not yet been mailed. Advertising expense was $282.5 million, $278.1 million and $224.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Amortization of Non-Cash Marketing

        Amortization of non-cash marketing consists of non-cash marketing and advertising provided to HSNi by IAC. The non-cash marketing was secured by IAC from Universal Television as part of the transaction pursuant to which Vivendi Universal Entertainment LLLP ("VUE") was created, and the subsequent transaction by which IAC sold its partnership interests in VUE. HSNi used the non-cash advertising for television advertising on various NBC Universal network and cable channels without any cash cost.

Income Taxes

        HSNi accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. HSNi records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        Effective January 1, 2007, HSNi adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). As a result of the adoption of FIN 48, HSNi recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Foreign Currency Translation and Transaction Gains and Losses

        The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included as a component of accumulated other comprehensive income (loss), a separate component of invested equity. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity are included in the combined statements of operations.

        Foreign currency transaction gains and losses arose from entities that are presented in these statements as discontinued operations and, accordingly, are included in "Income from discontinued operations, net of tax" in the accompanying combined statements of operations.

Stock-Based Compensation

        Effective January 1, 2006, HSNi adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. See Note 4 for a further description of the impact of the adoption of SFAS 123R and Staff Accounting Bulletin No. 107 ("SAB 107").

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Estimates

        HSNi's management is required to make certain estimates and assumptions during the preparation of the combined financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying combined financial statements include: the determination of the lower of cost or market adjustment for inventory; sales returns and other revenue allowances; the allowance for doubtful accounts; the recoverability of long-lived assets; the recovery of goodwill and intangible assets; the determination of deferred income taxes, including related valuation allowances; and assumptions related to the determination of stock-based compensation.

Certain Risks and Concentrations

        HSNi's business is subject to certain risks and concentrations including dependence on third-party technology providers, exposure to risks associated with online commerce security and credit card fraud. HSNi also depends on third-party service providers for processing certain fulfillment services.

Recent Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. HSNi is currently assessing the impact of SFAS No. 160 on its combined financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. HSNi is currently assessing the potential impact, if any, of the adoption of SFAS No. 141R on its combined financial position, results of operations and cash flows.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—BUSINESS ACQUISITIONS

        On April 1, 2005, HSNi completed its acquisition of Cornerstone Brands, a portfolio of leading print catalogs and online retailing sites that sell home products and leisure and casual apparel, for approximately $715 million, principally in cash. The acquisition was funded by IAC and such funding has been recorded as a transfer from IAC within the statement of invested equity. Cornerstone Brands is included in HSNi's Cornerstone reporting segment. HSNi performed valuations of identifiable intangible assets acquired. This valuation identified $309.1 million of intangible assets other than goodwill. The goodwill recognized amounted to $456.4 million. The trade names acquired were identified as indefinite-lived intangible assets and $269.4 million was allocated to these assets. Intangibles with definite lives included customer lists ($31.4 million), existing technology ($4.1 million), vendor and supply agreements ($3.0 million) and intellectual property ($1.2 million) and are being amortized over a weighted-average period of 4.5 years. None of the amount allocated to goodwill is tax deductible. The purchase price paid for Cornerstone Brands was based on historical as well as expected performance metrics. HSNi viewed Cornerstone Brands' revenue, operating income, Operating Income Before Amortization, net income and cash flow as its most important valuation metrics. HSNi agreed to a purchase price that resulted in recognition of a significant amount of goodwill for a number of reasons including: Cornerstone Brands' market position and brands; Cornerstone Brands' business model which complements the business model of HSNi; growth opportunities in the markets in which Cornerstone Brands operates; and Cornerstone Brands' distinctly unique, proprietary and exclusive product lines which should enable HSNi to grow. As a result, a significant portion of the purchase price was based on the expected financial performance of Cornerstone Brands, and not the asset value on the books of Cornerstone Brands at the time of the acquisition.

Pro Forma Results

        The following unaudited pro forma condensed combined financial information for the year ended December 31, 2005, is presented to show the results of HSNi to give effect to the acquisition of Cornerstone Brands completed on April 1, 2005 as if the transaction had occurred on January 1, 2005. The pro forma results include certain adjustments, including increased amortization related to intangible assets and compensation expense, and are not necessarily indicative of what the results would have been had the transaction actually occurred on the aforementioned date.

Year ended December 31, 2005
(In thousands)
Revenue	$2,852,550
Net income	221,695

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards to HSNi employees that were granted under various IAC stock and annual incentive plans.

        Effective January 1, 2006, HSNi adopted SFAS 123R using the modified prospective transition method and has applied the classification provisions of SAB 107 regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies in its adoption of SFAS 123R.

        The adoption of SFAS 123R did not impact the amount of stock-based compensation expense recorded in the accompanying combined statements of operations as HSNi had previously adopted the

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). On August 9, 2005, HSNi began recognizing expense for all stock-based compensation instruments granted prior to January 1, 2003 due to the modification of all such instruments in connection with the Expedia spin-off.

        Prior to the adoption of SFAS 123R, the entire tax benefit from stock-based compensation was reported as a component of operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the combined statement of operations are reported as a component of financing cash flows. For the years ended December 31, 2007 and 2006, excess tax benefits from stock-based compensation of $2.4 million and $2.3 million, respectively, are included as a component of financing cash flows. For the year ended December 31, 2005, excess tax benefits from stock-based compensation of $49.9 million is included as a component of operating cash flows.

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying combined statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Years ended December 31,
	2007	2006	2005
Cost of sales	$937	$755	$524
Selling and marketing expense	1,025	1,117	1,143
General and administrative expense	10,189	9,867	12,057
Production and programming expense	9	7	1

Non-cash stock-based compensation expense before income taxes	12,160	11,746	13,725
Income tax benefit	(4,434)	(4,017)	(4,322)

Non-cash stock-based compensation expense after income taxes	$7,726	$7,729	$9,403

        The form of awards granted to HSNi employees are principally restricted stock units ("RSUs") and performance stock units ("PSUs"). RSUs and PSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each award equal to the fair value of IAC common stock at the date of grant. RSUs may be settled in cash, stock or both, as determined by IAC's Compensation Committee at the time of grant. All outstanding award agreements provide for settlement, upon vesting, in stock for U.S. employees and in cash for non-U.S. employees. Each RSU, PSU and restricted stock grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests, and certain grants also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. HSNi recognizes expense for all RSU, PSU and restricted stock for which vesting is considered probable. For RSUs and restricted stock grants to U.S. employees, the accounting charge is measured at the grant date as the fair value of IAC common stock and expensed ratably as non-cash compensation over the vesting term. For PSU grants to U.S. employees, the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation when the performance targets are considered probable of being achieved. The expense associated with RSU and PSU awards to non-U.S. employees is initially measured at fair value at the grant date and expensed ratably over the vesting term, subject to mark-to-market adjustments for changes in the price of IAC common stock, as compensation expense

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

within general and administrative expense. The expense related to awards to international employees totaled $0.1 million, $0.2 million and $0.1 million for the years ended December 31, 2007, 2006 and 2005, respectively. Cash payments related to awards to international employees totaled $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        The amount of stock-based compensation expense recognized in the combined statement of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        In connection with the Expedia spin-off, all of HSNi's outstanding share-based compensation were modified. Accordingly, on August 9, 2005, HSNi recorded a pre-tax modification charge of $3.5 million related to the treatment of vested stock options. In conjunction with the Expedia spin-off and the adoption of SFAS 123R, HSNi conducted an assessment of certain assumptions used in determining the expense related to stock-based compensation which was completed in the third quarter of 2005. The cumulative effect of a change in HSNi's estimate related to the number of stock-based awards that were expected to vest resulted in a reduction in stock-based compensation expense of $0.7 million. The after-tax effect of this change in estimate on net income was $0.4 million.

        As of December 31, 2007, there was approximately $23.0 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards. This cost is expected to be recognized over a weighted-average period of approximately 2.7 years. At December 31, 2007 there were less than 0.1 million awards outstanding to non-U.S. employees.

        In connection with the acquisition of Cornerstone Brands by HSNi in 2005, certain members of Cornerstone Brands' senior management were granted restricted equity in Cornerstone Brands. These management equity awards vest over a period of years or upon the occurrence of certain prescribed events. When acquiring Cornerstone Brands, HSNi took a preferred interest in the entity with a face value equal to the acquisition price, which accretes paid-in-kind dividends at a prescribed rate of return. The value of the restricted equity awards are tied to the value of the common stock of Cornerstone Brands, with management as a whole generally receiving a small minority of the total common stock outstanding. Accordingly, these interests only have value to the extent Cornerstone Brands appreciates at a greater rate than the relevant preferred dividend, but can have significant value in the event of significant appreciation. The interests are ultimately settled through varying put/call arrangements or on fixed settlement dates in common stock or cash at the option of HSNi, with fair market value determined by negotiation or arbitration. This put and call arrangement will be modified prior to the spin-off so that the consideration payable in IAC shares will be replaced with HSNi shares. The expense associated with these equity awards is initially measured at fair value at the grant date and is amortized ratably as non-cash compensation over the vesting term.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31,
	2007	2006
Goodwill	$2,884,389	$2,883,769
Intangible assets with indefinite lives	554,848	556,348
Intangible assets with definite lives, net	16,814	27,995

Total goodwill and intangible assets, net	$3,456,051	$3,468,112

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Distribution agreements	$159,268	$(159,268)	$—	4.1
Customer lists	36,773	(22,468)	14,305	4.7
Merchandise agreements	33,257	(33,257)	—	4.7
Technology	28,007	(27,665)	342	3.9
Other	7,409	(5,242)	2,167	8.5

Total	$264,714	$(247,900)	$16,814

        At December 31, 2006, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Distribution agreements	$159,268	$(159,268)	$—	4.1
Customer lists	36,773	(16,013)	20,760	4.7
Merchandise agreements	33,257	(30,865)	2,392	4.7
Technology	28,007	(26,298)	1,709	3.9
Other	7,409	(4,275)	3,134	8.5

Total	$264,714	$(236,719)	$27,995

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next four years is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$7,463
2009	6,844
2010	2,132
2011	375

$16,814

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2007 (in thousands):

	Balance as of January 1, 2007	Additions	(Deductions)	Balance as of December 31, 2007
HSN	$2,390,330	$—	$(133)	$2,390,197
Cornerstone	493,439	865	(112)	494,192

Total	$2,883,769	$865	$(245)	$2,884,389

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2006 (in thousands):

	Balance as of January 1, 2006	Additions	(Deductions)	Balance as of December 31, 2006
HSN	$2,390,326	$4	$—	$2,390,330
Cornerstone	499,908	—	(6,469)	493,439

Total	$2,890,234	$4	$(6,469)	$2,883,769

        Deductions principally relate to a reduction in acquired tax liabilities and the income tax benefit realized pursuant to the exercise of stock options assumed in a business acquisition that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized.

NOTE 6—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31,
	2007	2006
Capitalized software	$169,709	$159,170
Computer and broadcast equipment	81,821	73,600
Buildings and leasehold improvements	72,815	65,098
Furniture and other equipment	58,058	51,487
Projects in progress	19,572	18,773
Land	11,778	11,617

	413,753	379,745
Less: accumulated depreciation and amortization	(257,948)	(236,536)

Total property and equipment, net	$155,805	$143,209

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2007	2006
Accrued sales returns	$37,596	$35,942
Accrued cable and satellite distribution fees	32,637	20,968
Accrued fulfillment expenses	25,624	21,945
Accrued compensation and benefits	15,502	17,544
Other accrued expenses and current liabilities	75,142	74,039

Total accrued expenses and other current liabilities	$186,501	$170,438

NOTE 8—INCOME TAXES

        HSNi is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for HSNi on a separate return basis. HSNi's share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying combined statements of cash flows.

        The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax provision:
Federal	$68,969	$85,370	$93,678
State	7,388	9,122	11,577

Current income tax provision	76,357	94,492	105,255

Deferred income tax (benefit) provision:
Federal	(10,683)	(13,423)	(24,844)
State	(1,120)	(1,859)	(14,101)

Deferred income tax (benefit)	(11,803)	(15,282)	(38,945)

Income tax provision	$64,554	$79,210	$66,310

        Current income taxes payable has been reduced by $2.4 million, $2.3 million and $49.9 million for the years ended December 31, 2007, 2006 and 2005, respectively, for tax deductions attributable to stock- based compensation. The related income tax benefits of this stock-based compensation were recorded as amounts charged or credited to invested capital or a reduction in goodwill.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below (in

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2007	2006
Deferred tax assets:
Provision for accrued expenses	$35,631	$25,838
Inventories	14,916	10,628
Investments in nonconsolidated subsidiaries	6,665	7,224
Stock-based compensation	5,451	4,953
Other	2,997	821

Total deferred tax assets	65,660	49,464
Less valuation allowance	(6,222)	(6,222)

Net deferred tax assets	59,438	43,242

Deferred tax liabilities:
Intangible and other assets	(840,938)	(844,042)
Prepaid expenses	(10,805)	(9,276)
Property and equipment	(3,058)	(3,631)

Total deferred tax liabilities	(854,801)	(856,949)

Net deferred tax liability	$(795,363)	$(813,707)

        A portion of the deferred tax asset for stock-based compensation related to executive officers may not be realized following the spin-off due to the applicability of Section 162(m) of the Internal Revenue Code.

        At December 31, 2007, HSNi did not have any significant net operating loss carryforwards. At December 31, 2007, HSNi had a valuation allowance of approximately $6.2 million primarily related to unrealized capital losses for which it is more likely than not that the tax benefit will not be realized. There was no change in the valuation allowance for the year ended December 31, 2007.

        A reconciliation of the income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Income tax provision at the federal statutory rate of 35%	$59,425	$74,460	$67,684
State income taxes, net of effect of federal tax benefit	4,182	4,721	6,031
Change in state effective tax rate	—	—	(7,672)
Other, net	947	29	267

Income tax provision	$64,554	$79,210	$66,310

        HSNi adopted the provisions of FIN 48 effective January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

before being recognized in the financial statements. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of the adoption resulted in a decrease of $0.2 million to invested capital. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

Balance at January 1, 2007	$4,316
Additions based on tax positions related to the current year	2,298
Additions for tax positions of prior years	2,330
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$8,944

        As of January 1, 2007 and December 31, 2007, the unrecognized tax benefits, including interest, were $5.2 million and $11.7 million, respectively. Included in unrecognized tax benefits at December 31, 2007 is approximately $8.8 million for tax positions included in IAC's consolidated tax return filings. Included within "Receivables from IAC and subsidiaries" in the accompanying combined balance sheet at December 31, 2007 is approximately $11.6 million of unrecognized tax benefits and related interest that will remain a liability of IAC after the spin-off. Also included in unrecognized tax benefits at December 31, 2007 is approximately $8.8 million for tax positions which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

        HSNi recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense from continuing operations for the year ended December 31, 2007 is $1.2 million, net of related deferred taxes of $0.7 million, for interest on unrecognized tax benefits. At January 1, 2007 and December 31, 2007 HSNi has accrued $0.9 million and $2.8 million, respectively for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, HSNi is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by HSNi are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of HSNi. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        HSNi believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.3 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8—INCOME TAXES (Continued)

liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 9—SEGMENT INFORMATION

        The overall concept that HSNi employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market. HSNi has two operating segments, HSN and Cornerstone. Entities included in discontinued operations, as described in Note 1 and further in Note 10, are excluded from the below schedules except for the schedule of assets.

        HSNi's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions and (4) one-time items. HSNi believes this measure is useful to investors because it represents the combined operating results from HSNi's segments, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including non-cash compensation, amortization of non-cash marketing and acquisition-related accounting.

        The following tables reconcile Operating Income Before Amortization to operating income for HSNi's reporting segments and to net income in total (in thousands):

	Year ended December 31, 2007
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Operating income
HSN	$148,303	$(6,411)	$(4,442)	$(2,584)	$134,866
Cornerstone	50,771	(5,749)	—	(10,097)	34,925

Total	$199,074	$(12,160)	$(4,442)	$(12,681)	169,791

Other expense, net					(4)

Earnings from continuing operations before income taxes					169,787
Income tax provision					(64,554)

Earnings from continuing operations					105,233
Gain on sale of discontinued operations, net of tax					30,572
Income from discontinued operations, net of tax					28,999

Net income					$164,804

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—SEGMENT INFORMATION (Continued)

	Year ended December 31, 2006
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income
HSN	$193,139	$(4,733)	$(24,502)	$163,904
Cornerstone	66,027	(7,013)	(9,722)	49,292

Total	$259,166	$(11,746)	$(34,224)	213,196

Other expense, net				(454)

Earnings from continuing operations before income taxes				212,742
Income tax provision				(79,210)

Earnings from continuing operations				133,532
Loss from discontinued operations, net of tax				(10,715)

Net income				$122,817

	Year ended December 31, 2005
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income
HSN	$220,013	$(8,110)	$(52,109)	$159,794
Cornerstone	48,308	(5,615)	(7,335)	35,358

Total	$268,321	$(13,725)	$(59,444)	195,152

Other expense, net				(1,765)

Earnings from continuing operations before income taxes				193,387
Income tax provision				(66,310)

Earnings from continuing operations				127,077
Gain on sale of discontinued operations, net of tax				73,335
Income from discontinued operations, net of tax				22,809

Net income				$223,221

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
HSN	$1,892,582	$1,884,650	$1,887,661
Cornerstone	1,016,091	994,621	783,743
Inter-segment elimination	(431)	(1,317)	(453)

Total	$2,908,242	$2,877,954	$2,670,951

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—SEGMENT INFORMATION (Continued)

	December 31,
	2007	2006
	(In thousands)
Assets:
HSN	$3,205,428	$3,195,255
Cornerstone	1,011,923	981,976
Discontinued operations	3,280	280,936

Total	$4,220,631	$4,458,167

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Depreciation and amortization of intangibles and cable and satellite distribution fees:
HSN	$32,855	$83,150	$157,726
Cornerstone	19,055	17,912	13,066

Total	$51,910	$101,062	$170,792

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Capital expenditures:
HSN	$34,288	$23,415	$25,998
Cornerstone	14,426	12,570	10,039

Total	$48,714	$35,985	$36,037

        HSNi maintains operations principally in the United States. Geographic information about the United States and international territories is presented below:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue
United States	$2,907,053	$2,876,840	$2,668,779
All other countries	1,189	1,114	2,172

Total	$2,908,242	$2,877,954	$2,670,951

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—SEGMENT INFORMATION (Continued)

	December 31,
	2007	2006
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$167,444	$159,413
All other countries	—	—

Total	$167,444	$159,413

NOTE 10—DISCONTINUED OPERATIONS

        During the second quarter of 2006, Quiz TV Limited ceased operations. During the fourth quarter of 2006, iBuy was classified as held for sale and its assets were subsequently sold during the second quarter of 2007. Additionally, on June 19, 2007, HSNi sold HSE for approximately $216.5 million, which resulted in a pre-tax gain of $45.7 million and an after-tax gain of $30.6 million. The pre-tax gain included $22.8 million of foreign currency translation gains that were recognized into earnings at the time of the sale. In June 2005, HSNi sold its 48.6% ownership in EUVÍA for approximately $204.0 million, which resulted in a pre-tax gain of $127.1 million and an after-tax gain of $73.3 million. Accordingly, discontinued operations in the accompanying combined statements of operations include Quiz TV Limited, iBuy and HSE for all periods presented and EUVÍA through June 2, 2005.

        The net revenue and net income (loss), net of the effect of any minority interest, for the aforementioned discontinued operations for the applicable periods were as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Net revenue	$192,701	$387,281	$408,871

Earnings (loss) before income taxes	$28,786	$(9,511)	$43,099
Income tax benefit (provision)	213	(1,204)	(14,362)
Minority interest in income of consolidated subsidiaries	—	—	(5,928)

Net income (loss)	$28,999	$(10,715)	$22,809

        Income from discontinued operations, net of tax, in 2007 primarily includes the income of HSE. Loss from discontinued operations, net of tax, in 2006 primarily includes the losses of iBuy and Quiz TV Limited, partially offset by the income of HSE. Income from discontinued operations, net of tax, in 2005 primarily includes the income of HSE and EUVÍA.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The assets and liabilities of HSE at December 31, 2006 have been classified in the accompanying combined balance sheet as "Assets held for sale" and "Liabilities held for sale." Such net assets held for sale consist of the following (in thousands):

December 31, 2006
Current assets	$81,834
Goodwill	122,721
Other non-current assets	22,325

Total assets held for sale	226,880

Current liabilities	(56,353)
Other long term liabilities	(7,992)

Total liabilities held for sale	(64,345)

Total net assets held for sale	$162,535

        Cash flows from discontinued operations are presented separately in the accompanying combined statements of cash flows. HSNi does not expect future cash flows associated with existing discontinued operations to be material.

NOTE 11—DERIVATIVE INSTRUMENTS

        During the second quarter of 2003, one of HSNi's foreign subsidiaries entered into a five-year foreign exchange forward contract with a notional amount of $38.6 million, which was used to hedge against the change in value of a liability denominated in a currency other than the subsidiary's functional currency. This derivative contract was designated as a cash flow hedge for accounting purposes and foreign exchange remeasurement gains and losses related to the contract and liability were recognized each period in the statement of operations and were offsetting. In addition, the remaining effective portion of the derivative gain or loss was recorded in other comprehensive income until the derivative liability was extinguished in June 2007 in connection with the sale of HSE. Subsequent to the sale of HSE, HSNi does not have any significant exposure to foreign currency risk and does not hold any derivative instruments at December 31, 2007.

NOTE 12—COMMITMENTS

        HSNi leases satellite transponders, computers, warehouse and office space, equipment and services used in connection with its operations under various operating leases, many of which contain escalation clauses.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12—COMMITMENTS (Continued)

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2008	$29,832
2009	25,482
2010	23,222
2011	17,218
2012	15,302
Thereafter	20,115

Total	$131,171

        Expenses charged to operations under these agreements were $29.3 million, $28.7 million and $25.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        HSNi also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 year	1-3 years	3-5 years	More Than 5 years
Letters of credit and surety bonds	$25,390	$25,078	$—	$312	$—
Purchase obligations	135,023	43,871	80,698	10,454	—

Total commercial commitments	$160,413	$68,949	$80,698	$10,766	$—

        The letters of credit ("LOCs") primarily consist of trade LOCs, which are used for inventory purchases. Trade LOCs are guarantees of payment based upon the delivery of goods. The surety bonds primarily consist of customs bonds, which relate to the import of merchandise into the United States. The purchase obligations primarily relate to cable contracts and include obligations for future cable distribution and commission guarantees.

NOTE 13—CONTINGENCIES

        In the ordinary course of business, HSNi is a party to various lawsuits. HSNi establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against HSNi, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of HSNi, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. HSNi also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 8 for discussion related to income tax contingencies.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 14—FINANCIAL INSTRUMENTS

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$6,220	$6,220	$53,367	$53,367
Accounts receivable, net	192,609	192,609	158,416	158,416
Letters of credit and surety bonds	N/A	(25,390)	N/A	(29,537)

        The carrying amount of cash and cash equivalents reflected in the accompanying combined balance sheets approximate fair value as they are maintained at high quality financial institutions. The majority of HSNi's receivables result from the Flexpay program, which is further described in Note 2 to the combined financial statements. These receivables approximate fair value as they are short-term in nature and are generally settled within two to six months after the sale.

NOTE 15—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Non-Cash Transactions for 2007

        On June 19, 2007, in consideration for the sale of HSE to Arcandor AG ("ARO"), formerly known as KarstadtQuelle AG, HSNi received approximately 5.5 million shares of ARO stock valued at €141 million (the "ARO Shares"), plus additional consideration in the form of a contingent value right, that has a value of up to €54 million within three years. In accordance with the terms of the spin-off, the ARO Shares and the contingent value right were transferred to IAC in 2007. This transfer totaled approximately $217.2 million, of which $190.1 million related to the ARO Shares and $27.1 million related to the contingent value right, and is included in "Net transfers to IAC" in the accompanying combined statements of invested equity.

Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid during the period for:
Income tax payments including amounts paid to IAC for HSNi's share of IAC's consolidated tax liability	$84,516	$94,383	$130,396
Income tax refunds	(761)	(3,176)	(665)

NOTE 16—RELATED PARTY TRANSACTIONS

        HSNi's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of HSNi's revenue as a percentage of IAC's total revenue. Allocated costs were $8.1 million, $6.8 million and $7.2 million in 2007, 2006 and 2005, respectively, and are included in "General and administrative expense" in the accompanying combined statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had HSNi operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 16—RELATED PARTY TRANSACTIONS (Continued)

        During 2007, IAC provided HSNi with non-cash advertising totaling $4.4 million. See the amortization of non-cash marketing discussion in Note 2 for a further description of this arrangement.

        In accordance with the terms of the spin-off, HSNi transferred its investment in ARO stock and related derivative asset to IAC. See Note 15 for a further description of this transfer.

        The portion of the interest expense reflected in the combined statements of operations that is intercompany in nature was $1.7 million, $2.4 million and $1.8 million for the years ended December 31, 2007, 2006 and 2005, respectively. This intercompany interest expense, which is included in discontinued operations, arose from the transfer of cash from IAC to HSNi that occurred in connection with IAC's treasury operations.

        An analysis of HSNi's receivables from IAC and subsidiaries is as follows (in thousands):

	2007	2006	2005
Receivables from IAC and subsidiaries, beginning of year	$1,483,873	$1,305,373	$358,947
Cash transfers to IAC related to its centrally managed U.S. treasury function	186,664	229,785	972,411
Interest expense	(1,728)	(2,428)	(1,793)
Employee equity instruments and associated tax withholdings	4,408	4,225	1,598
Taxes (excludes tax withholdings associated with employee equity instruments)	(2,710)	21,533	41,542
Goodwill	—	(15)	(9,590)
Amortization of non-cash marketing	(4,442)	—	—
Allocation of non-cash compensation expense	(11,850)	(11,246)	(13,312)
Administrative expenses and other	(73,058)	(63,354)	(44,430)

Receivables from IAC and subsidiaries, end of year	$1,581,157	$1,483,873	$1,305,373

        HSNi launched a co-branded credit card program with a subsidiary of GE during 2004. Pursuant to the arrangement, HSNi received approximately $1.9 million during the period from January 1, 2005 through June 6, 2005 in payments from the GE subsidiary, primarily in the form of revenue share payments in respect of purchases made pursuant to the co-branded card and sales and marketing support for the program. As a result of the sale of IAC's common and preferred interests in VUE on June 7, 2005, GE and its subsidiaries are no longer related parties.

        In 2007, a subsidiary of HSNi made payments to a subsidiary of Warner Music Group in the aggregate amount of approximately $0.4 million for music products. Warner Music Group is a related party of IAC because Mr. Edgar Bronfman, a member of the IAC Board of Directors, is the Chief Executive Officer of Warner Music Group.

Relationship Between IAC and HSNi after the spin-off

        For purposes of governing certain of the ongoing relationships between HSNi and IAC at and after the spin-off, and to provide for an orderly transition, HSNi and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 16—RELATED PARTY TRANSACTIONS (Continued)

Separation Agreement

        The separation agreement is expected to provide generally that (i) immediately prior to the spin-off, IAC will contribute or otherwise transfer to HSNi all of the subsidiaries and assets comprising the HSNi Businesses, (ii) HSNi will assume all of the liabilities related to the HSNi Businesses, (iii) each party will indemnify the other and its respective affiliates, current and former directors, officers and employees for any losses arising out of any breach of any of the Spin-Off Agreements and (iv) HSNi will indemnify IAC for its failure to assume and perform any assumed liabilities and any liabilities relating to HSNi financial and business information included in the SEC documentation filed with respect to the spin-off, as well as such other terms as to which IAC and HSNi mutually agree.

Tax Sharing Agreement

        The tax sharing agreement will govern the respective rights, responsibilities and obligations of IAC and HSNi after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, IAC will pay taxes with respect to HSNi income included on its consolidated, unitary or combined federal or state tax returns, including audit adjustments with respect thereto. Other pre-distribution taxes that are attributable to the HSNi Businesses including taxes reported on separately filed and all foreign returns and audit adjustments with respect thereto, will be borne solely by HSNi. The tax sharing agreement is expected to contain certain customary restrictive covenants that generally prohibit HSNi (absent a supplemental IRS ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory acceptable to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the spin-off. HSNi is expected to agree to indemnify IAC for any taxes and related losses resulting from its non-compliance with these restrictive covenants, as well as for the breach of certain representations in the Spin-Off Agreements and other documentation relating to the tax-free nature of the spin-off.

Employee Matters Agreement

        The employee matters agreement will generally provide that HSNi will be responsible for, among other obligations, all employment and benefit-related obligations and liabilities related to its employees immediately prior to the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for the HSNi Businesses. This agreement is also expected to provide that assets and liabilities from the IAC Retirement Savings Plan of HSNi employees will be transferred to a newly established HSNi Retirement Savings Plan as soon as practicable following the spin-off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the spin-off, IAC will provide to HSNi on an interim, transitional basis, various services, which are expected to relate primarily to public company and operational matters, and such other services as to which IAC and HSNi mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. HSNi may terminate the agreement with respect to one or more particular services upon prior written notice.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 16—RELATED PARTY TRANSACTIONS (Continued)

Commercial Agreements

        IAC and HSNi currently, and for the foreseeable future, expect to provide certain services to each other pursuant to certain commercial relationships. In connection with the spin-off, IAC and HSNi will enter into a number of commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of HSNi, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-off and all of which are intended to reflect arm's length terms. In addition, IAC and HSNi believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or HSNi.

        Aggregate revenue earned with respect to these commercial agreements by the HSNi Businesses was not material in 2007, 2006 and 2005. HSNi Businesses incurred approximately $1.8 million, $1.3 million and $0.3 million in 2007, 2006 and 2005, respectively, in expenses related to these commercial agreements with IAC subsidiaries.

NOTE 17—COMPREHENSIVE INCOME

        Accumulated other comprehensive income, net of tax, is comprised of (in thousands):

	December 31,
	2007	2006	2005
Foreign currency translation	$1,170	$36,215	$19,774
Net gains (losses) on derivative contracts	—	2,355	(1,964)

Accumulated other comprehensive income	$1,170	$38,570	$17,810

NOTE 18—BENEFIT PLANS

        During the three years ended December 31, 2007, HSNi either participated in a retirement savings plan sponsored by IAC or had a retirement savings plan in the United States that was qualified under Section 401(k) of the Internal Revenue Code. Subsequent to the spin-off, the net assets available for benefits of the employees of HSNi are expected to be transferred from the IAC plan to a newly created HSNi plan. Under the IAC plan, participating employees may contribute up to 16% of their pretax earnings, but not more than statutory limits. HSNi's match under the IAC plan is fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for all plans were approximately $4.4 million, $4.1 million and $3.1 million in 2007, 2006, and 2005, respectively. The increase in matching contributions in 2006 is primarily related to the acquisition of Cornerstone Brands in 2005. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Investment options in the plan include IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

HSN, INC. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 19—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,(a)	Quarter Ended September 30,	Quarter Ended December 31,
	(In thousands)
Year Ended December 31, 2007
Revenue	$666,705	$681,506	$680,763	$879,268
Gross margin	247,999	260,032	256,295	323,868
Operating income	30,147	29,763	36,428	73,453
Earnings from continuing operations	18,652	18,420	22,590	45,571
(Loss) income from discontinued operations, net of tax	(1,566)	56,186	(5,934)	10,885
Net income	17,086	74,606	16,656	56,456
Year Ended December 31, 2006
Revenue	$665,587	$682,349	$671,753	$858,265
Gross margin	254,846	271,479	258,190	328,236
Operating income	38,670	45,053	48,724	80,749
Earnings from continuing operations	24,263	28,176	30,489	50,604
Income (loss) from discontinued operations, net of tax	469	(7,934)	(3,963)	713
Net income	24,732	20,242	26,526	51,317

(a)
The second quarter of 2007 includes an after-tax gain of $34.8 million related to the sale of HSE, IAC's former Retailing International segment.

Schedule II

HSN, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts		Deductions		Balance at End of Period
	(In thousands)
2007
Allowance for doubtful accounts	$5,994	$14,598	$(23)		$(12,457)	(1)	$8,112
Sales returns accrual	35,942	592,679	—		(591,025)		37,596
Deferred tax valuation allowance	6,222	—	—		—		6,222
Other reserves	971						331
2006
Allowance for doubtful accounts	$8,329	$10,734	$(147)		$(12,922)	(1)	$5,994
Sales returns accrual	34,462	559,990	—		(558,510)		35,942
Deferred tax valuation allowance	6,222	—	—		—		6,222
Other reserves	1,271						971
2005
Allowance for doubtful accounts	$10,194	$10,793	$2,120	(2)	$(14,778)	(1)	$8,329
Sales returns accrual	25,760	488,510	4,997	(2)	(484,805)		34,462
Deferred tax valuation allowance	6,222	—	—		—		6,222
Other reserves	2,188						1,271

(1)
Write-off of uncollectible accounts receivable.

(2)
Amounts are primarily related to the acquisition of Cornerstone Brands in 2005.

ANNEX B

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        We have audited the accompanying consolidated balance sheets of Interval Leisure Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule on page B-28. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interval Leisure Group, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York
May 5, 2008

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue	$360,407	$288,646	$260,843
Cost of sales (exclusive of depreciation shown separately below)	100,799	66,293	60,794

Gross profit	259,608	222,353	200,049
Selling and marketing expense	45,835	41,635	38,424
General and administrative expense	71,913	61,538	56,213
Amortization of intangibles	26,879	25,220	25,220
Depreciation	8,415	7,832	7,368

Operating income	106,566	86,128	72,824
Other income (expense):
Interest income	10,345	8,914	6,518
Interest expense	(205)	(357)	(623)
Other expense	(606)	(774)	(272)

Total other income, net	9,534	7,783	5,623

Earnings before income taxes and minority interest	116,100	93,911	78,447
Income tax provision	(45,032)	(35,868)	(29,204)
Minority interest in income of consolidated subsidiaries	(12)	—	—

Net income	$71,056	$58,043	$49,243

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and cash equivalents	$67,113	$37,557
Restricted cash and cash equivalents	5,817	293
Accounts receivable, net of allowance of $352 and $255, respectively	15,750	9,301
Deferred income taxes	28,109	18,417
Deferred membership costs	13,688	12,440
Prepaid expenses and other current assets	17,086	14,816

Total current assets	147,563	92,824
Property and equipment, net	34,963	21,330
Goodwill	514,308	473,879
Intangible assets, net	188,895	153,220
Deferred membership costs	21,217	18,218
Deferred income taxes	12,549	7,074
Other non-current assets	3,122	1,132

TOTAL ASSETS	$922,617	$767,677

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$10,981	$7,142
Deferred revenue	97,898	88,157
Income taxes payable	2,489	—
Accrued compensation and benefits	11,635	7,493
Member deposits	11,167	10,692
Accrued expenses and other current liabilities	26,105	22,544

Total current liabilities	160,275	136,028
Other long-term liabilities	2,286	1,509
Deferred revenue	139,044	123,181
Deferred income taxes	107,133	98,072
Minority interest	512	—
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Invested capital	726,919	612,532
Receivables from IAC and subsidiaries	(436,475)	(355,057)
Retained earnings	222,484	151,198
Accumulated other comprehensive income	439	214

Total shareholders' equity	513,367	408,887

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$922,617	$767,677

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Total	Invested Capital	Receivables from IAC and Subsidiaries	Retained Earnings	Accumulated Other Comprehensive (Loss) Income
			(In thousands)
Balance as of December 31, 2004	$467,746	$607,316	$(182,876)	$43,912	$(606)
Comprehensive income:
Net income for the year ended December 31, 2005	49,243	—	—	49,243	—
Foreign currency translation	(1,096)	—	—	—	(1,096)

Comprehensive income	48,147
Net transfers from IAC	300	300	—	—	—
Net changes in receivables from IAC and subsidiaries	(76,246)	—	(76,246)	—	—

Balance as of December 31, 2005	439,947	607,616	(259,122)	93,155	(1,702)
Comprehensive income:
Net income for the year ended December 31, 2006	58,043	—	—	58,043	—
Foreign currency translation	1,916	—	—	—	1,916

Comprehensive income	59,959
Net transfers from IAC (principally the pushdown of IAC's acquisition of a minority interest in Interval)	4,916	4,916	—
Net changes in receivables from IAC and subsidiaries	(95,935)	—	(95,935)	—	—

Balance as of December 31, 2006	408,887	612,532	(355,057)	151,198	214
Comprehensive income:
Net income for the year ended December 31, 2007	71,056	—	—	71,056	—
Foreign currency translation	225	—	—	—	225

Comprehensive income	71,281
Cumulative effect of adoption of FIN 48	230	—	—	230	—
Net transfers from IAC (principally the funding of ILG's acquisition of RQH)	114,387	114,387	—
Net changes in receivables from IAC and subsidiaries	(81,418)	—	(81,418)	—	—

Balance as of December 31, 2007	$513,367	$726,919	$(436,475)	$222,484	$439

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income	$71,056	$58,043	$49,243
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	26,879	25,220	25,220
Depreciation	8,415	7,832	7,368
Non-cash compensation expense	3,629	3,286	1,259
Deferred income taxes	(6,106)	(7,275)	(9,884)
Excess tax benefits from stock-based awards	—	—	25
Minority interest in income of consolidated subsidiaries	12	—	—
Changes in current assets and liabilities:
Accounts receivable	(3,552)	228	(760)
Prepaid expenses and other current assets	(2,222)	185	(796)
Accounts payable and other current liabilities	6,741	2,490	3,078
Income taxes payable	3,015	1,184	1,042
Deferred revenue	18,134	15,118	18,461
Other, net	(421)	76	775

Net cash provided by operating activities	125,580	106,387	95,031

Cash flows from investing activities:
Transfers to IAC	(84,520)	(103,565)	(80,129)
Acquisitions, net of cash acquired	(114,071)	—	—
Capital expenditures	(10,319)	(6,682)	(8,966)

Net cash used in investing activities	(208,910)	(110,247)	(89,095)

Cash flows from financing activities:
Capital contributions from IAC	114,071	—	—
Principal payments on short-term obligations	(215)	—	—
Excess tax benefits from stock-based awards	259	328	—
Other, net	(1,923)	137	(33)

Net cash provided by (used in) financing activities	112,192	465	(33)

Effect of exchange rate changes on cash and cash equivalents	694	4,509	(3,270)

Net increase in cash and cash equivalents	29,556	1,114	2,633
Cash and cash equivalents at beginning of period	37,557	36,443	33,810

Cash and cash equivalents at end of period	$67,113	$37,557	$36,443

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Interval Leisure Group, Inc. ("ILG") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction herein as the "spin-off." In connection with the spin-off, ILG was incorporated as a Delaware corporation in May 2008. ILG currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, ILG will consist of Interval and ResortQuest Hawaii and ResortQuest Real Estate of Hawaii, collectively referred to herein as "RQH", which was acquired on May 31, 2007, the businesses that formerly comprised IAC's Interval segment. The businesses to be operated by ILG following the spin-off are referred to herein as the "ILG Businesses."

Basis of Presentation

        The historical consolidated financial statements of ILG and its subsidiaries reflect the contribution or other transfer to ILG of all of the subsidiaries and assets and the assumption by ILG of all of the liabilities relating to the ILG Businesses in connection with the spin-off and the allocation to ILG of certain IAC corporate expenses relating to the ILG Businesses. Accordingly, the historical consolidated financial statements of ILG reflect the historical financial position, results of operations and cash flows of the ILG Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the ILG Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for ILG on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of ILG's management, the assumptions underlying the historical consolidated financial statements of ILG are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of ILG would have been had ILG been a stand-alone company during the periods presented.

Company Overview

        ILG is a leading provider of membership services, primarily to the vacation ownership industry, through Interval. With the acquisition of RQH in May 2007, ILG also entered the vacation rental and property management services industry.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

        Revenue, net of sales incentives, from Interval membership fees is deferred and recognized over the terms of the applicable memberships ranging from one to five years, on a straight-line basis. Generally, memberships are cancelable and refundable on a pro-rata basis. Direct costs of acquiring members and direct costs of sales related to deferred membership revenue are also deferred and amortized on a straight-line basis over the terms of the applicable memberships. Revenue from vacation

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

transactions is recognized when Interval provides confirmation of the vacation, at which time the fee is nonrefundable.

        RQH revenue primarily consists of property management fees and service fees. Property management fees, which are generally a percentage (ranging from 1% to 25%) of the rental price of the vacation property, are generated when the property is rented. The management fee rate is based upon the type of services provided to the property owner and the type of rental unit managed. RQH's proportionate share of the rental price of the property is recognized over the rental period. RQH also provides, or arranges through third parties, certain services for property owners or guests including reservations, housekeeping, long-distance telephone, beach equipment rental and pool cleaning. Service fee revenue is recognized when the service is provided by RQH. Services provided by third parties are generally billed directly to property owners or guests and are not included in the accompanying consolidated financial statements.

Cash and Cash Equivalents

        Cash and cash equivalents include cash, money market instruments and time deposits with maturities of less than 91 days.

Restricted Cash

        Restricted cash primarily includes amounts held in trust and lock box accounts in connection with certain transactions with RQH's managed properties.

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, principally resort developers and members, net of an allowance for doubtful accounts. Accounts receivable outstanding longer than the contractual payment terms are considered past due. ILG determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, ILG's previous loss history, the specific customer's current ability to pay its obligation to ILG and the condition of the general economy. ILG writes off accounts receivable when they become uncollectible.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

Asset Category	Depreciation Period
Computer equipment	3 to 8 Years
Capitalized software	3 to 5 Years
Buildings and leasehold improvements	1 to 40 Years
Furniture and other equipment	3 to 10 Years

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In accordance with American Institute of Certified Public Accountants' Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," Interval capitalizes certain qualified costs incurred in connection with the development of internal use software. Capitalization of internal use software costs begins when the preliminary project stage is completed, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized internal software costs, net of accumulated depreciation, totaled $12.9 million and $11.0 million at December 31, 2007 and 2006, respectively, and are included in "Property and equipment, net" in the accompanying consolidated balance sheets.

Goodwill and Indefinite-Lived Intangible Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill acquired in business combinations is assigned to the reporting unit that is expected to benefit from the combination as of the acquisition date. ILG tests goodwill and indefinite-lived intangible assets for impairment annually as of October 1, or more frequently if events or changes in circumstances indicate that the assets might be impaired. If the carrying amount of a reporting unit's goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. If the carrying amount of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment loss equal to the excess is recorded.

Long-Lived Assets and Intangible Assets with Definite Lives

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

Advertising

        Advertising costs are expensed in the period incurred and principally represent printing and postage costs of directories and magazines, promotions, trade shows and agency fees. Advertising expense was $18.6 million, $19.1 million and $18.6 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Income Taxes

        ILG accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. ILG records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        Effective January 1, 2007, ILG adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). As a result of the adoption of FIN 48, ILG recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Foreign Currency Translation and Transaction Gains and Losses

        The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included as a component of accumulated other comprehensive income (loss), a separate component of shareholders' equity. Accumulated other comprehensive income is solely related to foreign currency translation and is recorded net of tax. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the consolidated statements of operations.

        Foreign currency transaction net losses for the years ended December 31, 2007, 2006 and 2005 were $0.6 million, $0.5 million and $0.2 million, respectively, and are included in "Other expense" in the accompanying consolidated statements of operations.

Stock-Based Compensation

        Effective January 1, 2006, ILG adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. See Note 4 for a further description of the impact of the adoption of SFAS 123R and Staff Accounting Bulletin No. 107 ("SAB 107").

Minority Interest

        Minority interest in 2007 represents minority ownership in RQH. In connection with the acquisition of RQH, a member of senior management of this business purchased an ownership interest at the same per share price as ILG. ILG is party to a fair value put and call arrangement with respect to this interest. This put and call arrangement allows this member of management to require ILG to purchase their interest or allows ILG to acquire such interest at fair value, respectively. This put and call arrangement becomes exercisable by ILG and the counter-party, respectively, at a date no earlier than 2013. Upon such exercise, the consideration payable can be denominated in either shares of IAC or cash at IAC's option. This put and call arrangement will be modified prior to the spin-off so that the consideration payable in IAC shares will be replaced with ILG shares. This put arrangement is exercisable by the counter-party outside the control of ILG and is accounted for in accordance with

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

EITF D-98 "Classification and Measurement of Redeemable Securities." Accordingly, to the extent that the fair value of this interest exceeds the value determined by normal minority interest accounting, the value of such interest is adjusted to fair value with a corresponding adjustment to invested capital. At and for the year ended December 31, 2007, ILG did not record an adjustment as this interest is recorded at fair value.

Accounting Estimates

        ILG's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: the recovery of goodwill and intangible assets; the determination of deferred income taxes, including related valuation allowances; the determination of deferred revenue; and assumptions related to the determination of stock-based compensation.

Certain Risks and Concentrations

        ILG's business is subject to certain risks and concentrations including exposure to risks associated with online commerce security and credit card fraud. A substantial percentage of the vacation ownership resorts in the Interval network are located in Florida, Hawaii, Las Vegas, Mexico and Southern California and all of the vacation properties for which RQH provides vacation rental and property management services are located in Hawaii. ILG also depends on relationships with developers and vacation property owners, as well as third party service providers for processing certain fulfillment services.

        Financial instruments, which potentially subject ILG to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with quality financial institutions of high credit.

        ILG conducts business in a foreign country where currency restriction exists. At December 31, 2007 and 2006, ILG had $5.1 million and $4.0 million of cash which can only be repatriated upon the approval of that country's government. ILG has requested approval for a portion of the cash to be repatriated. This request is currently pending.

Recent Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. ILG is currently assessing the impact of SFAS No. 160 on its consolidated financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. ILG is currently assessing the impact of the adoption of SFAS No. 141R on its consolidated financial position, results of operations and cash flows.

NOTE 3—BUSINESS ACQUISITIONS

        On May 31, 2007, ILG completed the acquisition of RQH, a vacation rental and property management services company, for approximately $110 million in cash. The acquisition was funded by IAC, and such funding has been recorded as a transfer from IAC within the statement of shareholders' equity. ILG performed valuations of certain tangible and intangible assets acquired. These valuations identified $56.2 million of intangible assets other than goodwill. The goodwill recognized amounted to $40.4 million. Intangible assets with definite lives included property management contracts ($45.7 million), wholesaler agreements ($5.9 million), trade names and trademarks ($4.3 million) and other agreements ($0.3 million) and are being amortized over a weighted-average period of 12.7 years. IAC also allocated $9.0 million of the purchase price to increase the recorded value of two vacation property front desk units to fair value. The entire amount allocated to goodwill is tax deductible. ILG viewed RQH's revenue, operating income, Operating Income Before Amortization, net income and cash flow as its most important valuation metrics. ILG agreed to consideration that resulted in recognition of a significant amount of goodwill because RQH's business model complements the business model of ILG and because of RQH's market position, brand and growth opportunities in its market. As a result, a significant portion of the consideration was based on the expected financial performance of RQH, and not the asset value on the books of RQH at the time of acquisition.

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards to ILG employees that were granted under various IAC stock and annual incentive plans.

        Effective January 1, 2006, ILG adopted SFAS 123R using the modified prospective transition method and has applied the classification provisions of SAB 107 regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies in its adoption of SFAS 123R.

        The adoption of SFAS 123R did not impact the amount of stock-based compensation expense recorded in the accompanying consolidated statements of operations as ILG had previously adopted the

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

        Prior to the adoption of SFAS 123R, the entire tax benefit from stock-based compensation was reported as a component of operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the consolidated statement of operations are reported as a component of financing cash flows. For the years ended December 31, 2007 and 2006, excess tax benefits from stock-based compensation of $0.3 million and $0.3 million, respectively, are included as a component of financing cash flows. For the year ended December 31, 2005, excess tax benefits from stock-based compensation of less than $0.1 million is included as a component of operating cash flows.

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Years ended December 31,
	2007	2006	2005
Cost of sales	$282	$225	$82
Selling and marketing expense	308	210	46
General and administrative expense	3,039	2,851	1,131

Non-cash stock-based compensation expense before income taxes	3,629	3,286	1,259
Income tax benefit	(1,400)	(1,268)	(486)

Non-cash stock-based compensation expense after income taxes	$2,229	$2,018	$773

        The form of awards granted to ILG employees are principally restricted stock units ("RSUs") and performance stock units ("PSUs"). RSUs and PSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each award equal to the fair value of IAC common stock at the date of grant. All outstanding award agreements provide for settlement, upon vesting, in stock for U.S. employees and in cash for non-U.S. employees. Each RSU, PSU and restricted stock grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests, and certain grants also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. ILG recognizes expense for all RSUs, PSUs and restricted stock, for which vesting is considered probable. For RSU and restricted stock grants to U.S. employees, the accounting charge is measured at the grant date as the fair value of IAC common stock and expensed ratably as non-cash compensation over the vesting term. For PSU grants to U.S. employees, the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation when the performance targets are considered probable of being achieved. The expense associated with RSU and PSU awards to non-U.S. employees is initially measured at fair value at the grant date and expensed ratably over the vesting term, subject to mark-to-market adjustments for changes in the price of IAC common stock, as compensation expense within general and administrative expense. The expense related to awards to international employees totaled $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

        The amount of stock-based compensation expense recognized in the consolidated statements of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        As of December 31, 2007, there was approximately $14.0 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards. This cost is expected to be recognized over a weighted-average period of approximately 3.0 years. At December 31, 2007, there were less than 0.1 million awards outstanding to non-U.S. employees.

        In connection with the acquisition of RQH, a member of RQH's senior management was granted restricted equity in RQH. This management equity award vests over a period of years or upon the occurrence of certain prescribed events. When acquiring RQH, ILG took a preferred interest in the entity with a face value equal to the acquisition price, which accretes paid-in-kind dividends at a prescribed rate of return. The value of the restricted equity award is tied to the fair market value of the common stock of RQH at the prescribed valuation date. Accordingly, this interest only has value to the extent RQH appreciates at a greater rate than the relevant preferred dividend. This interest is subject to a fair value put and call arrangement which becomes exercisable at a number of dates, none earlier than 2013. Upon such exercise, the consideration payable can be denominated in either shares of IAC or cash at IAC's option. The expense associated with this equity award is initially measured at fair value at the grant date and is amortized ratably as non-cash compensation over the vesting term.

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31,
	2007	2006
Goodwill	$514,308	$473,879
Intangible assets with indefinite lives	33,300	33,300
Intangible assets with definite lives, net	155,595	119,920

Total goodwill and intangible assets, net	$703,203	$627,099

        Intangible assets with indefinite lives relate principally to acquired trade names and trademarks. At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Customer relationships	$129,500	$(68,257)	$61,243	10.0
Purchase agreements	73,500	(38,741)	34,759	10.0
Property management contracts	45,700	(1,904)	43,796	14.0
Technology	24,630	(24,600)	30	5.0
Other	16,854	(1,087)	15,767	8.2

Total	$290,184	$(134,589)	$155,595

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        At December 31, 2006, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Customer relationships	$129,500	$(55,307)	$74,193	10.0
Purchase agreements	73,500	(31,391)	42,109	10.0
Technology	24,630	(21,012)	3,618	5.0

Total	$227,630	$(107,710)	$119,920

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years and thereafter is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$25,917
2009	25,887
2010	25,887
2011	25,826
2012	19,892
2013 and thereafter	32,186

$155,595

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2007 (in thousands):

	Balance as of January 1, 2007	Additions	(Deductions)	Balance as of December 31, 2007
Interval	$473,879	$—	$—	$473,879
RQH	—	40,429	—	40,429

Total	$473,879	$40,429	$—	$514,308

        Additions in 2007 relate to the acquisition of RQH.

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2006 (in thousands):

	Balance as of January 1, 2006	Additions	(Deductions)	Balance as of December 31, 2006
Interval	$467,504	$6,822	$(447)	$473,879
RQH	—	—	—	—

Total	$467,504	$6,822	$(447)	$473,879

        Additions in 2006 principally relate to the pushdown of IAC's acquisition of a minority interest in Interval.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31,
	2007	2006
Computer equipment	$14,443	$11,900
Capitalized software	31,312	26,869
Buildings and leasehold improvements	19,182	8,114
Furniture and other equipment	8,096	6,638
Projects in progress	5,848	3,347

	78,881	56,868
Less: accumulated depreciation and amortization	(43,918)	(35,538)

Total property and equipment, net	$34,963	$21,330

NOTE 7—INCOME TAXES

        ILG is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for ILG on a separate return basis. ILG's payments to IAC related to its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying consolidated statements of cash flows.

        U.S. and foreign earnings from continuing operations before income tax and minority interest are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
U.S.	$104,021	$82,258	$67,914
Foreign	12,079	11,653	10,533

Total	$116,100	$93,911	$78,447

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax provision:
Federal	$40,619	$33,902	$30,413
State	5,945	4,744	5,456
Foreign	4,574	4,497	3,219

Current income tax provision	51,138	43,143	39,088

Deferred income tax (benefit) provision:
Federal	(6,161)	(6,268)	(8,355)
State	412	(14)	(1,400)
Foreign	(357)	(993)	(129)

Deferred income tax (benefit)	(6,106)	(7,275)	(9,884)

Income tax provision	$45,032	$35,868	$29,204

        Current income taxes payable has been reduced by $0.3 million and $0.3 million for the years ended December 31, 2007 and 2006, respectively, for tax deductions attributable to stock-based compensation. There was no significant reduction for the year ended December 31, 2005. The related income tax benefits of this stock-based compensation were recorded as amounts charged or credited to invested capital or a reduction in goodwill.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below (in thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2007	2006
Deferred tax assets:
Deferred revenue	$50,243	$46,838
Provision for accrued expenses	4,015	2,556
Net operating loss carryforwards	837	936
Other	3,565	2,522

Total deferred tax assets	58,660	52,852
Less valuation allowance	(679)	(714)

Net deferred tax assets	57,981	52,138

Deferred tax liabilities:
Intangible and other assets	(110,831)	(111,258)
Deferred membership costs	(12,612)	(11,106)
Property and equipment	(737)	(2,299)
Other	(276)	(56)

Total deferred tax liabilities	(124,456)	(124,719)

Net deferred tax liability	$(66,475)	$(72,581)

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        A portion of the deferred tax asset for stock-based compensation, included within "Other," related to executive officers may not be realized following the spin-off due to the applicability of Section 162(m) of the Internal Revenue Code.

        At December 31, 2007, ILG had foreign net operating losses ("NOLs") of approximately $2.6 million available to offset future income. Of these foreign losses, approximately $2.0 million can be carried forward indefinitely, and approximately $0.6 million will expire within ten years. During 2007, ILG did not recognize any significant tax benefits related to NOLs.

        During 2007, ILG's valuation allowance did not significantly change. At December 31, 2007, ILG had a valuation allowance of approximately $0.7 million related to the portion of tax operating loss carryforwards for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of total income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years ended December 31,
	2007	2006	2005
Income tax provision at the federal statutory rate of 35%	$40,635	$32,869	$27,456
State income taxes, net of effect of federal tax benefit	4,132	3,075	2,637
Foreign income taxed at a different statutory tax rate	(520)	(789)	(979)
Other, net	785	713	90

Income tax provision	$45,032	$35,868	$29,204

        In accordance with APB No. 23, no federal and state income taxes have been provided on permanently reinvested earnings of certain foreign subsidiaries aggregating approximately $12.8 million at December 31, 2007. If, in the future, these earnings are repatriated to the U.S., or if ILG determines such earnings will be repatriated to the U.S. in the foreseeable future, additional tax provisions would be required. Due to complexities in the tax laws and the assumptions that would have to be made, it is not practicable to estimate the amounts of income taxes that would have to be provided.

        ILG adopted the provisions of FIN 48 effective January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of the adoption resulted in an increase of $0.2 million to retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

Balance at January 1, 2007	$2,872
Additions based on tax positions related to the current year	2,068
Additions for tax positions of prior years	756
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$5,696

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        As of January 1, 2007 and December 31, 2007, the unrecognized tax benefits, including interest, were $4.0 million and $7.3 million, respectively. Included in unrecognized tax benefits at December 31, 2007 is approximately $4.9 million for tax positions included in IAC's consolidated tax return filings. Included within "Receivables from IAC and subsidiaries" in the accompanying consolidated balance sheet at December 31, 2007 is approximately $6.3 million of unrecognized tax benefits and related interest that will remain a liability of IAC after the spin-off. Also included in unrecognized tax benefits at December 31, 2007 is approximately $2.0 million for tax positions which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

        ILG recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense from continuing operations for the year ended December 31, 2007 is $0.4 million, net of related deferred taxes of $0.2 million, for interest on unrecognized tax benefits. At January 1, 2007 and December 31, 2007, ILG has accrued $1.0 million and $1.6 million, respectively, for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, ILG is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by ILG are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Interval from September 24, 2002, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.9 million within twelve months of the current reporting date due primarily to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 8—SEGMENT INFORMATION

        The overall concept that ILG employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market. ILG has two operating segments, Interval, its vacation ownership membership services business, and RQH, its vacation rental and property management business.

        ILG's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

goodwill impairment, (3) pro forma adjustments for significant acquisitions and (4) one-time items. ILG believes this measure is useful to investors because it represents the consolidated operating results from ILG's segments, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to ILG's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting.

        The following table reconciles Operating Income Before Amortization to operating income and net income in 2007, 2006 and 2005:

	Years ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income Before Amortization	$137,074	$114,634	$99,303
Non-cash compensation expense	(3,629)	(3,286)	(1,259)
Amortization of intangibles	(26,879)	(25,220)	(25,220)

Operating income	106,566	86,128	72,824
Interest income	10,345	8,914	6,518
Interest expense	(205)	(357)	(623)
Other expense	(606)	(774)	(272)
Income tax provision	(45,032)	(35,868)	(29,204)
Minority interest in income of consolidated subsidiaries	(12)	—	—

Net income	$71,056	$58,043	$49,243

        The following tables reconcile Operating Income Before Amortization to operating income for ILG's operating segments and to net income in total (in thousands):

	Year ended December 31, 2007
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income
Interval	$129,936	$(3,513)	$(23,994)	$102,429
RQH	7,138	(116)	(2,885)	4,137

Total	$137,074	$(3,629)	$(26,879)	$106,566

Other income, net				9,534

Earnings before income taxes and minority interest				116,100
Income tax provision				(45,032)
Minority interest in income of consolidated subsidiaries				(12)

Net income				$71,056

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

        Prior to the acquisition of RQH in 2007, there was only one reporting segment.

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
Interval	$318,370	$288,646	$260,843
RQH	42,037	—	—

Total	$360,407	$288,646	$260,843

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income:
Interval	$102,429	$86,128	$72,824
RQH	4,137	—	—

Total	$106,566	$86,128	$72,824

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income Before Amortization:
Interval	$129,936	$114,634	$99,303
RQH	7,138	—	—

Total	$137,074	$114,634	$99,303

	December 31,
	2007	2006
	(In thousands)
Assets:
Interval	$802,846	$767,677
RQH	119,771	—

Total	$922,617	$767,677

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Depreciation and amortization of intangibles:
Interval	$31,846	$33,052	$32,588
RQH	3,448	—	—

Total	$35,294	$33,052	$32,588

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Capital expenditures:
Interval	$9,892	$6,682	$8,966
RQH	427	—	—

Total	$10,319	$6,682	$8,966

        ILG maintains operations in the United States, the United Kingdom and other international territories. Geographic information about the United States and international territories is presented below:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
United States	$302,135	$237,818	$213,319
All other countries	58,272	50,828	47,524

Total	$360,407	$288,646	$260,843

	December 31,
	2007	2006
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$33,688	$20,161
All other countries	1,275	1,169

Total	$34,963	$21,330

NOTE 9—COMMITMENTS

        ILG leases office space, computers and equipment used in connection with its operations under various operating leases, many of which contain escalation clauses.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2008	$9,333
2009	8,152
2010	6,440
2011	6,257
2012	6,172
Thereafter	38,589

Total	$74,943

        Expenses charged to operations under these agreements were $9.9 million, $9.4 million and $8.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—COMMITMENTS (Continued)

        ILG also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended or under guarantees of debt, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 year	1-3 years	3-5 years	More Than 5 years
Guarantees, surety bonds, and letters of credit	$32,612	$25,040	$3,722	$1,806	$2,044
Purchase obligations	10,587	4,177	3,150	2,173	1,087

Total commercial commitments	$43,199	$29,217	$6,872	$3,979	$3,131

        The total commercial commitments above primarily consist of guarantees, which support ILG's business in the United Kingdom. The purchase obligations primarily relate to future space purchases.

NOTE 10—CONTINGENCIES

        In the ordinary course of business, ILG is a party to various lawsuits. ILG establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against ILG, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of ILG, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. ILG also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 7 for discussion related to income tax contingencies.

NOTE 11—FINANCIAL INSTRUMENTS

        The additional disclosure below of the estimated fair value of financial instruments has been determined by ILG using available market information and appropriate valuation methodologies when available. ILG's financial instruments include guarantees, letters of credit and surety bonds. These commitments are in place to facilitate the commercial operations of certain Company subsidiaries.

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$67,113	$67,113	$37,557	$37,557
Restricted cash and cash equivalents	5,817	5,817	293	293
Accounts receivable, net	15,750	15,750	9,301	9,301
Guarantees, surety bonds and letters of credit	N/A	(32,612)	N/A	(19,612)

        The carrying amounts of cash and cash equivalents and restricted cash and cash equivalents reflected in the accompanying consolidated balance sheets approximate fair value as they are redeemable at par upon notice or maintained with various high-quality financial institutions and have

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FINANCIAL INSTRUMENTS (Continued)

maturities of less than 91 days. Accounts receivable, net, are short-term in nature and are generally settled shortly after the sale.

NOTE 12—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid during the period for:
Interest	$55	$51	$—
Income tax payments, including amounts paid to IAC for ILG's share of IAC's consolidated tax liability	48,593	41,663	38,254
Income tax refunds	(729)	(32)	(233)

NOTE 13—RELATED PARTY TRANSACTIONS

        ILG has an agreement with Arise Virtual Solutions relating to outsourced call center services provided by ILG to its members. During 2007 and 2006, total payments of approximately $3.2 million and $1.1 million, respectively, were made to Arise. Amounts payable related to these services were $0.1 million at both December 31, 2007 and 2006 and are included in "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. Arise is considered a related party because one of IAC's board members is a partner of Accretive LLC, which owns Arise Virtual Solutions.

        ILG's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These allocations were based on the ratio of ILG's revenue as a percentage of IAC's total revenue. Allocated costs were $1.0 million, $0.7 million and $0.7 million in 2007, 2006 and 2005, respectively, and are included in "General and administrative expense" in the accompanying consolidated statements of operations. It is not practicable to determine the actual expenses that would have been incurred for these services had ILG operated as a stand-alone entity. In the opinion of management, the allocation method is reasonable.

        The portion of interest income reflected in the consolidated statements of operations that is intercompany in nature, was $7.7 million, $7.0 million and $4.7 million for the years ended December 31, 2007, 2006 and 2005, respectively. This intercompany interest relates to the receivables from IAC.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

        An analysis of ILG's receivables from IAC and subsidiaries is as follows (in thousands):

	2007	2006
Receivables from IAC and subsidiaries, beginning of year	$355,057	$259,122
Cash transfers to IAC related to its centrally managed U.S. treasury function	95,234	108,202
Interest income	7,718	7,003
Employee equity instruments and associated tax withholdings	1,074	1,049
Taxes (excludes withholdings associated with employee equity instruments)	506	(4,178)
Allocation of non-cash compensation expense	(3,566)	(3,286)
Administrative expenses and other	(19,548)	(12,855)

Receivables from IAC and subsidiaries, end of year	$436,475	$355,057

Relationship Between IAC and ILG after the Spin-Off

        For purposes of governing certain of the ongoing relationships between ILG and IAC at and after the spin-off, and to provide for an orderly transition, ILG and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

Separation Agreement

        The separation agreement is expected to provide generally that (i) immediately prior to the spin-off, IAC will contribute or otherwise transfer to ILG all of the subsidiaries and assets comprising the ILG Businesses, (ii) ILG will assume all of the liabilities related to the ILG Businesses, (iii) each party will indemnify the other and its respective affiliates, current and former directors, officers and employees for any losses arising out of any breach of any of the Spin-Off Agreements and (iv) ILG will indemnify IAC for its failure to assume and perform any assumed liabilities and any liabilities relating to ILG financial and business information included in the SEC documentation filed with respect to the spin-off as well as such other terms as to which IAC and ILG mutually agree.

Tax Sharing Agreement

        The tax sharing agreement will govern the respective rights, responsibilities and obligations of IAC and ILG after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, IAC will pay taxes with respect to ILG income included on its consolidated, unitary or combined federal or state tax returns including audit adjustments with respect thereto. Other pre-distribution taxes that are attributable to the ILG Businesses, including taxes reported on separately filed and all foreign returns and audit adjustments with respect thereto, will be borne solely by ILG. The tax sharing agreement is expected to contain certain customary restrictive covenants that generally prohibit ILG (absent a supplemental IRS ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory acceptable to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the spin-off. ILG is expected to agree to indemnify IAC for any taxes and related losses resulting from its non-compliance with these restrictive covenants, as well as for the breach of certain representations in the Spin-Off Agreements and other documentation relating to the tax-free nature of the spin-off.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

Employee Matters Agreement

        The employee matters agreement will generally provide that ILG will be responsible for, among other obligations, all employment and benefit-related obligations and liabilities related to those persons employed by the ILG Businesses immediately prior to the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for the ILG Businesses. This agreement is also expected to provide that assets and liabilities from the IAC Retirement Savings Plan of ILG employees will be transferred to a newly established ILG Retirement Savings Plan as soon as practicable following the spin-off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the spin-off, IAC will provide to ILG on an interim, transitional basis, various services, which are expected to relate primarily to public company and operational matters, and such other services as to which IAC and ILG mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. ILG may terminate the agreement with respect to one or more particular services upon prior written notice.

Commercial Agreements

        IAC and ILG currently, and for the foreseeable future expect to provide certain services to each other pursuant to certain commercial relationships. In connection with the spin-off, IAC and ILG will enter into a number of commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of ILG, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-off and all of which are intended to reflect arm's length terms. In addition, IAC and ILG believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or ILG.

        Aggregate revenue earned with respect to these commercial agreements, with IAC subsidiaries, by the ILG Businesses was not material in 2007, 2006 and 2005. The ILG Businesses incurred approximately $2.1 million, $1.7 million and $1.5 million in 2007, 2006 and 2005, respectively, in expenses related to these commercial agreements with IAC subsidiaries.

NOTE 14—BENEFIT PLANS

        During the three years ended December 31, 2007, ILG participated in a retirement savings plan sponsored by IAC that qualified under Section 401(k) of the Internal Revenue Code. Subsequent to the spin-off, the net assets available for benefits of the employees of ILG are expected to be transferred from the IAC plan to a newly created ILG plan. Under the IAC plan, participating employees may contribute up to 16% of their pretax earnings, but not more than statutory limits. ILG's match under the IAC plan is fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for the plan were approximately $1.1 million, $1.0 million and $1.0 million in 2007, 2006, and 2005, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Investment options in the plan include IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—BENEFIT PLANS (Continued)

        During the three years ended December 31, 2007, ILG also had or participated in various benefit plans, principally defined contribution plans, for its non-U.S. employees. ILG's contributions for these plans were approximately $0.3 million, $0.3 million and $0.3 million in 2007, 2006 and 2005, respectively.

NOTE 15—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,(a)	Quarter Ended September 30,(a)	Quarter Ended December 31,(a)
	(In thousands)
Year Ended December 31, 2007
Revenue	$86,433	$85,885	$96,019	$92,070
Gross profit	67,489	63,377	65,753	62,989
Operating income	31,829	26,434	25,054	23,249
Net income	21,149	17,419	16,546	15,942
Year Ended December 31, 2006
Revenue	$78,676	$71,377	$70,359	$68,234
Gross profit	61,219	54,281	54,010	52,843
Operating income	26,179	19,173	19,913	20,863
Net income	17,241	13,256	13,293	14,253

(a)
The second, third and fourth quarters of 2007 include the results of RQH, which was acquired by ILG on May 31, 2007.

Schedule II

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts	Deductions		Balance at End of Period
	(In thousands)
2007
Allowance for doubtful accounts	$255	$(95)	$200	$(8)	(1)	$352
Deferred tax valuation allowance	714	45	(80)	—		679
2006
Allowance for doubtful accounts	$619	$(182)	$(182)	$—		$255
Deferred tax valuation allowance	861	(147)	—	—		714
2005
Allowance for doubtful accounts	$1,129	$(298)	$—	$(212)	(1)	$619
Deferred tax valuation allowance	687	177	(3)	—		861

(1)
Write-off of uncollectible accounts receivable.

ANNEX C

TICKETMASTER AND SUBSIDIARIES
COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        We have audited the accompanying combined balance sheets of Ticketmaster and subsidiaries as of December 31, 2007 and 2006, and the related combined statements of operations, invested equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule on page C-29. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ticketmaster and subsidiaries at December 31, 2007 and 2006, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/  ERNST & YOUNG LLP

New York, New York
May 5, 2008

TICKETMASTER AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue	$1,240,477	$1,062,672	$928,704
Cost of sales (exclusive of depreciation shown separately below)	766,538	637,152	561,060

Gross profit	473,939	425,520	367,644
Selling and marketing expense	43,487	20,123	17,691
General and administrative expense	149,478	118,317	121,695
Amortization of intangibles	26,200	27,109	28,748
Depreciation	38,458	35,080	33,495

Operating income	216,316	224,891	166,015
Other income (expense):
Interest income	33,065	33,982	17,417
Interest expense	(1,003)	(302)	(65)
Equity in income of unconsolidated affiliates	6,301	2,997	3,401
Other income	1,120	982	689

Total other income, net	39,483	37,659	21,442

Earnings before income taxes and minority interest	255,799	262,550	187,457
Income tax provision	(89,007)	(85,967)	(68,288)
Minority interest in losses (income) of consolidated subsidiaries	2,559	118	(1,470)

Net income	$169,351	$176,701	$117,699

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

COMBINED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and cash equivalents	$568,417	$317,577
Restricted cash	853	—
Accounts receivable, client accounts	99,453	75,367
Accounts receivable, trade, net of allowance of $2,346 and $2,798, respectively	33,979	22,256
Deferred income taxes	5,883	10,639
Contract advances	63,126	28,834
Prepaid expenses and other current assets	21,149	15,134

Total current assets	792,860	469,807
Property and equipment, net	95,122	82,599
Goodwill	1,090,418	1,051,732
Intangible assets, net	92,325	110,629
Long-term investments	149,295	52,845
Other non-current assets	86,514	48,099

TOTAL ASSETS	$2,306,534	$1,815,711

LIABILITIES AND INVESTED EQUITY
LIABILITIES:
Accounts payable, client accounts	$413,075	$304,829
Accounts payable, trade	14,698	14,401
Accrued compensation and benefits	31,171	32,280
Deferred revenue	19,829	16,751
Income taxes payable	1,721	3,693
Other accrued expenses and current liabilities	42,449	38,211

Total current liabilities	522,943	410,165
Income taxes payable	982	—
Other long-term liabilities	3,204	3,510
Deferred income taxes	32,416	43,530
Minority interest	7,812	669
Commitments and contingencies
INVESTED EQUITY:
Invested capital	2,172,497	1,874,710
Receivables from IAC and subsidiaries	(474,110)	(539,861)
Accumulated other comprehensive income	40,790	22,988

Total invested equity	1,739,177	1,357,837

TOTAL LIABILITIES AND INVESTED EQUITY	$2,306,534	$1,815,711

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

COMBINED STATEMENTS OF INVESTED EQUITY

	Total	Invested Capital	Receivables from IAC and Subsidiaries	Accumulated Other Comprehensive Income
	(In thousands)
Balance as of December 31, 2004	$1,270,899	$1,509,641	$(246,815)	$8,073
Comprehensive income:
Net income for the year ended December 31, 2005	117,699	117,699	—	—
Foreign currency translation	(7,078)	—	—	(7,078)

Comprehensive income	110,621
Net transfers from IAC (principally funding for acquisitions and the transfer of an investment to Ticketmaster)(a)	54,311	54,311	—	—
Net change in receivables from IAC and subsidiaries	(82,786)	—	(82,786)	—

Balance as of December 31, 2005	1,353,045	1,681,651	(329,601)	995
Comprehensive income:
Net income for the year ended December 31, 2006	176,701	176,701	—	—
Foreign currency translation	21,993	—	—	21,993

Comprehensive income	198,694
Net transfers from IAC (principally funding for acquisitions reduced by the transfer of an investment to IAC)(a)	16,358	16,358	—	—
Net change in receivables from IAC and subsidiaries	(210,260)	—	(210,260)	—

Balance as of December 31, 2006	1,357,837	1,874,710	(539,861)	22,988
Comprehensive income:
Net income for the year ended December 31, 2007	169,351	169,351	—	—
Foreign currency translation	17,802	—	—	17,802

Comprehensive income	187,153
Cumulative effect of adoption of FIN 48	1,344	1,344	—	—
Net transfers from IAC (principally the transfer of an investment to Ticketmaster and funding for acquisitions)(a)	127,092	127,092	—	—
Net change in receivables from IAC and subsidiaries	65,751	—	65,751	—

Balance as of December 31, 2007	$1,739,177	$2,172,497	$(474,110)	$40,790

(a)
See Note 12 for a further discussion of the investment transfers.

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income	$169,351	$176,701	$117,699
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	26,200	27,109	28,748
Depreciation	38,458	35,080	33,495
Non-cash compensation expense	12,572	7,839	20,305
Deferred income taxes	(11,210)	(10,205)	(8,190)
Excess tax benefits from stock-based awards	—	—	2,485
Equity in income of unconsolidated affiliates, net of dividends	1,035	(1,997)	97
Minority interest in (losses) income of consolidated subsidiaries	(2,559)	(118)	1,470
Changes in current assets and liabilities:
Accounts receivable	(10,878)	(3,415)	(4,498)
Prepaid expenses and other current assets	(77,559)	(667)	(13,631)
Accounts payable and other current liabilities	(9,645)	(7,506)	12,930
Income taxes payable	1,081	2,220	2,702
Deferred revenue	2,038	1,974	2,979
Funds collected on behalf of clients, net	72,093	2,593	70,889
Other, net	990	1,068	49

Net cash provided by operating activities	211,967	230,676	267,529

Cash flows from investing activities:
Transfers from (to) IAC	64,548	(214,186)	(110,391)
Acquisitions, net of cash acquired	(29,423)	(17,844)	(28,542)
Capital expenditures	(47,521)	(39,288)	(36,953)
Purchases of marketable securities	—	(37,841)	(79,623)
Proceeds from sales and maturities of marketable securities	—	146,708	68,451
Increase in long-term investments	(630)	(20,638)	—
Other, net	—	(5,977)	155

Net cash used in investing activities	(13,026)	(189,066)	(186,903)

Cash flows from financing activities:
Capital contributions from IAC	29,423	17,844	28,542
Principal payments on long-term obligations	(2,175)	(21)	(17)
Excess tax benefits from stock-based awards	3,029	2,738	—
Other, net	—	—	(3,588)

Net cash provided by financing activities	30,277	20,561	24,937

Effect of exchange rate changes on cash and cash equivalents	21,622	17,576	(6,809)

Net increase in cash and cash equivalents	250,840	79,747	98,754
Cash and cash equivalents at beginning of period	317,577	237,830	139,076

Cash and cash equivalents at end of period	$568,417	$317,577	$237,830

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Ticketmaster as one of those five companies. In these combined financial statements, we refer to the separation transaction herein as the "spin-off." Upon completion of the spin-off, Ticketmaster will consist of the businesses that formerly comprised IAC's Ticketmaster segment, which consists of its domestic and international ticketing and ticketing related businesses, subsidiaries and investments, excluding its ReserveAmerica subsidiary and its investment in Active.com. Ticketmaster will include IAC's investment in Front Line Management Group Inc. ("Front Line"). The businesses to be operated by Ticketmaster following the spin-off are referred to herein as the "Ticketmaster Businesses."

Basis of Presentation

        The historical combined financial statements of Ticketmaster and its subsidiaries reflect the historical financial position, results of operations and cash flows of the Ticketmaster Businesses since their respective dates of acquisition by IAC, and the allocation to Ticketmaster of certain IAC corporate expenses relating to the Ticketmaster Businesses based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Ticketmaster Businesses. However, for the purposes of these financial statements, income taxes have been computed for Ticketmaster on an as if stand-alone, separate tax return basis. These financial statements are prepared on a combined, rather than a consolidated, basis because they exclude ReserveAmerica and the investment in Active.com that were owned, and include the investment in Front Line that was not owned, either directly or indirectly, by legal entities that comprise the Ticketmaster Businesses. The ownership of ReserveAmerica and the investment in Active.com will be retained by IAC after the spin-off. These combined financial statements present IAC's and its subsidiaries net investment in the Ticketmaster Businesses as invested equity in lieu of shareholders' equity. Intercompany transactions and accounts have been eliminated.

        In the opinion of Ticketmaster's management, the assumptions underlying the historical combined financial statements of Ticketmaster are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Ticketmaster would have been had Ticketmaster been a stand-alone company during the periods presented.

Company Overview

        Ticketmaster is the world's leading live entertainment ticketing and marketing company, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the internet, approximately 6,700 independent sales outlets and 19 call centers worldwide. Ticketmaster serves leading arenas, stadiums, amphitheaters, music clubs, concert promoters, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters in the United States and abroad, including Australia, Canada, China, Denmark, Finland, Germany, Ireland, the Netherlands, New Zealand, Norway, Spain, Sweden, Turkey and the United Kingdom. Ticketmaster is also a party to joint ventures with third parties to provide ticket distribution services in Mexico and to supply ticketing services for the 2008 Beijing Olympic Games. Ticketmaster licenses its technology in Mexico, Argentina, Brazil, Chile, China and Belgium.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

        Revenue, which primarily consists of convenience and order processing fees from ticketing operations, is recognized as tickets are sold, and is recorded on a net basis (net of the face value of the ticket) as Ticketmaster acts as an agent in these transactions. Interest income is earned on funds that are collected from ticket purchasers and invested until remittance to the applicable clients. As the process of collecting, holding and remitting these funds is a critical component of providing service to these clients, the interest earned on these funds is included in revenue. Sales taxes collected are not included in revenue.

Order Processing and Delivery Costs

        Costs associated with processing and delivering orders to customers are recorded as cost of sales.

Cash and Cash Equivalents

        Cash and cash equivalents include cash, money market instruments and time deposits with original maturities of less than 91 days. Cash and cash equivalents include $313.6 million and $229.5 million at December 31, 2007 and 2006, respectively, of collected proceeds relating to the face value of the tickets, which are payable to clients and reflected as accounts payable, client accounts. Cash and cash equivalents held in international territories totaled $358.2 million and $218.4 million at December 31, 2007 and 2006, respectively.

Marketable Securities

        At times, Ticketmaster invests in marketable securities and accounts for them in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Ticketmaster did not hold any marketable securities at December 31, 2007 or 2006. Ticketmaster only invests in marketable securities with active secondary or resale markets to ensure portfolio liquidity and the ability to readily convert investments into cash to fund current operations, or satisfy other cash requirements as needed. Marketable securities are, when held, classified as available-for-sale and reported at fair value based on quoted market prices.

Accounts Receivable

        Accounts receivable, client accounts are due principally from ticketing outlets and credit card processors and represent the face value of tickets sold plus convenience and order processing fees, generally net of outlet commissions.

        Accounts receivable, trade includes amounts relating to advertising and software licensing sales and are stated at amounts due, net of an allowance for doubtful accounts. Accounts receivable outstanding longer than the contractual payment terms are considered past due. Ticketmaster determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, Ticketmaster's previous loss history, the specific customer's current ability to pay its obligation to Ticketmaster and the condition of the general economy and the customer's industry. Ticketmaster writes off accounts receivable when they become uncollectible.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

Asset Category	Depreciation Period
Computer equipment and capitalized software	1 to 3 Years
Leasehold improvements	3 to 17 Years
Furniture and other equipment	5 to 7 Years

        In accordance with American Institute of Certified Public Accountants' Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," Ticketmaster capitalizes certain qualified costs incurred in connection with the development of internal use software. Capitalization of internal use software costs begins when the preliminary project stage is completed, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized internal use software is depreciated on a straight-line basis over the estimated useful life of the software, not to exceed three years. Capitalized internal software costs, net of accumulated depreciation, totaled $26.7 million and $21.3 million at December 31, 2007 and 2006, respectively, and are included in "Property and equipment, net" in the accompanying combined balance sheets.

Goodwill and Indefinite-Lived Intangible Assets

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), Ticketmaster tests goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. If the carrying amount of Ticketmaster's goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. If the carrying amount of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment loss equal to the excess is recorded.

Long-Lived Assets and Intangible Assets with Definite Lives

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-Term Investments

        Investments in which Ticketmaster has the ability to exercise significant influence over the operating and financial matters of the investee are accounted for using the equity method. Investments in which Ticketmaster does not have the ability to exercise significant influence over the operating and financial matters of the investee are accounted for using the cost method. Ticketmaster evaluates each equity and cost method investment for impairment on a quarterly basis and recognizes an impairment loss if a decline in value is determined to be other-than-temporary. Such impairment evaluations include, but are not limited to, the current business environment including competition and uncertainty of financial condition; going concern considerations such as the rate at which the investee company utilizes cash, and the investee company's ability to obtain additional private financing to fulfill its stated business plan; the need for changes to the investee company's existing business model due to changing business environments and its ability to successfully implement necessary changes; and comparable valuations. If Ticketmaster has not identified events or changes in circumstances that may have a significant adverse effect on the fair value of a cost investment, then the fair value of such cost method investment is not estimated, as it is impracticable to do so.

        Investments accounted for under the cost method are included in "Long-term investments" in the accompanying combined balance sheets and have a carrying value of approximately $4.1 million and $3.5 million as of December 31, 2007 and 2006, respectively. See Note 9 for discussion related to investments accounted for under the equity method.

Contract Advances

        Contract advances, which can be either recoupable or non-recoupable, represent amounts paid in advance to Ticketmaster's clients pursuant to agreements that provide for the client's participation in the convenience charges and/or order processing fees. Recoupable contract advances are generally recoupable against future royalties earned by the clients based on the contract terms over the life of the contract (generally 3 to 7 years). Non-recoupable contract advances are fixed additional incentives which are normally amortized over the life of the contract on a straight-line basis (generally 3 to 7 years). Recoupment of contract advances and amortization of non-recoupable contract advances are included in "Cost of sales" in the accompanying combined statements of operations.

Accounts Payable, Client Accounts

        Accounts payable, client accounts consists of contractual amounts due to clients for tickets sold on behalf of the organizations that sponsor events and ticketing royalties, which arise from the clients' share of convenience and order processing charges.

Deferred Revenue

        Deferred revenue primarily consists of unredeemed gift cards issued by Ticketmaster. Deferred revenue is recognized as revenue upon redemption of the gift card or when the likelihood of redemption of the gift card becomes remote (gift card breakage). The likelihood of redemption becoming remote occurs when the gift card expires or, if no expiration date exists, it generally occurs ratably over a period of three to seven years after the purchase of the gift card. Income from gift card breakage, net of any amounts subject to escheat laws, is included in "Revenue" in the accompanying combined statements of operations.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

        Advertising costs are expensed in the period incurred and represent both offline costs, including sports sponsorships and radio advertising, and online advertising costs, including fees paid to search engines and distribution partners. Advertising expense was $21.6 million, $6.3 million and $6.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Research and Development

        Research and development costs, which relate primarily to software development, are charged to operations as incurred. Based on Ticketmaster's development process, technological feasibility is established upon completion of a working model. Costs incurred prior to the completion of a working model are expensed as incurred. Costs incurred subsequent to the completion of a working model and the point at which the software is ready for general release are capitalized. Research and development costs were $21.4 million, $20.1 million and $16.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Income Taxes

        Ticketmaster accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. Ticketmaster records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        Effective January 1, 2007, Ticketmaster adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). As a result of the adoption of FIN 48, Ticketmaster recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Foreign Currency Translation and Transaction Gains and Losses

        The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included as a component of accumulated other comprehensive income, a separate component of invested equity. Accumulated other comprehensive income is solely related to foreign currency translation. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the combined statements of operations.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Foreign currency transaction net gains for the years ended December 31, 2007, 2006 and 2005 were $1.1 million, $1.2 million and $0.6 million, respectively, and are included in "Other income" in the accompanying combined statements of operations.

Stock-Based Compensation

        Effective January 1, 2006, Ticketmaster adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. See Note 3 for a further description of the impact of the adoption of SFAS 123R and Staff Accounting Bulletin No. 107 ("SAB 107").

Minority Interest

        Minority interest in 2007 represented minority ownership in newly acquired subsidiaries and certain international operations. In 2006, minority interest represented minority ownership in certain international operations.

        In connection with the acquisition of certain subsidiaries, former management of these businesses has retained an ownership interest. Ticketmaster is party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management to require Ticketmaster to purchase their interests or allow Ticketmaster to acquire such interests at fair value, respectively. These put and call arrangements become exercisable by Ticketmaster and the counter-party, respectively, at various dates over the next five years. Upon such exercise, the consideration payable can be denominated in either shares of IAC or cash at IAC's option. This put and call arrangement will be modified prior to the spin-off so that the consideration payable in IAC shares will be replaced with Ticketmaster shares. During 2008, none of these arrangements become exercisable. These put arrangements are exercisable by the counter-party outside the control of Ticketmaster and are accounted for in accordance with EITF Issue No. D-98 "Classification and Measurement of Redeemable Securities." Accordingly, to the extent that the fair value of these interests exceeds the value determined by normal minority interest accounting, the value of such interests is adjusted to fair value with a corresponding adjustment to invested equity.

Accounting Estimates

        Ticketmaster's management is required to make certain estimates and assumptions during the preparation of the combined financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the combined financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying combined financial statements include: the recoverability of contract advances; the recoverability of long-lived assets; the recovery of goodwill and intangible assets; the determination of income taxes payable and deferred income taxes, including related valuation allowances; and assumptions related to the determination of stock-based compensation.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Certain Risks and Concentrations

        Ticketmaster's business is subject to certain risks and concentrations including dependence on third party technology providers, exposure to risks associated with online commerce security and credit card fraud.

        Ticketmaster's largest client, Live Nation, Inc. ("Live Nation") (including its subsidiary House of Blues), represented approximately 17%, 20% and 20% of its total revenue for the years ended December 31, 2007, 2006 and 2005, respectively. This client relationship consists of four agreements, two with Live Nation (a worldwide agreement (other than England, Scotland and Wales) that expires on December 31, 2008 and an agreement covering England, Scotland and Wales that expires on December 31, 2009) and two with House of Blues (a U.S. agreement that expires on December 31, 2009 and a Canadian agreement that expires on March 1, 2010). Ticketmaster anticipates that these contracts will not be renewed. Ticketmaster is undertaking and expects to continue to undertake efforts to replace the revenue it expects to lose upon the expiration of its contracts with Live Nation.

        Financial instruments, which potentially subject Ticketmaster to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with quality financial institutions of high credit and cash held in the U.S. is in excess of Federal Deposit Insurance Corporation insurance limits.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. Ticketmaster is currently assessing the impact of SFAS No. 160 on its combined financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. Ticketmaster is currently assessing the impact of the adoption of SFAS No. 141R on its combined financial position, results of operations and cash flows.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards to Ticketmaster employees that were granted under various IAC stock and annual incentive plans.

        Effective January 1, 2006, Ticketmaster adopted SFAS 123R using the modified prospective transition method and has applied the classification provisions of SAB 107 regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies in its adoption of SFAS 123R.

        The adoption of SFAS 123R did not impact the amount of stock-based compensation expense recorded in the accompanying combined statements of operations as Ticketmaster had previously adopted the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Ticketmaster has been recognizing expense for all stock-based compensation instruments since it became wholly owned by IAC on January 17, 2003.

        Prior to the adoption of SFAS 123R, the entire tax benefit from stock-based compensation was reported as a component of operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the combined statement of operations are reported as a component of financing cash flows. For the years ended December 31, 2007 and 2006, excess tax benefits from stock-based compensation of $3.0 million and $2.7 million, respectively, are included as a component of financing cash flows. For the year ended December 31, 2005, excess tax benefits from stock-based compensation of $2.5 million is included as a component of operating cash flows.

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying combined statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Years ended December 31,
	2007	2006	2005
Cost of sales	$800	$654	$1,664
Selling and marketing expense	876	646	621
General and administrative expense	10,896	6,539	18,020

Non-cash stock-based compensation expense before income taxes	12,572	7,839	20,305
Income tax benefit	(5,305)	(3,424)	(6,961)

Non-cash stock-based compensation expense after income taxes	$7,267	$4,415	$13,344

        The form of awards granted to Ticketmaster employees are principally restricted stock units ("RSUs"), performance stock units ("PSUs") and stock options.

        The fair value of each stock option award is estimated on the grant date using the Black-Scholes option pricing model. There were no stock options granted by IAC with respect to Ticketmaster employees during the years ended December 31, 2007, 2006 and 2005.

        RSUs and PSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each award equal to the fair value of IAC common stock at the date of grant. All outstanding award agreements provide for settlement, upon vesting, in stock for U.S. employees and in cash for non-U.S. employees. Each RSU, PSU and restricted stock grant is subject to service-based vesting, where a specific period of continued

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

employment must pass before an award vests, and certain grants also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. Ticketmaster recognizes expense for all RSUs, PSUs and restricted stock for which vesting is considered probable. For RSU and restricted stock grants to U.S. employees, the accounting charge is measured at the grant date as the fair value of IAC common stock and expensed ratably as non-cash compensation over the vesting term. For PSU grants to U.S. employees, the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation when the performance targets are considered probable of being achieved. The expense associated with RSU and PSU awards to non-U.S. employees is initially measured at fair value at the grant date and expensed ratably over the vesting term, subject to mark-to-market adjustments for changes in the price of IAC common stock, as compensation expense within general and administrative expense. The expense related to awards to international employees totaled $1.8 million, $1.1 million and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. Cash payments related to awards to international employees, totaled $2.4 million, $1.4 million and $0.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        The amount of stock-based compensation expense recognized in the combined statements of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        In connection with the Expedia spin-off, all of Ticketmaster's outstanding share-based compensation instruments were modified. Accordingly, on August 9, 2005, Ticketmaster recorded a pre-tax modification charge of $8.2 million related to the treatment of vested stock options. In conjunction with the Expedia spin-off and the adoption of SFAS 123R, Ticketmaster conducted an assessment of certain assumptions used in determining the expense related to stock-based compensation which was completed in the third quarter of 2005. The cumulative effect of a change in Ticketmaster's estimate related to the number of stock-based awards that were expected to vest resulted in a reduction in stock-based compensation expense of $1.7 million. The after-tax effect of this change in estimate on net income was $1.0 million.

        As of December 31, 2007, there was approximately $29.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards. This cost is expected to be recognized over a weighted-average period of approximately 2.5 years. At December 31, 2007, there were approximately 0.2 million awards outstanding to non-U.S. employees.

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31,
	2007	2006
Goodwill	$1,090,418	$1,051,732
Intangible assets with indefinite lives	62,560	62,560
Intangible assets with definite lives, net	29,765	48,069

Total goodwill and intangible assets, net	$1,182,743	$1,162,361

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Purchase agreements	$163,681	$(145,637)	$18,044	6.1
Distribution agreements	28,109	(20,567)	7,542	4.2
Other	23,339	(19,160)	4,179	4.7

Total	$215,129	$(185,364)	$29,765

        At December 31, 2006, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Purchase agreements	$152,630	$(123,001)	$29,629	5.9
Distribution agreements	27,876	(15,909)	11,967	4.2
Other	22,349	(15,876)	6,473	4.8

Total	$202,855	$(154,786)	$48,069

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years and thereafter is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$16,542
2009	5,806
2010	1,453
2011	835
2012	854
2013 and thereafter	4,275

$29,765

        The following tables present the balance of goodwill, including the changes in carrying amount of goodwill, for the years ended December 31, 2007 and 2006 (in thousands):

Balance as of January 1, 2007	Additions	(Deductions)	Foreign Exchange Translation	Balance as of December 31, 2007
$1,051,732	$35,732	$(5,899)	$8,853	$1,090,418

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Additions principally relate to acquisitions. Deductions principally relate to the establishment of a deferred tax asset related to acquired tax attributes.

Balance as of January 1, 2006	Additions	(Deductions)	Foreign Exchange Translation	Balance as of December 31, 2006
$1,027,886	$20,779	$(4,219)	$7,286	$1,051,732

        Additions principally relate to international acquisitions. Deductions principally relate to the establishment of a deferred tax asset related to acquired tax attributes and the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized.

NOTE 5—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31,
	2007	2006
Computer equipment and capitalized software	$260,983	$221,123
Leasehold improvements	14,180	14,336
Furniture and other equipment	18,375	15,811
Projects in progress	10,249	6,624
Land	2,500	2,153

	306,287	260,047
Less: accumulated depreciation and amortization	(211,165)	(177,448)

Total property and equipment, net	$95,122	$82,599

NOTE 6—INCOME TAXES

        Ticketmaster is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for Ticketmaster on a separate return basis. Ticketmaster's payments to IAC for its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying combined statements of cash flows.

        U.S. and foreign earnings from continuing operations before income taxes and minority interest are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
U.S.	$170,573	$199,282	$141,157
Foreign	85,226	63,268	46,300

Total	$255,799	$262,550	$187,457

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—INCOME TAXES (Continued)

        The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax provision:
Federal	$62,246	$60,960	$50,892
State	12,076	11,416	8,363
Foreign	25,895	23,796	17,223

Current income tax provision	100,217	96,172	76,478

Deferred income tax (benefit) provision:
Federal	(9,880)	(1,383)	(6,277)
State	(1,477)	(5,533)	356
Foreign	147	(3,289)	(2,269)

Deferred income tax (benefit)	(11,210)	(10,205)	(8,190)

Income tax provision	$89,007	$85,967	$68,288

        Current income taxes payable has been reduced by $3.0 million, $2.7 million and $2.5 million for the years ended December 31, 2007, 2006 and 2005, respectively, for tax deductions attributable to stock- based compensation. The related income tax benefits of this stock-based compensation were recorded as amounts charged or credited to invested capital or a reduction in goodwill.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below (in thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2007	2006
Deferred tax assets:
Provision for accrued expenses	$6,976	$3,881
Net operating loss carryforwards	4,118	1,701
Stock-based compensation	7,977	7,257
Other	1,701	2,102

Total deferred tax assets	20,772	14,941
Less valuation allowance	(6,770)	(4,164)

Net deferred tax assets	14,002	10,777

Deferred tax liabilities:
Property and equipment	(4,973)	—
Intangible and other assets	(33,992)	(39,693)
Other	(1,536)	(1,685)

Total deferred tax liabilities	(40,501)	(41,378)

Net deferred tax liability	$(26,499)	$(30,601)

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—INCOME TAXES (Continued)

        Included in "Other non-current assets" in the accompanying combined balance sheets at December 31, 2007 and 2006 is a non-current deferred tax asset of $0.9 million and $2.6 million, respectively. In addition, included in "Other accrued expenses and current liabilities" in the accompanying combined balance sheets at December 31, 2007 and 2006 is a current deferred tax liability of $0.9 million and $0.3 million, respectively.

        A portion of the deferred tax asset for stock-based compensation related to executive officers may not be realized following the spin-off due to the applicability of Section 162(m) of the Internal Revenue Code.

        At December 31, 2007, Ticketmaster had state net operating losses ("NOLs") of approximately $14.0 million. If not utilized, the state NOLs will expire at various times between 2008 and 2024. At December 31, 2007, Ticketmaster had foreign NOLs of approximately $11.6 million available to offset future income. Of these foreign losses, approximately $5.1 million can be carried forward indefinitely, and approximately $5.2 million and $1.3 million will expire within five years and ten years, respectively. Utilization of approximately $4.2 million of foreign NOLs will be subject to annual limitations based on taxable income. During 2007, Ticketmaster did not recognize any significant tax benefits related to NOLs.

        During 2007, Ticketmaster's valuation allowance increased by approximately $2.6 million. This increase was primarily related to foreign net operating losses. At December 31, 2007, Ticketmaster had a valuation allowance of approximately $6.8 million related to the portion of tax operating loss carryforwards and other items for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of the income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Income tax provision at the federal statutory rate of 35%	$89,530	$91,892	$65,610
State income taxes, net of effect of federal tax benefit	6,890	8,434	4,551
Foreign income taxed at a different statutory tax rate	(4,126)	(4,263)	(1,251)
Dividends from foreign subsidiaries	—	27,513	—
Foreign income tax credits utilized	(1,237)	(27,969)	—
(Reduction) increase in tax on unremitted earnings of certain non-U.S. subsidiaries	—	(8,111)	1,430
Other, net	(2,050)	(1,529)	(2,052)

Income tax provision	$89,007	$85,967	$68,288

        In accordance with APB No. 23, no federal and state income taxes have been provided on permanently reinvested earnings of certain foreign subsidiaries aggregating approximately $139.5 million at December 31, 2007. If, in the future, these earnings are repatriated to the U.S., or if Ticketmaster determines such earnings will be repatriated to the U.S. in the foreseeable future, additional tax provisions would be required. Due to complexities in the tax laws and the assumptions that would have to be made, it is not practicable to estimate the amounts of income taxes that would have to be

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—INCOME TAXES (Continued)

provided. In 2006, Ticketmaster asserted that the earnings of certain foreign subsidiaries are permanently reinvested resulting in a benefit of $8.1 million from the release of net deferred tax liabilities established in prior years.

        Ticketmaster adopted the provisions of FIN 48 effective January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of the adoption resulted in an increase of $1.3 million to invested capital. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

Balance at January 1, 2007	$583
Additions based on tax positions related to the current year	3,884
Additions for tax positions of prior years	1,022
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$5,489

        As of January 1, 2007 and December 31, 2007, the unrecognized tax benefits, including interest, were $0.6 million and $6.3 million, respectively. Included in unrecognized tax benefits at December 31, 2007 is approximately $4.6 million for tax positions included in IAC's consolidated tax return filings. Included within "Receivables from IAC and subsidiaries" in the accompanying combined balance sheet at December 31, 2007 is approximately $5.3 million of unrecognized tax benefits and related interest that will remain a liability of IAC after the spin-off. Also included in unrecognized tax benefits at December 31, 2007 is approximately $3.6 million for tax positions which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

        Ticketmaster recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense from continuing operations for the year ended December 31, 2007 is $0.4 million, net of related deferred taxes of $0.2 million, for interest on unrecognized tax benefits. At January 1, 2007 and December 31, 2007 Ticketmaster has accrued $0.1 million and $0.8 million, respectively for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, Ticketmaster is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Ticketmaster are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Ticketmaster from January 17, 2003, the date which Ticketmaster joined the IAC consolidated tax return. The statute of

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—INCOME TAXES (Continued)

limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        Ticketmaster believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $3.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 7—SEGMENT INFORMATION

        Ticketmaster has one operating segment based upon how the chief operating decision maker and executive management view the business, its organizational structure and the type of service provided, which primarily is online and offline ticketing services.

        Ticketmaster's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Ticketmaster believes this measure is useful to investors because it represents its combined operating results taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Ticketmaster's statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

        The following table reconciles Operating Income Before Amortization to operating income and net income in 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income Before Amortization	$255,088	$259,839	$215,068
Non-cash compensation expense	(12,572)	(7,839)	(20,305)
Amortization of intangibles	(26,200)	(27,109)	(28,748)

Operating income	216,316	224,891	166,015
Interest income	33,065	33,982	17,417
Interest expense	(1,003)	(302)	(65)
Equity in income of unconsolidated affiliates	6,301	2,997	3,401
Other income	1,120	982	689
Income tax provision	(89,007)	(85,967)	(68,288)
Minority interest in losses (income) of consolidated subsidiaries	2,559	118	(1,470)

Net income	$169,351	$176,701	$117,699

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7—SEGMENT INFORMATION (Continued)

        Ticketmaster maintains operations in the United States, the United Kingdom, Canada and other international territories. Geographic information about the United States and international territories is presented below:

	Years Ended December 31,
	2007	2006	2005
Revenue
United States	$814,851	$759,339	$675,781
All other countries	425,626	303,333	252,923

	$1,240,477	$1,062,672	$928,704

	December 31,
	2007	2006
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets)
United States	$63,021	$57,389
All other countries	32,101	25,210

	$95,122	$82,599

NOTE 8—EQUITY INVESTMENTS IN UNCONSOLIDATED AFFILIATES

        At December 31, 2007 and 2006 Ticketmaster's equity investments in unconsolidated affiliates totaled $145.2 million and $49.4 million, respectively, and are included in "Long-term investments" in the accompanying combined balance sheets. In accordance with the terms of the spin-off, IAC transferred its equity investment in Front Line, valued at $125.8 million at December 31, 2007 to Ticketmaster. Such transfers totaled approximately $96.6 million and $25.0 million in the years ended December 31, 2007 and 2005, respectively, and are included in "Net transfers from IAC" in the accompanying combined statements of invested equity. Income related to the investment in Front Line, which totaled $2.9 million, $0.7 million and $0.6 million in the years ended December 31, 2007, 2006 and 2005, respectively, is included in 'Total other income, net' in the accompanying combined statements of operations.

        The following is a list of investments accounted for under the equity method, the principal market that the investee operates, and the relevant ownership percentage:

December 31, 2007
Front Line (United States)	45.99%
Beijing Gehua Ticketmaster Ticketing Co., Ltd. (China)	40%
TM Mexico (JV)	33.3%
Evolution Artists, Inc. ("iLike") (United States)	25%

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8—EQUITY INVESTMENTS IN UNCONSOLIDATED AFFILIATES (Continued)

        Summarized aggregated financial information of Ticketmaster's equity investments is as follows (in thousands):

	2007	2006	2005
Current assets	$93,693	$27,037	$44,364
Non-current assets	176,174	8,113	3,495
Current liabilities	45,620	7,774	33,199
Non-current liabilities	13,877	—	503
Net sales	156,789	25,176	22,893
Gross profit	94,166	17,522	15,308
Net income	16,257	8,992	7,424

        Ticketmaster received dividends from TM Mexico of $7.3 million, $1.0 million and $3.5 million during the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE 9—COMMITMENTS

        Ticketmaster leases office space, equipment and services used in connection with its operations under various operating leases, many of which contain escalation clauses. In addition, future minimum lease payments include Ticketmaster's allocable share of an IAC data center lease. These payments commenced January 2008 and are expected to continue subsequent to the spin-off.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2008	$14,830
2009	13,736
2010	11,496
2011	9,959
2012	8,588
Thereafter	23,736

Total	$82,345

        Expenses charged to operations under lease agreements were $20.1 million, $16.0 million and $16.1 million in the years ended December 31, 2007, 2006 and 2005, respectively, and include month-to-month and one-time charges relating to leases that do not require future minimum payments. In addition, rent expense charged to Ticketmaster by IAC, for which no minimum payments are required, totaled $2.4 million, $1.7 million and $1.4 million in the years ended December 31, 2007, 2006 and 2005, respectively. See Note 13 for a further discussion of transactions between Ticketmaster and IAC.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—COMMITMENTS (Continued)

        Ticketmaster also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended or under guarantees of debt, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 year	1-3 years	3-5 years	More Than 5 years
Guarantees, surety bonds and letters of credit	$3,911	$596	$65	$3,250	$—
Purchase obligations	95,056	30,726	35,268	25,687	3,375

Total commercial commitments	$98,967	$31,322	$35,333	$28,937	$3,375

        IAC guaranteed a $3.25 million line of credit granted to one of Ticketmaster's clients in connection with the production of broadway shows in China. According to the terms of the spin-off, the guarantee is expected to be transferred from IAC to Ticketmaster and, accordingly, the guarantee is included in the table above. The surety bonds primarily relate to marketing events and licensing bonds for ticketing services. The purchase obligations primarily arise from sports sponsorship agreements intended to promote Ticketmaster's ticket resale services.

NOTE 10—CONTINGENCIES

        In the ordinary course of business, Ticketmaster is a party to various lawsuits. Ticketmaster establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Ticketmaster, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Ticketmaster, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Ticketmaster. Ticketmaster also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 6 for discussion related to income tax contingencies.

NOTE 11—FINANCIAL INSTRUMENTS

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$568,417	$568,417	$317,577	$317,577
Restricted cash	853	853	—	—
Accounts receivable, net	133,432	133,432	97,623	97,623
Guarantees, surety bonds and letters of credit	N/A	(3,911)	N/A	(3,537)

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 11—FINANCIAL INSTRUMENTS (Continued)

        The carrying amount of cash and cash equivalents reflected in the accompanying combined balance sheets approximates fair value as they are maintained with various high quality financial institutions. The carrying amount of accounts receivable reflected in the accompanying combined balance sheets approximate fair value as they are short-term in nature and are generally settled shortly after the sale.

NOTE 12—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Non-Cash Transactions

        In accordance with the terms of the spin-off, IAC transferred its equity investment in Front Line, valued at $125.8 million at December 31, 2007, to Ticketmaster. Additionally, Ticketmaster transferred its investment in Active.com, valued at $4.0 million at December 31, 2007, to IAC. The net amount of these transfers, which are included in "Net transfers from IAC" in the accompanying combined statements of invested equity, were $96.6 million, $(2.3) million and $25.0 million in the years ended December 31, 2007, 2006 and 2005, respectively.

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid during the period for:
Interest	$822	$302	$65
Income tax payments, including amounts paid to IAC for Ticketmaster's share of IAC's consolidated tax liability	96,247	92,291	71,519
Income tax refunds	(140)	(1,077)	(228)

NOTE 13—RELATED PARTY TRANSACTIONS

        Ticketmaster provided call center support services to Expedia for which they charged amounts totaling $3.0 million, $3.8 million and $0.7 million in the years ended December 31, 2007, 2006 and 2005, respectively. Amounts receivable by Ticketmaster from Expedia related to these services were approximately $0.1 million and $0.3 million at December 31, 2007 and 2006, respectively, and are included in "Accounts Receivable, trade" in the accompanying combined balance sheets. Ticketmaster and Expedia are related parties because they are under common control.

        Ticketmaster's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of Ticketmaster's revenue as a percentage of IAC's total revenue. Allocated costs were $3.5 million, $2.6 million and $2.5 million in the years ended December 31, 2007, 2006 and 2005, respectively, and are included in "General and administrative expense" in the accompanying combined statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had Ticketmaster operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        Ticketmaster occupies office space in buildings in Los Angeles and New York City that are currently owned by IAC. Related rental expense charged to Ticketmaster by IAC totaled $2.4 million, $1.7 million and $1.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

        In accordance with the terms of the spin-off, IAC transferred its equity investment in Front Line to Ticketmaster and Ticketmaster transferred its investment in Active.com to IAC. See Notes 8 and 12 for a further description of these transfers.

        The portion of interest income reflected in the combined statements of operations that is intercompany in nature was $27.8 million, $30.5 million and $15.6 million for the years ended December 31, 2007, 2006 and 2005, respectively. This intercompany interest relates to the receivables from IAC.

        An analysis of Ticketmaster's receivables from IAC and subsidiaries is as follows (in thousands):

	2007	2006
Receivables from IAC and subsidiaries, beginning of year	$539,861	$329,601
Cash transfers (from) to IAC related to its centrally managed U.S. treasury function	(83,052)	185,413
Interest income	27,793	30,539
Employee equity instruments and associated tax withholdings	8,141	6,102
Taxes (excludes tax withholdings associated with employee equity instruments)	8,925	5,500
Allocation of non-cash compensation expense	(10,128)	(7,839)
Administrative expenses and other	(17,430)	(9,455)

Receivables from IAC and subsidiaries, end of year	$474,110	$539,861

Relationship Between IAC and Ticketmaster after the Spin-Off

        For purposes of governing certain of the ongoing relationships between Ticketmaster and IAC at and after the spin-off, and to provide for an orderly transition, Ticketmaster and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

Separation Agreement

        The separation agreement is expected to provide generally that (i) immediately prior to the spin-off, IAC will contribute or otherwise transfer to Ticketmaster all of the subsidiaries and assets comprising the Ticketmaster Businesses, (ii) Ticketmaster will assume all of the liabilities related to the Ticketmaster Businesses, (iii) each party will indemnify the other and its respective affiliates, current and former directors, officers and employees for any losses arising out of any breach of any of the Spin-Off Agreements and (iv) Ticketmaster will indemnify IAC for its failure to assume and perform any assumed liabilities and any liabilities relating to Ticketmaster financial and business information included in the SEC documentation filed with respect to the spin-off as well as such other terms as to which IAC and Ticketmaster mutually agree.

Tax Sharing Agreement

        The tax sharing agreement will govern the respective rights, responsibilities and obligations of IAC and Ticketmaster after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, IAC will pay taxes with respect to Ticketmaster income included on its consolidated, unitary or combined federal or state tax returns, including audit adjustments with respect

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

thereto. Other pre-distribution taxes that are attributable to the Ticketmaster Businesses including taxes reported on separately-filed and all foreign returns and audit adjustments with respect thereto, will be borne solely by Ticketmaster. The tax sharing agreement is expected to contain certain customary restrictive covenants that generally prohibit Ticketmaster (absent a supplemental IRS ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory acceptable to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the spin-off. Ticketmaster is expected to agree to indemnify IAC for any taxes and related losses resulting from its non-compliance with these restrictive covenants, as well as for the breach of certain representations in the Spin-Off Agreements and other documentation relating to the tax-free nature of the spin-off.

Employee Matters Agreement

        The employee matters agreement will generally provide that Ticketmaster will be responsible for, among other obligations, all employment and benefit-related obligations and liabilities related to its employees immediately prior to the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for the Ticketmaster Businesses. This agreement is also expected to provide that assets and liabilities from the IAC Retirement Savings Plan of Ticketmaster employees will be transferred to a newly established Ticketmaster Retirement Savings Plan as soon as practicable following the spin-off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the spin-off, IAC will provide to Ticketmaster on an interim, transitional basis, various services, which are expected to relate primarily to public company and operational matters, and such other services as to which IAC and Ticketmaster mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. Ticketmaster may terminate the agreement with respect to one or more particular services upon prior written notice.

Commercial Agreements

        IAC and Ticketmaster currently, and for the foreseeable future expect to provide certain services to each other pursuant to certain commercial relationships. In connection with the spin-off, IAC and Ticketmaster will enter into a number of commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of Ticketmaster, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-off and all of which are intended to reflect arm's length terms. In addition, IAC and Ticketmaster believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or Ticketmaster.

        Aggregate revenue earned with respect to these commercial agreements by the Ticketmaster Businesses with IAC subsidiaries was $12.2 million, $11.6 million and $11.6 million, respectively, in the years ended December 31, 2007, 2006 and 2005. The Ticketmaster Businesses incurred approximately $1.8 million in the years ended December 31, 2007 and less than $0.1 million in the years ended

TICKETMASTER AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

December 31, 2006 and 2005 in expenses related to these commercial agreements with IAC subsidiaries.

NOTE 14—BENEFIT PLANS

        During the three years ended December 31, 2007, Ticketmaster either participated in a retirement savings plan sponsored by IAC or had a retirement savings plan in the United States that was qualified under Section 401(k) of the Internal Revenue Code. Subsequent to the spin-off, the net assets available for benefits of the employees of Ticketmaster are expected to be transferred from the IAC plan to a newly created Ticketmaster plan. Under the IAC plan, participating employees may contribute up to 16% of their pretax earnings, but not more than statutory limits. Ticketmaster match under the IAC plan is fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for the IAC plan were approximately $2.5 million, $2.1 million and $1.9 million in 2007, 2006, and 2005, respectively. The increase in matching contributions for 2007 and 2006 is primarily related to increased participation in the plan. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Investment options in the plan included IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

        During the three years ended December 31, 2007, Ticketmaster also had or participated in various benefit plans, principally defined contribution plans, for its non-U.S. employees. Ticketmaster's contributions for these plans were approximately $4.1 million, $3.4 million and $2.7 million in 2007, 2006 and 2005, respectively.

NOTE 15—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,	Quarter Ended September 30,	Quarter Ended December 31,
	(In thousands)
Year Ended December 31, 2007
Revenue	$303,577	$293,416	$292,466	$351,018
Gross profit	118,793	109,556	111,280	134,310
Operating income	61,488	45,368	48,036	61,424
Net income	42,925	34,804	40,541	51,081
Year Ended December 31, 2006
Revenue	$240,722	$287,595	$258,497	$275,858
Gross profit	99,790	115,597	100,113	110,020
Operating income	58,143	65,215	45,533	56,000
Net income	39,636	45,761	34,706	56,598

Schedule II

TICKETMASTER AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts	Deductions		Balance at End of Period
	(In thousands)
2007
Allowance for doubtful accounts	$2,798	$496	$126	$(1,074)	(1)	$2,346
Deferred tax valuation allowance	4,164	2,606	—	—		6,770
Other reserves	39					—
2006
Allowance for doubtful accounts	$2,033	$761	$74	$(70)	(1)	$2,798
Deferred tax valuation allowance	5,404	(915)	(325)	—		4,164
Other reserves	39					39
2005
Allowance for doubtful accounts	$1,978	$125	$484	$(554)	(1)	$2,033
Deferred tax valuation allowance	6,513	(1,109)	—	—		5,404
Other reserves	1,062					39

(1)
Write-off of uncollectible accounts receivable.

ANNEX D

TREE.COM, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

        We have audited the accompanying consolidated balance sheets of Tree.com, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule on page D-36. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tree.com, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                                                            /s/ Ernst & Young LLP

Los Angeles, California
May 5, 2008

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue	$346,378	$476,478	$421,355
Cost of revenue (exclusive of depreciation shown separately below)	73,114	73,217	66,342

Gross margin	273,264	403,261	355,013
Selling and marketing expense	187,612	218,910	176,749
General and administrative expense	99,244	119,284	101,975
Product development	14,991	15,168	15,001
Proceeds from a litigation settlement	(15,000)	—	—
Amortization of intangibles	34,469	24,018	35,314
Restructuring expense	22,867	—	—
Depreciation	10,058	11,710	6,720
Goodwill impairment	459,463	—	—

Operating (loss) income	(540,440)	14,171	19,254
Other income (expense):
Interest income	1,171	1,307	195
Interest expense	(986)	(1,556)	(2,195)
Other income (expense)	14	(207)	(35)

Total other income (expense), net	199	(456)	(2,035)

(Loss) earnings before income taxes and minority interest	(540,241)	13,715	17,219
Income tax provision	(10,161)	(5,022)	(11,420)
Minority interest in losses of consolidated subsidiaries	—	—	52

Net (loss) income	$(550,402)	$8,693	$5,851

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and cash equivalents	$45,940	$99,498
Restricted cash and cash equivalents	14,953	15,467
Accounts receivable, net of allowance of $322 and $1,129, respectively	12,433	21,581
Loans held for sale, net	86,754	345,896
Deferred income taxes	6,420	12,406
Prepaid and other current assets	6,011	10,090

Total current assets	172,511	504,938
Property and equipment, net	21,466	30,677
Goodwill	140,892	582,295
Intangible assets, net	108,440	142,781
Other non-current assets	278	354

TOTAL ASSETS	$443,587	$1,261,045

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current maturities of long-term obligations and short-term borrowings	$99,622	$350,072
Accounts payable, trade	3,335	8,989
Deferred revenue	1,435	2,908
Income taxes payable	993	616
Accrued expenses and other current liabilities	83,613	62,890

Total current liabilities	188,998	425,475
Long-term obligations, net of current maturities	—	19,347
Income taxes payable	730	—
Other long-term liabilities	2,529	3,794
Deferred income taxes	36,706	38,976
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Invested capital	751,923	750,331
Payables to IAC and subsidiaries	20,067	29,126
Accumulated deficit	(557,366)	(6,004)

Total shareholders' equity	214,624	773,453

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$443,587	$1,261,045

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Total	Invested Capital	Payables to IAC and Subsidiaries	Accumulated Deficit
	(In thousands)
Balance as of December 31, 2004	$753,674	$751,646	$22,576	$(20,548)
Comprehensive income:
Net income for the year ended December 31, 2005	5,851	—	—	5,851

Comprehensive income	5,851
Net transfers from IAC (principally related to equity awards)	3,127	3,127	—
Net change in payables to IAC and subsidiaries	3,834	—	3,834	—

Balance as of December 31, 2005	766,486	754,773	26,410	(14,697)
Comprehensive income:
Net income for the year ended December 31, 2006	8,693	—	—	8,693

Comprehensive income	8,693
Net transfers to IAC (principally tax adjustments related to equity awards)	(4,442)	(4,442)	—	—
Net change in payables to IAC and subsidiaries	2,716	—	2,716	—

Balance as of December 31, 2006	773,453	750,331	29,126	(6,004)
Comprehensive loss:
Net loss for the year ended December 31, 2007	(550,402)	—	—	(550,402)

Comprehensive loss	(550,402)
Cumulative effect of adoption of EITF 06-2	(960)	—	—	(960)
Net transfers from IAC (principally tax adjustments related to equity awards)	1,592	1,592	—	—
Net change in payables to IAC and subsidiaries	(9,059)	—	(9,059)	—

Balance as of December 31, 2007	$214,624	$751,923	$20,067	$(557,366)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(550,402)	$8,693	$5,851
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Amortization of intangibles	34,469	24,018	35,314
Depreciation	10,058	11,710	6,720
Goodwill impairment	459,463	—	—
Non-cash compensation expense	2,925	2,177	7,385
Non-cash restructuring expense	8,403	—	—
Deferred income taxes	2,764	206	543
Excess tax benefits from stock-based awards	—	—	3,075
Gain on sales of loans held for sale	(147,546)	(221,400)	(179,026)
Provision for loans losses	19,321	6,637	4,649
Bad debt expense	1,925	1,768	560
Non-cash interest expense	903	1,345	1,824
Minority interest in losses of consolidated subsidiaries	—	—	(52)
Changes in current assets and liabilities:
Accounts receivable	9,364	(1,254)	(372)
Origination of loans held for sale	(5,822,599)	(7,841,607)	(7,381,439)
Proceeds from sales of loans held for sale	6,223,363	8,089,128	7,394,209
Prepaid and other current assets	4,110	(4,761)	(3,337)
Accounts payable and other current liabilities	(20,612)	(3,594)	21,207
Income taxes payable	(702)	582	947
Deferred revenue	(1,785)	1,603	(142)
Other, net	(437)	(337)	268

Net cash provided by (used in) operating activities	232,985	74,914	(81,816)

Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,559)	(3,059)	(3,760)
Capital expenditures	(9,421)	(13,251)	(17,827)
Proceeds from sales of marketable securities	—	—	2,416
Other, net	33	(100)	806

Net cash used in investing activities	(10,947)	(16,410)	(18,365)

Cash flows from financing activities:
Borrowing under lines of credit	5,651,803	7,700,842	7,217,327
Repayments of lines of credit	(5,910,849)	(7,724,663)	(7,054,488)
Principal payments on long-term obligations	(11,654)	(11,530)	(1,717)
Transfers (to) from IAC	(7,083)	(3,870)	3,090
Excess tax benefits from stock-based awards	1,673	1,214	—
Decrease (increase) in restricted cash	514	(7,908)	(1,181)

Net cash (used in) provided by financing activities	(275,596)	(45,915)	163,031

Net (decrease) increase in cash and cash equivalents	(53,558)	12,589	62,850
Cash and cash equivalents at beginning of period	99,498	86,909	24,059

Cash and cash equivalents at end of period	$45,940	$99,498	$86,909

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Tree.com, Inc. ("Tree.com") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction herein as the "spin-off". In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, Tree.com will consist of the businesses that formerly comprised IAC's Lending and Real Estate segments. We refer herein to these businesses as the "Tree.com Businesses," which include LendingTree.com, RealEstate.com, GetSmart.com, LendingTree Loans, iNest and Domania.

Basis of Presentation

        The historical consolidated financial statements of Tree.com and its subsidiaries reflect the contribution or other transfer to Tree.com of all of the subsidiaries and assets and the assumption by Tree.com of all of the liabilities relating to the Tree.com Businesses in connection with the spin-off and the allocation to Tree.com of certain IAC corporate expenses relating to the Tree.com Businesses. Accordingly, the historical consolidated financial statements of Tree.com reflect the historical financial position, results of operations and cash flows of the Tree.com Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the Tree.com Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for Tree.com on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of Tree.com's management, the assumptions underlying the historical consolidated financial statements of Tree.com are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of Tree.com would have been had Tree.com been a stand-alone company during the periods presented.

Company Overview

Lending

        Lending consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry. Tree.com also originates, processes, approves and funds various residential real estate loans through Home Loan Center ("HLC"), which does business as LendingTree Loans in certain jurisdictions. The HLC and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as "LendingTree Loans." Additionally, Tree.com provides mortgage settlement services, including title search, appraisals, flood certification and closing transactions, under the name "LendingTree Settlement Services."

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Real Estate

        Real Estate consists of a proprietary full service real estate brokerage that operates in fourteen U.S. markets, www.RealEstate.com, an online network that connects consumers with real estate brokerages around the country, iNest, an online network that matches buyers and builders of new homes, and Domania, an online lead provider for banks, mortgage lenders and real estate professionals.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Lending

        Lending's network revenue principally represents transmit fees and closed-loan fees paid by lenders that received a transmitted loan request or closed a loan for a consumer that originated through one of Lending's websites or affiliates. Transmit fees are recognized at the time qualification forms are transmitted, while closed-loan fees are recognized at the time the lender reports the closed loan to Lending, which may be several months after the qualification form is transmitted.

        LendingTree Loans' revenue is primarily derived from the origination and sale of mortgage loans. Mortgage loans are funded through lines of credit, primarily warehouse lines, and sold to investors typically within thirty days. The gain or loss on the sale of loans to investors is recognized at the date the loans are sold and is based on the difference between the sale proceeds received and the carrying value of the loans, which includes deferred loan origination fees less certain direct origination costs and other processing costs. LendingTree Loans sells its loans on a servicing released basis in which LendingTree Loans gives up the right to service the loan on an ongoing basis, thereby earning an additional premium upon sale. The recognition of gain or loss on the sale of loans is accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140").

Real Estate

        Real Estate earns revenue from subscription and cooperative brokerage fees paid by real estate professionals participating in its real estate networks and from commissions paid by consumers for closing a real estate transaction on their behalf. Subscription fees are recognized over the subscription period. Cooperative brokerage fees are recognized when the transmission of a consumer's information results in the purchase or sale of a home and the transaction is reported closed by the participating real estate professional. Commissions are recognized at the time the real estate transaction is closed.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and money market instruments.

Restricted Cash

        Restricted cash at December 31, 2007 and 2006 primarily includes minimum required balances that LendingTree Loans maintains in connection with its various lines of credit, primarily warehouse lines.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, primarily lending and real estate service providers participating on our networks, net of an allowance for doubtful accounts.

        Accounts receivable outstanding longer than the contractual payment terms are considered past due. Tree.com determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, Tree.com's previous loss history, the specific customer's current ability to pay its obligation to Tree.com and the condition of the general economy and the customer's industry. Tree.com writes off accounts receivable when management deems them uncollectible.

Loans Held for Sale

        LendingTree Loans originates residential loans with the intent to sell them in the secondary market. Loans held for sale consist primarily of residential first and second mortgage loans that are secured by residential real estate throughout the United States. Loans held for sale are carried at the lower of cost or market value determined on an aggregate basis, except for loans that management has deemed to be impaired, in which case the determination is made on an individual basis. The cost basis of loans held for sale includes the capitalized cost associated with the interest rate lock commitments, deferred origination fees and deferred origination costs. The market value of loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities and credit quality. Loans held for sale are pledged as collateral under LendingTree Loans' various lines of credit, which are primarily warehouse lines. LendingTree Loans relies substantially on the secondary mortgage market as all of the loans that are funded are intended to be sold into this market.

        Loan origination fees (income) and costs related to funded loans held for sale (including direct costs of origination as well as payroll and administration costs associated with the origination process) are deferred until the loan is sold. Upon sale of the loan, the origination fees and costs are recognized as a component of the gain on sale of the loan. Origination costs related to unsuccessful loan origination efforts are recorded as operating expenses in the period incurred.

        Interest on mortgage loans held for sale is recorded in income as earned. Interest is only accrued if deemed collectible. Interest is generally deemed uncollectible when a loan is delinquent for three months or more or when a loan has a defect affecting its salability evidencing a lack of collectability of amounts when contractually due. Delinquency is calculated based on the contractual due date of the loan. The amount of loans on nonaccrual status at December 31, 2007 and 2006 was $7.2 million and $1.6 million, respectively.

        LendingTree Loans sells loans it originates to investors on a servicing released basis and without recourse, so that the economic risk of loss or default by the borrower is transferred to the investor. However, LendingTree Loans is required by these investors to make certain representations relating to credit information, loan documentation and collateral. To the extent that LendingTree Loans does not comply with such representations, which may be evidenced by early payment defaults, LendingTree Loans may be required to repurchase loans or indemnify these investors for any loss from borrower defaults. As such, LendingTree Loans records a liability for the estimated obligation related to this exposure based, in part, on historical and projected loss frequency and loss severity and the value of loans previously sold. In connection with a majority of its loan sales agreements, LendingTree Loans is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

also responsible for a minimum number of payments to be made on each loan. In the case of early payment payoffs, which occurs when a borrower prepays a loan prior to the end of the prepayment penalty period, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early loan payoffs is calculated based on historical loss experience by type of loan. As of December 31, 2007 and 2006, the loan loss liability was $13.9 million and $3.8 million, respectively. For the years ended December 31, 2007, 2006 and 2005, LendingTree Loans increased its liability for losses on previously sold loans by approximately $15.5 million, $6.0 million and $4.7 million, respectively, as a reduction in revenue. In 2007, 2006 and 2005, $5.4 million, $5.3 million and $2.7 million was paid or written off against the liability, respectively, thereby reducing the liability. Actual losses are charged to the loss liability when incurred and management evaluates the adequacy of the liability calculations quarterly.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives. Amortization of assets recorded under capital leases is included in depreciation expense.

Asset Category	Depreciation Period
Computer equipment and capitalized software	3 to 5 Years
Leasehold improvements	1 to 10 Years
Furniture and other equipment	7 Years

Goodwill and Indefinite-Lived Intangible Assets

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, Tree.com determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. Tree.com's 2007 annual impairment assessment identified significant impairments as described in Note 4. Tree.com's reporting units are currently operating in dynamic and challenged industry segments. To illustrate the magnitude of potential impairment charges relative to future changes in estimated fair value, had the estimated fair value of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 10% as of October 1, 2007 the aggregate book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $7.0 million at Lending and $8.0 million at Real Estate. Had the estimated fair values of Tree.com's reporting units and their respective indefinite-lived intangible assets been hypothetically lower by 20% as of October 1, 2007, the book value of goodwill and indefinite-lived intangible assets would have exceeded fair value by approximately $21.0 million at Lending and $18.0 million at Real Estate.

Long-Lived Assets and Intangible Assets with Definite Lives

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

Derivative Instruments

        Tree.com is exposed to certain risks in connection with its mortgage banking operations. LendingTree Loans is exposed to interest rate risk for loans it originates until those loans are sold in the secondary market ("loans held for sale"). The fair value of loans held for sale is subject to change primarily due to changes in market interest rates. LendingTree Loans hedges the changes in fair value of certain loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into derivatives for risk management purposes, effective April 1, 2007 it no longer designates these derivative instruments as hedges and thus the relationships no longer qualify for the hedge accounting provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). See Note 10 for a description of Tree.com's derivative financial instruments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

        Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and principally represent offline costs, including television and radio advertising, and online advertising costs, including fees paid to search engines and distribution partners. Advertising expense was $172.6 million, $204.4 million and $161.6 million for the years ended December 31, 2007, 2006 and 2005, respectively. Prepaid advertising totaled $0.6 million and $1.1 million at December 31, 2007 and 2006, respectively, and is included in "Prepaid and other current assets" in the accompanying consolidated balance sheets.

Income Taxes

        Tree.com accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. Tree.com records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        Effective January 1, 2007, Tree.com adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). As a result of the adoption of FIN 48, Tree.com recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Stock-Based Compensation

        Effective January 1, 2006, Tree.com adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. See Note 3 for a further description of the impact of the adoption of SFAS 123R and Staff Accounting Bulletin No. 107 ("SAB 107").

Minority Interest

        Minority interest in 2005 represents minority ownership in LendingTree Settlement Services. Tree.com obtained 100% ownership in September 2005.

Accounting Estimates

        Tree.com's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: reserves for losses associated with loans held for sale and loans that have been previously sold; recoverability of long-lived assets; recovery of goodwill and intangible assets; income taxes payable and deferred income taxes, including related valuation allowances; various other allowances, reserves and accruals; and assumptions related to the determination of stock-based compensation.

Certain Risks and Concentrations

        Tree.com's business is subject to certain risks and concentrations including dependence on third party technology providers, exposure to risks associated with online commerce security and credit card fraud.

        Financial instruments, which potentially subject Tree.com to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with quality financial institutions of high credit and are in excess of Federal Deposit Insurance Corporation ("FDIC") insurance limits.

        Due to the nature of the mortgage lending industry, interest rate increases may significantly impact revenue from services related to originating and processing mortgages and subsequent sales of loans to investors, which are the primary source of income for LendingTree Loans. LendingTree Loans originates mortgage loans on property located throughout the United States. Revenue from loans originated for property located in California made up approximately 8%, 11% and 15% of Tree.com's revenue in 2007, 2006 and 2005, respectively.

        LendingTree Loan's two largest investors (purchasers of the loans originated) represented approximately 28% and 13% of Tree.com's revenue for 2007, 30% and 15% of Tree.com's revenue for 2006, and 35% and 8% of Tree.com's revenue for 2005. LendingTree Loans monitors its relationships with investors and, from time to time, makes adjustments in the amount it sells to any one investor based upon a number of factors, including but not limited to, price, loan review time and funding turnaround, underwriting guidelines and the overall efficiency of its relationship with the investor.

        LendingTree Loans funds loans through various lines of credit, primarily warehouse lines. As of December 31, 2007, 73% of the total balance due on the lines of credit was payable to one lender. The decision regarding how to allocate this balance amongst lenders is based on several factors, including the interest rate and commitment fee.

        Due to the nature of the mortgage lending industry, interest rate increases may negatively impact future revenue from our lending networks as well as revenue from originating and selling loans.

        Further, lenders participating on our lending networks can offer their products directly to consumers through brokers, mass marketing campaigns, or through other traditional methods of credit distribution. These lenders can also offer their products online, either directly to prospective borrowers, through one or more of our online competitors, or both. If a significant number of potential consumers are able to obtain loans from our participating lenders without utilizing our service, our ability to generate revenue may be limited. Because we do not have exclusive relationships with the lenders

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

whose loan products are offered on our online marketplace, consumers may obtain offers and loans from these lenders without using our service.

Recent Accounting Pronouncements

        On June 15, 2006, the Emerging Issues Task Force ratified Issue 06-2, "Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43" ("EITF 06-2"), which requires entities to recognize the expense of employee sabbatical leave in the periods the sabbatical leave vests or accumulates. EITF 06-2 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying EITF 06-2 was recorded as an adjustment to the opening balance of accumulated deficit as of January 1, 2007.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value with the objective of reducing both the complexity in the accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Tree.com adopted SFAS No. 159 effective January 1, 2008 and elected the fair value option on loans funded after December 31, 2007. Therefore there was no cumulative effect related to the adoption of SFAS No. 159.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS No. 157"), which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements and the effect of the measurements on earnings or changes in net assets. Among other things, SFAS No. 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The most significant financial impact of adopting the provisions of SFAS No. 157 is related to the valuing of interest rate lock commitments (related to loans intended to be held for sale). Under SFAS No. 157, the fair value of a closed loan includes the embedded cash flows that are ultimately realized as servicing value or through the sale of a loan on a servicing released basis. The valuation of loan commitments includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan ("expected close rates"). These expected close rates are based on Tree.com's historical data, which is a significant unobservable assumption. Prior accounting requirements precluded the recognition of any day one gains and losses if fair value was not based on observable market data. Rather, these gains and losses were recognized when the interest rate lock commitment expired or when the underlying loan was ultimately sold. The change in valuation methodology under SFAS No. 157 accelerates the recognition of these day one gains and losses. The cumulative effect of adopting the provisions of SFAS No. 157 is required to be reported as an adjustment to beginning retained earnings in the year of adoption. Accordingly, upon adoption of SFAS No. 157 on January 1, 2008, Tree.com recorded a $3.1 million reduction to accumulated deficit.

        In November 2007, the SEC issued Staff Accounting Bulletin No. 109, "Written Loan Commitments Recorded at Fair Value Through Earnings" ("SAB 109"). SAB 109 supersedes Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments"

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

("SAB 105"). It clarifies that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. However, it retains the guidance in SAB 105 that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The guidance is effective on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007.

        The adoption of SFAS No. 157, SFAS No. 159, and SAB 109 generally results in higher fair values of loans held for sale being recorded at loan origination. Prior to adoption certain aspects of the loan value associated with the cash flows related to the servicing of a loan, origination fees and day one gains on derivative transactions would be deferred until the sale of the loan. However, as loans are typically sold within thirty days of origination, Tree.com has determined that adoption of SFAS No. 157, SFAS No. 159 and SAB 109 will not have a material impact on the its consolidated financial position, results of operations or cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. Tree.com is currently assessing the impact of the adoption of SFAS No. 141R on its consolidated financial position, results of operations and cash flows.

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards to Tree.com employees that were granted under various IAC stock and annual incentive plans.

        Effective January 1, 2006, Tree.com adopted SFAS 123R using the modified prospective transition method and has applied the classification provisions of SAB 107 regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies in its adoption of SFAS 123R.

        The adoption of SFAS 123R did not impact the amount of stock-based compensation expense recorded in the accompanying consolidated statements of operations as Tree.com had previously adopted the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

        Prior to the adoption of SFAS 123R, the entire tax benefit from stock-based compensation was reported as a component of operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the consolidated statement of operations are reported as a component of financing cash flows. For the years ended December 31, 2007 and 2006, excess tax benefits from stock-based compensation of $1.7 million and $1.2 million, respectively, are included as a component of financing cash flows. For the year ended December 31, 2005, excess tax benefits from stock-based compensation of $3.1 million is included as a component of operating cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Years ended December 31,
	2007	2006	2005
Cost of revenue	$248	$263	$317
Selling and marketing expense	272	289	333
General and administrative expense	2,403	1,603	6,620
Product development	2	22	115

Non-cash stock-based compensation expense before income taxes	2,925	2,177	7,385
Income tax benefit	(1,228)	(1,169)	(1,219)

Non-cash stock-based compensation expense after income taxes	$1,697	$1,008	$6,166

        The form of awards granted to Tree.com employees principally have been restricted stock units ("RSUs") and performance stock units ("PSUs"). RSUs and PSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each award equal to the fair value of IAC common stock at the date of grant. Each RSU, PSU and restricted stock grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests, and certain grants also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. Tree.com recognizes expense for all RSUs, PSUs and restricted stock for which vesting is considered probable. For RSU and restricted stock grants the accounting charge is measured at the grant date as the fair value of IAC common stock and expensed ratably as non-cash compensation over the vesting term. For PSU grants the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation when the performance targets are considered probable of being achieved.

        The amount of stock-based compensation expense recognized in the consolidated statement of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        As of December 31, 2007, there was approximately $10.2 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards. This cost is expected to be recognized over a weighted-average period of approximately 2.8 years.

        In connection with the acquisition of LendingTree by IAC in 2003, certain members of senior management were granted restricted equity. These management equity awards vest over a period of four and a half years or earlier upon the occurrence of certain prescribed events. When acquiring LendingTree, IAC took a preferred interest in the entity with a face value equal to the acquisition price, which accretes paid-in-kind dividends at a prescribed rate of return. The value of the restricted equity awards is tied to the fair market value of the common stock of Tree.com at the prescribed valuation date. Accordingly, these interests only have value to the extent Tree.com appreciates at a greater rate than the relevant preferred dividend. These interests are subject to a fair value put and call arrangement which becomes exercisable at a number of dates. Upon such exercise, the consideration

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

payable can be denominated in either shares of IAC or cash at IAC's option. This put and call arrangement will be modified prior to the spin-off so that the consideration payable in IAC shares will be replaced with Tree.com shares. The expense associated with these equity awards is initially measured at fair value at the grant date and is amortized ratably as non-cash compensation over the vesting term.

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

        In connection with its annual impairment assessment in 2007, which was prepared in connection with the preparation of its annual financial statements, Tree.com identified and recorded impairment charges related to the goodwill and intangible assets of the Lending segment of $459.5 million and $16.2 million, respectively. The intangible asset impairment charges are included in amortization of intangibles in the accompanying consolidated statement of operations. The write-downs were determined by comparing the fair values of Lending reporting unit's goodwill and intangible assets with the carrying amounts. The fair values were determined using a discontinued cash flow approach.

        The impairments associated with the Lending segment resulted from Tree.com's reassessment of the likely future profitability of Lending in light of the persistent adverse mortgage market conditions and the operational strategies Tree.com has undertaken in response to these market realities. These adverse conditions include, among others, constrained liquidity, lender focus on low margin conforming loans, uncertainty as to the eventuality and timing of the return of higher margin mortgage products, the decline in real estate values and a higher rate of delinquency for existing mortgages. Tree.com has significantly reduced its mortgage origination operations in response to these conditions which will reduce or slow its ability to react to possible improvements in the market. The impairments at the Lending segment occurred during the fourth quarter of 2007 as Tree.com completed an updated assessment of mortgage market conditions and the development and implementation of Lending's responsive operational strategies, and quantified these considerations in Lending's future forecasted results.

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31,
	2007	2006
Goodwill	$140,892	$582,295
Intangible assets with indefinite lives	88,607	104,826
Intangible assets with definite lives, net	19,833	37,955

Total goodwill and intangible assets, net	$249,332	$725,076

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Purchase agreements	$76,117	$(59,212)	$16,905	5.7
Technology	29,100	(28,663)	437	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,928	(6,437)	2,491	4.9

Total	$120,752	$(100,919)	$19,833

        At December 31, 2006, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Purchase agreements	$79,417	$(46,771)	$32,646	5.7
Technology	29,100	(28,138)	962	3.0
Customer lists	6,607	(6,607)	—	2.8
Other	8,827	(4,480)	4,347	4.9

Total	$123,951	$(85,996)	$37,955

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years and thereafter is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$10,883
2009	4,138
2010	2,768
2011	1,218
2012	826

$19,833

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2007 (in thousands):

	Balance as of January 1, 2007	Additions	(Deductions)	Impairment	Balance as of December 31, 2007
Lending	$513,405	$18,914	$(2,090)	$(459,463)	$70,766
Real Estate	68,890	1,367	(131)	—	70,126

Total	$582,295	$20,281	$(2,221)	$(459,463)	$140,892

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Additions principally relate to estimated contingent consideration payable to former shareholders of HLC under the terms of the purchase agreement. Deductions principally relate to the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized, and adjustments to the carrying value of goodwill based upon the finalization of the valuation of goodwill and intangible assets and their related deferred tax impacts.

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2006 (in thousands):

	Balance as of January 1, 2006	Additions	(Deductions)	Balance as of December 31, 2006
Lending	$515,346	$1,329	$(3,270)	$513,405
Real Estate	65,870	3,412	(392)	68,890

Total	$581,216	$4,741	$(3,662)	$582,295

        Additions principally relate to acquisitions. Deductions principally relate to adjustments to the carrying value of goodwill based upon the finalization of the valuation of intangible assets and their related deferred tax impacts and the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in goodwill when the income tax deductions are realized.

NOTE 5—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31,
	2007	2006
Computer equipment and capitalized software	$35,183	$36,175
Leasehold improvements	3,076	6,095
Furniture and other equipment	3,737	5,297
Projects in progress	5,002	7,024

	46,998	54,591
Less: accumulated depreciation and amortization	(25,532)	(23,914)

Total property and equipment, net	$21,466	$30,677

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—ACCRUED EXPENSES AND OTHER CURRRENT LIABILITIES

        Accrued expenses and other current liabilities consists of the following (in thousands):

	December 31,
	2007	2006
Contingent consideration payable related to HLC acquisition	$18,914	$—
Accrued loan loss liability related to loans previously sold	13,886	3,820
Litigation accruals	15,285	12,456
Accrued advertising expense	11,492	11,125
Accrued compensation and benefits	8,407	18,683
Accrued restructuring costs	5,560	—
Derivatives related to loans held for sale and interest rate lock commitments	1,185	2,470
Other accrued expenses	8,884	14,336

Total accrued expenses and other current liabilities	$83,613	$62,890

NOTE 7—INCOME TAXES

        Tree.com is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for Tree.com on a separate return basis. Tree.com's payments to IAC for its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying consolidated statements of cash flows.

        The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax provision:
Federal	$5,533	$2,113	$7,497
State	1,864	2,703	3,380

Current income tax provision	7,397	4,816	10,877

Deferred income tax provision (benefit):
Federal	6,327	1,644	(4,139)
State	(3,563)	(1,438)	4,682

Deferred income tax provision	2,764	206	543

Income tax provision	$10,161	$5,022	$11,420

        Current income taxes payable has been reduced by $1.7 million, $1.2 million and $3.1 million for the years ended December 31, 2007, 2006 and 2005, respectively, for tax deductions attributable to stock-based compensation. The related income tax benefits of this stock-based compensation were recorded as amounts charged or credited to invested capital or a reduction in goodwill.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below (in

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2007	2006
Deferred tax assets:
Provision for accrued expenses	$19,647	$12,365
Net operating loss carryforwards	32,041	13,770
Goodwill	15,290	—
Other	7,303	4,974

Total deferred tax assets	74,281	31,109
Less valuation allowance	(68,830)	(5,835)

Net deferred tax assets	5,451	25,274

Deferred tax liabilities:
Intangible and other assets	(34,581)	(48,689)
Other	(1,156)	(3,155)

Total deferred tax liabilities	(35,737)	(51,844)

Net deferred tax liability	$(30,286)	$(26,570)

        A portion of the deferred tax asset for stock-based compensation, included within "Other," related to executive officers may not be realized following the spin-off due to the applicability of Section 162(m) of the Internal Revenue Code.

        At December 31, 2007, Tree.com had consolidated federal and state net operating losses ("NOLs") of approximately $58.9 million and $16.6 million, respectively. These NOL carryforwards have been fully utilized in the IAC consolidated federal and state return filings and will not be available to Tree.com following the spin-off. In addition, Tree.com had separate company state NOLs of approximately $159.0 million that will expire at various times between 2008 and 2027.

        At December 31, 2007, Tree.com had tax credit carryforwards of approximately $1.9 million. This entire amount is related to federal credits for increasing research activities. These credits have been fully utilized in the IAC consolidated federal tax return and will not be available to Tree.com following the spin-off.

        During 2007, Tree.com's valuation allowance increased by approximately $63.0 million. This increase related to NOLs and other deferred tax assets including accrued expenses and goodwill. At December 31, 2007, Tree.com had a valuation allowance of approximately $68.8 million related to the portion of tax operating loss carryforwards and other deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        A reconciliation of total income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Income tax (benefit) provision at the federal statutory rate of 35%	$(189,420)	$4,800	$6,027
State income taxes, net of effect of federal tax benefit	(1,099)	839	(241)
Change in state effective tax rate	(4)	(17)	2,940
Non-deductible non-cash compensation expense	(125)	(332)	1,444
Impairment of non-deductible goodwill and intangible assets	145,665	—	—
Change in valuation allowance	55,296	—	2,542
Other, net	(152)	(268)	(1,292)

Income tax provision	$10,161	$5,022	$11,420

        Tree.com adopted the provisions of FIN 48 effective January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption had no impact on Tree.com's accumulated deficit. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

Balance at January 1, 2007	$541
Additions based on tax positions related to the current year	1,645
Additions for tax positions of prior years	2,203
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$4,389

        As of January 1, 2007 and December 31, 2007, the unrecognized tax benefits, including interest, were $0.5 million and $5.8 million, respectively. Included in unrecognized tax benefits is approximately $3.7 million for tax positions included in IAC's consolidated tax return filings. Included within "Payables to IAC and subsidiaries" in the accompanying consolidated balance sheet at December 31, 2007 is approximately $5.0 million of unrecognized tax benefits and related interest that will remain a liability of IAC after the spin-off. Also included in unrecognized tax benefits at December 31, 2007 is approximately $2.6 million for tax positions which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

        Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense from continuing operations for the year ended December 31, 2007 is $0.9 million, net of related deferred taxes of $0.5 million, for interest on unrecognized tax benefits. At December 31, 2007, Tree.com has accrued $1.4 million for the payment of interest. There were no material accruals for interest as of January 1, 2007. There are no material accruals for penalties.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        By virtue of previously filed separate company and consolidated tax returns with IAC, Tree.com is routinely under audit by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service ("IRS") is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of LendingTree from August 8, 2003, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state and local jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.6 million within twelve months of the current reporting date due to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 8—SEGMENT INFORMATION

        The overall concept that Tree.com employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market.

        Tree.com's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. Tree.com believes this measure is useful to investors because it represents the consolidated operating results from Tree.com's segments, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

        The following tables reconcile Operating Income Before Amortization to operating income (loss) for Tree.com's operating segments and to net (loss) income in total (in thousands):

	Year ended December 31, 2007
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Goodwill impairment	Operating loss
Lending	$(23,524)	$(1,914)	$(27,683)	$(459,463)	$(512,584)
Real Estate	(20,059)	(1,011)	(6,786)	—	(27,856)

Total	$(43,583)	$(2,925)	$(34,469)	$(459,463)	(540,440)

Other income, net					199

Loss before income taxes					(540,241)
Income tax provision					(10,161)

Net loss					$(550,402)

	Year ended December 31, 2006
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Lending	$61,873	$(1,370)	$(16,412)	$44,091
Real Estate	(21,507)	(807)	(7,606)	(29,920)

Total	$40,366	$(2,177)	$(24,018)	14,171

Other expense, net				(456)

Earnings before income taxes				13,715
Income tax provision				(5,022)

Net income				$8,693

	Year ended December 31, 2005
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Lending	$78,883	$(4,829)	$(23,449)	$50,605
Real Estate	(16,930)	(2,556)	(11,865)	(31,351)

Total	$61,953	$(7,385)	$(35,314)	19,254

Other expense, net				(2,035)

Earnings before income taxes and minority interest				17,219
Income tax provision				(11,420)
Minority interest in losses of consolidated subsidiaries				52

Net income				$5,851

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
Lending	$294,626	$419,657	$363,800
Real Estate	51,752	56,821	57,555

Total	$346,378	$476,478	$421,355

	December 31,
	2007	2006
	(In thousands)
Assets:
Lending(a)	$345,810	$1,127,397
Real Estate(a)	97,777	133,648

Total	$443,587	$1,261,045

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Depreciation, amortization of intangibles and goodwill impairment:
Lending(a)	$496,052	$25,721	$28,989
Real Estate(a)	7,938	10,007	13,045

Total	$503,990	$35,728	$42,034

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Capital expenditures:
Lending and Real Estate(b)	$9,421	$13,251	$17,827

Total	$9,421	$13,251	$17,827

(a)
Assets related to the Real Estate segment only include goodwill and intangible assets, net as it is impracticable to allocate the remaining jointly used assets between the Lending and Real Estate segments. Accordingly, assets related to the Lending segment include goodwill and intangible assets, net and the remaining jointly used assets comprising both the Lending and Real Estate segments. However, depreciation expense, which Tree.com believes is an ongoing cost of doing business and is included in the calculation of both operating income (loss) and Operating Income Before Amortization, is allocated between the Lending and Real Estate segments.

(b)
All capital expenditures related to the Lending and Real Estate segments are included in one segment as it is impracticable to allocate capital expenditures between the Lending and Real Estate segments.

        Tree.com maintains operations solely in the United States.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—SHORT-TERM BORROWINGS AND LONG-TERM OBLIGATIONS

	December 31,
	2007	2006
	(In thousands)
Lines of credit (primarily warehouse lines)	$79,426	$338,472
Installment Note Payable due January 31, 2008	20,000	30,000
Other long-term obligations maturing through 2008	272	1,923

Total gross obligations	99,698	370,395
Total unamortized discount	(76)	(976)

Total long-term obligations and short-term borrowings	99,622	369,419
Less current maturities of long-term obligations and short-term borrowings	(99,622)	(350,072)

Long-term obligations, net of current maturities	$—	$19,347

        At December 31, 2007 and 2006, current maturities of long-term obligations and short-term borrowings consist primarily of the lines of credit and the installment note payable.

        LendingTree Loans has various lines of credit, primarily warehouse lines, that it uses to fund the origination of consumer residential mortgage loans. As of December 31, 2007, LendingTree Loans had committed lines of credit totaling $550 million, of which $500 million expired on January 31, 2008 and $50 million expires on October 31, 2008, and an uncommitted line of credit of $150 million. As of December 31, 2006, LendingTree Loans had committed lines of credit in the aggregate amount of $750 million, which had been scheduled to expire from August 31, 2007 to October 31, 2007, and uncommitted lines of credit aggregating $250 million. Total borrowings under these lines of credit are secured by outstanding mortgage loans held for sale. The interest rate under these lines of credit was 30-day LIBOR plus 75 to 100 basis points, but may have been higher under certain circumstances. Under the terms of the committed lines of credit, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include maintaining (i) minimum levels of tangible net worth, cash on hand with a certain lender and liquid assets, (ii) a maximum ratio of total liabilities to net worth and (iii) positive pre-tax net income on a quarterly basis. During the fourth quarter of 2007, LendingTree Loans was not in compliance with the quarterly positive pre-tax net income covenant set forth in one of its lines of credit. LendingTree Loans received a waiver of this covenant breach on February 8, 2008. The borrowings under all LendingTree Loans' lines of credit are non-recourse to Tree.com. In the case of committed lines, LendingTree Loans pays a facility fee based on the size of the lines. There were $79.4 million and $338.5 million outstanding under these lines of credit as of December 31, 2007 and 2006, respectively. The weighted-average interest rates on outstanding borrowings under these lines of credit at December 31, 2007 and 2006 were 5.53% and 6.35%, respectively. Subsequent to December 31, 2007, the committed line of credit which expired on January 31, 2008 was renewed at a reduced size of $50 million and an increased base rate of LIBOR plus 140 basis points and will expire on the earlier of sixty days prior to the spin-off or January 24, 2009. The renewed committed line of credit can be canceled at the option of the lender without default upon sixty days notice.

        In connection with the acquisition of LendingTree Loans, Tree.com committed to pay a portion of the purchase price payments to former shareholders under an installment note payable in three installments. The final payment of $20.0 million, due January 31, 2008, is recorded net of imputed interest of $0.1 million at December 31, 2007.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—SHORT-TERM BORROWINGS AND LONG-TERM OBLIGATIONS (Continued)

        At December 31, 2007 and 2006, Tree.com leased certain equipment under capital leases with interest rates ranging from approximately 6.8% to 9.5%. Included in other long-term obligations above as of December 31, 2007 are capital lease obligations totaling approximately $0.3 million. Included in other long-term obligations above as of December 31, 2006 are capital lease obligations totaling approximately $1.9 million, net of interest of $0.1 million. Total fixed assets under capital leases at December 31, 2007 and 2006 approximate $4.5 million and $6.5 million, respectively, with accumulated depreciation of approximately $2.7 million and $3.6 million, respectively.

NOTE 10—DERIVATIVE INSTRUMENTS

        Tree.com is exposed to certain interest rate risks in connection with its mortgage banking operations because the fair value of loans held for sale is subject to change primarily due to changes in market interest rates until those loans are sold in the secondary market. LendingTree Loans hedges the changes in fair value of loans held for sale primarily by entering into mortgage forward delivery contracts. Although LendingTree Loans continues to enter into forward delivery contracts for risk management purposes, effective April 1, 2007 it no longer designates these derivatives as hedges for accounting purposes.

        Prior to April 1, 2007, the fair value of loans held for sale was determined using current secondary market prices for loans with similar coupons, maturities and credit quality and the carrying value of the loans held for sale and the related derivative instruments were adjusted for changes in fair value during the time the hedge was deemed to be highly effective. If it was determined that the hedging relationship was no longer highly effective, hedge accounting was discontinued. When hedge accounting was discontinued, the affected loans held for sale were no longer adjusted for changes in fair value. However, the changes in fair value of the forward delivery contracts continued to be recognized in current earnings as a component of revenue. The fair value of the forward delivery contracts is recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. For the year ended December 31, 2007, Tree.com recognized losses of $1.1 million related to the changes in fair value of derivative instruments. For the years ended December 31, 2006 and 2005, Tree.com recognized losses of $0.3 million and $1.4 million, respectively, related to hedge ineffectiveness and gains of $0.1 million and $0.1 million, respectively, related to changes in the fair value of derivative instruments when hedge accounting was discontinued.

        LendingTree Loans enters into commitments with consumers to originate loans at a locked in interest rate (interest rate lock commitments—"IRLCs"). Tree.com reports IRLCs as derivative instruments in accordance with SAB 105 and SFAS No. 133 and determines the fair value of IRLCs using current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated loan funding probability, or fallout factor. The fair value of IRLCs is subject to change primarily due to changes in interest rates and fallout factors. Under LendingTree Loans' risk management policy, LendingTree Loans hedges the changes in fair value of IRLCs primarily by entering into mortgage forward delivery contracts which can reduce the volatility of economic outcomes. Neither the IRLCs nor the related hedging instrument qualify for hedge accounting and both are recorded at fair value with changes in fair value being recorded in current earnings as a component of revenue in the statement of operations. The IRLCs are recorded in "Prepaid and other current assets" and/or "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. The net change in the fair value of these derivative instruments for the years ended December 31, 2007, 2006 and 2005 resulted in losses of $0.8 million,

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—DERIVATIVE INSTRUMENTS (Continued)

gains of $0.2 million and losses of $0.4 million, respectively, which have been recognized in the accompanying consolidated statements of operations. At December 31, 2007, there was $157.8 million of IRLC's notional value outstanding.

NOTE 11—COMMITMENTS

        Tree.com leases office space, equipment and services used in connection with its operations under various operating leases, many of which contain escalation clauses.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2008	$7,168
2009	6,565
2010	3,109
2011	2,655
2012	2,328
Thereafter	5,808

Total	$27,633

        Expenses charged to operations under these agreements were $6.9 million, $6.7 million and $6.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        Tree.com also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended or under surety bonds, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 year	1-3 years	3-5 years	More Than 5 years
Surety bonds and letters of credit	$8,182	$7,477	$705	$—	$—
Purchase obligations	330	330	—	—	—

Total commercial commitments	$8,512	$7,807	$705	$—	$—

        The total commercial commitments above primarily consist of surety bonds relating to guarantees with mortgage brokers. The purchase obligations primarily relate to marketing event contracts in 2008.

NOTE 12—CONTINGENCIES

        On November 24, 2003, IMX, Inc. ("IMX") filed suit against Tree.com alleging infringement of a patent held by IMX and seeking damages related to the alleged infringement. A trial was conducted in January 2006 and a verdict was returned finding infringement by Tree.com and awarding IMX $5.8 million in damages. Tree.com established a reserve of $5.8 million in its 2005 financial statements related to this claim. In January 2007 the court enhanced the damages award and rejected Tree.com's counterclaim. During 2006, Tree.com increased the reserve by $6.3 million to $12.1 million at December 31, 2006. During 2007, the court awarded IMX supplemental damages and pre-judgment and

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—CONTINGENCIES (Continued)

post-judgment interest. During 2007, Tree.com increased the reserve by $0.8 million to $12.8 million at December 31, 2007. Tree.com has appealed this judgment to the U.S. Court of Appeals for the Federal Circuit. Tree.com intends to continue to contest this case through all available means. In connection with the appeal, Tree.com's parent, IAC, executed a guarantee of $13.5 million in lieu of posting a bond. Before IAC completes the spin-off, Tree.com will have to post a bond in a like amount.

        HLC is party to various employment related lawsuits. During 2006, Tree.com established a reserve of $0.4 million for certain of these actions. During 2007, an additional reserve of $2.1 million was recorded. The balance of the related liability was $0.4 million and $2.5 million at December 31, 2006 and 2007, respectively.

        In addition, during 2007 the Company settled a lawsuit (as the plaintiff) and received a payment of $15.0 million, which is reflected as a separate line in the accompanying consolidated statement of operations.

        In the ordinary course of business, Tree.com is a party to various lawsuits. Tree.com establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Tree.com, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Tree.com, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Tree.com. Tree.com also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 7 for discussion related to income tax contingencies.

NOTE 13—FINANCIAL INSTRUMENTS

        The additional disclosure below of the estimated fair value of financial instruments has been determined by Tree.com using available market information and appropriate valuation methodologies

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—FINANCIAL INSTRUMENTS (Continued)

when available. Tree.com's financial instruments include letters of credit and surety bonds. These commitments are in place to facilitate the commercial operations of certain Tree.com subsidiaries.

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$45,940	$45,940	$99,498	$99,498
Restricted cash and cash equivalents	14,953	14,953	15,467	15,467
Accounts receivable, net	12,433	12,433	21,581	21,581
Loans held for sale, net	86,754	89,397	345,896	357,859
Long-term obligations and short-term borrowings	(99,622)	(99,622)	(369,419)	(369,419)
Derivative asset related to loans held for sale and interest rate lock commitments	719	719	3,859	3,859
Derivative liability related to loans held for sale and interest rate lock commitments	(1,185)	(1,185)	(2,470)	(2,470)
Surety bonds and letters of credit	N/A	(8,182)	N/A	(7,489)

        The carrying amounts of cash and cash equivalents reflected in the accompanying consolidated balance sheets approximate fair value as they are redeemable at par upon notice or maintained with various high-quality financial institutions. Restricted cash and cash equivalents are primarily maintained with credit line providers, primarily warehouse lines, for the purpose of maintaining financial covenants. Accounts receivable, net, are short-term in nature and are generally settled shortly after the sale. The market value of loans held for sale, net, was estimated using current secondary market prices for loans with similar coupons, maturities and credit quality, subject to the anticipated loan funding probability, or fallout factor. The fair values of derivative asset and liability contracts were estimated based on the difference between the current value of similar loans and the price at which Tree.com has committed to originate the loans, subject to the expected close rate of the loans, or fallout factor. The carrying amounts for the remaining long-term obligations and short-term borrowings and all other financial instruments approximate their fair value.

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid during the period for:
Interest	$14,888	$19,056	$12,626
Income tax payments including amounts paid to IAC for Tree.com's share of IAC's consolidated tax liability	6,426	3,046	7,258
Income tax refunds	—	(26)	(403)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—RELATED PARTY TRANSACTIONS

        Tree.com has various agreements with Microsoft Corporation ("Microsoft"), which was the beneficial owner of more than 5% of IAC's outstanding common stock during 2006 and 2005. These agreements include partner agreements, licensing agreements and support agreements. Total fees paid related to these agreements in 2006 and 2005 were approximately $21.8 million and $8.5 million, respectively. Amounts payable related to these various agreements at December 31, 2006 were $1.2 million and are included in "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. In the first quarter of 2007, Microsoft publicly disclosed that it was no longer the beneficial owner of 5% or more of IAC's outstanding common stock, and as a result, it is no longer a related party.

        During the period from January 1, 2005 through June 6, 2005, Tree.com paid $6.9 million to the National Broadcasting Company, a subsidiary of GE, related to television advertising. As a result of the sale of IAC's common and preferred interests in VUE on June 7, 2005, GE and its subsidiaries are no longer related parties.

        Tree.com's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These expenses were allocated based on the ratio of Tree.com's revenue as a percentage of IAC's total revenue. Allocated costs were $1.0 million, $1.2 million and $1.1 million in 2007, 2006 and 2005, respectively, and are included in "General and administrative expense" in the accompanying consolidated statements of operations. It is not practicable to determine the amounts of these expenses that would have been incurred had Tree.com operated as an unaffiliated entity. In the opinion of management, the allocation method is reasonable.

        The portion of interest income reflected in the consolidated statements of operations that is intercompany in nature, was $1.0 million and $1.1 million for the years ended December 31, 2007 and 2006, respectively. This intercompany interest arose from the transfer of cash from Tree.com to IAC that occurred in connection with IAC's treasury operations.

        An analysis of Tree.com's payables to IAC and subsidiaries is as follows (in thousands):

	2007	2006
Payables to IAC and subsidiaries, beginning of year	$(29,126)	$(26,410)
Cash transfers related to IAC's centrally managed U.S. treasury function	35,652	34,079
Interest income	1,000	1,062
Employee equity instruments and associated tax withholdings	1,253	894
Taxes (excludes tax withholdings associated with employee equity instruments)	5,158	(3,041)
Allocation of non-cash compensation expense	(3,139)	(3,501)
Administrative expenses and other	(30,865)	(32,209)

Payables to IAC and subsidiaries, end of year	$(20,067)	$(29,126)

Relationship Between IAC and Tree.com after the Spin-Off

        For purposes of governing certain of the ongoing relationships between Tree.com and IAC at and after the spin-off, and to provide for an orderly transition, Tree.com and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—RELATED PARTY TRANSACTIONS (Continued)

Separation Agreement

        The separation agreement is expected to provide generally that (i) immediately prior to the spin-off, IAC will contribute or otherwise transfer to Tree.com all of the subsidiaries and assets comprising the Tree.com Businesses, (ii) Tree.com will assume all of the liabilities related to the Tree.com Businesses, (iii) each party will indemnify the other and its respective affiliates, current and former directors, officers and employees for any losses arising out of any breach of any of the Spin-Off Agreements and (iv) Tree.com will indemnify IAC for its failure to assume and perform any assumed liabilities and any liabilities relating to Tree.com, financial and business information included in the SEC documentation filed with respect to the spin-off, as well as such other terms as to which IAC and Tree.com mutually agree.

Tax Sharing Agreement

        The tax sharing agreement will govern the respective rights, responsibilities and obligations of IAC and Tree.com after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, IAC will pay taxes with respect to Tree.com income included on its consolidated, unitary or combined federal or state tax returns including audit adjustments with respect thereto. Other pre-distribution taxes that are attributable to the Tree.com Businesses, including taxes reported on separately-filed returns and audit adjustments with respect thereto, will be borne solely by Tree.com. The tax sharing agreement is expected to contain certain customary restrictive covenants that generally prohibit Tree.com (absent a supplemental IRS ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory and acceptable to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the spin-off. Tree.com is expected to agree to indemnify IAC for any taxes and related losses resulting from its non-compliance with these restrictive covenants, as well as for the breach of certain representations in the Spin-Off Agreements and other documentation relating to the tax-free nature of the spin-off.

Employee Matters Agreement

        The employee matters agreement will generally provide that Tree.com will be responsible for, among other obligations, all employment and benefit-related obligations and liabilities related to its employees immediately prior to the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for the Tree.com Businesses. This agreement is also expected to provide that assets and liabilities from the IAC Retirement Savings Plan of Tree.com employees will be transferred to a newly established Tree.com Retirement Savings Plan as soon as practicable following the spin-off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the spin-off, IAC will provide to Tree.com on an interim, transitional basis, various services, which are expected to relate primarily to public company and operational matters, and such other services as to which IAC and Tree.com mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. Tree.com may terminate the agreement with respect to one or more particular services upon prior written notice.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—RELATED PARTY TRANSACTIONS (Continued)

Commercial Agreements

        IAC and Tree.com currently, and for the foreseeable future, expect to provide certain services to each other pursuant to certain commercial relationships. In connection with the spin-off, IAC and Tree.com will enter into a number of commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of Tree.com, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-off and all of which are intended to reflect arm's length terms. In addition, IAC and Tree.com believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or Tree.com.

        Aggregate revenue earned with respect to these commercial agreements by the Tree.com Businesses was not material in 2007, 2006 and 2005. The Tree.com Businesses incurred approximately $0.4 million, $1.9 million and $0.9 million in 2007, 2006 and 2005, respectively, in expenses related to these commercial agreements with IAC subsidiaries.

NOTE 16—BENEFIT PLANS

        During the three years ended December 31, 2007, Tree.com either participated in a retirement savings plan sponsored by IAC or had a retirement savings plan in the United States that was qualified under Section 401(k) of the Internal Revenue Code. Subsequent to the spin-off, the net assets available for benefits of the employees of Tree.com are expected to be transferred from the IAC plan to a newly created Tree.com plan. Under the IAC plan, participating employees may contribute up to 16% of their pretax earnings, but not more than statutory limits. Tree.com's match under the IAC plan is fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for all plans were approximately $2.7 million, $3.0 million and $2.3 million in 2007, 2006, and 2005, respectively. The decrease in matching contributions in 2007 is primarily due to the reduction in workforce associated with the current year restructuring. The increase in matching contributions in 2006 is primarily due to increased participation in the plan. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Investment options in the plan include IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

NOTE 17—RESTRUCTURING CHARGES

        Restructuring charges were approximately $22.9 million in 2007. Costs that relate to ongoing operations are not part of restructuring charges.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—RESTRUCTURING CHARGES (Continued)

        The restructuring charges primarily relate to Tree.com's significant reduction in its mortgage origination operations in response to the persistent adverse mortgage market conditions. Restructuring charges by segment and type are as follows:

	For the year ended December 31, 2007
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
	(In thousands)
Lending	$8,973	$5,004	$7,510	$80	$21,567
Real Estate	333	—	493	474	1,300

Total	$9,306	$5,004	$8,003	$554	$22,867

        Restructuring charges and spending against liabilities are as follows:

	For the year ended December 31, 2007
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
	(In thousands)
Balance, beginning of period	$—	$—	$—	$—	$—
Restructuring charges	9,306	5,004	8,003	554	22,867
Payments	(7,242)	(1,633)	—	—	(8,875)
Write-offs	—	514	(8,003)	—	(7,489)

Balance, end of period	$2,064	$3,885	$—	$554	$6,503

        At December 31, 2007, restructuring liabilities of $5.6 million are included in "Accrued expenses and other current liabilities" and $0.9 million are included in "Other long-term liabilities" in the accompanying consolidated balance sheet. Tree.com does not expect to incur significant additional costs related to the 2007 restructuring.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,	Quarter Ended September 30,	Quarter Ended December 31,(a)
	(In thousands)
Year Ended December 31, 2007
Revenue	$109,999	$110,639	$74,953	$50,787
Gross margin	89,503	89,697	56,674	37,390
Operating loss	(8,404)	(11,756)	(11,916)	(508,364)
Net loss	(5,123)	(7,492)	(6,293)	(531,494)
Year Ended December 31, 2006
Revenue	$122,658	$120,747	$120,230	$112,843
Gross margin	104,749	101,910	100,844	95,758
Operating income	922	1,455	5,811	5,983
Net income	386	746	3,240	4,321

(a)
The fourth quarter of 2007 includes an impairment charge of $475.7 million related to the write-down of Lending's goodwill and intangible assets.

Schedule II

TREE.COM AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts	Deductions		Balance at End of Period
	(In thousands)
2007
Allowance for doubtful accounts	$1,129	$1,925		$—	$(2,732)	(2)	$322
Deferred tax valuation allowance	5,835	62,995	(1)	—	—		68,830
2006
Allowance for doubtful accounts	$727	$1,768		$—	$(1,366)	(2)	$1,129
Deferred tax valuation allowance	3,652	2,183	(1)	—	—		5,835
2005
Allowance for doubtful accounts	$594	$560		$—	$(427)	(2)	$727
Deferred tax valuation allowance	735	2,917	(1)	—	—		3,652

(1)
Amount is primarily related to Tree.com net operating losses and other deferred tax assets including accrued expenses and goodwill which impacted the income tax provision.

(2)
Write-off of uncollectible accounts receivable.

QuickLinks

  Exhibit 99.1

SPINCO COMPANY INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
QUESTIONS AND ANSWERS ABOUT THE SPINCOS AND THE SPIN-OFFS
RISK FACTORS
THE SEPARATION
TREATMENT OF OUTSTANDING IAC COMPENSATORY EQUITY-BASED AWARDS
DIVIDEND POLICY
TRANSFERS TO IAC AND FINANCING
CERTAIN INFORMATION WITH RESPECT TO HSNi
BUSINESS OF HSNi
RISK FACTORS RELATING TO THE BUSINESS OF HSNi FOLLOWING THE SPIN-OFFS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
HSN, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
HSN, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DECEMBER 31, 2007
HSN, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2007
HSN, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (In thousands)
HSN, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued) (In thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HSNi
MANAGEMENT'S OVERVIEW
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
HSNi'S PRINCIPLES OF FINANCIAL REPORTING
RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
HSNi Security Ownership of Certain Beneficial Owners and Management
CERTAIN INFORMATION WITH RESPECT TO ILG
BUSINESS OF ILG
RISK FACTORS RELATING TO THE BUSINESS OF ILG FOLLOWING THE SPIN-OFFS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DECEMBER 31, 2007
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2007
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (In thousands)
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued) (In thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ILG
MANAGEMENT OVERVIEW
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
ILG'S PRINCIPLES OF FINANCIAL REPORTING
RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
ILG Security Ownership of Certain Beneficial Owners and Management
CERTAIN INFORMATION WITH RESPECT TO TICKETMASTER
BUSINESS OF TICKETMASTER
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
TICKETMASTER AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
TICKETMASTER AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DECEMBER 31, 2007
TICKETMASTER AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2007
TICKETMASTER AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (In thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TICKETMASTER
MANAGEMENT OVERVIEW
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
TICKETMASTER'S PRINCIPLES OF FINANCIAL REPORTING
RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Management of Ticketmaster
TICKETMASTER SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN INFORMATION WITH RESPECT TO TREE.COM
BUSINESS OF TREE.COM
RISK FACTORS RELATING TO THE BUSINESS OF TREE.COM FOLLOWING THE SPIN-OFFS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DECEMBER 31, 2007
TREE.COM, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2007
TREE.COM, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (In thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TREE.COM
MANAGEMENT OVERVIEW
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
TREE.COM'S PRINCIPLES OF FINANCIAL REPORTING
RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Management of Tree.com
Tree.com Security Ownership of Certain Beneficial Owners and Management
DESCRIPTION OF CAPITAL STOCK OF THE SPINCOS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SPINCO STOCK AND ANNUAL INCENTIVE PLANS
WHERE YOU CAN FIND MORE INFORMATION
  ANNEX A
HSN, INC. AND SUBSIDIARIES COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
HSN, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF OPERATIONS
HSN, INC. AND SUBSIDIARIES COMBINED BALANCE SHEETS
HSN, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF INVESTED EQUITY
HSN, INC. AND SUBSIDIARIES COMBINED STATEMENTS OF CASH FLOWS
HSN, INC. AND SUBSIDIARIES NOTES TO COMBINED FINANCIAL STATEMENTS
  Schedule II
HSN, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
  ANNEX B

Report of Independent Registered Public Accounting Firm
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Schedule II
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
  ANNEX C
TICKETMASTER AND SUBSIDIARIES COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
TICKETMASTER AND SUBSIDIARIES COMBINED STATEMENTS OF OPERATIONS
TICKETMASTER AND SUBSIDIARIES COMBINED BALANCE SHEETS
TICKETMASTER AND SUBSIDIARIES COMBINED STATEMENTS OF INVESTED EQUITY
TICKETMASTER AND SUBSIDIARIES COMBINED STATEMENTS OF CASH FLOWS
TICKETMASTER AND SUBSIDIARIES NOTES TO COMBINED FINANCIAL STATEMENTS
  Schedule II
TICKETMASTER AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
  ANNEX D
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
TREE.COM, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
TREE.COM, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Schedule II
TREE.COM AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS